     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 1997

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                               ----------------

                       TCI SATELLITE ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                     4841                      84-1299995
   (STATE OR OTHER           (PRIMARY STANDARD             (I.R.S. EMPLOYER
   JURISDICTION OF               INDUSTRIAL              IDENTIFICATION NO.)
   INCORPORATION OR         CLASSIFICATION CODE
    ORGANIZATION)                 NUMBER)

                         8085 SOUTH CHESTER, SUITE 300
                           ENGLEWOOD, COLORADO 80112
                                 (303) 712-4600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 GARY S. HOWARD
                       TCI SATELLITE ENTERTAINMENT, INC.
                         8085 SOUTH CHESTER, SUITE 300
                           ENGLEWOOD, COLORADO 80112
                                 (303) 712-4600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                    COPY TO:
                               MARC A. LEAF, ESQ.
                             BAKER & BOTTS, L.L.P.
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 705-5000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       PROPOSED
                                         PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE        TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED         REGISTERED     PER UNIT      PRICE(1)      FEE(1)
------------------------------------------------------------------------------
10 7/8% Senior Subordi-
 nated Notes due 2007... $200,000,000      100%      $200,000,000   $60,606
------------------------------------------------------------------------------
12 1/4% Senior Subordi-
 nated Discount Notes
 due 2007............... $154,514,500      100%      $154,514,500   $46,823

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value of the securities as of April 9, 1997.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       TCI SATELLITE ENTERTAINMENT, INC.

                             CROSS-REFERENCE SHEET

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

             S-4 ITEM NUMBER AND CAPTION              LOCATION IN PROSPECTUS
             ---------------------------              ----------------------
  1. Forepart of the Registration Statement and
      Cross-Reference Sheet; Outside Front
      Cover Page of Prospectus.................   Front Cover Page of
                                                   Registration Statement; Cross-
                                                   Reference Sheet; Outside Front
                                                   Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Pages
      of Prospectus............................   Inside Front Cover Page of
                                                   Prospectus; Outside Back Cover
                                                   Page of Prospectus
  3. Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information............   Prospectus Summary; Risk
                                                   Factors; Selected Financial
                                                   Data
  4. Terms of the Transaction..................   Prospectus Summary; Risk
                                                   Factors; The Exchange Offer;
                                                   Certain Federal Income Tax
                                                   Considerations; Description of
                                                   the Exchange Notes
  5. Pro Forma Financial Information...........   Prospectus Summary; Selected
                                                   Financial Data
  6. Material Contracts with the Company Being
      Acquired.................................   *
  7. Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters.......................   Plan of Distribution
  8. Interests of Named Experts and Counsel....   Validity of Exchange Notes;
                                                   Experts
  9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..............................   *
 10. Information with Respect to S-3
      Registrants..............................   *
 11. Incorporation of Certain Information by
      Reference................................   *
 12. Information with Respect to S-2 or S-3
      Registrants..............................   *
 13. Incorporation of Certain Information by
      Reference................................   *
 14. Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants........   Prospectus Summary; Risk
                                                   Factors; The Exchange Offer;
                                                   Use of Proceeds;
                                                   Capitalization; Selected
                                                   Financial Data; Management's
                                                   Discussion and Analysis of
                                                   Financial Condition and
                                                   Results of Operations;
                                                   Business; Management; Security
                                                   Ownership of Certain
                                                   Beneficial Owners and
                                                   Management; Certain
                                                   Relationships and Related
                                                   Transactions; Description of
                                                   Certain Indebtedness;
                                                   Description of the Exchange
                                                   Notes

             S-4 ITEM NUMBER AND CAPTION              LOCATION IN PROSPECTUS
             ---------------------------              ----------------------

 15. Information with Respect to S-3
      Companies................................  *
 16. Information with Respect to S-2 or S-3
      Companies................................  *
 17. Information with Respect to Companies
      Other Than S-3 or S-2 Companies..........  *
 18. Information if Proxies, Consents or
      Authorizations are to be Solicited.......  *
 19. Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer.....................  Management; Security Ownership
                                                 of Certain Beneficial Owners
                                                 and Management; Certain
                                                 Relationships and Related
                                                 Transactions

--------
* Item is omitted because response is negative or item is inapplicable.

                  SUBJECT TO COMPLETION, DATED APRIL  , 1997
PROSPECTUS

                                     LOGO
                      ---------------------------------
                      TCI SATELLITE ENTERTAINMENT, INC.

 OFFER TO EXCHANGE (I) $1,000 PRINCIPAL AMOUNT OF 10 7/8% SENIOR SUBORDINATED
  NOTES DUE  2007 FOR  EACH $1,000  PRINCIPAL AMOUNT  OF ITS  OUTSTANDING 10
   7/8%  SENIOR  SUBORDINATED NOTES  DUE 2007,  AND  (II) $1,000  PRINCIPAL
     AMOUNT AT MATURITY OF 12 1/4% SENIOR SUBORDINATED DISCOUNT NOTES  DUE
      2007  FOR  EACH  $1,000  PRINCIPAL   AMOUNT  AT  MATURITY  OF  ITS
       OUTSTANDING 12 1/4% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2007


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON    , 1997,
                               UNLESS EXTENDED.

  TCI Satellite Entertainment, Inc., a Delaware corporation (the "Company" or "TSAT"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), (i) to exchange up to an aggregate principal amount of $200,000,000 of its 10 7/8% Senior Subordinated Notes due February 15, 2007 (the "Senior Subordinated Exchange Notes") for an equal principal amount of its outstanding 10 7/8% Senior Subordinated Notes due February 15, 2007 (the "Senior Subordinated Notes"), in integral multiples of $1,000, and (ii) to exchange up to an aggregate principal amount at maturity of $275,000,000 of its 12 1/4% Senior Subordinated Discount Notes due February 15, 2007 (the "Senior Subordinated Discount Exchange Notes," and, together with the Senior Subordinated Exchange Notes, the "Exchange Notes") for an equal principal amount at maturity of its outstanding 12 1/4% Senior Subordinated Discount Notes due February 15, 2007 (the "Senior Subordinated Discount Notes," and, together with the Senior Subordinated Notes, the "Notes"), in integral multiples of $1,000. The Exchange Notes will be unsecured obligations of the Company and will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness (as defined) of the Company. As of March 31, 1997, the Company had approximately $32,614,000 of Senior Indebtedness outstanding. The forms and terms of the Exchange Notes (including principal amount, interest rate, maturity and redemption rights) are substantially identical to those of the Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the offering and sale of the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act") and, therefore, shall not bear any legends restricting the transfer thereof, and
(ii) holders of Exchange Notes will not be entitled to certain rights of holders under Registration Rights Agreements of the Company dated as of February 20, 1997 (the "Registration Rights Agreements"). The Notes have been issued under Indentures dated as of February 20, 1997 (each, an "Indenture," and, together, the "Indentures"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Exchange Notes shall be entitled to substantially the identical benefits of the Indentures (other than such changes as are necessary to comply with any requirements of the SEC to effect or maintain the qualification of each Indenture under the Trust Indenture Act of 1939 ("TIA")), which have been qualified under the TIA. See "Description of the Exchange Notes." The Company will receive no proceeds from this Exchange Offer; however, pursuant to the Registration Rights Agreements, the Company will bear certain expenses of this Exchange Offer.

                                --------------

  SEE "RISK FACTORS," COMMENCING ON PAGE 24, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES IN THIS EXCHANGE OFFER.

                                --------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIESAND   EXCHANGE   COMMISSION   OR  ANY   STATE   SECURITIES
       COMMISSION   PASSEDUPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                                --------------

                  THE DATE OF THIS PROSPECTUS IS      , 1997.

  The Company will accept for exchange any and all validly tendered Notes on
or prior to 5:00 p.m., New York City time, on       , 1997, unless extended
(the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. The Bank of New York will act as exchange agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

  The Notes were sold by the Company (the "Notes Offering") on February 20, 1997, in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Notes were subsequently placed with qualified institutional buyers, as defined in Rule 144A under the Securities Act, and institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, in reliance upon Rule 144A under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreements. See "The Exchange Offer."

  Cash interest on the Senior Subordinated Exchange Notes will accrue at a rate of 10 7/8% per annum from February 20, 1997, and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 1997. The Senior Subordinated Discount Notes, which, upon their tender by the holders thereof, will be exchanged for an equal principal amount at maturity of Senior Subordinated Discount Exchange Notes pursuant to the Exchange Offer, were issued at a discount to their aggregate principal amount at maturity, with a yield to maturity calculated from the issuance date of 12 1/4% (computed on a semi-annual bond equivalent basis). Cash interest does not accrue and is not payable on the Senior Subordinated Discount Notes--and accordingly, will not accrue or be payable on the Senior Subordinated Discount Exchange Notes exchanged for Senior Subordinated Discount Notes--prior to February 15, 2002. Thereafter, cash interest on the Senior Subordinated Discount Exchange Notes will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 2002; provided, however, that at any time prior to February 15, 2002, the Company may make a Cash Interest Election (as defined) on any interest payment date to commence the accrual of cash interest from and after the Cash Interest Election Date (as defined), in which case the principal amount at maturity of each Senior Subordinated Discount Exchange Note will on such interest payment date be reduced to the Accreted Value (as defined) of such Senior Subordinated Discount Exchange Note as of such interest payment date, and cash interest (accruing at a rate of 12 1/4% per annum from the Cash Interest Election Date) will be payable with respect to such Senior Subordinated Discount Exchange Note on each interest payment date thereafter.

  The Exchange Notes and the Notes will be redeemable at the Company's option, in whole or in part, at any time on or after February 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date. In addition, prior to February 15, 2000, the Company, other than in any circumstance resulting in a Change of Control (as defined), may redeem Senior Subordinated Exchange Notes and Senior Subordinated Notes in an aggregate principal amount of up to 35% of the aggregate principal amount of the Senior Subordinated Notes originally issued at a redemption price equal to 110.875% of the principal amount so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date, and the Company may redeem Senior Subordinated Discount Exchange Notes and Senior Subordinated Discount Notes in an aggregate principal amount of up to 35% of the aggregate principal amount at maturity of the Senior Subordinated Discount Notes originally issued at a redemption price equal to 112.250% of the Accreted Value at the redemption date of the Senior Subordinated Discount Exchange Notes and the Senior Subordinated Notes so redeemed (or, if a Cash Interest Election has been made, 112.250% of the principal amount at maturity so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date), in each case with the net cash proceeds of (i) one or more Public Equity Offerings (as defined) of common equity of the Company or (ii) a sale or series of related sales of Qualified Equity Interests (as defined) of the Company to Strategic Equity

Investors (as defined), in any such case resulting in gross cash proceeds to the Company of at least $100.0 million in the aggregate, in each case subject to certain applicable provisions of the Indentures.

  Upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all outstanding Exchange Notes and Notes at a purchase price in cash equal to (i) with respect to the Senior Subordinated Exchange Notes and the Senior Subordinated Notes, 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase and (ii) with respect to the Senior Subordinated Discount Exchange Notes and the Senior Subordinated Discount Notes, 101% of the Accreted Value on the date of purchase (unless the date of purchase is on or after the earlier to occur of February 15, 2002 and the Cash Interest Election Date, in which case such purchase price shall be equal to 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase). In addition, the Company will, under certain circumstances, be required to make an offer to purchase Exchange Notes and Notes with the net cash proceeds of certain asset sales or other dispositions. See "Description of the Exchange Notes."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Notes in the Exchange Offer must represent to the Company that such conditions have been met.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will use its commercially reasonably best efforts to make this Prospectus, as so amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. As a result, the Company cannot determine whether an active public market will develop for the Exchange Notes. The Company has common stock listed on the Nasdaq National Market tier of the Nasdaq Stock Market (the "Nasdaq National Market") under the symbols "TSAT A" and "TSAT B."

  ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT THAT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND THE COMPANY WILL HAVE NO FURTHER OBLIGATION TO SUCH HOLDERS TO PROVIDE FOR THE REGISTRATION UNDER THE SECURITIES ACT OF THE NOTES HELD BY THEM. SEE "The Exchange Offer--Consequences of Failure to Exchange."

  The Company expects that the Exchange Notes issued pursuant to this Exchange Offer generally will be issued in the form of Global Exchange Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Notes representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants.

Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for Exchange Notes in certificated form. After the initial issuance of the Global Exchange Notes, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Notes on the terms set forth in the Indentures. See "Description of the Exchange Notes--Form, Denomination and Book-Entry Procedures."

                               ----------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  Until         1997 (90 days after commencement of this Exchange Offer), all dealers effecting transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus.

                          FORWARD LOOKING STATEMENTS

  Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; the continued strength of the multichannel video programming distribution industry and the satellite services industry and the growth of the market for satellite delivered television programming; uncertainties inherent in proposed business strategies, new product launches and development plans, including uncertainties regarding the Company's proposed "Cable Plus Strategy" described in this Prospectus; future financial performance, including availability, terms and deployment of capital; the ability of vendors to deliver required equipment, software and services; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission (the "FCC"), and adverse outcomes from regulatory proceedings; changes in the nature of key strategic relationships with partners and joint venturers; competitor responses to the Company's products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; possible interference by satellites in adjacent orbital positions with the satellite currently being used for the Company's existing medium power satellite television business; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements (and such risks, uncertainties and other factors) speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the SEC. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York,
New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail at prescribed rates by writing to the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site on the Internet that contains reports and other information regarding registrants (including the Company) that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov. In addition, materials filed by the Company should be available for inspection at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the SEC a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company or the Exchange Notes offered hereby, reference is made to the Registration Statement, including any amendments, schedules and exhibits filed as a part thereof, which is available for public inspection as indicated above. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  So long as the Company is subject to the periodic reporting requirements of the Exchange Act, the Company is required to furnish the information required to be filed with the SEC to the Trustee and the holders of the Notes and the Exchange Notes. The Company has agreed that, even if it is entitled under the Exchange Act not to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes and Exchange Notes as if it were subject to such periodic reporting requirements.

  In addition, the Company has agreed that, for so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for the Exchange Notes or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement filed by the Company.

  THIS PROSPECTUS REFERS TO DOCUMENTS WHICH ARE NOT PRESENTED IN FULL HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM TIME TO TIME FROM TCI SATELLITE ENTERTAINMENT, INC., 8085 SOUTH CHESTER, SUITE 300, ENGLEWOOD, COLORADO 80112, TELEPHONE NUMBER (303) 712-4600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the financial statements and the notes thereto, appearing elsewhere in this Prospectus. Prior to December 4, 1996 (the "Distribution Date"), the Company was a wholly owned subsidiary of Tele-Communications, Inc. ("TCI"). Unless the context otherwise requires, references in this Prospectus to "the Company" refer to (i) certain businesses of TCI Communications, Inc. ("TCIC"), a subsidiary of TCI, constituting TCI's collective interests ("TCI SATCO") in the Digital Satellite Business before the Distribution Date and (ii) the Company and its consolidated subsidiaries on and after the Distribution Date. As used herein, "Digital Satellite Business" means the business of distributing multichannel programming services directly to consumers in the United States via digital medium power or high power satellite, including the rental and sale of customer premises equipment relating thereto. Additionally, references in this Prospectus to "TCI" and "TCIC" are to TCI and TCIC, respectively, and each of their respective consolidated subsidiaries unless the context indicates otherwise. References to TCI prior to August 4, 1994, refer to TCI's predecessor. References in this Prospectus to "Authorized Units" refer to the number of active authorized satellite receivers, more than one of which may be installed in a subscribing household. For definitions of certain terms used in the satellite industry and this Prospectus, see "Glossary of Terms." Holders of Notes, before tendering their Notes in the Exchange Offer, should carefully consider the matters described under the heading "Risk Factors."

                                  THE COMPANY

  The Company is a leading provider of digital satellite-based entertainment programming in the United States. The Company distributes the PRIMESTAR(R) programming service ("PRIMESTAR(R)"), a medium power digital satellite service, under the brand names "PRIMESTAR By TCI" and "PRIMESTAR By TSAT" and owns an aggregate 20.86% partnership interest in PRIMESTAR Partners L.P. ("PRIMESTAR Partners" or the "Partnership"), which owns and operates the PRIMESTAR(R) service. As of December 31, 1996, the Company was the largest distributor of PRIMESTAR(R), with an installed base of approximately 805,000 Authorized Units, which represented approximately 45% of PRIMESTAR Partners' estimated 1.8 million Authorized Units as of such date.

  PRIMESTAR(R). PRIMESTAR Partners was formed by direct or indirect subsidiaries of TCI and several other large cable operators, and G.E. Americom Services, Inc. ("GEAS"), an indirect subsidiary of General Electric Company ("G.E."), in 1990. In 1994, PRIMESTAR Partners was among the first satellite television providers to use digital transmission and compression technology to offer superior delivery of picture and sound. Today, PRIMESTAR Partners provides 95 channels of entertainment programming throughout the continental U.S., via medium power satellite, to home satellite dishes ("dishes" or "HSDs") of approximately 36 inches in diameter. In April 1997, using the additional capacity of the GE-2 satellite (described below), PRIMESTAR Partners will increase its offerings to approximately 150 channels of programming while reducing its dish size to approximately 27 to 29 inches for subscribers in the majority of the U.S.

  The PRIMESTAR(R) service is distributed through distributors ("Distributors"), all of which are currently affiliated with the Partnership's partners other than GEAS. The Distributors operate in non-exclusive territories assigned by PRIMESTAR Partners, which territories generally comprise areas in and around localities in which affiliates of such Distributors (or, in the case of the Company, affiliates of TCI) have cable television franchises. The Company's territories cover approximately 45% of the geographic area of the United States. PRIMESTAR Partners performs certain administrative functions for Distributors, including program acquisition, national marketing, transponder leasing and certain technical functions, and passes along the costs relating thereto to the Distributors. See "Business--PRIMESTAR By TSAT--The PRIMESTAR(R) Service."

  Through March 9, 1997, the PRIMESTAR(R) service was broadcast from Satcom K-2 ("K-2"), a medium power satellite that was nearing the end of its normal operational life. Since March 10, 1997, the PRIMESTAR(R) service has been broadcast from GE-2 ("GE-2"), a medium power satellite that was launched into the 85(degrees) West Longitude ("W.L.") orbital position on January 30, 1997. The additional transponders on GE-2 provide the PRIMESTAR(R) service with the capacity to increase the number of channels of programming to approximately 150, as compared to 95 under K-2. Each of K-2 and GE-2 is owned by GE American Communications, Inc. ("GE Americom"), which is a subsidiary of G.E. and the parent company of GEAS.

  The International Bureau of the FCC (the "International Bureau") has granted EchoStar Satellite Corporation, a subsidiary of EchoStar Communications Corp. (together with its consolidated subsidiaries, "EchoStar"), a competitor of the Company, a conditional authorization to construct, launch and operate a Ku-band domestic fixed satellite into the orbital position at 83(degrees) W.L., immediately adjacent to that occupied by GE-2, the satellite now used to provide the PRIMESTAR(R) service. Contrary to previous FCC policy, EchoStar was authorized to operate at a power level of 130 watts. If EchoStar were to launch its high power satellite authorized to 83(degrees) W.L. and commence operations at that location at a power level of 130 watts, it would likely cause harmful interference to the reception of the PRIMESTAR(R) signal by subscribers to such service. See "Risk Factors--Potential Interference with Satellite Signal," "Risk Factors--Competitive Nature of Industry" and "Business--Competition."

  Subsequently, GE Americom and PRIMESTAR Partners separately requested reconsideration of the International Bureau's authorization for EchoStar to operate at 83(degrees) W.L. These requests were opposed by EchoStar and others. These reconsideration requests are pending at the International Bureau. In addition, GE Americom and PRIMESTAR Partners have attempted to resolve potential coordination problems directly with EchoStar. It is uncertain whether any coordination between PRIMESTAR Partners and EchoStar will remove such interference. There can be no assurance that the International Bureau will change slot assignments, or power levels, in a fashion that eliminates the potential for harmful interference.

  Tempo. Through its wholly owned subsidiary, Tempo Satellite, Inc. ("Tempo"), the Company holds a construction permit issued by the FCC, authorizing construction of a high power direct broadcast satellite ("DBS") system consisting of two or more satellites delivering DBS service in 11 frequencies at the 119(degrees) West Longitude ("W.L.") orbital position and 11 frequencies at the 166(degrees) W.L. orbital position (the "FCC Permit"). The 119(degrees) W.L. orbital position is one of three such orbital positions available for DBS service to the U.S. that have a view of the entire continental U.S. Tempo is also a party to a satellite construction agreement (the "Satellite Construction Agreement") with Space Systems/Loral, Inc. ("Loral") dated as of February 22, 1990, pursuant to which Tempo has arranged for the construction of two high power direct broadcast satellites (each, a "Company Satellite" and together, the "Company Satellites"). On March 8, 1997, one of the Company Satellites ("Tempo DBS-1"), was launched into the Company's high power orbital position at 119(degrees) W.L. Construction of the other Company Satellite ("Satellite No. 2") is substantially complete.

  Tempo DBS-1 is currently undergoing in-orbit acceptance testing. Assuming successful in-orbit testing, Tempo DBS-1 is expected to begin commercial operations in the second half of 1997. Operating in "paired transponder mode," at current levels of digital compression, Tempo DBS-1 would be able to deliver 70 to 85 channels of digital, video and music programming, depending on the mix of programming content, to a dish of less than 14 inches in diameter. If statistical multiplexing or other advances in digital compression technology currently under development by third parties become commercially available in the future, Tempo DBS-1 would be able to deliver up to 150 channels of programming. As part of its high power strategy, the Company intends to operate Tempo DBS-1, either directly or through PRIMESTAR Partners, as a complementary service to basic cable and other channel-constrained analog services, providing DBS services on a wholesale basis to those system operators wishing to avoid the high cost of digital plant upgrades (the "Cable Plus Strategy"), or, subject to future advances in compression technology, as a stand-alone DBS service. The Company believes that, if successfully implemented, the Cable Plus Strategy will provide it with a competitive advantage by offering such cable customers the expanded channel selection and higher signal quality provided by a digital service, together with the local broadcast channels currently provided by their cable operator, which are unavailable to most DBS subscribers today. In addition to the Cable Plus Strategy, the Company intends to market its high power DBS services directly to consumers. See "Risk Factors--Risks Regarding Deployment of High Power Satellites--Uncertainty Regarding Alternative Strategies." Pursuant to an option agreement between Tempo and PRIMESTAR Partners (the "Tempo Option Agreement"), the Company has agreed to sell or lease 100% of the capacity of Tempo DBS-1 to PRIMESTAR Partners. See "Business--High Power Satellites."

  The Company has had discussions regarding the possible sale of Satellite No. 2, but has not reached agreement regarding any such transaction. Any such transaction would be subject to the successful operation of Tempo DBS-1 (for which Satellite No. 2 currently serves as ground spare), the prior approval of PRIMESTAR Partners and prior regulatory approvals and other conditions. Pursuant to the Tempo Option Agreement, any net cash proceeds received by the Company from the sale of Satellite No. 2 would be paid to PRIMESTAR Partners to satisfy certain advances by PRIMESTAR Partners to the Company to fund construction of the Company Satellites. There can be no assurance that the Company will be able to sell Satellite No. 2 on terms acceptable to the Company. See "Risk Factors--Risks Regarding Deployment of High Power Satellites--Uncertainty Regarding Alternative Strategies."

  The Company and other partners in the Partnership are currently discussing the possibility of a transaction that would consolidate the business of PRIMESTAR Partners and the PRIMESTAR(R) distribution business of each of its authorized Distributors into the Company. As currently contemplated, any such transaction would not be intended to constitute a "Change of Control" as defined in the Indentures. See "Description of the Exchange Notes--Certain Definitions." Any such transaction would be subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation, consents from third parties and regulatory requirements. No agreement has yet been reached regarding any such transaction, and there can be no assurance that any such transaction will be consummated.

                               BUSINESS STRATEGY

  The Company's primary objective is to maintain its position in the market as one of the leading providers of satellite delivered entertainment programming and to continue to grow its subscriber base. To achieve this objective, the Company has adopted the following strategy:

  Provide High Quality Digital Programming at an Attractive Price. The Company offers consumers the PRIMESTAR(R) service, which consists of a wide variety of high quality programming, delivered digitally for laser-disc quality image and compact-disc quality sound, for a competitive price. The Company believes that the image and sound quality of the PRIMESTAR(R) service is superior to that provided by most existing cable systems and wireless cable providers, which transmit analog signals to their subscribers, and is comparable to that of other digital satellite television providers, including those using compression methods based on the MPEG-2 digital compression architecture. The Company further believes that its combination of price and services provides consumers with greater value than the respective price and service offerings of other current digital satellite service providers. In April 1997, PRIMESTAR(R) will increase its channel offerings from 95 video and audio channels to approximately 150 channel offerings and will begin offering subscribers in the majority of the U.S. the opportunity to use HSDs of approximately 27 to 29 inches in diameter, as compared to 36 inches currently. See "Risk Factors-- Potential Interference with Satellite Signal," "Risk Factors--Risks of Satellite Failure," "Risk Factors--Risks of Adverse Government Regulations and Adjudications" and "Business--PRIMESTAR By TSAT--The PRIMESTAR(R) Service."

  Continue to Develop and Expand Diverse Distribution Channels. The Company continues to increase its customer base through its multiple sales and distribution channels, which include master sales agents and their sub-agents, direct sales representatives, telemarketing agents and consumer retail outlets. The Company also distributes its services on a non-exclusive basis through Radio Shack, a unit of Tandy Corporation and one of the nation's largest consumer electronics retailers. In February 1996, PRIMESTAR Partners entered into a national agreement with Radio Shack under which PRIMESTAR(R) is expected to be sold through more than 6,500 Radio Shack stores nationwide. As of December 31, 1996, PRIMESTAR(R) was available for sale in approximately 2,300 Radio Shack stores located in the Company's authorized distribution territories, and the Company estimates that when the arrangement is fully implemented, PRIMESTAR(R) will be available for sale in over 2,500 such stores. The Company supports its multiple distribution channels with a wide variety of advertising, marketing and promotional activities. The Company intends to expand on its existing satellite retailer distribution network and presence with additional consumer electronics outlets. See "Business--PRIMESTAR By TSAT--Distribution" and "Business--PRIMESTAR By TSAT--Marketing."

  Focus Marketing Effort on Customers Underserved by Multichannel Programming. The Company seeks to maximize penetration in the "underserved" marketplace, defined by the Company as those areas not passed by cable, or served by cable systems with fewer than 40 channels. To date, the Company's primary market focus has been the rural market, which is underserved for variety, choice and convenience in audio and video entertainment programming.

  Differentiate the Company's Offerings through Superior Customer Service. The Company believes that providing outstanding service, convenience and value are essential to developing long term customer relationships. The Company offers consumers a "one-stop shopping" service which includes programming, installation, maintenance, reliable customer service and satellite reception equipment. The Company maintains access to a national call center, which currently consists of its two Colorado-based facilities ("the National Call Center"), providing customers with round-the-clock telephone support for sales, installation, authorization and billing, as well as scheduling of repair and customer service calls, 365 days per year. See "Business--PRIMESTAR By TSAT-- Distribution."

  Provide Subscribers Attractive Alternatives to Obtain Digital Satellite Equipment. The Company's equipment rental program, which includes free maintenance and repair, provides significant benefits to customers, who are not required to buy satellite equipment in order to receive the PRIMESTAR(R) service. Because PRIMESTAR(R) is marketed as a service, with programming, equipment rental, maintenance and 24-hour customer service included in the monthly charge, the up-front costs to new subscribers of PRIMESTAR By TSAT are generally lower than the up-front costs to new subscribers of the Company's competitors, who must typically purchase and install HSDs, satellite receivers and related equipment. Moreover, since the Company generally owns, services and installs all customer premises equipment for its rental customers, the Company protects its subscribers from the inconvenience of equipment failure, maintenance concerns, obsolete technology, self-installation and expired warranties. See "Business--PRIMESTAR By TSAT--Equipment and Installation."

  Expand Commercial Opportunities for Digital Satellite Service. The Company believes that the commercial marketplace (including hotels, motels, bars, restaurants, multiple dwelling units ("MDUs"), businesses and schools) (collectively, the "Commercial Market") offers a substantial opportunity for growth and is therefore of strategic importance. With the enhanced channel capacity in its audio and video entertainment programming provided by GE-2, the Company anticipates having the ability to successfully penetrate the Commercial Market. The Company also intends to pursue opportunities to provide private network service to businesses, and to participate in the growing market for distance learning. In that connection, the Company is exploring opportunities to work together with At Home Corporation, a joint venture among TCI, Kleiner Perkins Caufield & Byers, Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox"), to deliver Internet content to personal computers, and ETC w/tci, Inc., a majority-owned subsidiary of TCI, formed to develop and distribute content and technology applications for education, training and communications, as well as other Internet and educational content providers.

  Form Alliances with Strategic Marketing Partners. The Company intends to broaden its product and service offerings to further complement its existing video service offerings by forming alliances with strategic partners, such as its existing non-exclusive relationship with the Bose Corporation ("Bose"). See "Business--PRIMESTAR By TSAT--Marketing." The Company believes that such alliances can be important not only to expand the market awareness of the Company's name and service offerings, but also to increase the Company's potential market by expanding the scope of the use of its product and services.

  Pursue High Power DBS Opportunities. The Company continues to assess strategies for delivering high power digital satellite signals to the consumer's home. The Company's current strategy is to implement a high power DBS system, either directly or through PRIMESTAR Partners, by using Tempo DBS-1, pursuant to the Company's proposed Cable Plus Strategy, to provide a DBS service offering a mix of sports, multiplexed movies, pay-per-view and popular cable networks that could be marketed as an adjunct to traditional off-the-air (i.e., broadcast) television, basic cable and other analog programming services. The Company believes that, if successfully implemented, such a complementary service could be effectively marketed by cable operators (particularly those with limited channel capacity and a relatively low density of subscribers per head-end) as an alternative to a digital cable upgrade, which could require costly improvements by the operator to cable plant and head-end equipment. A cable operator that distributed the Company's high power service could offer its customers a digital upgrade without reducing the number of analog cable channels available to customers who choose not to take the new service. In contrast, if such an operator were to upgrade its cable system directly and provide digital service comparable to the Company's proposed service, the cable operator would be required to drop up to 11 channels from its existing analog service, degrading the value of that service and alienating those customers that choose to continue with their existing analog service. To facilitate such a complementary service, the Company is currently working with manufacturers to develop designs and specifications for a new set-top box that would accommodate separate inputs from an analog cable system and a digital satellite dish, and allow the customer to switch between digital programming and analog channels (including the local programming currently not generally available by satellite) with a single remote control unit. The Company expects that such a combination cable converter/IRD will be available in commercial quantities by the fall of 1997. However, the Company has not entered into a purchase contract with any potential manufacturers, and there can be no assurance that this equipment will be available on schedule. In addition to the Cable Plus Strategy, the Company intends to market its high power DBS services directly to consumers. The Company is currently in discussions, but has not entered into any agreements, with cable operators, programming suppliers and PRIMESTAR Partners with respect to the establishment of such a high power digital satellite service to be marketed in part by cable and other system operators as described above.

                     MARKET FOR DIGITAL SATELLITE SERVICES

  As of December 31, 1996, the installed base for digital satellite services consisted of approximately 4.4 million Authorized Units nationwide. This installed base represented a nearly 100% increase from the approximately 2.2 million units as of the end of 1995 and more than eight times the approximately 500,000 units installed as of the end of 1994. The Company believes that the market for digital satellite products and services is growing and that there is significant unsatisfied demand for high quality, reasonably priced television programming. According to industry sources, there are approximately 98 million television households in the U.S., and it is estimated that approximately 64 million cable subscribers pay an average of approximately $33 per month for multichannel programming services. The Company believes that the potential market in the U.S. for video, audio and data programming services via satellite consists of (i) the approximately 8 to 11 million households that do not have access to cable television (not "passed by cable"), (ii) the approximately 21 million households currently passed by cable television systems with fewer than 40 channels of programming, (iii) other existing cable subscribers who desire a greater variety of programming, improved video and audio quality, better customer service and fewer transmission interruptions, (iv) the Commercial Market, and (v) the approximately

2.2 million low-power C-band subscribers who may desire to migrate to digital service. The large base of potential customers enhances the Company's opportunity to increase its installed base of Authorized Units. See "The Digital Satellite Television Industry--Market for Digital Satellite Services."

                                 FINANCING PLAN

BANK CREDIT FACILITY

  On December 31, 1996, the Company completed a senior secured reducing revolving bank financing arrangement (the "Bank Credit Facility"), underwritten by The Bank of Nova Scotia, NationsBank of Texas, N.A. and Credit Lyonnais New York Branch. The Bank Credit Facility, which is guaranteed by all the direct and indirect subsidiaries of the Company except Tempo, provides for aggregate commitments of up to $750 million, subject to the Company's compliance with operating and financial covenants and other customary conditions. The Company's initial borrowings under the Bank Credit Facility were used (i) to repay in full the principal amount of, and accrued interest on, a promissory note in the principal amount of $250 million issued by the Company to TCIC, the subsidiary of TCI that owns and operates cable systems in the U.S., on the Distribution Date (the "Company Note"), and (ii) to fund financing costs associated with arrangement of the Bank Credit Facility. Additional amounts available under the Bank Credit Facility will be used to provide working capital and to fund the future growth of the Company's Digital Satellite Business. As of March 31, 1997, there were no borrowings outstanding under the Bank Credit Facility. See "Description of Certain Indebtedness--Bank Credit Facility."

NOTES OFFERING

  The issuance of the Notes pursuant to the Notes Offering resulted in net proceeds to the Company of approximately $340,500,000, after deducting offering expenses. The Company used $244,404,000 of such net proceeds to repay amounts outstanding under the Bank Credit Facility and expects to use the remaining net proceeds to (i) fund capital expenditures (including the cost of purchasing and installing satellite reception equipment related to the Company's medium power satellite business), (ii) fund operations, and (iii) provide for working capital and for other general corporate purposes. See "Use of Proceeds."

  The Company believes that the net proceeds from the Notes Offering, borrowing availability pursuant to the Bank Credit Facility and any funds generated by the Company's operating activities will be sufficient through December 31, 1998, to fund the Company's working capital, debt service and currently projected capital expenditure requirements associated with its medium power satellite distribution business and the proposed Cable Plus Strategy, if implemented as described herein. However, to the extent that the Company (i) funds all or any significant portion of the cost of the Company Satellites,
(ii) pursues a strategy with respect to the high power segment of the digital satellite industry other than, or in addition to, the Cable Plus Strategy,
(iii) completes any significant acquisitions, (iv) enters into any other business activities, other than the Cable Plus Strategy and the Company's existing medium power satellite distribution business, (v) suffers a Letter of Credit Event (as hereinafter defined) or is required to meet other significant future liquidity requirements in addition to those described above, the Company anticipates that it would be required to obtain additional debt or equity financing. No assurance can be given, however, that the Company would be able to obtain additional financing on terms acceptable to it, or at all.


                                THE DISTRIBUTION

  The Company was formed to own and operate TCI SATCO in connection with the distribution (the "Distribution") by TCI to certain of its stockholders of all the issued and outstanding shares of the Series A Common Stock, $1.00 par value per share, of the Company (the "Series A Common Stock"), and all the issued and outstanding shares of Series B Common Stock, $1.00 par value per share, of the Company (the "Series B

Common Stock" and, together with the Series A Common Stock, the "Company Common Stock"). The Distribution was made on December 4, 1996, as a dividend to the holders of record of shares of Tele-Communications, Inc., Series A TCI Group Common Stock, $1.00 par value per share (the "Series A TCI Group Common Stock"), and to the holders of record of shares of Tele-Communications, Inc., Series B TCI Group Common Stock, $1.00 par value per share (the "Series B TCI Group Common Stock" and, together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"), other than certain subsidiaries of TCI that waived such dividend, at the close of business on November 12, 1996 (the "Record Date"), on the basis of one share of Series A Common Stock for each ten shares of Series A TCI Group Common Stock, and one share of Series B Common Stock for each ten shares of Series B TCI Group Common Stock, held by such holders on the Record Date.

  On the Distribution Date, the Company issued to TCIC the Company Note in the principal amount of $250,000,000, representing a portion of the Company's intercompany balance owed to TCIC on such date. The remainder of such intercompany balance (other than interim advances of $73,786,000 made in connection with the funding of the Company Satellites, which have since been repaid) was assumed by TCI on the Distribution Date, in part in the form of a capital contribution to the Company and in part as consideration for the Company's assumption of TCI's obligations under certain stock options. The Company and TCI entered into a number of intercompany agreements in connection with the Distribution covering, among other things, such matters as tax sharing, indemnification, services provided by TCI, the use of the "TCI" name and share purchase rights. See "Certain Relationships and Related Transactions."

  The Company was incorporated in Delaware in November 1996. Prior to the Distribution, the Company was a wholly owned subsidiary of TCI, which, through various subsidiaries, was engaged in the business of distributing PRIMESTAR(R) from December 1990 until the consummation of the Distribution. The Company's predecessor was incorporated in February 1995 to consolidate TCI's PRIMESTAR(R) distribution business in one subsidiary, and was merged into the Company in connection with the Distribution. The principal executive office of the Company is at 8085 South Chester, Suite 300, Englewood, Colorado 80112, and its telephone number is (303) 712-4600.

                               THE NOTES OFFERING

THE NOTES ............  The Notes were sold by the Company on February 20,
                        1997, pursuant to the Notes Offering and were subsequently resold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) and institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
                        Act), pursuant to Rule 144A under the Securities Act. As of the date hereof, there are $200,000,000 aggregate principal amount of Senior Subordinated Notes and $275,000,000 aggregate principal amount at maturity of Senior Subordinated Discount Notes outstanding.

                        The Senior Subordinated Notes were issued at par. The Senior Subordinated Discount Notes were issued at a discount to their aggregate principal amount at maturity, with a yield to maturity calculated from the issuance date of 12 1/4% (computed on a semi-annual bond equivalent basis).

REGISTRATION RIGHTS
 AGREEMENTS ..........  In connection with the Notes Offering, the Company entered into the Registration Rights Agreements, which grant the holders of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED ...  $200,000,000 aggregate principal amount of 10 7/8%
                        Senior Subordinated Notes due February 15, 2007 and $275,000,000 aggregate principal amount at maturity of 12 1/4% Senior Subordinated Discount Notes due February 15, 2007.


THE EXCHANGE OFFER ...  $1,000 principal amount of the Senior Subordinated
                        Exchange Notes in exchange for each $1,000 principal amount of Senior Subordinated Notes, and $1,000 principal amount at maturity of the Senior Subordinated Discount Exchange Notes in exchange for each $1,000 principal amount at maturity of Senior Subordinated Discount Notes. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                        Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, the Company will make this Prospectus available to any broker-dealer for use in connection with any such resale.

                        Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Inc. (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION DATE ......  5:00 p.m., New York City time, on        1997, unless
                        the Exchange Offer is extended, in which case the term
                        "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

CONDITIONS TO THE
 EXCHANGE OFFER ......  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions."

PROCEDURES FOR
 TENDERING NOTES .....  Each holder of Notes wishing to accept the Exchange
                        Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Notes, tendering holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer--Procedures for Tendering."

SPECIAL PROCEDURES
 FOR BENEFICIAL
 OWNERS ..............  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
 PROCEDURES ..........  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."


WITHDRAWAL RIGHTS ....  Tenders may be withdrawn at any time prior to 5:00
                        p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawal of Tenders."


ACCEPTANCE OF NOTES
 AND DELIVERY OF
 EXCHANGE NOTES ......  The Company will accept for exchange any and all Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on or prior to five days following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

FEDERAL INCOME TAX
 CONSEQUENCES ........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

EFFECT ON HOLDERS OF
 NOTES ...............  As a result of the making of this Exchange Offer, the
                        Company will have fulfilled certain of its obligations under the Registration Rights Agreements, and holders of Notes who do not tender their Notes will not have any further registration rights under the Registration Rights Agreements or otherwise. Such holders will continue to hold the untendered Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indentures, except to the extent such rights or limitations, by their terms, terminate or cease to be in effect as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Notes could be adversely affected.

EXCHANGE AGENT .......  The Bank of New York.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

  The Exchange Notes are substantially identical with respect to their form and the terms contained therein (including principal amounts, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the offering and sale of the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes will not be entitled to further registration rights under the Registration Rights Agreements, which rights will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indentures (other than such changes as are necessary to comply with any requirements of the SEC to effect or maintain the qualification of such trust indenture under the TIA), which will be qualified under the TIA. See "Description of the Exchange Notes."

SECURITIES OFFERED....  $200,000,000 aggregate principal amount of 10 7/8%
                        Senior Subordinated Notes due February 15, 2007 and $275,000,000 aggregate principal amount at maturity of 12 1/4% Senior Subordinated Discount Notes due February 15, 2007.

ISSUER................  TCI Satellite Entertainment, Inc.

MATURITY

Senior Subordinated
 Exchange Notes.......  February 15, 2007

Senior Subordinated
 Discount Exchange
 Notes................  February 15, 2007


INTEREST PAYMENT DATES

Senior Subordinated
 Exchange Notes.......  Cash interest on the Senior Subordinated Exchange Notes will accrue from February 20, 1997 at a rate of 10 7/8% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 1997. See "Description of the Exchange Notes-- Maturity, Interest and Principal of the Senior Subordinated Notes."

Senior Subordinated
 Discount Exchange
 Notes................  Cash interest will not accrue or be payable on the
                        Senior Subordinated Discount Exchange Notes prior to February 15, 2002. Thereafter, cash interest on the Senior Subordinated Discount Exchange Notes will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 2002; provided, however, that at any time prior to February 15, 2002, the Company may make a Cash Interest Election on any interest payment date to commence the accrual of cash interest from and after the Cash Interest Election Date, in which case the outstanding principal amount at maturity of each Senior Subordinated Discount Exchange Note will on such interest payment date be reduced to the Accreted Value of such Senior Subordinated Discount Exchange Note as of such interest payment date, and cash interest (accruing at a rate of 12 1/4% per annum from the Cash Interest Election Date) shall be payable with respect to such Senior Subordinated Discount Exchange Note on each interest payment date thereafter. See "Description of the Exchange Notes--Maturity, Interest and Principal of the Senior Subordinated Discount Notes."

OPTIONAL REDEMPTION
 .....................  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002 at the redemption prices set forth under "Description of the Exchange Notes-- Optional Redemption," plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, prior to February 15, 2000, the Company, other than in any circumstance resulting in a Change of Control, may redeem the Senior Subordinated Exchange Notes and the Senior Subordinated Notes in an aggregate amount of up to 35% of the principal amount of Senior Subordinated Notes originally issued at a redemption price equal to 110.875% of the principal amount so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date and may redeem the Senior Subordinated Discount Exchange Notes and the Senior Subordinated Discount Notes in an aggregate amount of up to 35% of the principal amount at maturity of Senior Subordinated Discount Notes originally issued at a redemption price equal to 112.250% of the Accreted Value thereof on the redemption date (or, if a Cash Interest Election has been made, 112.250% of the principal amount at maturity so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption), in each case with the net cash proceeds of
                        (a) one or more Public Equity Offerings of common equity of the Company or (b) a sale or series of related sales of Qualified Equity Interests of the Company to Strategic Equity Investors, in any such case resulting in gross cash proceeds to the Company of at least $100.0 million in the aggregate; provided, however, that (i) immediately after giving effect to the redemption, the sum of the outstanding principal amount of the Senior Subordinated Notes plus the outstanding principal amount of the Senior Subordinated Exchange Notes equals at least 65% of the originally issued principal amount of Senior Subordinated Notes and (ii) immediately after giving effect to the redemption, the sum of the outstanding principal amount at maturity of the Senior Subordinated Discount Notes plus the outstanding principal amount at maturity of the Senior Subordinated Discount Exchange Notes equals at least 65% of the originally issued principal amount at maturity of Senior Subordinated Discount Notes. See "Description of the Exchange Notes--Optional Redemption."

MANDATORY SINKING
 FUND ................  None.


FORM AND DENOMINATION
 .....................  The Exchange Notes will be fully registered as to principal and interest in minimum denominations of $1,000 and integral multiples thereof. The Exchange Notes will be initially issued in the form of one or more global notes and deposited with a custodian for and registered in the name of the nominee of The Depository Trust Company. The Exchange Notes will not be issued in certificated, fully registered form, except in the circumstances provided for in the Indentures. See "Description of the Exchange Notes-- Form, Denomination and Book-Entry Procedures."

CHANGE OF CONTROL ....  Following the occurrence of a Change of Control, the
                        Company will be required to make an offer to purchase all outstanding Notes and Exchange Notes of each tranche at a purchase price in cash equal to (x) with respect to the Senior Subordinated Exchange Notes and Senior Subordinated Notes, 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase and
                        (y) with respect to the

                        Senior Subordinated Discount Exchange Notes and Senior Subordinated Discount Notes, 101% of the Accreted Value on the date of purchase (unless the date of purchase is on or after the earlier to occur of February 15, 2002 and the Cash Interest Election Date, in which case such purchase price shall be equal to 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase). See "Description of the Exchange Notes-- Offer to Purchase upon Change of Control."

ASSET SALE PROCEEDS
 .....................  The Company will, under certain circumstances, be required to make an offer to purchase Exchange Notes and Notes with the net cash proceeds of certain asset sales or other dispositions of assets at a purchase price in cash equal to (x) with respect to the Senior Subordinated Exchange Notes and the Senior Subordinated Notes, 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase and (y) with respect to the Senior Subordinated Discount Exchange Notes and the Senior Subordinated Discount Notes, 100% of the Accreted Value on the date of purchase (unless the date of purchase is on or after the earlier to occur of February 15, 2002 and the Cash Interest Election Date, in which case such purchase price shall be equal to 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase). See "Description of the Exchange Notes-- Certain Covenants--Disposition of Proceeds of Asset Sales."

CERTAIN COVENANTS ....  The Indentures contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional Indebtedness (as defined), create certain Liens (as defined), make certain Restricted Payments (as defined), permit dividend and other payment restrictions to apply to such Restricted Subsidiaries, enter into certain transactions with Affiliates (as defined) and certain other related persons or consummate certain merger, consolidation or similar transactions. These covenants are subject to a number of significant exceptions and qualifications. See "Description of the Exchange Notes--Certain Covenants."

RANKING ..............  The Exchange Notes will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness (as defined) of the Company, pari passu in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness (as defined) of the Company. As of March 31, 1997, the Company had approximately $32,614,000 of Senior Indebtedness outstanding. At March 31, 1997, there were no borrowings outstanding under the Bank Credit Facility. The Company will not be permitted to incur any debt that is subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Exchange Notes and Notes. See "Risk Factors--Subordination of the Exchange Notes" and "Description of the Exchange Notes--Subordination of the Exchange Notes." All borrowings under the Bank Credit Facility are guaranteed on a senior basis by all direct and indirect subsidiaries of the Company other than Tempo. The Exchange Notes will not be entitled to the benefit of any guarantees, except under the circumstances described under "Description of the Exchange Notes--Certain Covenants--Limitation on Indebtedness."

SECURITY .............  The Notes are not, and the Exchange Notes will not be, entitled to any security.

USE OF PROCEEDS ......  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreements. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Notes in like principal amount from the holders thereof, the form and terms of which are the same as the form and terms of the Exchange Notes (which they replace), except as otherwise described herein. The Notes surrendered in exchange for Exchange Notes will be retired and canceled by the Company and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

                        Of the net proceeds to the Company from the Notes Offering of approximately $340,500,000 (after deducting offering expenses), $244,404,000 have been used to repay amounts outstanding under the Bank Credit Facility, and the Company expects to use the remaining net proceeds to (i) fund capital expenditures (including the cost of purchasing and installing satellite reception equipment related to the Company's medium power satellite business), (ii) fund operations, and (iii) provide for working capital and for other general corporate purposes.

                        SUMMARY FINANCIAL AND OTHER DATA

  The following table presents summary financial data relating to the Company's historical results of operations for each of the years in the three-year period ended December 31, 1996. In addition, the following table presents summary financial data relating to the Company's unaudited pro forma results of operations for the year ended December 31, 1996. The historical financial data for each of the years in the three-year period ended December 31, 1996, is derived from the Financial Statements of the Company for the corresponding periods, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The unaudited pro forma statement of operations data gives effect to (i) the Distribution, and (ii) the "Fulfillment Agreement," the "Transition Services Agreement," and the "Stock Option Agreements" (collectively, the "TCI Intercompany Agreements"), as of January 1, 1996. The unaudited pro forma statement of operations does not purport to be indicative of the results of operations that may be obtained in the future or that actually would have been obtained had such transactions occurred on such dates. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified in its entirety by reference to the historical financial statements and pro forma statement of operations of the Company, including the notes thereto, included elsewhere in this Prospectus. For a description of the TCI Intercompany Agreements, see "Certain Relationships and Related Transactions."

                          PRO FORMA(1)                HISTORICAL
                         --------------------------------------------------------
                                      YEARS ENDED DECEMBER 31,
                         --------------------------------------------------------
                              1996           1996          1995          1994
                         -----------------------------  ------------  -----------
                                       AMOUNTS IN THOUSANDS,
                          EXCEPT PER SHARE AND PER AUTHORIZED UNIT AMOUNTS
SUMMARY OPERATING DATA:
Revenue.................  $     417,461        417,461       208,903       30,279
Operating, selling,
 general and
 administrative
 expenses...............       (406,481)      (410,390)     (214,117)     (25,106)
Depreciation............       (212,155)      (191,355)      (55,488)     (14,317)
                          -------------   ------------  ------------  -----------
    Operating loss......       (201,175)      (184,284)      (60,702)      (9,144)
Interest expense........         (2,023)        (2,023)          --           --
Share of loss of
 PRIMESTAR Partners.....         (3,275)        (3,275)       (8,969)     (11,722)
Other, net..............          3,641          3,641           306          306
Income tax benefit(2)...         45,937         45,937        21,858        6,872
                          -------------   ------------  ------------  -----------
    Net loss............  $    (156,895)      (140,004)      (47,507)     (13,688)
                          =============   ============  ============  ===========
Pro forma net loss per
 common share(3)........  $       (2.36)         (2.11)         (.72)
                          =============   ============  ============
OTHER DATA:
Capital expenditures:
  Satellite reception
   equipment............                  $    326,621       442,782      109,184
  Construction of
   satellites...........                  $     74,785       104,128      207,608
                                          ------------  ------------  -----------
                                          $    401,406       546,910      316,792
                                          ============  ============  ===========
Average monthly revenue
 per Authorized
 Unit(4)................                  $         44            41           28
Authorized Units at end
 of period..............                           805           535          100
Ratio of earnings to
 fixed charges(5).......                           --            --           --

                                                                HISTORICAL
                                                           ----------------------
                                                               DECEMBER 31,
                                                           ----------------------
                                                              1996       1995
                                                           ----------- ----------
                                                           AMOUNTS IN THOUSANDS
SUMMARY BALANCE SHEET DATA:
Cash...................................................... $     6,560    1,801
Property and equipment, net............................... $ 1,107,654  889,220
Due to PRIMESTAR Partners(6).............................. $   457,685  382,900
Debt(7)................................................... $   247,230      --
Equity.................................................... $   372,358  483,584

--------
(1) For additional information concerning the pro forma adjustments, see the Condensed Pro Forma Combined Statement of Operations of the Company, included elsewhere in this Prospectus.
(2) The Company's income tax benefits include significant intercompany current income tax benefit allocations from TCI. As a result of the Distribution, the Company is no longer a part of the TCI consolidated tax group, and accordingly, is only able to realize current income tax benefits to the extent that the Company generates taxable income. During the first several years following the Distribution, the Company believes that it will incur net losses for income tax purposes, and accordingly, will not be in a position to realize income tax benefits on a current basis. For a quantification of such intercompany income tax benefits, see "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(3) The pro forma net loss per common share amounts assume that the 66,407,608 shares of Company Common Stock issued pursuant to the Distribution were outstanding since January 1, 1995. Accordingly, the calculation of the pro forma net loss per common share assumes weighted average shares outstanding of 66,408,025 and 66,407,608 for the years ended December 31, 1996 and 1995, respectively.
(4) Represents average monthly revenue (exclusive of installation revenue) divided by the average number of Authorized Units.
(5) For the ratio calculations, earnings available for fixed charges consists of losses before income taxes plus fixed charges. Fixed charges consist of
    (i) interest (including capitalized interest) on debt, including interest on debt of less than 50%-owned affiliates for which the Company is contingently obligated, and (ii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense). The ratio was below 1.00 for all periods. See "Risk Factors--Deficiency of Earnings to Fixed Charges" for a quantification of the deficiencies of earnings to fixed charges.
(6) Represents advances received by Tempo from PRIMESTAR Partners to fund Tempo's obligations under the Satellite Construction Agreement and certain related costs. PRIMESTAR Partners financed such advances to Tempo through borrowings under the PRIMESTAR Credit Facility, which was in turn supported by letters of credit arranged for by affiliates of partners of PRIMESTAR Partners. The Company was liable for drawings under letters of credit supporting such facility in the face amount of $146,250,000 at December 31, 1996. For additional information, see notes 6, 7 and 13 to the Financial Statements of the Company, included elsewhere in this Prospectus.
(7) In addition to the debt reported on the Company's balance sheet, certain contingent liabilities of the Company including the face amount of all outstanding letters of credit for which the Company is directly or indirectly liable, are defined as indebtedness of the Company for purposes of the Indentures and/or the Bank Credit Facility. See notes 6, 7 and 13 to the Financial Statements of the Company, included elsewhere in this Prospectus.

                                 ORGANIZATION

  The following chart illustrates the organizational structure of the Company and each entity's operational assets:


                   [ORGANIZATION FLOW-CHART APPEARS HERE]

                                 RISK FACTORS

  Prospective holders of the Exchange Notes should pay careful attention to the following factors in addition to considerations bearing on their individual situations and the other information contained herein.

LIMITED OPERATING HISTORY; OPERATING LOSSES OF THE COMPANY

  The Company has had a limited history as a separate operating entity. From 1990 to December 4, 1996, TCI's business of distributing PRIMESTAR(R) was operated by TCIC. During this period of time, such business sustained significant operating losses.

  The Company has sustained significant losses in recent periods. The Company's operating losses were $184,284,000, $60,702,000 and $9,144,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The Company had net losses of $140,004,000, $47,507,000 and $13,688,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Further, assuming the Distribution and the TCI Intercompany Agreements were effective on January 1, 1996, the Company would have incurred (i) pro forma operating losses of $193,262,000 and (ii) pro forma net losses of $148,982,000, during the year ended December 31, 1996. Improvements in the Company's results of operations are largely dependent upon its ability to increase its customer base while maintaining its price structure, reducing the rate at which subscribers terminate the Company's service ("churn") and effectively managing the Company's costs. No assurance can be given that any such improvements will occur. In addition, the Company incurs significant sales commission and installation costs when its customers initially subscribe to the service. Accordingly, management expects that operating costs will remain high as a percentage of revenue so long as the Company maintains its rapid growth in subscribers. The high cost of obtaining new subscribers also magnifies the negative effects of subscriber churn. See "--Ability to Manage Growth; Subscriber Churn."

POTENTIAL INTERFERENCE WITH SATELLITE SIGNAL

  The International Bureau has granted EchoStar a conditional authorization to construct, launch and operate a Ku-band domestic fixed satellite into the orbital position at 83(degrees) W.L., immediately adjacent to that occupied by GE-2. Contrary to previous FCC policy, EchoStar was authorized to operate at a power level of 130 watts. If EchoStar were to launch its high power satellite authorized to 83(degrees) W.L. and commence operations at that location at a power level of 130 watts, it would likely cause harmful interference to the reception of the PRIMESTAR(R) signal by subscribers to such services.

  Subsequently, GE Americom and PRIMESTAR Partners separately requested reconsideration of the International Bureau's authorization for EchoStar to operate at 83(degrees) W.L. These requests were opposed by EchoStar and others. These requests currently are pending at the International Bureau. In addition, GE Americom and PRIMESTAR Partners have attempted to resolve potential coordination problems directly with EchoStar. It is uncertain whether any coordination between PRIMESTAR Partners and EchoStar will resolve such interference. There can be no assurance that the International Bureau will change slot assignments, or power levels, in a fashion that eliminates the potential for harmful interference.

RISKS OF SATELLITE FAILURE

  Limited Life of Satellites. All satellites have limited useful lives, which vary as a result of their construction, the durability of their components, the capability of their solar arrays and batteries, the amount of stationkeeping fuel remaining once in orbit, the launch vehicle used and the accuracy of the launch. Through March 9, 1997, the PRIMESTAR(R) service was broadcast from K-2, a medium power satellite that was nearing the end of its normal operational life. Since March 10, 1997, the PRIMESTAR(R) service has been broadcast from GE-2, a medium power satellite that was launched into the 85(degrees) W.L. orbital position on January 30, 1997. The ability of PRIMESTAR Partners to increase the number of channels in the PRIMESTAR(R) programming service from 95 to approximately 150 channels is dependent upon the successful operation of GE-2, and the deployment of the additional channels could be adversely affected by an operational failure of the satellite's transponders while in orbit. GE-2 was declared commercially operational in March 1997. The minimum design life of GE-2 is 15 years. There can be no assurance however that such satellite will achieve its minimum design life, and the contract with GE Americom does not guarantee the minimum useful life of GE-2. The Company could be adversely affected if GE-2 or any other satellite used in connection with its business failed prior to its minimum design life. See "Business--PRIMESTAR By TSAT--The PRIMESTAR(R) Service."

  Risks of Satellite Defect, Loss or Reduced Performance. Satellites are subject to significant risks, including: manufacturing defects affecting the satellite or its components; launch failure resulting in damage to, or destruction of, the satellite or incorrect orbital placement; and damage in orbit caused by asteroids, space debris or electrostatic storms. Such factors may prevent or limit commercial operation or reduce the satellite's useful life. Neither the Company nor PRIMESTAR Partners is entitled to the benefit of any insurance relating to the operation of GE-2.

SUBSTANTIAL LEVERAGE

  The Company is highly leveraged. Assuming the Company's sale of the Notes pursuant to the Notes Offering and the application of a portion of the resulting net proceeds to repay the outstanding balance of the Bank Credit Facility had occurred on December 31, 1996, the Company would have had approximately $353,291,000 million of debt as of such date. See "Capitalization."

  In addition, on the Distribution Date, the Company entered into indemnification agreements (together, the "Indemnification Agreements") with TCIC and TCI UA 1, Inc., a subsidiary of TCI ("TCI UA 1"). The Indemnification Agreement with TCIC provides for the Company to reimburse TCIC for any amounts drawn under an irrevocable transferable letter of credit issued by The Bank of New York for the account of TCIC (the "TCIC Letter of Credit") to support the Company's share of PRIMESTAR Partners' obligations under the Amended and Restated Memorandum of Agreement, effective as of October 18, 1996, between the Partnership and GE Americom (the "GE-2 Agreement"), pursuant to which GE Americom has agreed to provide the Partnership with service on up to 24 transponders on GE-2. The amount of the TCIC Letter of Credit was $25,000,000 at December 31, 1996. The Indemnification Agreement with TCI UA 1 provides for the Company to reimburse TCI UA 1 for any amounts drawn under an irrevocable transferable letter of credit issued by Chemical Bank for the account of TCI UA 1 (the "TCI UA 1 Letter of Credit"), which supports a bank credit facility (the "PRIMESTAR Credit Facility") that was obtained by PRIMESTAR Partners to finance advances to

Tempo for payments due in respect of the construction of the Company Satellites and that is supported by letters of credit arranged for by affiliates of the partners of the Partnership (other than GEAS). The amount of the TCI UA 1 Letter of Credit was $141,250,000 at December 31, 1996. In addition, the Company has posted an additional letter of credit in the amount of $25,000,000, increasing to $50,000,000 if PRIMESTAR Partners exercises the End-of-Life Option (as hereinafter defined), in connection with the GE-2 Agreement and an additional letter of credit in the amount of $5,000,000 in connection with the PRIMESTAR Credit Facility. See "Business--PRIMESTAR By TSAT--The PRIMESTAR(R) Service."

  The amounts advanced by PRIMESTAR Partners to the Company to fund the cost of constructing the Company Satellites ($457,685,000 at December 31, 1996) have been financed by PRIMESTAR Partners' borrowings under the PRIMESTAR Credit Facility, which is in turn supported by letters of credit arranged for by affiliates of all the partners of PRIMESTAR Partners other than GEAS. At December 31, 1996, PRIMESTAR Partners' indebtedness under the PRIMESTAR Credit Facility aggregated $521,000,000, including amounts borrowed to pay interest charges. The PRIMESTAR Credit Facility matures on June 30, 1997, and the Company and PRIMESTAR Partners are currently evaluating long-term refinancing alternatives with respect to the Company Satellites. In the interim, it is anticipated that PRIMESTAR Partners will seek to extend the maturity date of the PRIMESTAR Credit Facility. No assurance can be given that the maturity date of the PRIMESTAR Credit Facility will be extended on terms that are acceptable to PRIMESTAR Partners or that the Company and PRIMESTAR Partners will be successful in obtaining long-term financing for the Company Satellites.

  In connection with the amendment to the TCIC Credit Facility, TCI agreed to cause TCI UA 1 to renew the letter of credit arranged by it on the Company's behalf, through December 31, 1997. The Company believes (but cannot assure) that during such period Tempo and/or PRIMESTAR Partners will be able to obtain permanent financing for the Company Satellites (to the extent not sold to a person other than PRIMESTAR Partners) on a basis that does not require the Company to post a letter of credit with respect thereto. If such permanent financing is not available, under certain maintenance covenants contained in the Bank Credit Facility, the Company would be unable to provide such a letter of credit unless (i) the lenders under the Bank Credit Facility agreed to amend or waive such covenants to permit the posting of such letter of credit by the Company, (ii) TCI agrees to renew the TCI UA 1 Letter of Credit for an additional period, or (iii) the Company achieves a greater than anticipated increase in operating income before depreciation and amortization ("Operating Cash Flow"). If the Company is unable to refinance the Company Satellites (to the extent not sold to a person other than PRIMESTAR Partners) without a letter of credit and is unable to post (or arrange for the posting of) such a letter of credit (a "Letter of Credit Event"), the Company could be adversely affected.

  The degree to which the Company is leveraged may adversely affect the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally, and could limit its ability to pursue business opportunities that may be in the interests of the Company and its stockholders. The Company's ability to repay or refinance its debt will require the Company to increase its Operating Cash Flow or to obtain additional debt or equity financing. There can be no assurance that the Company will be successful in increasing its Operating Cash Flow by a sufficient magnitude or in a timely manner or in raising sufficient additional debt or equity financing to enable it to repay or refinance its debt. In addition, the failure of the Company to have adequate access to capital may adversely affect the Company's ability, or choice, to launch proposed products and services in the time frames discussed herein. Further, the failure to comply with the covenants and other provisions of its debt instruments could result in events of default under such instruments. Such events of default could permit acceleration of the debt under such instruments and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Bank Credit Facility requires the Company to maintain certain financial ratios and other operating performance tests. In addition, the Bank Credit Facility restricts the ability of the Company to redeem or purchase subordinated indebtedness, including the Notes. The failure of the Company to maintain such ratios or comply with such tests or restriction would constitute events of default under the Bank Credit Facility notwithstanding the ability of the Company to meet its debt service obligations. An event of default under the Bank Credit Facility would allow the lenders thereunder to accelerate the maturity of the indebtedness thereunder. In such event, a significant portion of the Company's other indebtedness (including the Exchange Notes and any outstanding Notes) may be declared immediately due and payable. See "Description of Certain Indebtedness--Bank Credit Facility." The Bank Credit Facility provides for aggregate borrowings of up to $750 million. The Company's initial borrowings under the Bank Credit Facility were used to repay in full the principal amount of and accrued interest on the Company Note and to fund financing costs associated with arrangement of the facility.

  In addition to the above-described Indemnification Agreements, the Company has significant contingent obligations pursuant to certain other arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and notes 6, 7 and 13 to the Financial Statements of the Company, included elsewhere in this Prospectus.

  The Company believes that the net proceeds from the sale of the Notes, borrowing availability pursuant to the Bank Credit Facility and any funds generated by the Company's operating activities will be sufficient through December 31, 1998, to fund the Company's working capital, debt service and currently projected capital expenditure requirements associated with its medium power satellite distribution business and the proposed Cable Plus Strategy, if implemented as described herein. However, to the extent that the Company (i) funds all or any significant portion of the cost of the Company Satellites, (ii) pursues a strategy with respect to the high power segment of the digital satellite industry, other than, or in addition to, the Cable Plus Strategy, (iii) completes any significant acquisitions, (iv) enters into any other business activities, other than the Cable Plus Strategy and the Company's existing medium power satellite distribution business, (v) suffers a Letter of Credit Event or is required to meet other significant future liquidity requirements in addition to those described above, the Company anticipates that it would be required to obtain additional debt or equity financing. No assurance can be given, however, that the Company would be able to obtain additional financing on terms acceptable to it, or at all.

ABILITY TO MANAGE GROWTH; SUBSCRIBER CHURN

  The Company's business has grown rapidly since 1994, when PRIMESTAR Partners completed its adoption of digital technology, and must continue to expand to achieve the Company's business objectives. The Company believes that such rapid growth has been a factor in the increases it has experienced in both subscriber churn and bad-debt write-offs. Whether the Company can meet its goal of increasing its customer base while maintaining its price structure, reducing its churn rate and managing costs will depend upon, among other things, the Company's ability to manage its growth effectively. To manage growth effectively, the Company must continue to develop its internal and external sales force, installation capability, customer service team and information systems, maintain its relationships with third party vendors and implement efficient procedures to mitigate subscriber credit risk. The Company will also need to continue to grow, train and manage its employee base, and its management will be required to assume greater levels of responsibility. If the Company is unable to manage its growth effectively, the Company's business and results of operations could be materially adversely effected.

  During the years ended December 31, 1996, 1995 and 1994, (i) the Company's annualized subscriber churn rate (which represents the annualized number of subscriber terminations divided by the weighted average number of subscribers during the period) was 38.5%, 24.7% and 16.1%, respectively, and (ii) the average subscriber life implied by such subscriber churn rate was 2.6 years,
4.1 years and 6.2 years, respectively. As set forth above, the Company has experienced an increase during 1996 in the rate of subscriber churn, as compared to prior periods. The Company believes that the higher 1996 churn rate is primarily attributable to identifiable circumstances that are not expected to have a continuing impact. In general, these circumstances stemmed from the Company's efforts to maximize its subscriber growth during the fourth quarter of 1995 and the first three quarters of 1996. Although no assurance can be given, the Company expects future churn rates to improve from levels experienced in 1996. If the Company's churn rates were to continue at 1996 levels or increase, the Company believes that its financial condition and results of operations would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBORDINATION OF THE EXCHANGE NOTES

  The Exchange Notes will be junior and subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including borrowings under the Bank Credit Facility. By reason of such subordination, in the event of a bankruptcy, insolvency, liquidation or other reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Exchange Notes then outstanding. The Company will not make any payment with respect to the principal of, or interest on, the Exchange Notes if (i) an event of default exists in the payment of principal or interest with respect to any Senior Indebtedness or (ii) the holders of Designated Senior Indebtedness (as defined) shall have issued a Payment Blockage Notice (as defined). See "Description of the Exchange Notes--Subordination of the Exchange Notes." In addition, under certain circumstances, the payments of principal of, or interest on, the Exchange Notes during the continuation of a default or an event of default under the Bank Credit Facility will constitute an event of default under the Bank Credit Facility.

  As of March 31, 1997, total Senior Indebtedness was $32,614,000. There were no outstanding borrowings under the Bank Credit Facility at March 31, 1997. All borrowings under the Bank Credit Facility are guaranteed on a senior basis by the Company's restricted subsidiaries (currently all of the Company's subsidiaries except Tempo). Additional Senior Indebtedness may be incurred by the Company and guaranteed by its subsidiaries on a senior basis from time to time, subject to certain restrictions.

  The Exchange Notes will not be secured by any of the Company's assets. Under the Bank Credit Facility, the obligations of the Company and all domestic subsidiaries of the Company (except Tempo) that are at least 80% owned, directly or indirectly, by the Company, on a fully diluted basis, will be secured by substantially all the assets of the Company and such subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the Bank Credit Facility is accelerated, the lenders under the Bank Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Bank Credit Facility. Accordingly, any claims of such lenders with respect to such assets will be prior to any claim of the holders of the Exchange Notes with respect to such assets. There can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations (including its obligations with respect to the Exchange Notes and any outstanding Notes). See "Description of Certain Indebtedness."

  The Exchange Notes will not be guaranteed by any of the Company's subsidiaries. All of the Company's subsidiaries other than Tempo have unconditionally guaranteed the Bank Credit Facility and, accordingly, claims of holders of Exchange Notes will be structurally subordinated to the claims of such subsidiaries' creditors, including the lenders under the Bank Credit Facility and trade creditors of such subsidiaries. See "Description of the Exchange Notes--Certain Covenants."

REFINANCING RISKS

  All the indebtedness under the Bank Credit Facility will mature prior to the maturity of the Exchange Notes and any remaining outstanding Notes. The Company expects that such indebtedness and the Exchange Notes and any outstanding Notes will need to be refinanced at their maturity. The Company's ability to refinance such indebtedness will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions, beyond the control of the Company. The Exchange Notes are not subject to the benefit of any sinking fund.

  The Company's ability to repay or refinance its debt will require the Company to increase its Operating Cash Flow or to obtain additional debt or equity financing. There can be no assurance that the Company will be successful in increasing its Operating Cash Flow by a sufficient magnitude or in a timely manner or in raising sufficient additional debt or equity financing to enable it to repay or refinance its debt. In addition, the failure of the Company to have adequate access to capital may adversely affect the Company's ability, or choice, to commercially launch proposed products and services in the time frames discussed herein. See "--Substantial Leverage," "--Limited Operating History; Operating Losses of the Company" and "--Deficiency of Earnings to Fixed Charges."

  In addition, in the event the Company's operating activities do not generate sufficient funds to meet its debt service requirements, the Company may need to seek additional financing not currently contemplated. There can be no assurance that any such financing or refinancing could be obtained on terms that are acceptable to the Company, if at all. In the absence of such financing or refinancing, the Company could be forced to dispose of assets in order to cover any shortfall in the payments due on its indebtedness and such disposition may occur under circumstances that might not be favorable to realizing the highest price for such assets.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges of the Company was less than 1.00 for the years ended December 31, 1996, 1995 and 1994. Thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The amounts of the coverage deficiencies were $185,941,000, $69,365,000, and $20,560,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company has agreed to reimburse TCI UA 1 for any amounts drawn under the TCI UA 1 Letter of Credit, which supports the PRIMESTAR Credit Facility. Fixed charges relating to such agreement of $8,475,000, $9,888,000 and $3,374,000 for the years ended December 31, 1996, 1995 and 1994, respectively, have been included in fixed charges.

DEPENDENCE ON PRIMESTAR PARTNERS

  The Company's relationship with PRIMESTAR Partners is critical to the Company and its business. The Company owns an aggregate 20.86% partnership interest in PRIMESTAR Partners and substantially all the current revenue of the Company is derived from its activities as a Distributor of PRIMESTAR(R) programming and equipment, under the names PRIMESTAR By TCI and PRIMESTAR By TSAT. Subsidiaries of the Company, as general partners of PRIMESTAR Partners, would be liable for the Partnership's debts in the event of the Partnership's bankruptcy, insolvency, liquidation or other reorganization.

  In addition to the Company and GEAS, the partners of PRIMESTAR Partners include Cox Satellite, Inc, a subsidiary of Cox, Comcast DBS, Inc., a subsidiary of Comcast, Continental Satellite Company, Inc., a subsidiary of Continental Cablevision, Inc. ("Continental"), New Vision Satellite, a partnership controlled by a subsidiary of Newhouse Broadcasting Corporation ("Newhouse"), and TW Programming Co., a partnership controlled by a subsidiary of Time Warner Inc. ("Time Warner"). Time Warner has substantial interests, through its subsidiaries and controlled partnerships, in video programming and distribution, and is the second largest operator of cable systems in the U.S. (in terms of numbers of basic subscribers), after TCI. Cox, Comcast and Continental are also among the five largest cable system operators in the U.S. In 1995, the cable systems formerly controlled by Newhouse were contributed to a partnership controlled by Time Warner. In 1996, Continental was acquired by U.S. WEST, Inc., a regional bell operating company.

  Pursuant to the Limited Partnership Agreement of PRIMESTAR Partners dated as of February 8, 1990, as amended (the "PRIMESTAR Partnership Agreement"), if the Company fails to pay its share of capital contributions or loans that the partners agree to require or that are contemplated by budgets or business plans approved by the partners, or that are otherwise necessary in order to satisfy partnership commitments, the Company's interest in the Partnership will be diluted and, if such interest is diluted to less than 5%, its right to vote or exercise certain other rights may be forfeited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
note 6 to the Financial Statements of the Company, included elsewhere in this Prospectus.

  Although the PRIMESTAR Partnership Agreement contemplates that PRIMESTAR(R) will be marketed and distributed primarily by affiliates of the Partnership's partners, there are no written distribution agreements between PRIMESTAR Partners and any of its Distributors. Any dispute between PRIMESTAR Partners and the Company regarding the Company's right to distribute PRIMESTAR(R), or any material dispute regarding the terms and conditions of such distribution rights, could have a material adverse effect on the Company, and no assurance can be given that such a dispute could not arise in the future. However, as the Company is currently the largest Distributor of PRIMESTAR(R), serving about 45% of PRIMESTAR Partners' estimated 1.8 million Authorized Units as of December 31, 1996, the Company does not anticipate that any such dispute would call into question the Company's right to continue to distribute PRIMESTAR(R).

  PRIMESTAR Partners historically has relied upon funding provided by the PRIMESTAR Credit Facility and its partners in order to meet its liquidity requirements. To the extent that future subscriber growth does not generate PRIMESTAR Partners' revenue sufficient to offset its operating costs and expenses, the Company anticipates that any such operating deficit would be funded by PRIMESTAR Partners' then existing external sources of liquidity (which may include capital contributions from the Company and PRIMESTAR Partners' other partners), or by increases in the programming and authorization fees charged by PRIMESTAR Partners to the Company and other authorized Distributors. However, there can be no assurance that additional funding from external sources will be available or that the partners of the Partnership will authorize additional capital contributions and/or fees in an aggregate amount sufficient to fund such operating deficit, and if such amounts were not available, there would necessarily be some doubt as to the ability of PRIMESTAR Partners to continue as a going concern on its current basis. Under the PRIMESTAR Partnership Agreement, the Company has agreed to fund its share of any capital contributions and/or loans to PRIMESTAR Partners that might be agreed upon from time to time by the partners of PRIMESTAR Partners.

  The Company and other partners in the Partnership are currently discussing the possibility of a transaction that would consolidate the business of PRIMESTAR Partners and the PRIMESTAR(R) distribution business of each of its authorized Distributors into the Company. As currently contemplated, any such transaction would not be intended to constitute a "Change of Control" as defined in the Indentures. See "Description of the Exchange Notes--Certain Definitions." Any such transaction would be subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation, consents from third parties and regulatory requirements. No agreement has yet been reached regarding any such transaction, and there can be no assurance that any such transaction will be consummated.

COMPETITIVE NATURE OF INDUSTRY

  The industry in which the Company operates is highly competitive, and the Company expects to face strong competition from existing and potential competitors. The Company's competitors comprise a broad range of companies engaged in communications and entertainment, including cable operators, other digital satellite programming distributors, wireless cable operators, broadcast television networks and home video products companies, as well as companies developing new technologies. Certain of these competitors and potential competitors are well established companies and have significantly greater financial, marketing and programming resources than the Company. Cable operators generally have large installed customer bases, and many cable operators have significant investments in, and access to, programming. According to industry sources, cable television service is currently available to more than 90% of the approximately 98 million U.S. television households, and approximately 65% of total U.S. television households currently subscribe to cable. In order to substantially increase its subscriber base, the Company will be required to attract customers who currently subscribe to cable and to develop commercial accounts, including hotels, motels, bars and restaurants as well as MDUs. There can be no assurance that the Company will be able to substantially increase its subscriber base or successfully attract customers in competition with cable operators.

  The Company also competes with companies offering programming through various other satellite broadcasting systems, including DirecTv, Inc. ("DirecTv"), United States Satellite Broadcasting Corporation ("USSB") and EchoStar, which transmit from high power satellites and generally use smaller dishes to receive their signals. Alphastar, Inc. ("Alphastar") began offering medium power service in the second quarter of 1996. In February 1997, EchoStar announced that it would combine its DBS business with the related assets of MCI

Communications Corp. ("MCI") and The News Corporation Limited ("News Corp."), which had previously announced the formation of a joint venture to provide DBS services.

  There can be no assurance that the Company will be able to compete successfully against current and prospective providers of digital satellite programming services, some of which will have access to greater resources and/or have secured the rights to broadcast from a greater number of satellite transponder frequencies. If the transaction between EchoStar and the MCI/News Corp. joint venture is completed on the basis announced, the resulting entity, known as "Sky," will have authorizations for 48 of the 96 transponder channels allocated to domestic DBS services that are visible to the entire continental U.S. and a total of seven satellites in orbit or under construction. EchoStar and News Corp. contend that the new Sky service, scheduled to launch in early 1998, will offer 500 channels of digital television, Internet services and local broadcast network television signals. See Business--Competition."

  In addition, the territories in which the Company is authorized to distribute PRIMESTAR(R) are assigned on a non-exclusive basis. Accordingly, although only approximately 5% of the distribution territories assigned by PRIMESTAR Partners' management currently overlap, there can be no assurance that the Company will not in the future face substantial competition from other existing and/or prospective authorized distributors of PRIMESTAR(R). See "The Digital Satellite Television Industry--Market for Digital Satellite Services" and "Business--Competition."

RISKS REGARDING DEPLOYMENT OF HIGH POWER SATELLITES

  Uncertainty Regarding Alternative Strategies. Although the Company's current primary focus is the distribution of the PRIMESTAR(R) medium power programming service, the Company plans to participate in the high power segment of the digital satellite industry, directly or through PRIMESTAR Partners. See "Business--High Power Satellites."

  Tempo DBS-1 was outfitted with an antenna designed for the 119(degrees) W.L. orbital location and launched into geosynchronous orbit on March 8, 1997. The satellite is currently undergoing in-orbit testing pursuant to the Satellite Construction Agreement. Assuming the successful in-orbit testing of Tempo DBS-1, the Company intends to operate such satellite in "paired transponder mode," which, at current levels of digital compression, will permit Tempo DBS-1 to deliver 70 to 85 channels of digital, video and music programming, depending on the mix of programming content, to a dish of less than 14 inches in diameter. If statistical multiplexing or other advances in digital compression technology currently under development by third parties become commercially available in the future, Tempo DBS-1 would be able to deliver up to 150 channels of programming. Pursuant to the proposed Cable Plus Strategy, the Company intends to operate Tempo DBS-1, either directly or through PRIMESTAR Partners, as a complementary service to basic cable and other channel-constrained analog services, providing DBS services on a wholesale basis to those system operators wishing to avoid the high cost of digital plant upgrades, or, subject to future advances in high compression technology, as a stand-alone DBS service. To facilitate such a complementary service, the Company is currently working with manufacturers to develop designs and specifications for a new set-top box that would accommodate separate inputs from an analog cable system and a digital satellite dish, and allow the customer to switch between digital programming and analog channels (including the local programming generally not available by satellite) with a single remote control unit. The Company expects that the combination cable converter/IRD will be available in commercial quantities by the fall of 1997. However, the Company has not entered into a purchase contract with any potential manufacturers, and there can be no assurance that this equipment will be available on schedule. In addition to the Cable Plus Strategy, the Company intends to market its high power DBS services directly to consumers. Pursuant to the Tempo Option Agreement, the Company has agreed to sell or lease 100% of the capacity of Tempo DBS-1 to PRIMESTAR Partners. See "Business--High Power Satellites--Tempo Option." The Company is currently in discussions, but has not entered into any agreements, with cable operators, programming suppliers or other parties regarding any satellite service to be delivered through Tempo DBS-1 by the Company or PRIMESTAR Partners and is currently exploring various potential business strategies regarding the proposed use of Tempo DBS-1. No assurance can be given that the Company will not significantly change the direction of its high power strategy or that any high power strategy will be successful. See "Business--High Power Satellites."

  The Company has had discussions regarding the sale of Satellite No. 2, but has not reached agreement regarding any such transaction. Any such transaction would be subject to successful operation of Tempo DBS-1 (for which Satellite No. 2 serves as ground spare), the prior approval of PRIMESTAR Partners and prior regulatory approvals and other conditions. Pursuant to the Tempo Option Agreement, any net cash proceeds received by the Company from the sale of Satellite No. 2 would be paid to PRIMESTAR Partners, to satisfy certain advances by PRIMESTAR Partners to the Company to fund construction of the Company Satellites. There can be no assurance that the Company will be able to sell Satellite No. 2 on terms acceptable to the Company.

  Risks of Satellite Defect, Loss or Reduced Performance. Tempo DBS-1 was outfitted with an antenna suitable for operation at the 119(degrees) W.L. orbital location and was launched into geosynchronous orbit on March 8, 1997 on an Atlas rocket from Cape Canaveral by International Launch Services on behalf of Lockheed Martin Corporation. Tempo DBS-1 is currently undergoing in-orbit testing pursuant to the Satellite Construction Agreement. A launch defect or damage affecting Tempo DBS-1 could prevent or postpone the Company's entrance into the high power segment of the digital satellite industry. See "--Risks of Satellite Failure--Risks of Satellite Defect, Loss or Reduced Performance."

  The Company is entitled to the benefit of certain limited warranties and insurance coverage pursuant to the Satellite Construction Agreement with Loral. However, such warranties and insurance coverage might not be sufficient to compensate the Company for all of its losses in the event of a partial or total satellite failure or casualty, even if such failure or casualty were a covered loss. See "Business--High Power Satellites--Satellite Launches."

  Limited Life of Satellites. The minimum design life of each of the Company Satellites is 12 years. There can be no assurance, however, that either Company Satellite will achieve its minimum design life, and the contract with Loral does not guarantee the minimum useful life of the Company Satellites. See "--Risks of Satellite Failure--Limited Life of Satellites."

RISKS OF ADVERSE GOVERNMENT REGULATIONS AND ADJUDICATIONS

  General. The construction and launch of broadcasting satellites and the operation of satellite broadcasting systems are subject to substantial regulation by the FCC. FCC rules are subject to change in response to industry developments, new technology and political considerations. The Company's business and business prospects could be adversely affected by the adoption of new laws, policies, and regulations. While Tempo has generally been successful to date with respect to compliance with regulatory matters, there can be no assurance that the Company will succeed in obtaining all requisite regulatory approvals for its operations without the imposition of restrictions on, or adverse consequences to, the Company. There can also be no assurance that material adverse changes in regulations affecting the digital satellite television industry or the Company will not occur in the future. See "-- Potential Interference with Satellite Signal" and "Regulatory Matters."

  FCC Permit. Tempo holds the FCC Permit, which authorizes construction of a DBS system with 11 frequency channels at 119(degrees) W.L. and 11 frequency channels at 166(degrees) W.L. The 119(degrees) W.L. orbital position is generally visible to HSDs throughout the entire continental U.S.; the 166(degrees) W.L. orbital position is visible only in the western half of the continental U.S. as well as Alaska and Hawaii. The FCC's DBS construction permits are conditioned on the satisfaction of ongoing construction and related obligations. The FCC Permit expires in May 1998, and if Tempo's satellites are not launched by then, there can be no assurance that an extension of the FCC Permit would be granted. Tempo DBS-1 was launched on March 8, 1997, and is stationed in Tempo's DBS slot at 119(degrees) W.L. At present, Tempo must continue to demonstrate that it is exercising due diligence in progressing toward the completion of its DBS system at 166(degrees) W.L. Tempo believes it is currently meeting this requirement through its Satellite Construction Agreement with Loral.

  There can be no assurance that Tempo will be able to comply with the FCC's due diligence obligations for 166(degrees) W.L. or that the FCC will determine that Tempo has complied with such due diligence obligations. Tempo's FCC Permit and its compliance with construction due diligence requirements have been contested in FCC proceedings by current and potential DBS competitors. If Tempo is unable to meet the terms of the FCC Permit, it would be required to apply to the FCC for an extension of time to complete its DBS system at 166(degrees) W.L. Tempo cannot be certain that an extension would be granted.

  In an order released February 24, 1997, the International Bureau of the FCC granted, subject to conditions, Tempo's request to launch and operate DBS-1 at 119(degrees) W.L. and to test the satellite at 109.8(degrees) W.L. for eight weeks. The International Bureau also granted Tempo authority to modify its satellite design, as requested in a July 1993 application, and denied the oppositions filed by certain of Tempo's competitors.

  Tempo also will be required to file an application for a license to operate its satellites in orbit. Tempo expects that the FCC will approve any such request but cannot assure the ultimate outcome. FCC licenses must be renewed at the end of each ten-year license term. Generally, FCC licenses are renewed in the ordinary course, absent misconduct by the licensee.

  State Taxes. In addition to being subject to FCC regulation, operators of satellite broadcast systems in the U.S. may be affected by imposition of state and/or local sales taxes on satellite-delivered programming. According to the Satellite Broadcasting and Communications Association ("SBCA"), several states, including Maryland, Missouri, North Dakota, New York and Washington have either adopted or proposed such taxes. Other states are in various stages of considering proposals that would tax providers of satellite-delivered programming and other communications providers. The adoption of state imposed sales taxes could have adverse consequences to the Company's business.

  There can be no assurance that additional government regulations affecting the digital satellite television industry will not occur in the future.

RISK OF SIGNAL PIRACY

  In common with all providers of subscription television programming, the Company faces the risk that the PRIMESTAR(R) programming signal will be obtained by unauthorized users. If signal piracy became widespread, the Company's revenue and Operating Cash Flow could be adversely affected. While management believes that the encryption method utilized by PRIMESTAR Partners, which was developed by an affiliate of General Instrument Corporation ("GI"), has been effective in minimizing signal piracy, and there have been no published reports of breaches in PRIMESTAR(R) security, there can be no assurance that changes in technology will not render less effective the anti-piracy efforts associated with PRIMESTAR(R).

RISK OF TECHNOLOGICAL CHANGES

  Technology in the digital satellite television industry is subject to rapid change, and new technologies are continuously being developed. Some competitors of the Company may have or may obtain access to proprietary technologies that are perceived by the market for satellite services as superior to, or more desirable than, the technology of the Company and/or the technology used in the PRIMESTAR(R) system. There can be no assurance that the Company and/or PRIMESTAR Partners could obtain access to any such technology or that the lack of any such technology would not adversely affect the ability of the Company to compete with such competitors.

RELATIONSHIP WITH TCI

  On or before the Distribution Date, the Company and TCI entered into various agreements in connection with the Distribution, including a reorganization agreement (the "Reorganization Agreement"), a transition services agreement (the "Transition Services Agreement") and other agreements described under "Certain Relationships and Related Transactions." These agreements provide, among other things, for TCI and the Company to indemnify each other from tax and other liabilities relating to their respective businesses following the Distribution, and for TCI to provide to the Company certain services and other benefits, including certain administrative and other services that were provided to the Company by TCI prior to the Distribution. In addition, the Company entered into a fulfillment agreement with TCIC (the "Fulfillment Agreement"), pursuant to which TCIC is obligated to provide installation, maintenance and other customer fulfillment services to customers of the Company with respect to the PRIMESTAR(R) medium power service. See "Certain Relationships and Related Transactions--Fulfillment Agreement." The terms of the agreements that govern the relationship between the Company and TCI or TCIC, as applicable, were established by TCI and TCIC in consultation with the Company's management prior to the Distribution, when the Company was a wholly-owned subsidiary of TCI, and are not the result of arms'-length negotiations. Accordingly, although the Company believes that the terms and conditions of these arrangements taken as a whole are reasonable, there can be no assurance that the terms and conditions of these agreements are not more or less favorable to the Company than those that might have been obtained from unaffiliated third parties. In addition, there can be no assurance that comparable services could be obtained from third parties if the Transition Services Agreement or the Fulfillment Agreement were to be terminated. Although the Company believes that its relationship with TCI is excellent, adverse developments or material disputes with TCI could have a material adverse effect on the Company.

  Pursuant to the Transition Services Agreement, the Company is obligated to pay to TCI a per subscriber per month fee, commencing with the Distribution Date, up to a maximum monthly fee of $3 million, and to reimburse TCI for its direct out-of-pocket expenses to third parties in providing the services to the Company contemplated by that agreement. The Transition Services Agreement will expire on December 31, 1999, unless earlier terminated. Pursuant to the Fulfillment Agreement, the Company is obligated to pay TCIC for installation and other fulfillment services in accordance with scheduled rates. If the Fulfillment Agreement had been in effect on January 1, 1996, the estimated installation fees payable by the Company to TCIC would have been $86,186,000 during the year ended December 31, 1996. The scheduled rates for services to be provided by TCIC under the Fulfillment Agreement exceed the scheduled rates upon which charges have been historically allocated to the Company, reflecting in part the value to the Company, as determined by Company management, of the performance standards, exclusivity, termination right and certain other provisions included in the Fulfillment Agreement. The amounts payable in future periods by the Company to TCIC under the Fulfillment Agreement will be dependent upon the level of fulfillment services provided by TCIC to the Company. The Fulfillment Agreement has an initial term of two years and is terminable by the Company on 180 days notice to TCIC at any time during the first six months following the Distribution Date. The Company and TCIC are currently discussing certain proposed changes to the Fulfillment Agreement, but there can be no assurances that any such changes will be agreed to or that the Company will not exercise its right to terminate the Fulfillment Agreement if an acceptable amendment is not agreed to prior to the end of the Company's six-month termination window. See "Certain Relationships and Related Transactions" and the Condensed Pro Forma Combined Statement of Operations of the Company, included elsewhere in this Prospectus.

POTENTIAL CONFLICTS OF INTEREST

  Following the Distribution, the Company faces potential conflicts of interest with TCI. Pursuant to the Fulfillment Agreement, TCIC, the subsidiary of TCI that owns and operates cable systems in the U.S., continues to provide certain customers of the Company with installation, maintenance and other customer fulfillment services. Although the Company believes that the Fulfillment Agreement provides the Company with significant benefits, such agreement may result in a potential for conflicts of interest since in those parts of the Company's territories served by cable television, the Company competes for subscribers with the cable systems owned and operated by TCIC. However, in order to offset this potential for conflicts of interest, the Fulfillment Agreement contains specific performance standards designed to ensure that the Company's customers receive appropriate service from TCIC's employees when they perform installation, maintenance and other functions for the Company. See "--Relationship with TCI" and "Certain Relationships and Related Transactions--Fulfillment Agreement."

  In addition, John Malone is the Chairman of the Board and a director of TCI and is also the Chairman of the Board and a director of the Company. See "Management--Directors and Executive Officers." Dr. Malone is also a principal stockholder of both TCI and the Company. As of December 31, 1996, Dr. Malone beneficially owned (i) shares of TCI common stock representing approximately 4.1% of the issued and outstanding common stock of TCI and approximately 17.3% of the total voting power attributable to such issued and outstanding common stock and certain other voting securities of TCI, and (ii) shares of the Company Common Stock representing approximately 4.1% of the shares of Company Common Stock outstanding and approximately 17.9% of the total voting power of the shares of Company Common Stock outstanding. See "Principal Stockholders." No formal policies or guidelines have been adopted by the Board of Directors of the Company (the "Board") to deal with Board actions that may involve actual or potential conflicts of interest between the Company and TCI. The directors of the Company, however, have fiduciary obligations under Delaware law to the Company and all of its stockholders. Dr. Malone will also have fiduciary obligations, when acting as a TCI director, to TCI and its stockholders.

  The Company may also face potential conflicts of interest with PRIMESTAR Partners. The Company holds a 20.86% interest in the Partnership, but its customers, at December 31, 1996, represented approximately 45% of PRIMESTAR Partners' estimated installed Authorized Units. PRIMESTAR Partners may have an interest in maximizing the economic benefit to the Partnership of its dealings with its Distributors, which could result in a potential conflict with the Company. However, the PRIMESTAR Partnership Agreement requires, in connection with many material decisions, a supermajority vote of the Partners Committee, which manages and controls the business and affairs of the Partnership and is composed of representatives of each of the partners and two independent members (the "Partners Committee"). The supermajority vote requirement of the Partners Committee may help offset any such potential conflicts of interest. The Company alone, however, would not have sufficient votes to block any action subject to such requirement. See "Business--PRIMESTAR Partnership Agreement." In addition, affiliates of each of the other partners of the Partnership, individually and in joint ventures with each other, TCI and others, have substantial other interests in the communications and entertainment industries, some of which may compete with the business of, or provide programming to, PRIMESTAR Partners and/or the Company. See "-- Dependence on PRIMESTAR Partners" and "Business--High Power Satellites--Tempo Option."

REPURCHASE OF THE EXCHANGE NOTES UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all Exchange Notes and any remaining Notes outstanding at a purchase price in cash equal to (i) with respect to the Senior Subordinated Notes and Senior Subordinated Exchange Notes, 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase and (ii) with respect to the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes, 101% of the Accreted Value on the date of purchase (unless the date of purchase is on or after the earlier to occur of February 15, 2002 and the Cash Interest Election Date, in which case such purchase price shall be equal to 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase). See "Description of the Exchange Notes--Offer to Purchase upon Change of Control." There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to pay for all of the Exchange Notes and the Notes that might be tendered by holders of Exchange Notes and Notes seeking to accept such offer to purchase. In addition, the Bank Credit Facility contains a covenant prohibiting the Company from repurchasing any subordinated indebtedness of the Company, including the Exchange Notes and the Notes, the violation of which constitutes an event of default thereunder.

  A "change of control" will constitute an event of default under the Bank Credit Facility, permitting the lenders thereunder to accelerate the repayment of indebtedness thereunder, in which case the subordination provisions of the Exchange Notes and the Notes would require the payment in full of the Bank Credit Facility and any other Senior Indebtedness before the Company could distribute cash to purchase the Exchange Notes and the Notes. See "Description of the Exchange Notes--Subordination of the Exchange Notes" and "Description of Certain Indebtedness--Bank Credit Facility."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF SENIOR SUBORDINATED DISCOUNT NOTES

  The Senior Subordinated Discount Notes were issued at a discount from their principal amount at maturity. Upon exchange, holders of Senior Subordinated Discount Notes shall receive Senior Subordinated Exchange

Notes having an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of the Senior Subordinated Discount Notes exchanged. Although cash interest is not expected to accrue on the Senior Subordinated Discount Notes (or the Senior Subordinated Discount Exchange Notes exchanged therefor) prior to February 15, 2002, and there are not expected to be any periodic payments of interest on such Notes or such Exchange Notes prior to August 15, 2002 (unless a Cash Interest Election shall have been made), original issue discount (the difference between the "stated redemption price at maturity" and the "issue price," as such terms are defined in the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), and Treasury Regulations thereunder) ("OID") of the Senior Subordinated Discount Exchange Notes and Senior Subordinated Discount Notes will accrete from the issue date of such Exchange Notes and such Notes up to February 15, 2002. Consequently, purchasers of Senior Subordinated Discount Exchange Notes, along with the holders of Senior Subordinated Discount Notes not tendered for Exchange Notes, generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the "stated redemption price at maturity" and the "issue price" (inclusive of stated interest). See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the Senior Subordinated Discount Exchange Notes.

  In the event a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Senior Subordinated Discount Exchange Notes, the claim of a holder of Senior Subordinated Discount Exchange Notes and the claim of a holder of Senior Subordinated Discount Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the OID which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any OID that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Code in determining the method of amortization of OID, any such holder may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

RISK OF INABILITY TO RECEIVE POSTBANKRUPTCY INTEREST

  Under the Bankruptcy Code, interest accruing after the date of the commencement of bankruptcy proceedings on unsecured or undersecured debt does not give rise to an allowable claim. Accordingly, in the event that the Company becomes the subject of proceedings under the Bankruptcy Code, it is expected that interest on the Exchange Notes and any remaining Notes outstanding accruing after the date of commencement of bankruptcy proceedings will not be allowable as a claim, and that no payment or distribution will be made with respect to such postbankruptcy interest.

RESTRICTIONS ON TRANSFER

  The Notes were offered and sold by the Company in a private offering exempt from registration pursuant to Section 4(2) of the Securities Act and have been resold pursuant to Rule 144A under the Securities Act. As a result, the Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration, and the Notes are legended to restrict transfer as aforesaid. Each holder of Notes (other than any holder who is an affiliate or promoter of the Company) who duly exchanges Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are not "restricted securities" under the Securities Act and regulations promulgated thereunder. Holders of Notes who participate in the Exchange Offer should be aware, however, that if they tender securities in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each holder of Notes accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing SEC interpretations permitting transferability of the Exchange Notes without further registration under the Securities Act are changed prior to consummation of the

Exchange Offer, the Company will use its best efforts to register the Notes for resale under the Securities Act. See "The Exchange Offer" and "Description of the Exchange Notes--Registration Rights; Exchange Offer."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

  The Exchange Notes will have been registered under the Securities Act. However, the Exchange Notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. Although the Initial Purchasers (Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce Fenner & Smith Incorporated, NationsBanc Capital Markets, Inc. and Scotia Capital Markets (USA) Inc.) have advised the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any Registration Statement with respect to resale of the Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The liquidity of any market for the Exchange Notes will depend upon the number of holders of such Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. The liquidity of, and trading markets for, the Exchange Notes may also be negatively affected by general declines in the market for noninvestment grade debt independent of the financial performance of, or prospects for, the Company. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Notes currently may be sold pursuant to the restrictions set forth in Rule 144A or Regulation S, or pursuant to another available exemption under the Securities Act, without registration under the Securities Act. See "Risk Factors--Restrictions on Transfer."

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Notes pursuant to the Exchange Offer will be made only after the timely receipt by the Company of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreements generally will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Notes were sold by the Company on February 20, 1997, and were subsequently placed with qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the Notes Offering, the Company entered into the Registration Rights Agreements, which require, among other things, that promptly following the sale of the Notes, the Company would
(i) file with the SEC a registration statement under the Securities Act with respect to corresponding new notes of the Company identical in all material respects to the Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of such registration statement, offer to the holders of the Notes the opportunity to exchange their Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than in the case of any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act). Copies of the Registration Rights Agreements have been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Exchange Offer is for any and all Notes, and thus, the number of Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, holders of the Notes who did not tender their Notes will not have any further registration rights under the Registration Rights Agreements, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. In light of the absence of resale restrictions on the Exchange Notes under the Securities Act, the Company anticipates that most holders of Notes will elect to exchange such Notes for Exchange Notes, and accordingly, the Company anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof thereunder and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreements (such rights are hereafter referred to as "Registration Rights"). Holders of Notes currently have Registration Rights under the Registration Rights Agreement, but such Registration Rights will generally terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits set forth in the Indentures, except such benefits that, by their terms, terminate or cease to have any effectiveness as a result of the Exchange Offer.

  As of the date of this Prospectus, (i) $200,000,000 aggregate principal amount of the Senior Subordinated Notes was outstanding, all of which was registered in the name of Cede & Co., as nominee for the Depository, and (ii) $275,000,000 aggregate principal amount at maturity of the Senior Subordinated Discount Notes was outstanding, all of which was registered in the name of Cede & Co., as nominee for the Depository. The Company has fixed the close of
business on    , 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indentures in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

  The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on    ,
1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

  If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the Notes within the time periods set forth herein, special interest will accrue and be payable on the Notes either temporarily or permanently. See "Description of Exchange Notes--Registration Covenant; Exchange Offer."

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.


INTEREST ON EXCHANGE NOTES

  Cash interest on the Senior Subordinated Exchange Notes will accrue at a rate of 10 7/8% per annum, commencing February 20, 1997, the date of issuance of the Notes, and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 1997. See "Description of the Exchange Notes--Maturity, Interest and Principal of the Senior Subordinated Notes." Accordingly, holders of Senior Subordinated Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Notes at the time of tender.

  Cash interest will not accrue or be payable on the Senior Subordinated Discount Exchange Notes prior to February 15, 2002. Thereafter, cash interest on the Senior Subordinated Discount Exchange Notes will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 2002; provided, however, that at any time prior to February 15, 2002, the Company may make a Cash Interest Election on any interest payment date to commence the accrual of cash interest from and after the Cash Interest Election Date, in which case the outstanding principal amount at maturity of each Senior Subordinated Discount Exchange Note will on such interest payment date be reduced to the Accreted Value of such Senior Subordinated Discount Exchange Note as of such interest payment date, and cash interest (accruing at a rate of 12 1/4% per annum from the Cash Interest Election Date) shall be payable with respect to such Senior Subordinated Discount Exchange Note on each interest payment date thereafter. See "Description of the Exchange Notes --Maturity, Interest and Principal of the Senior Subordinated Discount Notes."

  The Senior Subordinated Notes were issued at par. The Senior Subordinated Discount Notes were issued at a discount to their aggregate principal amount at maturity, with a yield to maturity calculated from the issuance date of 12 1/4% (computed on a semi-annual bond equivalent basis). In the Exchange Offer, properly tendering holders will receive Senior Subordinated Discount Exchange Notes having an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of the Senior Subordinated Discount Notes so tendered. Accordingly, holders of Senior Subordinated Discount Notes that are accepted for exchange will not receive payment for any increase in Accreted Value on such Notes at the time of tender.

PROCEDURES FOR TENDERING

  Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each holder will make to the Company the representation set forth below in the second paragraph under the heading "Resale of Exchange Notes."

  The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

  Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depository (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company' acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificates(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

  Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

    (a) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (b) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

  The Bank of New York will act as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

  By Registered or Certified Mail:

  The Bank of New York
  101 Barclay Street, 7E
  New York, New York 10286

  By Overnight Mail or Courier Service:

  The Bank of New York
  101 Barclay Street
  Corporate Trust Services Window
  Ground Level
  Attention: Reorganization Section
  New York, New York 10286

  In Person by Hand:

  The Bank of New York
  101 Barclay Street
  Corporate Trust Services Window
  Ground Level
  Attention: Reorganization Section
  New York, New York 10286

  By Facsimile (Eligible Institutions Only):

  The Bank of New York
  (212) 571-3080
  Confirm: (212) 815-6333

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

RESALE OF EXCHANGE NOTES

  Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (available June 5,
1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  By tendering in the Exchange Offer, each holder will represent to the Company that, among other things, (i) any Exchange Notes to be received by the holder are being acquired in the ordinary course of its business, (ii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes to be received in the Exchange Offer, and (iii) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Securities. By tendering Notes pursuant to the Exchange Offer and executing the Letter of Transmittal, a holder of Notes which is a broker-dealer represents and agrees, consistent with certain interpretive letters issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that (a) such Notes held by the broker-dealer are held only as a nominee or (b) such Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a copy of this prospectus in connection with any resale of Exchange Securities (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act). Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

CONSEQUENCES OF FAILURE TO EXCHANGE

  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreements, and holders of Notes who do not tender their Notes will not have any further registration rights under the Registration Rights Agreements or otherwise. Accordingly, any holder of Notes that does not exchange that holder's Notes for Exchange Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the applicable Indenture, except to the extent such rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to the Bank of New York, as Trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes evidenced thereby (the form of which letter can be obtained from such Trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

  Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  The Company may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, the Company has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreements. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive, with respect to each tranche of Notes, Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which they replace), except as otherwise described herein. The Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

  The net proceeds to the Company from the sale of the Notes sold pursuant to the Notes Offering were approximately $193.8 million with respect to the Senior Subordinated Notes and approximately $146.7 million with respect to the Senior Subordinated Discount Notes, in each case after deducting estimated discounts, commissions and offering expenses. The Company initially used $244,404,000 of such net proceeds to repay amounts outstanding under the Bank Credit Facility. The remaining net proceeds will be used by the Company to (i) fund capital expenditures (including the cost of purchasing and installing satellite reception equipment related to the Company's medium power satellite business), (ii) fund operations and (iii) provide for working capital and for other general corporate purposes.

                                CAPITALIZATION

  The following table sets forth (i) the historical capitalization of the Company as of December 31, 1996; (ii) the historical capitalization of the Company as of December 31, 1996, as adjusted to give effect to the sale of the Notes pursuant to the Notes Offering, and the application of a portion of the resulting net proceeds ($340,500,000 after deducting offering expenses) to repay the outstanding balance of the Bank Credit Facility. The table should be read in conjunction with the Financial Statements, including the notes thereto, of the Company, included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Notes surrendered for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the capitalization table.

                                                         DECEMBER 31, 1996
                                                      ------------------------
                                                                       AS
                                                      HISTORICAL  ADJUSTED (1)
                                                      ----------  ------------
Cash................................................. $    6,560     101,060
                                                      ==========   =========
Due to PRIMESTAR Partners(2)......................... $  457,685     457,685
Bank Credit Facility(3)..............................    246,000         --
TCIC Credit Facility(4)..............................        --          --
10 7/8% Senior Subordinated Notes due 2007 sold
 pursuant to the Notes Offering......................        --      200,000
12 1/4% Senior Subordinated Discount Notes due 2007
 sold pursuant to the Notes Offering.................        --      152,061
Other debt...........................................      1,230       1,230
Equity:
 Common Stock ($1.00 par value):
  Series A; 185,000,000 shares authorized; 57,946,044
   issued............................................     57,946      57,946
  Series B; 10,000,000 shares authorized; 8,466,564
   issued............................................      8,467       8,467
 Additional paid-in capital..........................    521,724     521,724
 Accumulated deficit.................................   (215,779)   (215,779)
                                                      ----------   ---------
    Total equity.....................................    372,358     372,358
                                                      ----------   ---------
    Total capitalization(5).......................... $1,077,273   1,183,334
                                                      ==========   =========

--------
(1) The "As adjusted" column gives effect to the sale of the Notes pursuant to the Notes Offering, and the application of a portion of the resulting net proceeds ($340,500,000 after deducting offering expenses) to repay the outstanding balance of the Bank Credit Facility.
(2) Represents advances received by Tempo from PRIMESTAR Partners to fund the majority of Tempo's obligations under the Satellite Construction Agreement and certain related costs. PRIMESTAR Partners financed such advances to Tempo through borrowings under the PRIMESTAR Credit Facility, which was in turn supported by letters of credit arranged for by affiliates of partners of PRIMESTAR Partners. The Company is liable for drawings under letters of credit supporting such facility in the aggregate face amount of $146,250,000 at December 31, 1996. For additional information, see note 6, 7 and 13 to the Financial Statements of the Company, included elsewhere in this Prospectus.
(3) The Bank Credit Facility provides for aggregate commitments of up to $750,000,000, subject to the Company's compliance with operating and financial covenants and other customary conditions. For additional information concerning the Bank Credit Facility, see "Description of Certain Indebtedness--Bank Credit Facility."
(4) In connection with the February 1997 issuance of the Notes and the March 1997 determination that GE-2 was commercially operational, borrowing availability pursuant to the credit agreement between TCIC and the Company (the "TCIC Credit Facility") was terminated. For additional information concerning the TCIC Credit Facility, see "Certain Relationships and Related Transactions--TCIC Credit Facility."
(5) In addition to the debt reflected in this table, certain contingent liabilities of the Company, including the face amount of all outstanding letters of credit for which the Company is directly or indirectly liable, are defined as indebtedness of the Company for purposes of the Indentures and/or the Bank Credit Facility. See notes 6, 7 and 13 to the Financial Statements of the Company, included elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA

  The following table presents summary financial data relating to the Company's historical financial position and results of operations as of and for each of the years in the five-year period ended December 31, 1996. In addition, the following table presents summary financial data relating to the Company's unaudited pro forma results of operations for the year ended December 31, 1996. The historical financial data for each of the years in the three-year period ended December 31, 1996, and as of December 31, 1996 and 1995, is derived from the Financial Statements of the Company for the corresponding periods, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The unaudited pro forma statement of operations data gives effect to the Distribution and the TCI Intercompany Agreements, as of January 1, 1996. The unaudited pro forma statement of operations does not purport to be indicative of the results of operations that may be obtained in the future or that actually would have been obtained had such transactions occurred on such dates. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified in its entirety by reference to the historical financial statements and pro forma combined statement of operations, including the notes thereto, of the Company, included elsewhere in this Prospectus. For a description of the TCI Intercompany Agreements, see "Certain Relationships and Related Transactions."

                             PRO
                          FORMA (1)                 HISTORICAL
                          ----------  -------------------------------------------
                                       YEARS ENDED DECEMBER 31,
                          -------------------------------------------------------
                             1996       1996      1995     1994     1993    1992
                          ----------  --------  --------  -------  ------  ------
                            AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
SUMMARY STATEMENT OF
 OPERATIONS DATA:
Revenue.................  $  417,461   417,461   208,903   30,279  11,679   4,614
Operating, selling,
 general and
 administrative
 expenses...............    (406,481) (410,390) (214,117) (25,106) (7,069) (2,268)
Depreciation............    (212,155) (191,355)  (55,488) (14,317) (6,513) (2,602)
                          ----------  --------  --------  -------  ------  ------
Operating loss..........    (201,175) (184,284)  (60,702)  (9,144) (1,903)   (256)
Interest expense........      (2,023)   (2,023)      --       --      --      --
Share of losses of
 PRIMESTAR Partners.....      (3,275)   (3,275)   (8,969) (11,722) (5,524) (4,561)
Other, net..............       3,641     3,641       306      306      88     --
Income tax benefit (2)..      45,937    45,937    21,858    6,872   2,505   1,581
                          ----------  --------  --------  -------  ------  ------
Net loss................  $ (156,895) (140,004)  (47,507) (13,688) (4,834) (3,236)
                          ==========  ========  ========  =======  ======  ======
Pro forma net loss per
 common share (3).......  $    (2.36)    (2.11)     (.72)
                          ==========  ========  ========  =======  ======  ======
Ratio of earnings to
 fixed charges (4)......         --        --        --       --      --      --
                          ==========  ========  ========  =======  ======  ======
                                          HISTORICAL
                          -----------------------------------------------
                                         DECEMBER 31,
                          -----------------------------------------------
                             1996       1995      1994     1993     1992
                          ----------  --------  --------  -------  ------
SUMMARY BALANCE SHEET
 DATA:
Property and equipment,
 net....................  $1,107,654   889,220   397,798   95,323  15,791
Investment in, and
 related advances to
 PRIMESTAR Partners.....  $   32,240    17,963     9,793   19,625     485
Total assets............  $1,180,273   933,443   410,105  116,495  18,583
Due to PRIMESTAR
 Partners...............  $  457,685   382,900   278,772   71,164     --
Debt....................  $  247,230       --        --       --      --
Equity..................  $  372,358   483,584   120,526   43,349  17,537

--------
(1) For additional information concerning the pro forma adjustments, see the Condensed Pro Forma Combined Statement of Operations of the Company, included elsewhere in this Prospectus.
(2) The Company's income tax benefits include significant intercompany current income tax benefit allocations from TCI. As a result of the Distribution, the Company is no longer a part of the TCI consolidated tax group, and accordingly, is only able to realize current income tax benefits to the extent that the Company generates taxable income. During the first several years following the Distribution, the Company believes that it will incur net losses for income tax purposes, and accordingly, will not be in a position to realize income tax benefits on a current basis. For a quantification of such intercompany income tax benefits, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) The pro forma net loss per common share amounts assume that the 66,407,608 shares of Company Common Stock issued pursuant to the Distribution were outstanding since January 1, 1995. Accordingly, the calculation of the pro forma net loss per common share assumes weighted average shares outstanding of 66,408,025 and 66,407,608 for the years ended December 31, 1996 and 1995, respectively.
(4) For the ratio calculations, earnings available for fixed charges consists of losses before income taxes plus fixed charges. Fixed charges consist of
    (i) interest (including capitalized interest) on debt, including interest on debt of less than 50%-owned affiliates for which the Company is contingently obligated, and (ii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense). The ratio was below 1.00 for all periods. See "Risk Factors-- Deficiency of Earnings to Fixed Charges" for a quantification of the deficiencies of earnings to fixed charges.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following discussion and analysis provides information concerning the financial condition and results of operations of the Company and should be read in conjunction with the accompanying financial statements of the Company.

SUMMARY OF OPERATIONS

  The Company reported net losses of $140,004,000, $47,507,000 and $13,688,000 during the years ended December 31, 1996, 1995 and 1994, respectively. Improvements in the Company's results of operations are largely dependent upon its ability to increase its customer base while maintaining its pricing structure, reducing subscriber churn and effectively managing the Company's costs. No assurance can be given that any such improvements will occur. In addition, the Company incurs significant sales commission and installation costs when its customers initially subscribe to the service. Accordingly, management expects that operating costs will remain high as a percentage of revenue so long as the Company maintains its rapid growth in subscribers. The high cost of obtaining new subscribers also magnifies the negative effects of subscriber churn.

  During the years ended December 31, 1996, 1995 and 1994, (i) the Company's annualized subscriber churn rate (which represents the annualized number of subscriber terminations divided by the weighted average number of subscribers during the period) was 38.5%, 24.7% and 16.1%, respectively, and (ii) the average subscriber life implied by such subscriber churn rate was 2.6 years,
4.1 years and 6.2 years, respectively.

  As set forth above, the Company has experienced an increase during 1996 in the rate of subscriber churn, as compared to prior periods. The Company believes that the higher 1996 churn rate is primarily attributable to identifiable circumstances that are not expected to have a continuing impact. In general, these circumstances stemmed from the Company's efforts to maximize its subscriber growth during the fourth quarter of 1995 and the first six months of 1996.

  One result of the Company's subscriber maximization efforts, which included, for example, marketing programs that allowed subscribers to initiate service by paying 33% of the normal installation fee with no credit approval, was that the Company added, during the fourth quarter of 1995 and the first six months of 1996, a significant number of customers whose service was terminated during the first six months of 1996 after their accounts became delinquent. As set forth below, such delinquent accounts contributed to a significant increase in the Company's bad debt expense during 1996. The Company has addressed this issue by implementing more stringent credit policies. In this regard, the Company began to institute more selective credit policies during the third quarter of 1996 and further tightened such policies during the fourth quarter of 1996. The Company believes that a significant percentage of the subscribers whose service was terminated during 1996 would not have been allowed to initiate service if the credit policies that are currently in effect had been in place during 1995.

  Although no assurance can be given, the Company expects future churn rates to improve from levels experienced in 1996. If the Company's churn rates were to continue at the 1996 levels or to increase, the Company believes that its financial condition and results of operations would be adversely affected.

  In October 1996, the Company initiated a marketing program that allows subscribers to purchase the Company's proprietary satellite reception equipment at a price that is less than the Company's cost. There is no assurance that the difference between the Company's costs and the revenue generated from the sale of the equipment would be recoverable. To date, the number of customers selecting this marketing program has been insignificant. The Company cannot presently predict whether a significant number of customers will take advantage of this marketing program in the future.

  Since July 1994, when PRIMESTAR Partners completed its conversion from an analog to a digital signal, the Company has experienced significant growth in Authorized Units. In this regard, the number of Authorized Units was 805,000, 535,000, and 100,000 at December 31, 1996, 1995 and 1994, respectively. To the extent not otherwise described, increases in the Company's revenue and operating, selling, general and administrative expenses, as detailed below, are primarily related to such growth in Authorized Units. The Company is operating in an increasingly competitive environment. No assurance can be given that such increasing competition will not adversely affect the Company's ability to continue to achieve significant growth in Authorized Units and revenue. See "Risk Factors--Competitive Nature of Industry" and "Business-- Competition."

  TCIC has historically provided the Company with certain customer fulfillment services for PRIMESTAR(R) customers enrolled by the Company's direct sales force or the National Call Center. Charges for such services have been allocated to the Company by TCIC based on scheduled rates. TCIC continues to provide fulfillment services on an exclusive basis to the Company following the Distribution with respect to customers of the PRIMESTAR(R) medium power service, pursuant to the Fulfillment Agreement. Such services, which include installation, maintenance, retrieval, inventory management and other customer fulfillment services, are to be performed in accordance with specified performance standards. The Fulfillment Agreement has an initial term of two years, and is terminable, on 180 days notice to TCIC, by the Company at any time during the first six months following the Distribution Date. The Company and TCIC are currently discussing certain proposed changes to the Fulfillment Agreement, but there can be no assurance that any such changes will be agreed to or that the Company will not exercise its right to terminate the Fulfillment Agreement if an acceptable amendment is not agreed to prior to the end of the Company's six-month termination window. There can be no assurance that the terms of the Fulfillment Agreement are not more or less favorable than those which could be obtained from unaffiliated third parties, or that comparable services could be obtained by the Company from third parties on any terms if the Fulfillment Agreement is terminated. See "Risk Factors--Potential Conflicts of Interest" and "Risk Factors--Relationship with TCI."

  Installation charges from TCIC include direct and indirect costs of performing installations. Through the Distribution Date, the Company capitalized a portion of such charges as subscriber installation costs based upon amounts charged by unaffiliated third parties to perform similar services. Subsequent to the Distribution Date, the Company has capitalized the full amount of installation fees paid to TCIC. Additionally, the scheduled rates for the services provided by TCIC under the Fulfillment Agreement, as currently executed, exceed the scheduled rates upon which charges, historically, were allocated to the Company for such services. In this regard, installation charges allocated to the Company by TCIC aggregated $62,461,000 during the year ended December 31, 1996. If the Fulfillment Agreement had been in effect on January 1, 1996, the estimated installation fees payable by the Company to TCIC would have been $86,186,000. The amounts payable in future periods by the Company to TCIC under the Fulfillment Agreement will be dependent upon the level of fulfillment services provided by TCIC to the Company. For additional information concerning the pro forma effect of the Fulfillment Agreement, see the Condensed Pro Forma Combined Statement of Operations of the Company, included elsewhere in this Prospectus.

  In connection with the Distribution, the Company and TCI also entered into the "Transition Services Agreement" and certain other agreements. In general, such agreements will result in increases in the expenses to be incurred by the Company following the Distribution, as compared to the amounts allocated to the Company by TCI prior to the Distribution. For additional information concerning the pro forma effect of such agreements, see the Condensed Pro Forma Combined Statement of Operations of the Company, included elsewhere in this Prospectus.

  Certain financial information concerning the Company's operations is presented below (dollar amounts in thousands):

                                          YEARS ENDED DECEMBER 31,
                         --------------------------------------------------------------
                                 1996                 1995                 1994
                         --------------------- -------------------- -------------------
                                    PERCENTAGE           PERCENTAGE          PERCENTAGE
                                     OF TOTAL             OF TOTAL            OF TOTAL
                          AMOUNT     REVENUE    AMOUNT    REVENUE   AMOUNT    REVENUE
                         ---------  ---------- --------  ---------- -------  ----------
Revenue:
  Programming and
   equipment rental..... $ 351,548      84 %   $133,688      64 %   $18,641      62 %
  Installation..........    65,913      16       75,215      36      11,638      38
                         ---------     ---     --------     ---     -------     ---
    Total revenue.......   417,461     100      208,903     100      30,279     100
                         ---------     ---     --------     ---     -------     ---
Operating costs and
 expenses:
  Programming,
   satellite, national
   marketing and
   distribution charges
   from PRIMESTAR
   Partners.............  (188,724)    (45)     (78,250)    (37)    (11,632)    (38)
  Other operating:
   Allocations from
    TCIC................   (20,365)     (5)     (15,916)     (8)     (4,367)    (14)
   Other................    (8,181)     (2)      (1,884)     (1)        --      --
                         ---------     ---     --------     ---     -------     ---
                           (28,546)     (7)     (17,800)     (9)     (4,367)    (14)
  Selling, general and
   administrative:
   Selling and regional
    marketing...........  (106,562)    (25)     (79,189)    (38)     (1,777)     (6)
   Bad debt.............   (19,235)     (5)     (10,549)     (5)     (1,529)     (5)
   Allocations from
    TCIC................   (18,120)     (4)      (7,817)     (4)     (1,080)     (4)
   Other general and
    administrative......   (49,203)    (12)     (20,512)     (9)     (4,721)    (16)
                         ---------     ---     --------     ---     -------     ---
                          (193,120)    (46)    (118,067)    (56)     (9,107)    (31)
                         ---------     ---     --------     ---     -------     ---
Operating Cash Flow
 (deficit)(1)...........     7,071       2       (5,214)     (2)      5,173      17
  Depreciation..........  (191,355)    (46)     (55,488)    (27)    (14,317)    (47)
                         ---------     ---     --------     ---     -------     ---
Operating loss.......... $(184,284)    (44)%   $(60,702)    (29)%   $(9,144)    (30)%
                         =========     ===     ========     ===     =======     ===

--------
(1) Operating Cash Flow is a commonly used measure of value and borrowing capacity within the Company's industry, and is not intended to be a substitute for a measure of performance in accordance with generally accepted accounting principles and should not be relied upon as such.

  Revenue increased $208,558,000 or 100% and $178,624,000 or 590% during 1996 and 1995, as compared to the corresponding prior year. Exclusive of installation revenue, the Company's average monthly revenue per Authorized Unit was $44, $41 and $28 during 1996, 1995 and 1994, respectively. The 7% increase from 1995 to 1996 in the average monthly revenue per Authorized Unit was primarily a result of the positive effects of (i) an increase in the average monthly revenue derived from premium and pay-per-view services, and
(ii) a March 1995 increase in the monthly equipment rental fee. Such positive effects more than offset the effects of a 1996 promotional campaign that provided certain new customers with one month of free service. The 46% increase from 1994 to 1995 in the average monthly revenue per Authorized Unit is primarily attributable to (i) the full year effect of the higher basic service rates and the increased availability of premium and pay-per-view services that followed the July 1994 completion of the conversion from an analog to a digital signal, and (ii) a March 1995 increase in the monthly equipment rental fee. The average installation revenue from each Authorized Unit installed was $127, $161 and $175 during 1996, 1995 and 1994, respectively. The decrease from 1995 to 1996 is primarily attributable to certain promotional campaigns that were in effect during 1996. See related discussion above.

  PRIMESTAR Partners provides programming services to the Company and other authorized Distributors in exchange for a fee based upon the number of Authorized Units receiving programming services. PRIMESTAR

Partners also arranges for satellite capacity and uplink services, and provides national marketing and administrative support services, in exchange for a separate authorization fee from each Distributor, including the Company, based on such Distributor's total number of Authorized Units. The aggregate charges for such services increased $110,474,000 or 141% and $66,618,000 or 573% during 1996 and 1995, respectively, as compared to the corresponding prior year. The average aggregate monthly amount per Authorized Unit charged by PRIMESTAR Partners was $23, $24 and $17 during 1996, 1995 and 1994, respectively. The increase in the amount charged per Authorized Unit from 1994 to 1995 reflects higher programming expenses that PRIMESTAR Partners began to incur following the July 1994 completion of the conversion from an analog to a digital signal. For additional information concerning the operations of PRIMESTAR Partners, see related discussion below.

  Other operating expenses, which are primarily comprised of amounts related to customer fulfillment activities, increased $10,746,000 or 60% and $13,433,000 or 308% during 1996 and 1995, respectively, as compared to the corresponding prior year. Most of such operating costs and expenses were allocated from TCIC to the Company based upon a standard charge for each of the various customer fulfillment activities performed by TCIC. As discussed above, TCIC and the Company have entered into a Fulfillment Agreement with respect to installation, maintenance, retrieval and other customer fulfillment services provided by TCIC following the Distribution.

  Selling, general and administrative expenses increased $75,053,000 or 64% and $108,960,000 or 1,196% during 1996 and 1995, respectively, as compared to the corresponding prior year. During 1996 and 1995, selling and marketing expenses represented 25% and 38%, respectively, of revenue and bad debt expense represented 5% and 5%, respectively, of revenue. Such relatively high percentages are attributable to the Company's efforts to increase its subscriber base. See related discussion above.

  Through December 31, 1996, general and administrative allocations from TCIC were generally based upon the estimated cost of the general and administrative services provided to the Company. Effective January 1, 1997, charges for administrative services provided by TCIC will be made pursuant to the Transition Services Agreement. The amounts charged to the Company pursuant to the Transition Services Agreement are expected to significantly exceed the amounts that were allocated by TCIC to the Company during 1996. If the Transition Services Agreement had been effective as of January 1, 1996, the general and administrative charges from TCIC would have been approximately $23,200,000 for the year ended December 31, 1996.

  The $135,867,000 or 245% and $41,171,000 or 288% increases in depreciation during 1996 and 1995, respectively, as compared to the corresponding prior year, are the result of changes in the Company's depreciation policies (as described below) and increases in the Company's depreciable assets due primarily to capital expenditures with respect to the Company's satellite reception equipment. Effective October 1, 1996, the Company (i) changed the method used to depreciate its subscriber installation costs, and (ii) reduced the estimated useful life of certain satellite reception equipment. The inception-to-date effect on depreciation expense of the change in depreciation method aggregated $55,304,000, and was recorded during the fourth quarter of 1996. The effect of the reduction in estimated useful life was accounted for on a prospective basis. For additional information concerning the nature and quantified effects of such accounting changes, see note 3 to the Financial Statements of the Company, included elsewhere in this Prospectus.

  The Company's 20.86% share of PRIMESTAR Partners' net losses decreased $5,694,000 or 63% and $2,753,000 or 23% during 1996 and 1995, respectively, as compared to the corresponding prior year periods. Such decrease is primarily attributable to a significant increase in the revenue derived by PRIMESTAR Partners from the Company and other Distributors of the PRIMESTAR(R) service. Historically, PRIMESTAR Partners' operating deficits have been funded by capital contributions from the Company and the other partners of PRIMESTAR Partners. To the extent that future subscriber growth does not generate increases in PRIMESTAR Partners' revenue sufficient to offset its operating costs and expenses, the Company anticipates that any such operating deficit would be funded by PRIMESTAR Partners' then existing external sources of liquidity (which may include capital contributions from the Company and PRIMESTAR Partners' other partners), or by increases in the above-described programming and authorization fees charged by PRIMESTAR Partners to the Company and other authorized Distributors.

  The Company incurred interest expense of $2,023,000 during 1996. Substantially all of such interest expense was incurred on the borrowings outstanding pursuant to the Company Note. As a result of the December 31, 1996 completion of the Bank Credit Facility and February 1997 issuance of the Notes, the Company expects that its interest expense in 1997 and future periods will significantly exceed the amount incurred during 1996. See "-- Liquidity and Capital Resources" below.

  The Company recognized interest income of $2,648,000, $306,000 and $306,000 during 1996, 1995 and 1994, respectively. The 1996 amount is primarily comprised of interest income from PRIMESTAR Partners.

  The Company's income tax benefit was $45,937,000, $21,858,000 and $6,872,000 during 1996, 1995 and 1994, respectively. The effective tax rates associated with such benefits were 25%, 32% and 33% respectively. In connection with the Distribution, the Company became a party to the Tax Sharing Agreement that exists among TCI, TCIC and certain other subsidiaries of TCI (the "Tax Sharing Agreement"). For additional information, see note 11 to the accompanying financial statements of the Company. The Company's income tax benefits include intercompany allocations from TCI of current income tax benefits of $70,645,000, $36,530,000 and $9,611,000 for 1996, 1995 and 1994, respectively.
As a result of the Distribution, the Company is no longer a part of the TCI consolidated tax group, and accordingly, is only able to realize current income tax benefits to the extent that the Company generates taxable income. During the first several years following the Distribution, the Company believes that it will incur net losses for income tax purposes, and accordingly, will not be in a position to realize income tax benefits on a current basis.

LIQUIDITY AND CAPITAL RESOURCES

  In recent periods, the Company has relied upon non-interest bearing advances from TCI in order to fund the majority of the Company's working capital requirements and capital expenditures. During the years ended December 31, 1996, 1995 and 1994, such advances aggregated $250,189,000, $397,529,000 and
$90,952,000, respectively. On the Distribution Date, the Company issued the Company Note to TCIC and TCIC agreed to provide the Company with financing pursuant to the TCIC Credit Facility, which provided for TCIC's commitment to make revolving loans to the Company (the "TCIC Revolving Loans") and the Company's obligations with respect to the TCIC Revolving Loans and the Company Note, including the Company's best efforts obligations to refinance the TCIC Credit Facility. On December 31, 1996, the Company entered into the Bank Credit Facility and used proceeds therefrom to repay the Company Note in full. In connection with the February 1997 issuance of the Notes and the March 1997 determination that GE-2 was commercially operational, borrowing availability pursuant to the TCIC Credit Facility was terminated. Accordingly, TCI is not expected to be a source of financing for the Company in future periods.

  On February 20, 1997, the Company issued the 10 7/8% Senior Subordinated Notes due 2007 having an aggregate principal amount of $200,000,000 and the 12 1/4% Senior Subordinated Discount Notes due 2007 having an aggregate principal amount at maturity of $275,000,000. The net proceeds from the issuance of the Notes (approximately $340,500,000 after deducting offering expenses) were initially held in escrow and were subsequently released to the Company on March 17, 1997. The Company used $244,404,000 of such net proceeds to repay amounts outstanding under the Bank Credit Facility and expects to use the remaining net proceeds to fund capital expenditures and operations and to provide for working capital and for other general corporate purposes.

  Cash interest on the Senior Subordinated Notes will be payable semi-annually in arrears on February 15 and August 15, commencing August 15, 1997. Cash interest will not accrue or be payable on the Senior Subordinated Discount Notes prior to February 15, 2002. Thereafter cash interest will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing August 15, 2002, provided, however, that at any time prior to February 15, 2002, the Company may make a Cash Interest

Election on any interest payment date to commence the accrual of cash interest from and after the Cash Election Date. The Notes will be redeemable at the option of the Company, in whole or in part, at any time after February 15, 2002 at specified redemption prices. In addition, prior to February 15, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the Senior Subordinated Notes and up to 35% of the Senior Subordinated Discount Notes at specified redemption prices. The Notes were not originally registered under the Securities Act and the Company will incur interest penalties if the Exchange Notes are not issued in the Exchange Offer by July 5, 1997 and under certain other circumstances relating to the registration of the Exchange Notes under the Securities Act.

  At December 31, 1996, the Company's aggregate borrowings under the Bank Credit Facility were $246,000,000. As a result of the February 1997 issuance of the Notes and the March 1997 determination that GE-2 was commercially operational, the available commitments under the Bank Credit Facility were increased from $350,000,000 to $750,000,000, subject to the Company's compliance with operating and financial covenants and other customary conditions. Commencing March 31, 2001, aggregate commitments under the Bank Credit Facility will be reduced quarterly in accordance with a schedule, until final maturity at June 30, 2005. For additional information concerning the Bank Credit Facility, see note 9 to the Financial Statements of the Company, included elsewhere in this Prospectus.

  The Company also has relied upon advances from PRIMESTAR Partners to finance the cost of constructing the Company Satellites. Such advances, which aggregate $457,685,000 at December 31, 1996, are reflected as a liability in the balance sheets included in the accompanying financial statements of the Company. See related discussion below.

  During 1996, TCIC made intercompany advances to the Company to fund the majority of the construction and related costs associated with the Company Satellites. Prior to 1996, PRIMESTAR Partners had funded substantially all of the construction and related costs associated with the Company Satellites. In connection with the Distribution, a determination was made to provide that such 1996 advances from TCIC would be repaid by the Company to TCIC to the extent (and only to the extent) that Tempo received corresponding advances from PRIMESTAR Partners. As a result of negotiations between the Company and PRIMESTAR Partners to resolve a disagreement concerning the Company Satellites, PRIMESTAR Partners advanced $73,786,000 to Tempo in December 1996 to reimburse Tempo for all of the 1996 costs which previously had been funded by TCIC. Upon receipt, such advance was paid to TCIC by Tempo in repayment of such 1996 advances made by TCIC.

  During the years ended December 31, 1996, 1995 and 1994, the Company's operating activities provided cash of $115,201,000, $64,193,000 and $20,122,000, respectively. Most of the cash provided by the Company's operating activities during such periods is attributable to the intercompany allocation of current income tax benefits from TCI, and to changes in the Company's receivables, prepaids, accruals and payables and subscriber advance payments ("Operating Assets and Liabilities"). As described above, during the first several years following the Distribution, the Company believes that it will not be in a position to realize income tax benefits on a current basis. In addition, the timing and amount of changes in the balances of the Company's Operating Assets and Liabilities are subject to a variety of factors, certain of which are outside of the control of, or not easily predicted by, the Company. Exclusive of the effects of intercompany allocations of current income tax benefits, and changes in the Company's Operating Assets and Liabilities, the Company's operating activities provided (used) cash of $8,378,000, $(4,007,000) and $5,392,000 during the years ended December 31,
1996, 1995 and 1994, respectively. For the first several years following the Distribution, the Company believes that its operating activities will represent a reliable source of liquidity only to the extent that the Company is able to generate Operating Cash Flow.

  During the years ended December 31, 1996, 1995 and 1994, the Company used cash of $74,785,000, $104,128,000 and $207,608,000, respectively, to fund the cost of constructing the Company Satellites and $326,621,000, $442,782,000 and $109,184,000, respectively, to fund (i) the acquisition and installation of satellite reception equipment, and (ii) certain other capital expenditures. Based upon current business plans, the Company estimates that its aggregate capital expenditures will range from $630,000,000 to $670,000,000 for its medium power satellite business during the two-year period ended December 31, 1998. The Company expects that the majority of such estimated capital expenditures will be used to fund the acquisition and installation of satellite reception equipment. The actual amount of capital to be required will be primarily a function of (i) subscriber growth and churn rates, and
(ii) the actual cost of purchasing and installing satellite reception equipment. Accordingly, no assurance can be given that the Company's actual capital expenditures during the two-year period ended December 31, 1998 will not exceed the estimated capital expenditures set forth above. As described above, the scheduled rates for the services to be provided by TCIC pursuant to the Fulfillment Agreement exceed the schedule rates upon which charges were allocated to the Company for such services through December 31, 1996.

  Pursuant to the Company's Cable Plus Strategy, the Company intends to operate Tempo DBS-1, either directly or through PRIMESTAR Partners, as a complementary service to basic cable and other channel constrained analog services, providing DBS services on a wholesale basis to those system operators wishing to avoid the high cost of digital plant upgrades. Additionally, subject to future advances in high compression digital statistical multiplexing technology, the Company may elect to operate Tempo DBS-1 as a stand-alone DBS offering. The aforementioned estimated capital expenditure amounts do not include any amounts that would be required if the Company were to pursue the Cable Plus Strategy or another strategy with respect to the high power segment of the digital satellite industry, to complete any significant acquisitions, or to enter into any other business activities. The Company presently is unable to reasonably estimate the amount of capital expenditures that would be required in connection with any such high power satellite strategy, acquisitions or other business activities that might be pursued by the Company.

  At December 31, 1996, the Company's future minimum commitments to purchase satellite reception equipment aggregated approximately $10,600,000.

  As part of the compensation paid to the Company's four master sales agents, the Company has agreed to pay certain residual sales commissions equal to a percentage of the programming collected from subscribers installed by such master sales agents during specified periods following the initiation of service (generally five years). During the years ended December 31, 1996 and 1995, residual payments to such master sales agents aggregated $11,848,000 and $2,178,000, respectively and were charged to expense in the period paid.

  In connection with the Distribution, the Company entered into the Indemnification Agreements with TCIC and TCI UA 1. The Indemnification Agreement with TCIC provides for the Company to reimburse TCIC for any amounts drawn under an irrevocable transferable letter of credit issued by the Bank of New York for the account of TCIC to support the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement. The drawable amount of such letter of credit is $25,000,000.

  Subsequent to December 31, 1996, an additional irrevocable transferable letter of credit was issued pursuant to the Bank Credit Facility for the account of the Company to support the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement. The initial drawable amount of this letter of credit is $25,000,000, increasing to $50,000,000 if PRIMESTAR Partners exercises the End-Of-Life Option.

  The Indemnification Agreement with TCI UA 1 provides for the Company to reimburse TCI UA 1 for any amounts drawn under the TCI UA 1 Letter of Credit, which supports the PRIMESTAR Credit Facility. At December 31, 1996, the drawable amount of the TCI UA 1 Letter of Credit was $141,250,000.

  Subsequent to December 31, 1996, an additional irrevocable transferable letter of credit was issued pursuant to the Bank Credit Facility for the account of the Company to support the PRIMESTAR Credit Facility. The drawable amount of this letter of credit is $5,000,000.

  The Indemnification Agreements provide for the Company to indemnify and hold harmless TCIC and TCI UA 1 and certain related persons from and against any losses, claims, and liabilities arising out of the respective letters of credit or any drawings thereunder. The payment obligations of the Company to TCIC and TCI UA 1, respectively, under such Indemnification Agreements are subordinated in right of payment with respect to the obligations of the Company under the Bank Credit Facility.

  The amounts advanced by PRIMESTAR Partners to the Company to fund the cost of constructing the Company Satellites ($457,685,000 at December 31, 1996) have been financed by PRIMESTAR Partners' borrowings under the PRIMESTAR Credit Facility, which is in turn supported by letters of credit arranged for by affiliates of all but one of the partners of PRIMESTAR Partners. At December 31, 1996, PRIMESTAR Partners' indebtedness under the PRIMESTAR Credit Facility aggregated $521,000,000, including amounts borrowed to pay interest charges. The PRIMESTAR Credit Facility matures on June 30, 1997, and the Company and PRIMESTAR Partners are currently evaluating long-term refinancing alternatives with respect to the Company Satellites. In the interim, it is anticipated that PRIMESTAR Partners will seek to extend the maturity date of the PRIMESTAR Credit Facility. No assurance can be given that the maturity date of the PRIMESTAR Credit Facility will be extended on terms that are acceptable to PRIMESTAR Partners or that the Company and PRIMESTAR Partners will be successful in obtaining long-term financing for the Company Satellites.

  Subsequent to December 31, 1996, TCI agreed to cause TCI UA 1 to renew the letter of credit arranged by it on the Company's behalf, through December 31, 1997. The Company believes (but cannot assure) that during such period the Company and/or PRIMESTAR Partners will be able to obtain permanent financing for the Company Satellites (to the extent not sold to a person other than PRIMESTAR Partners) on a basis that does not require the Company to post a letter of credit with respect thereto. If such permanent financing is not available, under certain maintenance covenants contained in the Bank Credit Facility, the Company would be unable to provide or arrange for such a letter of credit unless (i) the lenders under the Bank Credit Facility were to agree to amend or waive such covenants to permit the posting of such letter of credit by the Company, (ii) TCI were to agree to renew the TCI UA 1 Letter of Credit for an additional period, or (iii) the Company were to achieve a greater than anticipated increase in Operating Cash Flow. If the Company and/or PRIMESTAR Partners suffers a Letter of Credit Event, the Company could be adversely affected.

  Under the PRIMESTAR Partnership Agreement, the Company has agreed to fund its share of any capital contributions and/or loans to PRIMESTAR Partners that might be agreed upon from time to time by the partners of PRIMESTAR Partners. Additionally, those subsidiaries of the Company that are general partners of PRIMESTAR Partners are liable as a matter of partnership law for all debts of PRIMESTAR Partners in the event the liabilities of PRIMESTAR Partners were to exceed its assets. The Company has additional contingent liabilities related to PRIMESTAR Partners. See notes 6 and 13 to the Financial Statements of the Company, included elsewhere in this Prospectus.

  The International Bureau of the FCC has granted EchoStar a conditional authorization to construct, launch and operate a Ku-band domestic fixed satellite into the orbital position at 83(degrees) W.L., immediately adjacent to that occupied by GE-2. Contrary to previous FCC policy, EchoStar was authorized to operate at a power level of 130 watts. If EchoStar were to launch its high power satellite authorized to 83(degrees) W.L. and commence operations at that location at a power level of 130 watts, it would likely cause harmful interference to the reception of the PRIMESTAR(R) signal by subscribers to such services.

  Subsequently, GE Americom and PRIMESTAR Partners separately requested reconsideration of the International Bureau's authorization for EchoStar to operate at 83(degrees) W.L. These requests were opposed by EchoStar and others. These requests currently are pending at the International Bureau. In addition, GE Americom and PRIMESTAR Partners have attempted to resolve potential coordination problems directly with EchoStar. It is uncertain whether any coordination between PRIMESTAR Partners and EchoStar will resolve such interference. There can be no assurance that the International Bureau will change slot assignments, or power levels, in a fashion that eliminates the potential for harmful interference. Although the ultimate outcome of this matter cannot presently be predicted, the Company believes that any such outcome would not have a material adverse effect on the Company's financial condition or results of operations.

  At December 31, 1996, 9,027,439 shares of Series A Common Stock were reserved for issuance pursuant to certain option agreements and certain arrangements with TCIC. See note 10 to the Financial Statements of the Company, included elsewhere in this Prospectus.

  Effective as of October 21, 1996, the Company acquired 4.99% of the issued and outstanding capital stock of ResNet for a purchase price of $5,396,000. Prior to the investment by the Company, ResNet was a wholly owned subsidiary of LodgeNet. ResNet was formed by LodgeNet in February 1996 to engage in the ResNet Business. ResNet agreed to purchase from the Company up to $40,000,000 in satellite reception equipment, to be used in connection with the ResNet Business exclusively over a five-year period (subject to a one-year extension at the option of ResNet if ResNet has not purchased the full $40,000,000 in equipment during the five-year initial term).

  The Company also agreed to make a subordinated convertible term loan to ResNet, in the principal amount of $34,604,000, the proceeds of which can be used only to purchase such equipment from the Company. The term of the loan is five years with an option by ResNet to extend the term for one additional year. The total principal and accrued and unpaid interest under the loan is convertible over a four-year period into shares of common stock of ResNet representing 32% of the issued and outstanding common stock of ResNet. The Company's only recourse with respect to repayment of the loan is conversion into ResNet stock or warrants as described below. Under current interpretations of the FCC rules and regulations related to restrictions on cross-ownership of cable and satellite master antenna television operations, the Company would be prohibited from holding 5% or more of the stock of ResNet and consequently could not exercise the conversion rights under the convertible loan agreement. The Company is required to convert the convertible loan at such time as conversion would not violate such currently applicable regulatory restrictions. For additional information concerning this transaction, see note 8 to the Financial Statements of the Company, included elsewhere in this Prospectus.

  The Company believes that the net proceeds from the sale of the Notes, borrowing availability pursuant to the Bank Credit Facility and any funds generated by the Company's operating activities will be sufficient through December 31, 1998, to fund the Company's working capital, debt service and currently projected capital expenditure requirements associated with its medium power satellite distribution business and the proposed Cable Plus Strategy, if implemented as described herein. However, to the extent that the Company (i) funds all or any significant portion of the cost of the Company Satellites, (ii) pursues a strategy with respect to the high power segment of the digital satellite industry other than, or in addition to, the Cable Plus Strategy, (iii) completes any significant acquisitions, (iv) enters into any other business activities, other than the Cable Plus Strategy and the Company's existing medium power satellite distribution business, (v) suffers a Letter of Credit Event or is required to meet other significant future liquidity requirements in addition to those described above, the Company anticipates that it would be required to obtain additional debt or equity financing. No assurance can be given, however, that the Company would be able to obtain additional financing on terms acceptable to it, or at all.

  The Company is highly leveraged. The degree to which the Company is leveraged may adversely affect the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally, and could limit its ability to pursue business opportunities that may be in the interests of the Company and its stockholders. The Company's ability to repay or refinance its debt will require the Company to increase its Operating Cash Flow or to obtain additional debt or equity financing. There can be no assurance that the Company will be successful in increasing its Operating Cash Flow by a sufficient magnitude or in a timely manner or in raising sufficient additional debt or equity financing to enable it to repay or refinance its debt. See "Risk Factors--Substantial Leverage," "Risk Factors--Limited Operating History; Operating Losses of the Company," "Risk Factors--Refinancing Risks" and "Risk Factors--Deficiency of Earnings to Fixed Charges."

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

                   THE DIGITAL SATELLITE TELEVISION INDUSTRY

INDUSTRY OVERVIEW

  Digital satellite television services use communications satellites, broadcasting at Ku-band or higher frequencies, to transmit multichannel video programming directly to consumers, who receive such signals on home satellite dishes or HSDs. Such satellites operate in geosynchronous orbit above the equator, from orbital positions or "slots" allocated by international agreement to the U.S. and other national governments and assigned by such governments in accordance with local law. Orbital slots are designated by their location East or West of the zero meridian, measured in degrees of longitude, and comprise both a physical location and an assignment of broadcast spectrum in the applicable frequency band. The assigned spectrum is divided into 32 frequency channels, each with a useable bandwidth of 24 megahertz. Such frequency channels are sometimes referred to as "transponders" because each transponder on a satellite generally transmits on one of such channels. At standard levels of digital compression technology currently deployed, each frequency channel can be converted on average into five or more analog channels of video programming, thereby enabling the digital satellite service operator to offer a broader variety of programming choices than analog satellite systems. Advanced compression technologies currently being tested are expected to result in substantially greater compression ratios. Digital technology enables subscribers to receive laser disc-quality picture and compact disc-quality sound from the satellite.

  The operator of a digital satellite television service typically enters into agreements with programmers, who deliver their programming content to the digital satellite service operator via commercial satellite, fiber optics or microwave transmissions. The digital satellite service operator generally monitors such signals for quality, and may add promotional messages, public service programming or other system-specific content. The signals are then digitized, compressed, encrypted and combined with other programming sharing a given transponder. Each transponder's signal is then uplinked, or transmitted, to the transponder owned or leased by the service operator on the service's satellite, which receives and transmits the signal to HSDs configured and authorized to receive it.

  In order to receive programming, a subscriber requires (i) a properly installed HSD, which includes a dish-shaped antenna, low noise block converter ("LNB") and related equipment, (ii) an integrated receiver/decoder ("IRD," sometimes referred to herein as the "satellite receiver" or "set-top box"), which receives the data stream from each broadcasting transponder, separates it into separate digital programming signals, decrypts and decompresses those signals that the subscriber is authorized to receive and converts such digital signals into analog radio frequency signals, and (iii) a television set, to view and listen to the programming contained in such analog signals. A subscriber's IRD is generally connected to the digital satellite service operator's authorization center by telephone, to report the purchase of pay-per-view channels.

  The FCC authorizes two types of satellite services for transmission of television programming: Broadcast Satellite Service ("BSS"), which operates at high power in the Ku-band, and Fixed Satellite Service ("FSS"), which includes medium power services transmitting in the Ku-band, as well as low power analog services transmitting in the C-band. Both high power BSS satellites and medium power FSS satellites are used for digital satellite television services. High power signals can generally be received by HSDs of approximately 13 1/2 to 18 inches in diameter (depending on the geographical location of the HSD and wattage per channel), while medium power signals generally require HSDs of 27 to 39 inches in diameter (depending on the geographical location of the HSD and wattage per channel).

  Generally, both high power and medium power digital satellite services provide the same high video and audio quality. However, in certain situations medium power services may be more susceptible to interference from adjacent satellites than high power services. High power services have the benefit of certain regulatory safeguards instituted by the FCC to protect BSS broadcast signals from interference from other sources. Under the FCC's current policy, BSS orbital locations are spaced at greater intervals than FSS orbital locations. There are 9(degrees) of longitude between adjacent BSS orbital slots, as compared to 2(degrees) between adjacent FSS locations. The

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smaller interval between FSS orbital locations, together with their lower power, requires the use of a relatively large HSD to prevent interference. Newly assigned FSS license holders are required to coordinate their satellite designs with the satellites previously existing at adjacent orbital locations. However, such coordination efforts between FSS license holders may not be sufficient to resolve any interference that may occur, and an FSS license holder may not have adequate recourse if the FCC assigns an adjacent location to another user that results in signal interference.

  In 1982, the FCC allocated a spectrum within the Ku-band for BSS services. Eight BSS orbital slots, each with 32 frequencies, have been reserved by the FCC for use by domestic DBS providers. Three of those orbital slots (101(degrees) W.L., 110(degrees) W.L. and 119(degrees) W.L.) are considered the most desirable for national broadcasting because they are the only U.S. allocated locations for BSS that provide full coverage of the entire continental United States (known as "full CONUS"). DirecTV and USSB are the only entities licensed for the 101(degrees) W.L. orbital slot with a total of 32 transponders. MCI, in partnership with New Corp., has acquired authorization to build a DBS service at the 110(degrees) W.L. orbital location, using 27 transponders. EchoStar's DBS service uses 21 transponders at the 119(degrees) W.L. orbital location and Tempo's FCC Permit authorizes it to build a DBS service using the remaining 11 transponders at 119(degrees) W.L.

MARKET FOR DIGITAL SATELLITE SERVICES

  As of December 31, 1996, the installed base for digital satellite services consisted of approximately 4.4 million Authorized Units nationwide. This installed base represented a nearly 100% increase from the approximately 2.2 million units as of the end of 1995 and more than eight times the approximately 500,000 units installed as of the end of 1994. According to industry sources, there are approximately 98 million television households in the U.S. and it is estimated that approximately 64 million cable subscribers pay an average of approximately $33 per month for multichannel programming services. The Company believes that the potential market in the U.S. for video, audio and data programming services via satellite consists of (i) the approximately 8 to 11 million households that do not have access to cable television (not "passed by cable"), (ii) the approximately 21 million households currently passed by cable television systems with fewer than 40 channels of programming, (iii) other existing cable subscribers who desire a greater variety of programming, improved video and audio quality, better customer service and fewer transmission interruptions, (iv) the Commercial Market, and (v) the approximately 2.2 million low power C-band subscribers who may desire to migrate to digital service. The large base of potential customers enhances the Company's opportunity to increase its installed base of Authorized Units, but there can be no assurances that the Company will be successful in increasing its installed base.

  PRIMESTAR Partners estimates that, based on the number of Authorized Units installed, its share of current digital satellite television subscribers was approximately 39.8%, as of December 31, 1996, as compared to an estimated 51.7% share for DirecTv combined with USSB, an estimated 7.9% share for EchoStar and an estimated 0.6% share for Alphastar, as of such date.

  The Company believes that the following factors will contribute to the growth of the market for digital satellite services:

  Unserved or Underserved by Cable. Approximately 8 to 11 million households are not passed by cable and approximately 21 million households are in areas served by cable systems with fewer than 40 channels. Cable systems with sufficient channel capacity (generally 54 or more channels) and good quality cable plant will not require costly upgrades to add bandwidth or incur significant maintenance costs in order to offer digital programming services. The Company believes, however, that based on current compression technology, the number of channels that a cable system would have to remove from its existing service offerings in order to use them for digital services may, in the case of cable systems with limited channel capacity, degrade the value of their analog programming offering and alienate subscribers. Accordingly, pending the availability of advances in digital compression technology now under development, such smaller cable systems will be required to incur substantial costs to upgrade their plant to expand channel capacity before they can introduce digital services.

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

Due to the substantial capital investment required for wide scale deployment of fiber-based digital services, several cable companies have delayed originally-announced deployment schedules. Accordingly, the Company believes that households not passed by cable or served by cable systems with fewer than 40 channels continue to provide an opportunity for market growth.

  Commercial Market. The Company believes that digital satellite services are well suited for hotels, motels, bars, MDUs, schools and other organizations within the Commercial Market. The Company expects that some commercial organizations will in the future provide a market for educational, foreign language, and other niche video and audio programming, as well as data services, in addition to the Company's wide variety of entertainment, sports, news and other general programming.

  Demand for More Choice in Television Programming, Reliable Service and Better Quality Picture and Sound. Prior to the growth of cable television services, television viewers were offered a relatively limited number of channels. As the number of channels increased, consumer demand for more programming choices also increased. As a result, the multichannel video market has experienced significant growth, both in terms of the number of content producers creating programming and the number of channels available to viewers. The Company expects that this trend will continue and that consumers will desire even more programming choices than are available through cable television. The Company believes consumers are also demanding more reliable service and improved picture quality compared to what has historically been offered by over-the-air VHF and UHF broadcasters and by cable.

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

                                   BUSINESS

GENERAL

  The Company is a leading provider of digital satellite-based entertainment programming in the United States. The Company distributes PRIMESTAR(R), a medium power digital satellite service, under the brand names "PRIMESTAR By TCI" and "PRIMESTAR By TSAT" and owns an aggregate 20.86% partnership interest in PRIMESTAR Partners, which owns and operates the PRIMESTAR(R) service. As of December 31, 1996, the Company was the largest distributor of PRIMESTAR(R), with an installed base of approximately 805,000 Authorized Units, which represented approximately 45% of PRIMESTAR Partners' estimated 1.8 million Authorized Units as of such date.

  The Company currently plans also to participate, directly or through PRIMESTAR Partners, in the high power segment of the digital satellite industry. Through its wholly owned subsidiary, Tempo, the Company holds the FCC Permit, authorizing construction of a high power DBS system consisting of two or more satellites delivering DBS service in 11 frequencies at the 119(degrees) W.L. orbital position and 11 frequencies at the 166(degrees) W.L. orbital position. The 119(degrees) W.L. orbital position is one of three such orbital positions available for DBS service to the U.S. which have a view of the entire continental U.S. Tempo DBS-1, one of two DBS satellites constructed for Tempo by Loral pursuant to the Satellite Construction Agreement, was launched into the Company's high power slot at 119(degrees) W.L. on March 8, 1997, and is currently undergoing in-orbit acceptance testing. Assuming successful in-orbit testing, Tempo DBS-1 is expected to begin commercial operations in the second half of 1997. The 11 transponders available to Tempo under the FCC Permit are sufficient to broadcast 70 to 85 channels of digital video and music programming at current compression ratios, depending on the mix of programming content. Pursuant to the Tempo Option Agreement, the Company has agreed to sell or lease to the Partnership 100% of the capacity of Tempo DBS-1. See "--High Power Satellites."

BUSINESS STRATEGY

  The Company's primary objective is to maintain its position in the market as one of the leading providers of satellite delivered entertainment programming and to continue to grow its subscriber base. To achieve this objective, the Company has adopted the following strategy:

  Provide High Quality Digital Programming at an Attractive Price. The Company offers consumers the PRIMESTAR(R) service, which consists of a wide variety of high quality programming, delivered digitally for laser-disc quality image and compact-disc quality sound, for a competitive price. The Company believes that the image and sound quality of the PRIMESTAR(R) service is superior to that provided by most existing cable systems and wireless cable providers, which transmit analog signals to their subscribers, and is comparable to that of other digital satellite television providers, including those using compression methods based on the MPEG-2 digital compression architecture. The Company further believes that its combination of price and services provides consumers with greater value than the respective price and service offerings of other current digital satellite service providers. In April 1997, PRIMESTAR(R) will increase its channel offerings from 95 video and audio channels to approximately 150 channel offerings and will begin offering subscribers in the majority of the U.S. the opportunity to use HSDs of approximately 27 to 29 inches, as compared to 36 inches currently. See "-- PRIMESTAR By TSAT--The PRIMESTAR(R) Service," "Risk Factors--Potential Interference with Satellite Signal," "Risk Factors--Risks of Satellite Failure" and "Risk Factors--Risks of Adverse Governmental Regulations and Adjudications."

  Continue to Develop and Expand Diverse Distribution Channels. The Company continues to increase its customer base through its multiple sales and distribution channels, which include master sales agents and their sub-agents, direct sales representatives, telemarketing agents and consumer retail outlets. The Company also distributes its services through Radio Shack, a unit of Tandy Corporation and one of the nation's largest consumer electronics retailers. In February 1996, PRIMESTAR Partners entered into a national agreement with Radio Shack under which PRIMESTAR(R) is expected to be sold through more than 6,500 Radio Shack stores nationwide. As of December 31, 1996, PRIMESTAR(R) was available for sale in approximately 2,300 Radio Shack stores located in the Company's authorized distribution territories, and the Company estimates that when

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

the arrangement is fully implemented, PRIMESTAR(R) will be available for sale in over 2,500 such stores. The Company supports its multiple distribution channels with a wide variety of advertising, marketing and promotional activities. The Company intends to expand on its existing satellite retailer distribution network and presence with consumer electronics outlets. See "-- PRIMESTAR By TSAT--Distribution" and "--PRIMESTAR By TSAT--Marketing."

  Focus Marketing Effort on Customers Underserved by Multichannel Programming. The Company seeks to maximize penetration in the "underserved" marketplace, defined by the Company as those areas not passed by cable, or served by cable systems with fewer than 40 channels. To date, the Company's primary market focus has been the rural market, which is underserved for variety, choice and convenience in audio and video entertainment programming.

  Differentiate the Company's Offerings through Superior Customer Service. The Company believes that providing outstanding service, convenience and value are essential to developing long term customer relationships. The Company offers consumers a "one-stop shopping" service which includes programming, installation, maintenance, reliable customer service and satellite reception equipment. The Company maintains access to a National Call Center, providing customers with round-the-clock telephone support for sales, installation, authorization and billing, as well as scheduling of repair and customer service calls, 365 days per year. See "--PRIMESTAR By TSAT--Distribution."

  Provide Subscribers Attractive Alternatives to Obtain Digital Satellite Equipment. The Company's equipment rental program, which includes free maintenance and repair, provides significant benefits to customers, who are not required to buy satellite equipment in order to receive the PRIMESTAR(R) service. Because PRIMESTAR(R) is marketed as a service, with programming, equipment rental, maintenance and 24-hour customer service included in the monthly charge, the up-front costs to new subscribers of PRIMESTAR By TSAT are generally lower than the up-front costs to new subscribers of the Company's competitors, who must typically purchase and install HSDs, satellite receivers and related equipment. Moreover, since the Company generally owns, services and installs all customer premises equipment for its rental customers, the Company protects its subscribers from the inconvenience of equipment failure, maintenance concerns, obsolete technology, self-installation and expired warranties. See "--PRIMESTAR By TSAT--Equipment and Installation."

  Expand Commercial Opportunities for Digital Satellite Service. The Company believes that the Commercial Market offers a substantial opportunity for growth and is therefore of strategic importance. With the enhanced channel capacity in its audio and video entertainment programming provided by GE-2, the Company anticipates having the ability to successfully penetrate the Commercial Market. The Company also intends to pursue opportunities to provide private network service to businesses, and to participate in the growing market for distance learning. In that connection, the Company is exploring opportunities to work together with At Home Corporation, a joint venture among TCI, Kleiner Perkins Caufield & Byers, Comcast and Cox, to deliver Internet content to personal computers, and ETC w/tci, Inc., a majority-owned subsidiary of TCI, formed to develop and distribute content and technology applications for education, training and communications, as well as other Internet and educational content providers.

  Form Alliances with Strategic Marketing Partners. The Company intends to broaden its product and service offerings to further complement its existing video services by forming alliances with strategic partners, such as its existing non-exclusive relationship with Bose. See "--PRIMESTAR By TSAT-- Marketing." The Company believes that such alliances can be important not only to expand the market awareness of the Company's name and service offerings, but also to increase the Company's potential market by expanding the scope of the use of its product and services.

  Pursue High Power DBS Opportunities. The Company continues to assess strategies for delivering high power digital satellite signals to the consumer's home. The Company's current strategy is to implement a high power DBS system, either directly or through PRIMESTAR Partners, by using Tempo DBS-1, pursuant to the

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

Company's proposed Cable Plus Strategy, to provide a DBS service offering a mix of sports, multiplexed movies, pay-per-view and popular cable networks that could be marketed as an adjunct to traditional off-the-air (i.e., broadcast) television, basic cable and other analog programming services. The Company believes that, if successfully implemented, such a complementary service could be effectively marketed by cable operators (particularly those with limited channel capacity and a relatively low density of subscribers per head-end) as an alternative to a digital cable upgrade, which could require costly improvements by the operator to cable plant and head-end equipment. A cable operator that distributed the Company's high power service could offer its customers a digital upgrade without reducing the number of analog cable channels available to customers who choose not to take the new service. In contrast, if such an operator were to upgrade its cable system directly and provide digital service comparable to the Company's proposed service, the cable operator would be required to drop up to 11 channels from its existing analog service, degrading the value of that service and alienating those customers that choose to continue with their existing analog service. To facilitate such a complementary service, the Company is currently working with manufacturers to develop designs and specifications for a new set-top box that would accommodate separate inputs from an analog cable system and a digital satellite dish, and allow the customer to switch between digital programming and analog channels (including the local programming currently not generally available by satellite) with a single remote control unit. The Company expects that such a combination cable converter/IRD will be available in commercial quantities by the fall of 1997. However, the Company has not entered into a purchase contract with any potential manufacturers, and there can be no assurance that this equipment will be available on schedule. In addition to the Cable Plus Strategy, the Company intends to market its high power DBS services directly to consumers. The Company is currently in discussions, but has not entered into any agreements, with cable operators, programming suppliers and PRIMESTAR Partners with respect to the establishment of such a high power digital satellite service to be marketed in part by cable and other system operators as described above.

PRIMESTAR BY TSAT

  The PRIMESTAR(R) Service. PRIMESTAR Partners was formed as a limited partnership in 1990 by direct or indirect subsidiaries of TCI and several other large cable operators and GEAS, an indirect subsidiary of G.E. Initially, PRIMESTAR Partners' product was an analog service limited to seven broadcast television superstations, TV Japan and three pay-per-view stations. In 1994, PRIMESTAR Partners was among the first satellite television providers to use digital transmission and compression technology to offer superior delivery of picture and sound. Through March 9, 1997, the PRIMESTAR(R) service was broadcast from K-2, a medium power satellite that was nearing the end of its normal operational life. Since March 10, 1997, the PRIMESTAR(R) service has been broadcast from GE-2, a medium power satellite that was launched into the 85(degrees) W.L. orbital position on January 30, 1997. In April 1997, using the additional capacity of GE-2, PRIMESTAR(R) will increase its offerings to approximately 150 channels of programming (as compared to 95 channels under K-2), and will begin to offer subscribers in the majority of the U.S. the opportunity to use HSDs of approximately 27 to 29 inches in diameter. Dishes of 27 to 29 inches can be attached more easily to a subscriber's wall or roof than the 36 inch dishes currently used by PRIMESTAR(R).

  PRIMESTAR(R) includes a variety of advertiser-supported networks (sometimes referred to as "basic cable" channels), a broad selection of movie services, national and regional sports packages and other premium services, and multiplexed pay-per-view programming. See "--Programming." PRIMESTAR Partners secures its rights to broadcast such programming via satellite by entering into non-exclusive affiliation agreements with programming vendors. In addition to video services, PRIMESTAR(R) includes digital audio and data services, including Ingenius, which provides access to news, business news, stock quotes, sports, weather and entertainment information to subscribers through their personal computers.

  PRIMESTAR Partners currently broadcasts from GE-2, a medium power Ku-band satellite owned and operated by GE Americom. Digital satellite television service requires that subscribers install HSDs for a clear line of sight to the transmitting satellite. GE-2 is located at 85(degrees) W.L. in the FSS orbital arc and provides coverage to the entire continental U.S. with favorable "look" angles, meaning that the satellite is viewable from the entire continental U.S. at angle elevations high enough to facilitate installation of HSDs in most areas. Additionally,

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

GE-2's orbital location over the East coast of the U.S. is considered favorable because the signal travels a shorter path through the relatively moist air of the Eastern seaboard, minimizing potential interference from bad weather. The overall PRIMESTAR(R) system is designed for high availability and, based on PRIMESTAR Partners' experience with GE-2's predecessor, K-2, operates consistently without any significant interference approximately 99.8% of the time.

  PRIMESTAR Partners currently uses proprietary authorization, encryption and digital compression technology developed by an affiliate of GI. The Company believes that the digital compression technology used by PRIMESTAR Partners, which is known as DigiCipher-1(R), produces picture and sound quality comparable to that of other digital satellite television providers, including those using compression methods based on the MPEG-2 digital compression architecture. Uplinking, encoding and compression services are provided by National Digital Television Center, Inc., a subsidiary of TCI, and formerly Western Tele-Communications, Inc. ("NDTC"), under a Master Digital Transmission Agreement between NDTC and the Partnership. Although the DigiCipher-1(R) satellite receiver used by PRIMESTAR(R) customers is not currently compatible with MPEG-2 compression systems, it can be upgraded to be compatible through equipment provided by GI, the cost of which is projected to range from $150 to $200 at commercial volumes.

  PRIMESTAR Partners has entered into the GE-2 Agreement, pursuant to which GE Americom has agreed to provide the Partnership with service on 24 transponders on GE-2, subject to an interim period during which one of the transponders will be unavailable. GE-2 was launched on January 30, 1997 and accepted as commercially operational, effective March 6, 1997. See "Risk Factors--Risks of Satellite Failure--Risks of Satellite Defect, Loss or Reduced Performance."

  The Partnership is currently entitled to nonpreemptible service on 18 of the transponders on GE-2 and preemptible service on five transponders, with a sixth preemptible transponder available on or about August 1, 1997. Preemptible transponders are transponders that may be reassigned to restore service to protected customers if such protected customers experience satellite failure. The Company does not believe that, during the early stages of GE-2's operational life, the use of preemptible transponders by PRIMESTAR Partners is likely to interfere in any material respect with the operation of the PRIMESTAR(R) service.

  As currently in effect, the GE-2 Agreement provides for an initial term of six years from the availability of GE-2, extendible for the remainder of the useful life of GE-2 at the option of PRIMESTAR Partners (the "End-of-Life Option"). The End-of-Life Option expires if not exercised by December 31, 1997.

  Under the GE-2 Agreement, if PRIMESTAR Partners does not exercise the End-of-Life Option, it will not be entitled to any in-orbit spare for GE-2. However, if PRIMESTAR Partners exercises the End-of-Life Option, GE Americom will be required to make available another communications satellite, GE-3, to serve as an in-orbit spare for GE-2 at the 85(degrees) W.L. orbital position, providing the Partnership with "orbital location protected service," effective upon the successful launch of another GE Americom medium power satellite, GE-
4. If such orbital location protected service becomes effective, the Partnership's transponders will become nonpreemptible and the Partnership will be entitled to restoration on GE-3 of any transponders on GE-2 that suffer a transponder failure. If PRIMESTAR Partners exercises the End-of-Life Option, during the period between the launch of GE-3 and the launch of GE-4, the Partnership will be entitled to protection for GE-2 transponder failures, but its preemptible transponders will remain preemptible. If PRIMESTAR Partners exercises the End-of-Life Option, PRIMESTAR Partners will have a further right to negotiate to obtain capacity on any successor satellite to GE-2 launched by GE Americom at 85(degrees) W.L.

  If, after exercise of the End-of-Life Option, PRIMESTAR Partners intends to use more than six of its transponders for uses other than providing the PRIMESTAR(R) service, GE Americom may reduce service from orbital location protected service to nonpreemptible or preemptible service, as the case may be.

  The Partnership does not distribute its programming directly, but utilizes authorized Distributors to market the PRIMESTAR(R) service and contract with subscribers. Currently, affiliates of each of the Partnership's partners other than GEAS, including the Company, are authorized Distributors of PRIMESTAR(R). However, the

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PRIMESTAR Partnership Agreement does not require that Distributors be affiliated with the Partnership's partners. None of the Distributors currently has a formal written distribution agreement with PRIMESTAR Partners, although PRIMESTAR Partners and the Distributors have attempted to negotiate such an agreement from time to time since 1990. All of the Partnership's distribution arrangements are currently non-exclusive. The PRIMESTAR Partnership Agreement also contemplates the possibility that the Partnership may establish a separate national marketing company to distribute PRIMESTAR(R); however, the Partnership has not taken any action to create such a national marketing company, and the creation of such a national marketing company would require a supermajority vote of the Partners Committee of PRIMESTAR Partners.

  The Company and other Distributors set their own retail pricing and are responsible in their respective territories for installation, maintenance and retrieval of customer premises equipment, authorization of subscribers, and billing and collection of monthly and other fees, and bear all risks of loss relating thereto. The Partnership negotiates and enters into agreements with programmers, arranges for satellite capacity through its agreements with GE Americom and is responsible, through its Master Digital Transmission Agreement with NDTC, for the uplinking and compression of programming signals. In addition, the Partnership provides marketing and administrative support, including national advertising and a national toll-free number, "1-800-PRIMESTAR," that automatically transfers potential customers to one of the Distributors, based on the potential customers' zip codes. Potential customers in the Company's service areas who call the "1-800" number and key in their zip codes are transferred automatically to the National Call Center. In return for such services, the Partnership collects from the Distributors a monthly programming fee based on the number of Authorized Units receiving such programming plus a separate monthly authorization fee based on each Distributor's total number of Authorized Units.

  The Company markets and distributes the Partnership's equipment and services to households and businesses in its assigned territories under the names "PRIMESTAR By TCI" and "PRIMESTAR By TSAT." The Company's territories as a PRIMESTAR(R) Distributor comprise communities in the vicinity of TCI's cable television franchise areas and other areas assigned by the management of PRIMESTAR Partners, in each case on a non-exclusive basis. The Company's territories cover approximately 45% of the geographic area of the U.S., as of December 31, 1996. The Company estimates that approximately 38% of the country's 98 million television households reside in the Company's territories.

  Programming. At December 31, 1996, the Company offered consumers three primary programming packages, which provide a wide variety of programming selections, as detailed in the chart below. The PrimeFamilySM package offers 75 channels of programming with 14 commercial-free premium movie channels in addition to a selection of other channels. The PrimeEntertainmentSM package offers 65 channels of programming and gives the customer four commercial-free movie channels as well as a combination of a number of popular channels. Lastly, the PrimeValueSM package offers customers 53 channels of expanded programming. Each of the packages includes a free monthly programming guide. As of December 31, 1996, the monthly prices for the PrimeFamilySM package, the PrimeEntertainmentSM package and the PrimeValueSM package were $44.99, $29.99 and $22.99, respectively. Most of the Company's customers rent their equipment and pay an additional $10 monthly charge for equipment rental, which includes free maintenance and 24-hour customer service.

  The Company also offers nine channels of pay-per-view movies and events and niche services on an a la carte basis such as ABC, NBC, CBS, FOX and PBS (to those subscribers unable to receive such networks through local affiliates), The Golf Channel, TV Japan and Ingenius.

  At December 31, 1996, the Company's three primary programming packages consisted of the following:

        PRIMEVALUE(SM)            PRIMEENTERTAINMENT(SM)              PRIMEFAMILY(SM)
          PACKAGE                        PACKAGE                        PACKAGE
        53 CHANNELS                    65 CHANNELS                    75 CHANNELS
--------------------------------------------------------------------------------
 A&E                                                         All PrimeEntertainmentSM
                              All PrimeValueSM Channels     Channels
 Cartoon                      Plus:                          Plus:
 CNBC
 CNN                          Classic Sports                 Cinemax-Multichannel (2)
 Comedy Central               CMT                            Cinemax Selecciones (3)
 Discover                     CNN International/CNN-FN       HBO-Multichannel (3)
 Disney (2)                   E!                             HBO en Espanol (3)
 ESPN                         Encore
 Family Channel               Encore Multiplex (2)
 Headline News                ESPN 2
 Learning Channel             Sci-Fi
 Lifetime                     STARZ!
 MTV                          TCM
 Nickelodeon                  The Weather Channel
 Odyssey
 Prevue
 QVC
 Regional Sports Net-
 works (14)
 TBS
 TNN
 TNT
 TV Land
 Univision
 USA
 Digital Audio Channels (14)

  Utilizing the additional transponder capacity provided by GE-2, PRIMESTAR Partners has announced that it will increase its total channel offerings to approximately 150 in April 1997. Based on the proposed new line-up, the Company expects that its primary programming packages will be revised as follows:

      PRIMEVALUE(SM)         PRIMEENTERTAINMENT(SM)
          PACKAGE                   PACKAGE              PRIMEHITS(SM) PACKAGE
        76 CHANNELS               96 CHANNELS                 101 CHANNELS
-------------------------------------------------------------------------------
 A&E                                                 All PrimeEntertainmentSM
                           All PrimeValueSM Channels Channels
 AMC                       Plus:                     Plus any two of the following:
 BET
 Cartoon                   Classic Sports            Multichannel Showtime (2)
 CNBC                      CMT                       Multichannel Cinemax (2)
 CNN                       CNN International/CNN-FN  Multichannel HBO (3)
 CNN Headline News         Court TV
 Comedy Central            E!
 CSPAN1                    Encore
 CSPAN2                    Encore Multiplex (2)
 Discovery                 ESPN2
 Disney (2)                Game Show Network
 ESPN                      HG-TV
 Family Channel            Independent Film Channel
 Learning Channel          Outdoor Life
 Lifetime                  Sci-Fi
 Local  Regional Sports
  Network (1)              Speedvision
 MSNBC                     STARZ!
 MTV                       Sundance
 Much Music                TCM
 Nickelodeon               The Weather Channel
 Odyssey                   WGN
 Prevue
 QVC
 Regional Weather (10)
 Romance Classics
 TBS
 TNN
 TNT
 TV Food
 TV Land
 Univision
 USA
 VH-1
 Digital Audio Channels
 (30)

  The expanded channel offerings will also include 21 channels of pay-per-view movies and events, a 24 channel sports tier and niche services on an a la carte basis such as ABC, NBC, CBS, FOX and PBS (to those subscribers unable to receive such networks through local affiliates), The Golf Channel and TV Japan. The monthly prices for the expanded PrimeHitsSM package, the Prime EntertainmentSM package and the PrimeValueSM package in 1997 will be $49.99, $33.99 and $24.99, respectively.

  As of December 31, 1996, the Company had an installed base of approximately 805,000 Authorized Units, of which approximately 44% received the Company's premier programming package, the PrimeFamilySM package. Exclusive of installation revenue, the Company's average monthly revenue per Authorized Unit was

$44 and $41 for the years ended December 31, 1996 and 1995, respectively. At December 31, 1996, the Company's Authorized Units represented approximately 45% of PRIMESTAR Partners' estimated 1.8 million installed Authorized Units.

  The Company contracts with and bills its residential and commercial subscribers directly for the PRIMESTAR(R) service. Most residential subscribers may terminate their service at any time upon notice to the Company. Commercial subscribers' service contracts automatically renew for successive terms unless the commercial subscribers provide 90 days' prior written notice to the Company of their intent to terminate their service at the end of the current term. In addition, a commercial customer can terminate the contract prior to the expiration of the contractual term by paying 75% of the remaining amount due.

  Satellite reception equipment reclaimed from terminating subscribers is tested, refurbished as necessary and placed back into service.

  Distribution. The Company distributes PRIMESTAR(R) services through multiple distribution channels. The Company's Master Agent Program, direct sales force, its access to the National Call Center for orders, information and customer service and its agreement with Radio Shack form a wide-reaching distribution network. The Company has engaged four master sales agents, Metron Digital Services, Inc., CVS Systems, Inc., Resource Electronics, Inc. and Recreation Sports and Imports, Inc. (collectively, the "Master Agents"), each of which has extensive experience distributing C-band direct-to-home satellite equipment. Master Agents generally do not sell directly to customers, but recruit, train and maintain a network of sub-agents comprised generally of full service independent satellite retailers in the Company's target markets, including rural and other areas that are not served or are underserved by cable television. The sub-agents sell PRIMESTAR(R) services on behalf of the Company and install, service and maintain customer premises equipment for the Company's subscribers. Authorization of new customers is provided by the National Call Center. At December 31, 1996, the Company's Master Agents had over 1,700 active sub-agents, and in the year ended December 31, 1996, the Master Agent Program accounted for approximately 49% of the Company's new business.

  The Company believes that the Master Agents, who are responsible for the acts of their sub-agents, are currently able to manage the diverse network of satellite retailers more effectively than the Company could do so directly. Master Agents are responsible for maintaining their sub-agents' inventories of HSDs and other customer premises equipment, which are provided by the Company on consignment. The Company pays the Master Agents commissions on equipment leased or sold by their sub-agents, as well as an installation reimbursement to cover the cost of each new installation and a 10% commission on monthly programming revenue received from subscribers enrolled through the Master Agent Program, for a contractually determined period of time (generally five years). Master Agents are responsible for compensating their sub-agents.

  The Company's direct sales force solicits potential subscribers by telephone, makes door-to-door sales calls, sets up booths at special events and otherwise markets the Company's products and services to customers in target markets in its authorized distribution areas. At December 31, 1996, the direct sales force consisted of approximately 760 employees throughout the Company's service areas operating out of the Company's five regional offices and several field offices. To date, the main focus of the direct sales force has been rural and semi-rural communities. Direct sales employees are paid pursuant to a tiered compensation plan with varying commission arrangements based on productivity. New subscriptions obtained by the direct sales force are referred to the National Call Center for authorization, which in turn dispatches the new orders to the nearest TCI cable system or third party contractor for installation.

  In order to support its direct sales force, the Company obtains installation, maintenance, retrieval, inventory management and other customer fulfillment services from TCIC and certain other third party contractors for Company customers enrolled by its direct sales force or National Call Center. In connection with the Distribution, the Company and TCIC entered into the Fulfillment Agreement with respect to customers of the PRIMESTAR(R) medium power service. The Fulfillment Agreement, among other things, sets forth the responsibilities of TCIC with respect to fulfillment services, including performance standards and penalties for nonperformance, and provides scheduled rates to be charged to the Company for the various customer fulfillment services to be provided by TCIC. The Company retains sole control under the Fulfillment Agreement to establish the retail prices and other terms and conditions on which installation and other services will be provided to the Company's customers. The Fulfillment Agreement has an initial term of two years and is terminable by the Company, on 180 days notice to TCIC at any time during the first six months following the Distribution Date. The Company and TCIC are currently discussing certain proposed changes to the Fulfillment Agreement, but there can be no assurances that any such changes will be agreed to or that the Company will not exercise its right to terminate the Fulfillment Agreement if an acceptable amendment is not agreed to prior to the end of the Company's six-month termination window. There can be no assurance that the terms of the Fulfillment Agreement are not more or less favorable than those which could be obtained by the Company from third parties, or that comparable services could be obtained by the Company from third parties on any terms if the Fulfillment Agreement is terminated. See "Certain Relationships and Related Transactions."

  The National Call Center, which, as of December 31, 1996, housed more than 560 employees, takes subscription orders and provides both sales support and customer service. The National Call Center offers customers round-the-clock telephone support for sales, installation, authorization and billing, as well as for repair and customer service, 365 days per year. During the year ended December 31, 1996, the National Call Center handled over 3.7 million customer service calls and over 1.1 million sales calls. In addition, the Company engages a teleservices vendor to assist the Company in providing these services. The Company trains the employees of the teleservices vendor and works closely with such employees to ensure that its existing and potential subscribers receive quality customer service.

  On March 20, 1997, the Company announced its intention to contribute its National Call Center to a new joint venture to be owned by the Company and TCI. The new joint venture, which would be run as a separate company, would own and operate customer service call centers and provide services to TCI, the Company and other potential clients on an out-sourcing basis. In addition to the two Englewood, Colorado based facilities of the Company's National Call Center, the new venture would initially include call center facilities contributed by TCI in Denver, Colorado, Boise, Idaho and Tucson, Arizona. See "Certain Relationships and Related Transactions."

  In addition to the Master Agent Program, direct sales force and National Call Center, the Company distributes its services through certain national consumer electronics retailers. In February 1996, PRIMESTAR Partners entered into a national agreement with Radio Shack, a unit of Tandy Corporation and one of the nation's largest consumer electronics retailers, under which PRIMESTAR(R) is expected to be available on a non-exclusive basis through more than 6,500 Radio Shack stores nationwide. Under this agreement, Radio Shack is compensated based on the number of installations generated. As of December 31, 1996, PRIMESTAR(R) is available for sale in approximately 2,300 Radio Shack stores located in the Company's authorized distribution territories, and the Company estimates that when the arrangement is fully implemented, PRIMESTAR(R) will be available for sale in over 2,500 such stores. The Company's distribution network is further supported by approximately 1,130 local market retailers, such as hardware stores and convenience stores, which promote the Company's services and further assist the Company in its distribution efforts.

  The Company believes that its use of a number of different distribution channels has been an important factor in the success of its sales efforts over the past two years and will continue to fuel subscriber growth. During the two year period from December 1994 to December 1996, the Company expanded its points of sale over fifteen times, from 325 to approximately 5,160. Furthermore, the Company's sub-agents ranked highest in customer satisfaction in a study conducted by the SBCA in August 1995. The Company's sub-agents scored highest for post-sale customer support and salesperson knowledge of the industry and technology, as well as programming. Moreover, the SBCA research showed that the Company's service strategy ranked first as the customer's choice for a "better buying experience." The Company intends to continue to target multiple distribution channels and to expand on its existing satellite retailer distribution network and presence with consumer electronics outlets.

  Equipment and Installation. Unlike other digital satellite television services, PRIMESTAR(R) does not require consumers to purchase or finance the equipment needed to receive its programming. The Company provides the HSD, satellite receiver and remote control to subscribers for a monthly rental fee ($10 per month at December 31, 1996), which includes ongoing maintenance and service at no additional charge. The monthly equipment rental fee is normally included in a service package that includes various levels of basic and premium programming. Satellite receivers are manufactured by GI, and packaged by GI with remote controls, and HSDs are manufactured by multiple vendors, under agreements with PRIMESTAR Partners. Pursuant to such agreements, each Distributor orders and purchases its inventory of customer premises equipment directly from the vendor, and is responsible for certain minimum purchases based on forecasts provided to the vendor through PRIMESTAR Partners.

  Approximately 99% of the Company's subscribers currently elect to rent their equipment from the Company, and the Company believes that the ability to obtain PRIMESTAR(R) without a large initial cash outlay is a significant factor in the Company's early acceptance by consumers. However, for those subscribers who would prefer to own their equipment, the Company currently provides two alternative purchase options: (i) subscribers who agree to purchase the PrimeEntertainmentSM or PrimeFamilySM package for one year and who pay in full for such package in advance are given the option to purchase a single satellite receiver for $199 plus an installation charge of $199 and
(ii) subscribers who wish to purchase two satellite receivers are given the option to purchase the first receiver for $199 and a second used receiver for $325, with the installation charge of the first receiver set at $199 and the installation price of the second receiver set at $75, and such subscribers are not required to commit to a one-year subscription and may purchase either the PrimeValueSM, PrimeEntertainmentSM or PrimeFamilySM package. In both cases, the Company from time to time provides a promotional offer of $149 for the installation of the first receiver. For those customers who elect one of the purchase options described above, the Company currently provides a free one-year in-home service warranty for the purchased equipment.

  In addition to monthly fees for programming and the purchase or lease of equipment, the Company generally charges new subscribers an installation fee ranging from $99 to $199. Installation of the second receiver is generally available at a reduced price ($75 at December 31, 1996). In order to insure that HSDs are properly pointed and aligned to receive the PRIMESTAR(R) signal, the Company strongly recommends professional installation. The Company, from time to time, offered qualified subscribers an opportunity to enter into subscription contracts that allowed for the option of paying their installation fee over time. Further, from time to time, the Company offers special installation prices on a promotional basis. The Company is currently running a promotional offer of $149 for the installation of the first receiver. Certain of the Company's competitors offer consumers the option of self-installation of the HSD and other equipment for their digital satellite systems, with an installation kit that retails for approximately $70.

  Marketing. The Company engages in extensive local and regional marketing, advertising and promotional activities to increase consumer awareness of PRIMESTAR(R), to promote the sale and lease of PRIMESTAR(R) equipment and to generate subscriptions to PRIMESTAR(R). To complement the national marketing support received from PRIMESTAR Partners, the Company operates a central advertising strategy that also supports regional marketing efforts. The Company's advertising strategy focuses on five important selling points for potential subscribers: (i) program variety, (ii) good value, (iii) digital quality picture and sound, (iv) no equipment to buy, and (v) on-going equipment maintenance and service at no extra charge. The Company also provides its network of sub-agents and direct sales force with marketing support ranging from cooperative advertising funds to customized advertising campaigns. The Company intends to continue these efforts in the future.

  The Company's current regional and local advertising strategy includes television, print and radio advertisements, direct mail campaigns, handouts of brochures and flyers and participation in local events, including the display of posters, banners and pop-up displays. The Company has engaged a media agency to provide media counsel and services to aid the Company in planning, placing and measuring results in regional and local advertising and media programs. The Company has also engaged an advertising agency to develop all strategic and creative efforts in advertising and a marketing fulfillment agency to provide direct mail, collateral materials and other marketing services.

  The Company, from time to time, promotes subscriptions to its programming service by offering discounts or free services for a limited period of time. For example, the Company has offered a discount for annual subscriptions, whereby customers, by paying annually, have been entitled to get one month for free. In addition, the Company has provided coupons to new customers which offer programming discounts, providing customers with the opportunity to try many of the Company's premium services. Additionally, the Company has also provided free pay-per-view movies to new subscribers for a limited period of time.

  The Company engages independent retailers as display representatives who display promotional materials about the Company. The Company uses such display representatives to promote its service and to attain customer referrals. The Company pays the display representative a one time referral fee for each eligible subscriber who installs the service within sixty days of the referral.

  The Company has initiated a joint marketing alliance with Bose under the co-brand name "PRIMESTAR/Bose Home Theater systems." Pursuant to this alliance, the Company and Bose offer a home theater system which includes the Bose Companion satellite surround system, a complete surround sound system designed specifically for use with home satellite systems.

  The Company also engages in two joint marketing efforts with TCI. First, the Company, since March 1996, has been distributing Kid Control(TM), a child-size remote control unit supplied by TCI. The Kid Control(TM) units are channel selectors designed solely for children and help parents monitor and control television viewing. They are pre-programmed with the most popular children's programming to provide a secure lineup of age-appropriate entertainment. Second, as a sign of its commitment to education, the Company, along with TCI, launched the PRIMESTAR Goes To School program which provides schools not wired for cable with free access to PRIMESTAR(R) equipment and 500 hours of commercial-free "Cable in the Classroom" programming per month. This educational package is offered free of charge. The program is designed to provide educational programming and data services and offer access to training to inner city, rural and other schools that do not have access to cable and that are within the Company's territories. From its inception in November 1995 through December 31, 1996, over 2,000 schools have enrolled in the program.

  The Company intends to continue and increase its joint marketing efforts to bundle products and services to the marketplace. The Company believes such efforts will assist the Company in maximizing its potential market share.

  ResNet Transaction. Effective as of October 21, 1996, the Company acquired 4.99% of the issued and outstanding capital stock of ResNet. ResNet was formed by LodgeNet in February 1996 to engage in the business of operating as a "private cable operator" under applicable federal law, providing video on demand, basic and premium cable television programming, and other interactive, multi-media entertainment and information services to subscribers in multiple dwelling units with facilities that do not use any public right-of-way. ResNet agreed to purchase from the Company, at a price that approximates the Company's cost, up to $40 million in satellite reception equipment, to be used in connection with the ResNet Business exclusively, over a five-year period (subject to a one-year extension at the option of ResNet if ResNet has not purchased the full $40 million in equipment during the five-year initial term).

  The Company also agreed to make a subordinated convertible term loan to ResNet, the proceeds of which can be used only to purchase such equipment from the Company. The term of the loan is five years with an option by ResNet to extend the term for one additional year. The total principal and accrued and unpaid interest under the loan is convertible over a four-year period into shares of common stock of ResNet representing 32% of the issued and outstanding common stock of ResNet. The Company's only recourse with respect to repayment of the loan is conversion into ResNet stock or warrants as described below. Under current interpretations of the FCC rules and regulations related to restrictions on the provision of cable and satellite master antenna television services in certain areas, the Company could be prohibited from holding 5% or more of the stock of ResNet and consequently could not exercise the conversion rights under the convertible loan agreement. The Company is required to convert the convertible loan at such time as conversion would not violate such currently applicable regulatory restrictions.

  In addition, ResNet granted the Company an option to acquire an additional 13.01% of the issued and outstanding common stock of ResNet at the appraised fair market value of such stock at the time of exercise of the option. The option is exercisable between December 21, 1999 and the maturity of the convertible loan. Upon the maturity date of the convertible loan, if the Company has been prevented from converting the loan or exercising the option in full due to the previously described regulatory restrictions, ResNet will issue warrants to the Company to acquire the stock that has not been issued pursuant to conversion of the loan and the stock that the Company has a right to acquire by exercise of the option. The exercise price of the warrants to be issued in respect of the convertible loan will be de minimis, and the exercise price of the warrants to be issued in respect of the option will be equivalent to the exercise price under such option. The Company has agreed to customary standstill provisions with respect to acquisitions of more than 10% of the outstanding stock of LodgeNet and any additional shares of ResNet.

  The Company also entered into a long-term signal availability agreement with ResNet, pursuant to which the Company is committed to transport for a fee to "private cable systems" owned and operated by ResNet, the satellite signal used by PRIMESTAR Partners to transmit its programming services (the "PRIMESTAR Satellite Signal") or the signal of a substantially comparable service. "Private cable system" means a satellite master antenna television system that provides television programming services to residential MDUs through cable plant or other equipment that is located entirely on private property and does not constitute a direct-to-home distribution system or a franchised cable system. The Company is acting solely to make the PRIMESTAR Satellite Signal available to ResNet and is not acting as a distributor of any PRIMESTAR(R) programming services to ResNet. ResNet must obtain its own rights from the applicable programming networks to receive the programming services and to distribute them to ResNet's subscribers.

  NDTC has the right from PRIMESTAR Partners to use the PRIMESTAR Satellite Signal for delivery of programming for the benefit of third parties, including private cable systems (the "simultaneous use rights"). NDTC has agreed with the Company that private cable systems designated by the Company, including the ResNet private cable systems, will receive the transport of the PRIMESTAR Satellite Signal by NDTC in exchange for the payment by the Company of a fee per subscriber per video program signal. The agreement between the Company and NDTC is coextensive with the agreement between NDTC and PRIMESTAR Partners, which expires on March 31, 2001, and there is no assurance that the Company will continue to have the ability to make the PRIMESTAR Satellite Signal available after that date.

  In its agreement with ResNet, the Company has committed to make the PRIMESTAR Satellite Signal or the signal of a substantially comparable service available for a term that extends substantially beyond March 31, 2001. If the Company loses its contractual ability to make the PRIMESTAR Satellite Signal available and is not able to make the signal of a substantially comparable service available, the Company is obligated to reimburse ResNet for its costs in obtaining a digital signal from another source, including the cost of replacement equipment if the new digital signal is not compatible with ResNet's equipment. While it is not possible at this time to quantify the amount that the Company would be obligated to pay to ResNet under the circumstances described above, the Company believes that the costs could be significant, particularly if it were to lose its ability to make a signal available towards the end of its agreement with ResNet.

  The Company has also entered into a shorter term signal availability agreement with one other customer and intends to pursue other signal availability opportunities as they arise.

  Counsel to PRIMESTAR Partners has advised the Company of the Partnership's position that there are certain preconditions to NDTC's simultaneous use rights which have not yet been satisfied and that such rights are not assignable by NDTC to the Company. The Company believes that its transaction with ResNet and similar transactions are permitted under the agreement between NDTC and the Partnership. The Company does not believe that any potential dispute with the Partnership regarding this issue is likely to have a material adverse effect on the Company.

  Use of PRIMESTAR(R) Name and Marks. The Company markets and distributes the Partnership's equipment and services to households and businesses in its assigned territories under the names PRIMESTAR

By TCI and PRIMESTAR By TSAT. PRIMESTAR(R) is a registered service mark of PRIMESTAR Partners. The Company believes that it has the right to use the PRIMESTAR(R) name and certain related trademarks and service marks as a Distributor, in substantially the same manner as it has been using such name and marks, pursuant to its existing understandings with PRIMESTAR Partners. However, the Company does not have a written license to use the PRIMESTAR(R) name and marks, and there can be no assurance that the Company will be entitled to continue to use the PRIMESTAR(R) name and marks in the future.

HIGH POWER SATELLITES

  Tempo DBS System. The Company currently plans to participate, directly or through PRIMESTAR Partners, in the high power segment of the digital satellite industry. The Company, through Tempo, holds the FCC Permit, authorizing construction of a high power DBS system consisting of two or more satellites delivering DBS service in 11 frequencies at the 119(degrees) W.L. orbital position and 11 frequencies at the 166(degrees) W.L. orbital position. The 119(degrees) W.L. orbital position is generally visible to HSDs throughout the entire continental U.S.; the 166(degrees) W.L. orbital position is visible only in the western half of the continental U.S., as well as Alaska and Hawaii.

  Tempo is also a party to the Satellite Construction Agreement with Loral, pursuant to which Tempo has arranged for the construction of Tempo DBS-1 and Satellite No. 2 and has an option to purchase up to three additional satellites. As constructed, each Company Satellite can operate in either "single transponder" mode (with 32 transponders broadcasting at 113 watts per channel) or in "paired transponder" mode (with 16 transponders broadcasting at 226 watts per channel). Either such configuration can be selected at any time, either before or after launch.

  Tempo DBS-1 was outfitted with an antenna designed for operation at the 119(degrees) W.L. orbital location and was launched into geosynchronous orbit on March 8, 1997 from Cape Canaveral on an Atlas rocket by International Launch Services on behalf of Lockheed Martin Corporation. The satellite is currently undergoing in-orbit testing pursuant to the Satellite Construction Agreement. Assuming the successful in-orbit testing of Tempo DBS-1, the Company intends to operate such satellite in paired transponder mode, broadcasting on 11 of the 16 available transponder pairs, in accordance with the FCC Permit. The remaining five transponder pairs would be available as in-orbit spares. Operating in paired transponder mode, at current levels of digital compression, Tempo DBS-1 would be able to deliver 70 to 85 channels of digital video and music programming, depending on the mix of programming content, to HSDs of less than 14 inches in diameter. If statistical multiplexing or other advances in digital compression technology currently under development by third parties become commercially available in the future, Tempo DBS-1 would be able to deliver up to 150 channels of programming. Pursuant to its Cable Plus Strategy, the Company intends to operate Tempo DBS-1, either directly or through PRIMESTAR Partners, as a complementary service to basic cable and other channel-constrained analog services, providing DBS services on a wholesale basis to those system operators wishing to avoid the high cost of digital plant upgrades, or, subject to future advances in compression technology, as a stand-alone DBS service. See "--Cable Plus Strategy," "--Competitive Position of the Company's Proposed High Power DBS System" and "Risk Factors--Risks Regarding Deployment of High Power Satellites."

  The Company has had discussions regarding the possible sale of Satellite No. 2, but has not reached agreement regarding any such transaction. Any such transaction would be subject to the successful operation of Tempo DBS-1 (for which Satellite No. 2 currently serves as ground spare), the prior approval of PRIMESTAR Partners and prior regulatory approvals and other conditions. Pursuant to the Tempo Option Agreement, any net cash proceeds received by the Company from the sale of Satellite No. 2 would be paid to PRIMESTAR Partners to satisfy certain advances by PRIMESTAR Partners to the Company to fund construction of the Company Satellites. There can be no assurance that the Company will be able to sell Satellite No. 2 on terms acceptable to the Company. See "Risk Factors--Risks Regarding Deployment of High Power Satellites--Uncertainty Regarding Alternative Strategies."

  Cable Plus Strategy. At current compression ratios, the Company's transponder frequencies at 119(degrees) W.L. may be used to broadcast 70 to 85 channels of digital video and music programming, depending on the mix of programming content. Operating Tempo DBS-1 in paired transponder mode at 226 watts per channel (higher than any current DBS services), the Company believes that its signal could be received by households in the majority of the U.S. using HSDs of less than 14 inches in diameter. The Company is currently developing a plan to use its proposed high power DBS system to provide a mix of sports, multiplexed movies, pay-per-view and popular cable networks that could be marketed as an adjunct to traditional off-the-air (i.e., broadcast) television, basic cable and other analog programming services. The Company believes that, if successfully implemented, such a complementary service could be effectively marketed by cable operators (particularly those with limited channel capacity and a relatively low density of subscribers per head-end) as an alternative to a digital cable upgrade, which could require costly improvements by the operator to cable plant and head-end equipment. A cable operator that distributed the Company's high power service could offer its customers a digital upgrade without reducing the number of analog cable channels available to customers who choose not to take the new service (in contrast to upgrading the cable system directly, which could require up to 11 channels to be dropped from the operator's analog service to provide digital service comparable to that expected to be offered by the Company). To facilitate such a complementary service, the Company is currently working with manufacturers to develop designs and specifications for a new set-top box that would accommodate separate inputs from an analog cable system and a digital satellite dish, and allow the customer to switch between digital programming and analog channels (including the local programming generally not available by satellite) with a single remote control unit. The Company expects that the combination cable converter/IRD will be available in commercial quantities by the fall of 1997. However, the Company has not entered into a purchase contract with any potential manufacturers, and there can be no assurance that this equipment will be available on schedule. The Company is currently in discussions, but has not entered into any agreements, with cable operators, programming suppliers and PRIMESTAR Partners with respect to the establishment of a high power digital satellite service to be marketed in part by cable and other system operators as described above.

  Competitive Position of the Company's Proposed High Power DBS System. It is expected that the Company's proposed high power DBS system will broadcast from 11 transponders at the 119(degrees) W.L. orbital position. At current compression ratios, the Company's 11 transponders could be used to broadcast 70 to 85 channels of entertainment and/or information programming, depending on the type of programming. Although such a programming service would have relatively limited channel capacity compared to DirecTv and the proposed service to be offered by the recently announced alliance of EchoStar, News Corp. and MCI, the Company believes that such potential competitive disadvantage may be offset in part (i) by the possibility of using HSDs smaller (less than 14 inches in diameter) than those currently offered by DirecTv and EchoStar, (ii) by offering programming such as multiplexed premium movies, sports, pay-per-view and a selection of popular cable networks, which may be marketed on an a-la-carte basis and (iii) by marketing such service as an adjunct to cable service in areas served by cable systems with relatively limited channel capacity. See "--Cable Plus Strategy."

  However, the Company does not currently have any agreements with PRIMESTAR Partners or any programming vendors with respect to the operation of any such DBS programming service, and does not currently have agreements with any antenna manufacturers with respect to the purchase of HSDs of less than 14 inches. No assurances can be given that any such agreements can be obtained on terms satisfactory to the Company, or that the Company or PRIMESTAR Partners will be successful in pursuing such a strategy, or will not elect to pursue an alternative strategy with respect to one or both of the Company Satellites.

  Moreover, although statistical multiplexing or other advances in digital compression technology currently under development by third parties may in the future enable the Company to obtain greater channel capacity from the 11 transponders on Tempo DBS-1, there can be no assurance that such new technology will be successfully implemented or that, if implemented, the Company or PRIMESTAR Partners will be able to obtain the rights to use such technology on satisfactory terms. However, NDTC has agreed that if, prior to September 1, 1997, the Company engages NDTC to provide digitization, compression and uplinking services for any high power DBS system operated by the Company, and NDTC is authorized to use certain proprietary technology of Imedia Corporation currently under development (the "Imedia Technology") or other proprietary technologies to provide multiplexing of digitally compressed video signals for the Company, NDTC shall provide such

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multiplexing services to the Company for an agreed fee, based on NDTC's incremental costs and other factors. The Company's rights under its agreement with NDTC are assignable by the Company to any affiliate of the Company, including for this purpose PRIMESTAR Partners.

  If advances in digital compression technology become available to the Company, such technology (or similar technology) will likely also be made available to cable operators and/or other competitors of the Company and PRIMESTAR Partners.

  Satellite Launches. Pursuant to the Satellite Construction Agreement, Loral must conduct in-orbit testing following the launch of a satellite. Tempo DBS-1 was launched on March 8, 1997 and is currently in the process of in-orbit testing. Delivery of a satellite takes place upon Tempo's acceptance of such satellite after completion of in-orbit testing ("Delivery"). Subject to certain limits, Loral must reimburse Tempo for Tempo's actual and reasonable expenses directly incurred as a result of any delays in the Delivery of satellites. The in-orbit useful life of each satellite is designed to be a minimum of 12 years. If in-orbit testing confirms that the satellite conforms fully to specifications and the service life of the satellite will be at least 12 years, Tempo is required to accept the satellite. If in-orbit testing determines that the satellite does not fully conform to specifications but at least 50% of its transponders are functional and the service life of the satellite will be at least six years, Tempo is required to accept the satellite but is entitled to receive a proportionate decrease in the purchase price. If Loral fails to deliver a satellite, it has 29 months to deliver, at its own expense, a replacement satellite. Loral may make four attempts to launch the two Company Satellites; however, if the two Company Satellites are not delivered in such four attempts, Tempo may terminate the Satellite Construction Agreement. Tempo also may terminate the contract in the event of two successive satellite failures.

  Loral has warranted that, until the satellites are launched, the satellites will be free from defects in materials or workmanship and will meet the applicable performance specifications. In addition, Loral has also warranted that all items other than the satellites delivered under the Satellite Construction Agreement will be free from defects in materials or workmanship for one year from the date of their acceptance and will perform in accordance with the applicable performance specifications. Loral bears the risk of loss of the Company Satellites until Delivery. Upon Delivery, title and risk of loss pass to Tempo. However, Loral is obligated to carry risk insurance on each satellite covering the period from the launch of the satellite through an operating period of 180 days. Such risk insurance will cover (i) the cost of any damages due under the Satellite Construction Agreement; (ii) the cost of delivery of a replacement satellite in the event of a satellite failure; and
(iii) the refund of the full purchase price for each undelivered Company Satellite if Loral fails to deliver both Company Satellites after four attempts. Loral is also required to obtain insurance indemnifying Tempo from any third party claims arising out of the launch of a satellite.

  Tempo Option. In February 1990, Tempo entered into the Tempo Option Agreement with PRIMESTAR Partners, granting PRIMESTAR Partners the right and option (the "Tempo Option"), upon exercise, to purchase or lease 100% of the capacity of the DBS system to be built, launched and operated by Tempo pursuant to the FCC Permit. Under the Tempo Option Agreement, upon the exercise of the Tempo Option, PRIMESTAR Partners is obligated to pay Tempo $1,000,000 (the "Exercise Fee") and to lease or purchase the entire capacity of the DBS system, with the purchase price (or aggregate lease payments) for such capacity sufficient to cover the costs of constructing, launching and operating such DBS system. In connection with the Tempo Option and certain related matters, Tempo and PRIMESTAR Partners subsequently entered into two letter agreements (the "Tempo Letter Agreements"), which provided for, among other things, the funding by PRIMESTAR Partners of milestone and other payments due under the Satellite Construction Agreement, and certain related costs, through advances by the Partnership to Tempo. The Partnership financed such advances to Tempo through borrowings under the PRIMESTAR Credit Facility, which was obtained by PRIMESTAR Partners to finance advances to Tempo for payments due in respect of the construction of the Company Satellites, and which in turn is supported by letters of credit arranged for by affiliates of the partners of the Partnership (other than GEAS). At December 31, 1996, the aggregate funding provided to Tempo by PRIMESTAR Partners was $457,685,000, and the balance due under the PRIMESTAR Credit Facility was $521,000,000, including amounts borrowed to pay interest charges.

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  The Tempo Letter Agreements permit the Partnership to apply its advances to
Tempo against any payments (other than the Exercise Fee) due under the Tempo Option (which the Company believes has been exercised) and would not require Tempo to repay such advances. In the event that it is determined that the Tempo Option has not been exercised in accordance with its terms, Tempo, in lieu of repaying such advances, could elect to assign all of its rights relating to the Company Satellites to the Partnership.

  On February 7, 1997, the Partners Committee adopted a resolution (i) affirming that PRIMESTAR Partners had unconditionally exercised the Tempo Option, (ii) approving the proposed launch of Tempo DBS-1 into the 119(degrees) W.L. orbital position and the use of Satellite No. 2 as a spare or back-up for Tempo DBS-1, pending other deployment or disposition as determined by PRIMESTAR Partners, and (iii) authorizing the payment by PRIMESTAR Partners to Tempo of the Exercise Fee and other amounts to Tempo in connection with the Tempo Option and the Tempo Letter Agreements, including funding of substantially all construction and related costs relating to the Company Satellites not previously funded by the Partnership. See "Certain Relationships and Related Transactions."

  The Company currently intends to pursue its high power strategy through PRIMESTAR Partners, consistent with such resolution. Although the Company and PRIMESTAR Partners have not entered into an agreement with respect to the lease or purchase of 100% of the capacity of Tempo DBS-1 pursuant to the Tempo Option, or the implementation of the Cable Plus Strategy, and there can be no assurances that areas of potential disagreement will not arise as such agreements are negotiated, the Company does not currently believe that any such potential disagreement is reasonably likely to have a material adverse effect on the Company.

  Regardless of the outcome of any uncertainties with respect to the Company Satellites, the Company believes that, although no assurance can be given, alternative courses of action are available that would allow the Company to recover the costs of constructing the Company Satellites.


COMPETITION

  The business of providing subscription and pay television programming is highly competitive. The Company faces competition from numerous other companies offering video, audio and data products and services. The Company's existing and potential competitors comprise a broad range of companies engaged in communications and entertainment, including cable operators, other digital satellite program providers, wireless cable operators, television networks and home video products companies, as well as companies developing new technologies. Many of the Company's competitors have greater financial, marketing and programming resources than the Company. The Company expects that quality and variety of programming, quality of picture and service and cost will be the key bases of competition. See "Risk Factors--Competitive Nature of Industry."

  Cable Television. Cable television is currently available for purchase by more than 90% of the approximately 98 million U.S. television households. The cable television industry is an established provider of multichannel programming, with approximately 65% of total U.S. television households subscribing. Cable systems typically offer 25 to 78 channels of programming at an average monthly subscription price of approximately $33.

  The Company expects to encounter a number of challenges in competing with cable television providers. First, cable television providers benefit from their entrenched position in the domestic consumer marketplace. Second, satellite television systems generally have not yet found it efficient to provide any local broadcast programming and, third, the Satellite Home Viewer Act of 1994 ("SHVA") prohibits the retransmission by a satellite carrier of a television broadcast signal of a network television station to households that receive an adequate quality over-the-air signal of a television broadcast station affiliated with such network and to households that receive (or within the past 90 days had received) through a cable system the signal of a television station affiliated with such network. Accordingly, most PRIMESTAR(R) subscribers cannot obtain such programming without utilizing a standard television antenna (traditional rooftop or set-top antenna) or purchasing some level of cable service. Furthermore, since reception of digital satellite signals requires clear line of sight to the satellite, it

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may not be possible for some households served by cable to receive
PRIMESTAR(R) as a result of large adjacent structures or other obstacles. In addition to households lacking a clear line of sight to the satellite, PRIMESTAR(R) is not available to households in apartment complexes or other MDUs that do not facilitate or allow the installation of satellite television equipment. Lastly, because IRDs are currently significantly more expensive than analog cable converters, existing cable operators are able to offer their subscribers the ability to have fully functional cable on multiple television sets in a household without significant additional cost.

  While cable companies currently serve a majority of the U.S. television market, the Company believes many may not be able to provide the quality and variety of programming offered by digital satellite service providers until they significantly upgrade their coaxial systems. Many cable television providers are in the process of upgrading their systems and other cable operators have announced their intentions to make significant upgrades. Many proposed upgrades, such as conversion to digital format, fiber optic cabling, advanced compression technology and other technological improvements, when fully completed, will permit cable companies to increase channel capacity, thereby increasing programming alternatives, and to deliver a better quality signal. However, although cable systems with adequate channel capacity may offer digital service without major rebuilds, the Company believes that, given the limits of current compression technology, other cable systems that have limited channel capacity will have to be upgraded to add bandwidth in order to provide digital service, and that such upgrades will require substantial investments of capital and time to complete industry-wide. As a result, the Company believes that there will be a substantial delay before cable systems can offer programming services equivalent to digital satellite television providers on a national basis and that some cable systems may never be upgraded, subject to advances in compression technology currently under development.

  The Company believes that its current strategy of targeting rural and other unpassed or underserved communities, which may avoid head-to-head competition with major cable television systems, partially offsets the cable industry's entrenched position in the domestic consumer marketplace. The Company also believes that anticipated advances of cable television, such as interactivity and expanded channel capacity, may not be widely available in the near term at a reasonable cost to the consumer. Moreover, if the substantial capital costs of those advances, when available, are passed on to the consumer, it will ultimately enhance the attractiveness of digital satellite television programming.

  Other Digital Satellite Service Providers. In addition to the Company, several other companies offer, or are expected to offer, digital satellite services and are, or will be, positioned to compete with the Company for home satellite subscribers.

  DirecTv successfully launched its first satellite in December 1993, its second satellite in August 1994 and a third satellite in June 1995 as an in-orbit spare. The third satellite may also be operated by DirecTv to provide additional capacity. DirecTv's satellites, which are high power satellites, are located at 101(degrees) W.L. DirecTv operates 27 transponders on each of its existing satellites, enabling it to offer over 200 channels of digital programming. As of December 31, 1996, according to trade publications, DirecTv served approximately 2.3 million Authorized Units.

  AT&T Corp. ("AT&T") and DirecTv have entered into an exclusive agreement for AT&T to market and distribute DirecTv's DBS service and related equipment to AT&T's large customer base. As part of the agreement, AT&T is making an initial investment of approximately $137.5 million to acquire 2.5% of the equity of DirecTv with an option to increase its investment up to 30% over five years. This agreement provides a significant base of potential customers for the DirecTv DBS system and allows AT&T and DirecTv to offer customers a package of digital entertainment and communications services. As a result, the Company is at a competitive disadvantage marketing to these customers. AT&T and DirecTv also announced plans to jointly develop new multimedia services for DirecTv under the agreement. In addition, affiliates of the National Rural Telecommunications Cooperative have acquired territories in rural areas of the U.S. as distributors of DirecTv programming.


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  USSB owns and operates five transponders on DirecTv's first satellite and offers a programming service separate from DirecTv's service, with over 25 channels of premium video programming not available from DirecTv. USSB's selection of programming services (and its use of transponders on the same satellite used by DirecTv, which enables subscribers to receive both DirecTv and USSB signals with a single HSD) allows it to be marketed as complementary to DirecTv, partially offsetting the competitive handicap caused by its relatively limited channel capacity. As of December 31, 1996, approximately 53% of DirecTv's 2.3 million Authorized Units receive USSB programming. In addition, USSB has a construction permit from the FCC that would allow it to build and launch two high power DBS systems, one at 110(degrees) W.L. (with three transponders) and one at 148(degrees) W.L. (with eight transponders). The 110(degrees) W.L. orbital location would enable USSB to provide a second high power DBS service to the continental U.S., although with limited channel capacity. The 148(degrees) W.L. slot would allow USSB to transmit signals to viewers in Alaska and Hawaii and could provide programming between the U.S. and certain locations on the Pacific Rim.

  EchoStar launched a high power satellite in December 1995, commenced national broadcasting of programming channels in March 1996 and, as of December 31, 1996, broadcasts over 120 such channels. EchoStar was assigned 11 transponders at 119(degrees) W.L., the same orbital location as Tempo, and acquired 10 transponders at such location, one transponder at 110(degrees) W.L. and 11 transponders at 175(degrees) W.L. through a merger with DirectSat Corporation ("DirectSat"). Following such merger, DirectSat, which became an EchoStar subsidiary, launched a second satellite into the 119(degrees) W.L. orbital location in September 1996. EchoStar is expected to increase its program offering to approximately 125 channels when the EchoStar/DirectSat system is fully operational. In addition, EchoStar acquired 24 frequencies at 148(degrees) W.L. for $52.3 million in an FCC auction held in January 1996 (the "FCC Auction"), and in August 1996, the FCC approved the prior assignment of Direct Broadcasting Satellite Corporation's DBS permit for 11 frequencies at 61.5(degrees) W.L. and 11 frequencies at 175(degrees) W.L. to another subsidiary of EchoStar.

  In addition, the International Bureau has granted EchoStar a conditional authorization to construct, launch and operate a Ku-band domestic fixed satellite into the orbital position at 83(degrees) W.L., immediately adjacent to that occupied by GE-2, the satellite now used to provide the PRIMESTAR(R) service. Contrary to previous FCC policy, EchoStar was authorized to operate at a power level of 130 watts. If EchoStar were to launch its high power satellite authorized to 83(degrees) W.L. and commence operations at that location at a power level of 130 watts, it would likely cause harmful interference to the reception of the PRIMESTAR(R) signal by subscribers to such service. See "Risk Factors--Potential Interference with Satellite Signal" and "Risk Factors--Competitive Nature of Industry."

  MCI acquired 28 frequencies at 110(degrees) W.L. in the FCC Auction for $682.5 million. Thereafter, MCI entered into a joint venture with News Corp. to build and launch a high power digital satellite system at 110(degrees) W.L.

  On February 24, 1997, News Corp. and EchoStar announced that News Corp. will purchase 50% of EchoStar in a transaction valued at $1 billion. Pursuant to the proposed transaction, the companies will combine their DBS businesses into a new company, which will operate under the name "Sky." EchoStar's shareholders will own approximately 50% of Sky, News Corp. will own approximately 40% of Sky and MCI, which already owns 13.5% of News Corp., will hold 20% of News Corp.'s 50% interest of EchoStar, or approximately 10% of Sky. According to the terms of the transaction, News Corp. will contribute its American Sky Broadcasting subsidiary, the joint venture that News Corp. owns with MCI, with satellites, cash and transmission stations valued at $1 billion, to the new company. The new Sky service, which is scheduled to launch in early 1998, is expected to include seven satellites and have authorizations for 48 of the 96 full CONUS domestic BSS transponders. The two companies contend that Sky will offer 500 channels of digital television, Internet services and local broadcast network television signals, capable of reaching more than 50% of all television households upon the launch of Sky and 75% of all television households by the end of 1998. In a separate transaction, British Telecommunications, plc, a United Kingdom company, has proposed to acquire control of MCI. Regulatory approval of these transactions, and of Sky's business plan, will be necessary, and the outcome cannot be predicted.


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  Alphastar commenced offering approximately 100 digital video and audio channels of programming via a medium power FSS satellite in mid-1996 and plans to expand to 200 channels by the end of 1997. The Alphastar service uses MPEG 2/DVB digital compression technology. Alphastar subscribers must generally use 36 inch satellite dishes, similar in size to those currently used by PRIMESTAR(R) subscribers, rather than the 18 inch satellite dishes used by customers of the high power services of DirecTv, USSB and EchoStar. satellite dishes, similar in size to those currently used by PRIMESTAR(R) subscribers, rather than the 18 inch satellite dishes used by customers of the high power services of DirecTv, USSB and EchoStar.

  In 1996, the United States entered into a bilateral agreement with Mexico which would allow, subject to certain conditions, the use of satellites licensed in Mexico to provide DBS service to U.S. consumers. According to press reports, Mexico is expected to begin licensing procedures for its DBS satellites later this year. The Company is unable to predict the effect of such existing and future DBS service upon its operations.

  In addition, other potential competitors may provide television programming at any time by leasing transponders from an existing satellite operator. However, the number of transponders available for lease on any one satellite is generally limited, making it difficult to provide sufficient channels of programming for a viable system.

  The Company believes that the PRIMESTAR(R) medium power service can successfully compete with other digital satellite service providers. Unlike other current suppliers of digital satellite television, the Company does not require customers to buy satellite reception equipment. PRIMESTAR(R) is marketed as a service, with programming, equipment rental, maintenance and 24-hour customer service included in the monthly price, which, as of December 31, 1996, ranged from $32.99 to $54.99. In addition, each of the PRIMESTAR(R) programming packages includes a free monthly programming guide. The up-front costs to new subscribers of PRIMESTAR(R), who are charged only an installation fee and the first month's programming and equipment rental fees, are generally lower than the up-front costs to new subscribers of PRIMESTAR(R)'s competitors, who typically must purchase and install an HSD, IRD and related equipment. Moreover, since the Company generally owns, services and installs all home reception equipment, the Company protects its subscribers from the inconvenience of equipment failure, maintenance concerns, obsolete technology, self-installation and expired warranties. The Company believes that when the cost of equipment is factored in, its service is priced competitively, compared to the respective prices of other current digital satellite service providers.

  C-band Satellite Program Distributors. The Company also competes with C-band satellite program distributors. C-band systems have been popular (mostly in rural and semi-rural areas) since the late 1970s, and in the aggregate serve approximately 2.2 million subscribers. However, digital satellite television systems use Ku-band frequencies that can be received by less expensive systems with significantly smaller dishes than those used with C-band frequencies. As a result of the smaller dish size, digital satellite television systems are more widely accepted by consumers than C-band systems, particularly in urban and suburban areas.

  Wireless Cable Systems. Other potential competitors of the Company are multi-channel multi-point distribution systems ("MMDS"), which deliver programming services over microwave channels to subscribers with special antennas, and other so-called "wireless cable" systems. According to Wireless Cable Association International, there are currently an estimated 190 wireless cable systems operating in the U.S., serving an estimated 950,000 subscribers, mostly with limited channel, analog service. However, the number of wireless cable systems is likely to increase as virtually all markets have been licensed or tentatively licensed, and developments in high compression digital statistical multiplexing technology will significantly increase the number of channels and video and audio quality of wireless cable systems. Moreover, wireless cable systems may provide their customers with local programming, a potential advantage over digital satellite television systems. In 1995, several large telephone companies acquired significant ownership interests in numerous wireless cable companies. This infusion of money into the wireless cable industry can be expected to accelerate its growth and its competitive impact. However, while it is expected that most large wireless operators backed by local telephone companies will upgrade to digital technology over the next several years, such upgrades will require the installation of new digital decoders in customers' homes and modifications to transmission facilities, at a potentially significant cost. Wireless cable also generally requires direct line of sight from the receiver to the transmitter tower, which creates the potential for substantial interference from terrain, buildings and foliage.


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  Telephone Companies. In addition to the DBS system planned by the recently announced alliance of EchoStar, News Corp. and MCI, and AT&T's agreement with, and investment in, DirecTv, certain regional telephone companies and other long distance telephone companies have expressed an interest in becoming subscription television providers and could become significant competitors in the future. Legislation recently passed by Congress removes barriers to entry which previously inhibited telephone companies from competing, or made it more difficult for telephone companies to compete, in the provision of video programming and information services. Certain telephone companies have received authorization to test market video and other services in certain geographic areas using fiber optic cable and digital compression over existing telephone lines. Estimates for the timing of wide-scale deployment of such multichannel video service vary, as several telephone companies have delayed originally announced deployment schedules.

  As more telephone companies begin to provide subscription television programming and other information and communications services to their customers, additional significant competition for subscribers will develop. Among other things, telephone companies have an existing relationship with substantially every household in their service area, substantial financial resources, and an existing infrastructure and may be able to subsidize the delivery of programming through their position as the sole source of telephone service to the home.

  VHF/UHF Broadcasters. Most areas of the U.S. are covered by traditional territorial over-the-air VHF/UHF broadcasters. Consumers can receive from three to ten channels of over-the-air programming in most markets. These stations provide local, network and syndicated programming free of charge, but each major market is generally limited in the number of available programming channels. Congress is expected to consider the release of additional digital spectrum for use by VHF/UHF broadcasters later this year.

PRIMESTAR PARTNERSHIP AGREEMENT

  Pursuant to the PRIMESTAR Partnership Agreement, the business and affairs of the Partnership are managed and controlled by the Partners Committee, composed of representatives of each of the partners and two independent members. The Company has two voting representatives on the Partners Committee, Time Warner has two voting representatives, and Cox, Comcast, Continental, Newhouse and G.E. each have one voting representative. Ordinary decisions of the Partners Committee require the consent of a majority of the members of the Partners Committee, which majority must include a majority of the representatives of the partners. Certain extraordinary decisions of the Partners Committee, including, without limitation, decisions regarding the dissolution, merger or sale of substantially all the assets of the Partnership; the admission of additional partners; calls for capital contributions; the approval of the annual budget; the appointment or dismissal of Partnership senior management; the determination of the Partnership's policies with respect to the distribution of its programming services; the selection of satellites (including successor satellite capacity, the decision whether the Partnership should provide services at BSS or higher frequencies and the decision to exercise the End-of-Life Option); the determination to take any action that would cause the amount of the letters of credit required to be issued in connection with the Partnership's obligations under the GE-2 Agreement to exceed $100,000,000; the decision to effect certain material changes to the GE-2 Agreement and certain related agreements with respect to the letters of credit issued in connection with the GE-2 Agreement; and the decision to provide any optional letters of credit, or pledge, grant a security interest in or otherwise create a lien on any material assets of the Partnership to secure the payment of reimbursement obligations of the Partnership with respect to letters of credit issued in connection with the GE-2 Agreement require, in addition to a majority vote, the affirmative vote of at least six of the nine partner representatives on the Partners Committee (assuming that no partner representative is required to abstain in such vote), or such other vote as shall be required by the PRIMESTAR Partnership Agreement if one or more partner representatives are required to abstain in such vote under the terms of the PRIMESTAR Partnership Agreement because of such partner's, or an affiliate's, interest in the outcome thereof.

  Pursuant to the PRIMESTAR Partnership Agreement, if the Company fails to pay its share of capital contributions or loans that the partners agree to require or that are contemplated by budgets or business plans approved by the partners, or that are otherwise necessary in order to satisfy partnership commitments, the Company's interest in the Partnership will be diluted and, if such interest is diluted to less than 5%, its right to vote or exercise certain other rights may be forfeited. See "Risk Factors--Dependence on PRIMESTAR Partners."


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  The Company and other partners in the Partnership are currently discussing the possibility of a transaction that would consolidate the business of PRIMESTAR Partners and the PRIMESTAR(R) distribution business of each of its Distributors into the Company. As currently contemplated, any such transaction would not be intended to constitute a "Change of Control" as defined in the Indentures. See "Description of the Exchange Notes--Certain Definitions." Any such transaction would be subject to numerous conditions, including the negotiation, execution and delivery of definitive documentation, consents from third parties and regulatory requirements. No agreement has yet been reached regarding any such transaction and there can be no assurance that any such transaction will be consummated.

CERTAIN AGREEMENTS

  The Company is subject to the provisions of certain agreements that may limit the ability of the Company to engage in, or invest in entities that engage in, certain businesses, other than through the Partnership.

  Tag-Along Agreement. Tempo is a party to the Tag-Along Agreement, originally entered into by and among Cox Enterprises, Inc., Comcast, Continental and Newhouse (subsidiaries of each of which are partners of the Partnership), Tempo, TCIC and TCI Development Corporation, a subsidiary of TCIC (the "Tag-Along Agreement"). The Tag-Along Agreement provides that if any party to the agreement, directly or indirectly through any person controlled by such party (an "Investing Party"), engages in, or makes an equity investment in any entity engaging or proposing to engage in, the business of providing television programming by uplink to BSS or higher frequency domestic satellite transponders, or otherwise becomes entitled to exercise a management role with respect to any such entity, at any time that such party or a person controlled by such party is a partner in the Partnership, or within one year after it ceases to be a partner, then, subject to certain exceptions, such party shall provide the other parties with a written offer to participate in such investment or other transaction on terms and conditions comparable to those available to the Investing Party, pro rata in accordance with their respective percentage interests in the Partnership at the time of such offer. The Tag-Along Agreement further provides that if a party transfers assets to a person that is not majority owned or controlled by such party but which person either is the "ultimate parent" of, or has the same "ultimate parent" as, such party, then such party must cause such affiliate to become a party to the Tag-Along Agreement. The term "ultimate parent" as used in the Tag-Along Agreement has the meaning ascribed to such term in the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended ("HSR Act"). Generally under the HSR Act, the "ultimate parent" of a person is an entity that directly or indirectly owns at least 50% of the voting securities of such person or has the contractual right to designate 50% or more of a board of directors of such person. The Tag-Along Agreement will terminate upon the termination or dissolution of the Partnership, or, if earlier, when the parties to the Tag-Along Agreement and their affiliates cease to be partners of the Partnership.

  Partnership Agreement Provisions Regarding Investments in Similar Businesses. The PRIMESTAR Partnership Agreement provides, among other things, that if any partner, or an affiliate of a partner, engages in, or makes an equity investment in any entity engaging or proposing to engage in, the business of providing television programming by uplink to FSS, BSS or higher frequency domestic satellite transponders, directly or indirectly to HSDs, or otherwise becomes entitled to exercise a management role with respect to any such entity, then such partner (the "Notifying Partner") shall be required to give notice of such investment or other transaction to the Partnership and the other partners, and the Partnership, by vote of the Partners Committee, with the Notifying Partner abstaining, shall have the right, but not the obligation, to elect one of the following courses of action: (i) to remove the Notifying Partner's representative from the Partners Committee, in which case the Notifying Partner will no longer be entitled to make capital contributions to the Partnership or to receive any financial or other information about the Partnership, other than audited year-end financial statements and tax-related information; or (ii) to purchase the Notifying Partner's entire interest in the Partnership for a purchase price equal to the fair market value thereof, payable in cash or, at the option of the Partnership, for a combination of cash and a three-year promissory note. Notwithstanding the foregoing, the Partnership will not have the right to exercise either of the foregoing alternatives if the Notifying Partner, or its affiliate, acquires an equity interest in an entity that engages in, or proposes to engage in, the business of uplinking television programming to BSS or higher frequency domestic satellite transponders, and the Partnership does not then uplink its programming to BSS or higher frequency transponders and does not, within 120 days thereafter, make a commitment to such transmission method comparable to the commitment of such other entity. The Partnership will also not have the right to exercise either of such remedies if the Notifying Partner, or its affiliate, offers each other partner who did not vote against the Partnership making a commitment to such transmission method, or its affiliate, an opportunity to participate with the Notifying Partner or its affiliate in its equity interest in such BSS business.

EMPLOYEES

  The Company had approximately 1,800 employees as of December 31, 1996. None of the Company's employees are represented by a union, and the Company believes its employee relations are good.

  Pursuant to the Transition Services Agreement and the Fulfilment Agreement, TCI provides certain services to the Company. See "Certain Relationships and Related Transactions."

PROPERTIES

  The Company owns no real property. The Company has entered into noncancellable operating leases for all of its facilities, all of which expire at various times through 2001. The Company believes that such facilities are in good condition and are suitable and adequate for its business operations for the foreseeable future.

  The following table sets forth certain information concerning the Company's principal properties as of December 31, 1996:

                                                          APPROXIMATE   EXPIRATION
       DESCRIPTION/USE                LOCATION           SQUARE FOOTAGE  OF LEASE
       ---------------                --------           -------------- ----------
   Corporate Headquarters..  Englewood, Colorado             56,371      6/30/2001
   National Call Center....  Englewood, Colorado             50,009      6/30/2001(1)
   National Call Center....  Englewood, Colorado             33,745     12/31/1997(1)
   Northwest Regional
    Office.................  Lake Oswego, Oregon              3,236      3/31/1998
   Northeast Regional
    Office.................  State College, Pennsylvania      7,073      8/31/2000
   Great Lakes Regional
    Office.................  St. Charles, Missouri            4,300      2/28/1998
   South Central Regional
    Office.................  Farmers Branch, Texas            4,328      8/31/1998
   Southeast Regional
    Office.................  Atlanta, Georgia                 5,308      1/31/2002
   Stand-Alone Office......  Hazelhurst, Georgia              2,300      7/01/2000(2)

--------
(1) The Company has entered into an agreement in principle to contribute this facility to a newly-formed joint venture with TCI. See "Certain Relationships and Related Transactions--Call Center LLC."
(2) The lease for the Stand-Alone Office in Hazelhurst, Georgia was entered into by TCI Cablevision of Georgia for the use and benefit of the Company. The Company pays the rent on this facility.

  The Company leases additional properties as field offices to support its sales force.

LEGAL PROCEEDINGS

  Other than certain legal proceedings in the ordinary course of business, the Company is not a party to any litigation that the Company believes will have a material adverse effect on the Company's financial position or results of operations.

                              REGULATORY MATTERS

GENERAL

  Tempo, as the holder of the FCC Permit, and NDTC, as the holder of an authorization to construct a new facility to uplink signals to satellites to provide DBS service to the U.S., are subject to the regulatory authority of the FCC. Authorizations and permits issued by the FCC are required for the operation of Tempo's satellites and for its and NDTC's uplink facilities that will be used to transmit signals to such satellites. As a distributor of DBS programming, Tempo and its affiliates may also be affected by numerous laws and regulations, including the Communications Act of 1934, as amended (the "Communications Act").

  Although the non-technical aspects of high power DBS operations are generally subject to less regulation than terrestrial broadcasting, some regulations do apply and others are proposed. For example, high power DBS operators which control the video programs they distribute, and DBS licensees or permittees which are licensed as broadcasters, are subject to equal employment opportunity requirements and alien ownership restrictions. In December 1996, the International Bureau of the FCC concluded that foreign ownership restrictions do not apply to subscription DBS service. This decision, however, is subject to a pending review by the FCC. Regulations proposed by the FCC (but not yet adopted) include access requirements for federal political candidates, limitations on charges for advertising by political candidates and (subject to the outcome of a pending constitutional challenge) a requirement that high power DBS providers reserve four to seven percent of channel capacity for noncommercial programming of an educational and informational nature. In addition, other regulations may affect the distribution of programming by a satellite carrier. For example, SHVA prohibits the retransmission by a satellite carrier of a television broadcast signal of a network television station to households that receive an adequate quality over-the-air signal of a television broadcast station affiliated with such network and to households that receive (or within the past 90 days had received) through a cable system the signal of a television station affiliated with such network. PRIMESTAR Partners, EchoStar and NetLink reportedly have agreed to develop with broadcasters pre-screening techniques for customers based on zip codes and maps in order to ensure compliance with SHVA. It has also been reported that the four major television networks and certain of their affiliates have commenced action against a competitor of the Company, PrimeTime 24, under the SHVA. No similar action has been taken, or to the knowledge of the Company, threatened against the Company.

  While Tempo and NDTC have generally been successful to date with respect to compliance with regulatory matters, there can be no assurance that they will succeed in obtaining all requisite regulatory approvals for their operations without the imposition of restrictions on or other adverse consequences to Tempo, NDTC or the Company.

FCC PERMITS AND LICENSES

  Tempo holds the FCC Permit, authorizing construction of two or more satellites to operate 11 transponders at the 119(degrees) W.L. orbital location and 11 transponders at the 166(degrees) W.L. orbital location. As the holder of a DBS permit, Tempo is subject to FCC jurisdiction and review primarily for: (i) authorization of individual satellites (i.e., meeting minimum financial, legal, and technical standards) and earth stations, (ii) avoiding interference with other radio frequency transmitters, (iii) complying with rules the FCC has established specifically for holders of U.S. DBS authorizations and (iv) complying with applicable provisions of the Communications Act. The FCC's DBS construction permits are also conditioned on satisfaction of ongoing construction and related obligations. The FCC's DBS rules applicable to Tempo require that a DBS permittee place its satellites in operation within six years following the initial grant of a construction permit. Tempo's FCC Permit was issued in May 1992, and the permit would expire in May 1998, absent completion of the system or an approved extension of time. Tempo DBS-1 was launched on March 8, 1997, and will be stationed in Tempo's DBS slot at 119(degrees) W.L. following the completion of in-orbit testing. At present, Tempo must continue to demonstrate that it is exercising due diligence in progressing toward the completion of its system at 166(degrees) W.L. Tempo believes it is currently meeting this requirement through the Satellite Construction Agreement with Loral.

  There can be no assurance that Tempo will be able to comply with the FCC's due diligence obligations for 166(degrees) W.L. or that the FCC will determine that Tempo has complied with such due diligence obligations. Tempo's permit and its compliance with construction due diligence requirements have been contested in FCC proceedings by current and potential DBS competitors. If Tempo is unable to meet the terms of its permit, it would be necessary to apply to the FCC for an extension of time to complete its DBS system at 166(degrees) W.L. Tempo cannot be certain that such an extension would be granted.

  In addition to the general conditions placed on DBS permits, Tempo's permit was originally subject to the condition that in areas served by TCI-affiliated cable systems, Tempo or any related entities shall not offer or provide its DBS service (i) to subscribers exclusively or primarily as an ancillary or supplementary cable service, and (ii) in a manner that would allow subscribers of TCI-affiliated cable systems to receive Tempo's DBS service under terms and conditions different from those offered or provided to consumers who are not subscribers to TCI-affiliated cable systems.

  In a rulemaking proceeding concluded in December 1995, the FCC removed the marketing conditions set forth above. The FCC noted, however, that it could in the future, reimpose such restrictions on Tempo or any other DBS operator. DirecTv has appealed the FCC's decision to the U.S. Court of Appeals for the District of Columbia Circuit, arguing, among other things, that the FCC's decision to remove the conditions on Tempo's permit was arbitrary and capricious. Tempo cannot predict whether the Court of Appeals will uphold the FCC's order or whether the FCC will reimpose such restrictions in the future.

  In an order, released February 24, 1997, the International Bureau of the FCC granted, subject to certain conditions, Tempo's request to launch and operate its satellite at 119(degrees) W.L. and to test its satellite at 109.8(degrees) W.L. for eight weeks. In addition, the International Bureau required Tempo to submit to the Commission information required to initiate advance publication and notification of Tempo's operations in accordance with the Radio Regulations of the International Telecommunications Union. In the February 1997 order, the International Bureau also granted Tempo authority to modify its satellite design, as requested in a July 1993 application, and denied oppositions which had been filed by numerous existing and potential DBS competitors.

  Tempo will also be required to file an application for a license to operate its satellites in orbit. Tempo expects that the FCC will approve any such request, but cannot assure the ultimate outcome. FCC licenses must be renewed at the end of each ten-year license term. FCC licenses are generally renewed in the ordinary course, absent misconduct by the licensee.

  In a rulemaking proceeding concluded in December 1995, the FCC announced that it would auction 28 channels at 110(degrees) W.L. and 24 channels at 148(degrees) W.L. In adopting an auction, the FCC abandoned its previous policy of reassigning DBS channels through a method of pro rata distribution to other DBS permittees, without charge. EchoStar and DirecTv appealed the FCC's decision to the U.S. Court of Appeals for the District of Columbia Circuit. The case was heard on October 1, 1996, however, no decision has been rendered and the outcome cannot be predicted. In January 1996, the FCC auctioned 28 channels at 110(degrees) W.L. to MCI for $682.5 million, and 24 channels at 148(degrees) W.L. to EchoStar for $52.3 million.

  In the December rulemaking, the FCC also adopted several new service rules for U.S.-licensed DBS operators. The FCC established a requirement that all new DBS permittees provide service to Alaska and Hawaii if such service is technically feasible. The FCC also required that all existing U.S.-licensed DBS permittees provide service to Alaska and Hawaii from at least one of their currently assigned orbital positions. Finally, the FCC revised its rules with respect to the use of DBS systems to provide non-DBS services, which revised rules are expected to make it easier for DBS permittees to use portions of their satellite capacity for non-DBS services such as data transfer. Tempo cannot predict how application of these rules will affect its operations, or the operations of its competitors.

  On November 21, 1996, the International Bureau of the FCC granted EchoStar a conditional authorization to construct, launch and operate a Ku-band domestic fixed satellite into the orbital position at 83(degrees) W.L., immediately adjacent to that occupied by GE-2, the satellite now used to provide the PRIMESTAR(R) service. Contrary to previous FCC policy, EchoStar was authorized to operate at a power level of 130 watts. If EchoStar were to launch its high power satellite authorized to 83(degrees) W.L. and commence operations at that location at a power level of 130 watts, it would likely cause harmful interference to the reception of the PRIMESTAR(R) signal by subscribers to such service.

  On December 23, 1996, GE Americom and PRIMESTAR Partners separately requested reconsideration of the International Bureau's authorization for EchoStar to operate at 83(degrees) W.L. These requests were opposed by EchoStar and others. These reconsideration requests are pending at the International Bureau. In addition, GE Americom and PRIMESTAR Partners have attempted to resolve potential coordination problems directly with EchoStar. It is uncertain whether any coordination between PRIMESTAR Partners and EchoStar will remove such interference. There can be no assurance that the International Bureau will change slot assignments, or power levels, in a fashion that eliminates the potential for harmful interference.

THE TELECOMMUNICATIONS ACT OF 1996

  The Telecommunications Act of 1996 ("1996 Telecom Act") clarifies that the FCC has exclusive jurisdiction over direct-to-home satellite services, and that criminal penalties may be imposed for piracy of direct-to-home satellite services. The 1996 Telecom Act also preempted local (but not state) governments from imposing taxes or fees on direct-to-home services, including DBS, and directed the FCC to promulgate regulations prohibiting local (including state) governments from maintaining zoning or other regulations that impair a viewer's ability to receive video programming services through the use of DBS receive-only dishes in residential areas. The FCC has adopted rules it believes comply with the statutory requirements. Finally, the 1996 Telecom Act required that multichannel video programming distributors such as DBS operators scramble or block channels providing indecent or sexually explicit adult programming.

ANTITRUST DECREES

  PRIMESTAR Partners and the partners of the Partnership named in the actions described below are subject to the jurisdiction of the U.S. District Court for the Southern District of New York to ensure compliance with two antitrust consent decrees. In United States v. PRIMESTAR Partners, L.P., et al., 93 Civ. 3913 (SDNY, 1993) (the "Federal Decree"), the Partnership and such partners agreed to refrain from (i) enforcing any provisions of the PRIMESTAR Partnership Agreement that affect the availability, price, terms or conditions of sale of programming to any provider of multichannel subscription television, or (ii) entering into certain other agreements restricting the availability of programming services. The Federal Decree expires in April 1999. In The States of New York, et al. v. PRIMESTAR Partners, L.P., et al., 93 Civ. 3068-3907 (SDNY 1994) (the "State Decree" and, together with the Federal Decree, the "Decrees"), the Partnership and such partners agreed, among other things, to provide access to certain related programming services on reasonable terms to other digital satellite service and MMDS providers, to make certain changes to PRIMESTAR Partners' management structure and the PRIMESTAR Partnership Agreement, and to limit the use of exclusive programming agreements. The State Decree expires in part in October 1997, with the remainder expiring on or before October 1, 1999. The Company was not named as a defendant in either of the above actions, but may be subject to certain provisions of one or both of the Decrees as a successor-in-interest to TCI K-1, Inc. and United Artists K-1 Investments, Inc., indirect subsidiaries of TCI that were original partners in PRIMESTAR Partners and named defendants in the actions. The Company believes that it is currently in compliance with the Decrees in all material respects and that the Decrees do not currently have a material adverse effect on the Company or its operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning the directors and executive officers of the Company:

      NAME                     BIRTH DATE                         POSITION
      ----                     ----------                         --------
Gary S. Howard...........  February 22, 1951  President and Chief Executive Officer; Director
Kenneth G. Carroll.......  April 21, 1955     Senior Vice President and Chief Financial Officer
Lloyd S. Riddle III......  September 16, 1960 Senior Vice President and Chief Operating Officer
Christopher Sophinos.....  January 26, 1952   Senior Vice President
William D. Myers.........  March 23, 1958     Vice President and Treasurer
John C. Malone...........  March 7, 1941      Chairman of the Board and Director
David P. Beddow..........  December 27, 1943  Director
William E. Johnson.......  June 23, 1941      Director
John W. Goddard..........  May 4, 1941        Director

  The following is a five-year employment history for the directors and executive officers of the Company, including any directorships held in other public companies.

  Gary S. Howard has served as President of the Company since February 1995, a director of the Company since November 1996 and Chief Executive Officer of the Company since December 1996. Mr. Howard served as Senior Vice President of TCIC from October 1994 to December 1996 and as Vice President of TCIC from December 1991 through October 1994.

  Kenneth G. Carroll has served as Senior Vice President and Chief Financial Officer of the Company since February 1995. Since December 1994, Mr. Carroll has served as Vice President of TCI K-1, Inc. and as Vice President of United Artists K-1 Investments, Inc. From April 1994 through January 1995, Mr. Carroll served as Vice President of Business Operations and Chief Financial Officer of Netlink USA, a subsidiary of TCI, and from July 1992 to May 1994, Mr. Carroll served as Senior Director of Finance and Business Operations of Netlink. From 1990 to July 1992, Mr. Carroll served as Vice President of Finance of Midwest CATV.

  Lloyd S. Riddle III has served as Senior Vice President and Chief Operating Officer of the Company since February 1995. Mr. Riddle served as State Manager of TCI of New York from February 1993 to February 1995, Area Manager of TCI of Iowa from January 1992 to February 1993 and General Manager of TCI of St. Charles, MO from January 1990 to January 1992.

  Christopher Sophinos has served as Senior Vice President of the Company since February 1996. Mr. Sophinos has served as the President of Boats Unlimited since November 1993 and as a director of Sophinos & Sons, Inc. since November 1993. Mr. Sophinos served as the President of Midwest CATV, a division of UNR Industries, Inc., from July 1987 to November 1993.

  William D. Myers has served as Vice President and Treasurer of the Company since September 1996. Mr. Myers served as Vice President of TCI Cable Management Corporation from November 1994 through August 1996. Mr. Myers served as Director of Finance of TCI from December 1991 to November 1994.

  John C. Malone has served as Chairman of the Board and a director of the Company since December 1996. Dr. Malone has served as Chief Executive Officer of TCI since January 1994, and as Chairman of the Board of TCI since November 1996. Dr. Malone served as President of TCI from January 1994 to March 1997, as Chief Executive Officer of TCIC from March 1992 to October 1994 and as President of TCIC from 1973 to October 1994. Dr. Malone has also served as Chairman of the Board and as a director of Tele-Communications International, Inc. since May 1995. Dr. Malone is also a director of TCI, TCIC, TCI Pacific Communications, Inc., BET Holdings, Inc. and The Bank of New York.

  David P. Beddow has served as a director of the Company since December 1996. Mr. Beddow has served as Senior Vice President of TCI Technology Ventures, Inc., a Delaware corporation and a subsidiary of TCI ("TCITV") and NDTC since February 1995. Mr. Beddow served as Vice President of TCI Technology, Inc. from June 1993 to February 1995 and as Executive Vice President and Chief Operating Officer of PRIMESTAR Partners from March 1990 to June 1993. Mr. Beddow has served as president of United Video Satellite Group, Inc. ("UVSG"), a subsidiary of TCI, since February 1997 and as a director of UVSG since January 1996.

  William E. Johnson has served as a director of the Company since December 1996. Mr. Johnson served as Chief Executive Officer of Scientific Atlanta, Inc. from January 1987 to December 1992, at which time he retired. Mr. Johnson has served as a director of Intelligent Electronic, Inc. since November 1994 and as a director of ATX, Inc. since January 1993. Mr. Johnson was a director of I.C.T. from 1991 to 1993.

  John W. Goddard has served as a director of the Company since December 1996. Mr. Goddard served as President and Chief Executive Officer of the cable division of Viacom International, Inc. from 1980 through July 1996, at which time he retired. Mr. Goddard has served as a director of StarSight Telecast, Inc. since May 1994.

  The directors of the Company will hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified. The executive officers named above will be elected to serve in such capacities until the next annual meeting of the Board, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of the directors.

BOARD COMPOSITION

  The Company's charter provides for a classified Board of not less than three members, divided into three classes of approximately equal size, with each class to be elected for a three year term at each annual meeting of stockholders. The exact number of directors, currently five, is fixed by resolution of the Board. On the Distribution Date, the number of directors on the Board was fixed at five. For purposes of determining their terms, directors are divided into three classes. The Class I director, whose term expires at the 1997 annual stockholders' meeting, is Mr. Beddow. The Class II directors, whose terms expire at the 1998 annual stockholders' meeting, are Messrs. Howard and Johnson. The Class III directors, whose terms expire at the 1999 annual stockholders' meeting, are Dr. Malone and Mr. Goddard. Each director elected at an annual stockholders' meeting will serve for a term ending on the date of the annual stockholders' meeting held in the third year following the year of his election or until his earlier death, resignation or removal.

COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS

  The Company's Board currently has an Audit Committee and a Compensation Committee, both of which were established in December 1996.

  The Audit Committee of the Board, whose present members are Messrs. Goddard (Committee Chairman) and Johnson, consists of only nonemployee directors. The Audit Committee meets periodically with management and representatives of the Company's independent auditors. The Audit Committee reviews the scope and approach of external audit activities and the results of such audits and is responsible for making the annual recommendation to the Company's Board of the firm of independent accountants to be retained by the Company to perform the annual audit.

  The Compensation Committee, whose present members are Messrs. Johnson (Committee Chairman) and Goddard, consists of only nonemployee directors. The Compensation Committee is responsible for recommending the salaries and compensation programs for executive officers to the Board. This committee is also responsible for administering the Company's stock incentive plan and certain other benefit programs. None of the members of the Compensation Committee are entitled to participate in any of the Company's employee benefit plans administered by the Compensation Committee.

  The Company's Board may from time to time establish certain other committees of the Board and may fill any vacancies on any committee of the Board as it deems advisable.

COMPENSATION OF DIRECTORS

  Members of the Board who are also full-time employees of the Company or TCI, or any of their respective subsidiaries, do not receive any additional compensation for their services as directors. Directors who are not full-time employees of the Company or TCI, or any of their respective subsidiaries, receive a retainer of $30,000 per year. All members of the Board are also reimbursed for expenses incurred to attend any meetings of the Board or any committee thereof.

  See also "Certain Relationships and Related Transactions--Other
Arrangements."

EXECUTIVE COMPENSATION

  Summary Compensation Table. Certain directors, officers and employees of TCI and its subsidiaries (including the Company, prior to the Distribution) have been granted options to purchase shares of Series A TCI Group Common Stock ("TCI Options") and stock appreciation rights with respect to shares of Series A TCI Group Common Stock ("TCI SARs"). The TCI Options and TCI SARs have been granted pursuant to various stock plans of TCI (the "TCI Plans"). The TCI Plans give the committee of the Board of Directors of TCI (the "TCI Board") that administers the TCI Plans (the "TCI Plan Committee") the authority to make equitable adjustments to outstanding TCI Options and TCI SARs in the event of certain transactions, of which the Distribution was one.

  The TCI Plan Committee and the TCI Board determined that, immediately prior to the Distribution, each TCI Option would be divided into two separately exercisable options: (i) an option to purchase Series A Common Stock (an "Add-on Company Option"), exercisable for the number of shares of Series A Common Stock that would have been issued in the Distribution in respect of the shares of Series A TCI Group Common Stock subject to the applicable TCI Option, if such TCI Option had been exercised in full immediately prior to the Record Date, and containing substantially equivalent terms as the existing TCI Option, and (ii) an option to purchase Series A TCI Group Common Stock (an "Adjusted TCI Option"), exercisable for the same number of shares of Series A TCI Group Common Stock as the corresponding TCI Option had been. The aggregate exercise price of each TCI Option was allocated between the Add-on Company Option and the Adjusted TCI Option into which it was divided, and all other terms, including date of grant, of the Add-on Company Option and Adjusted TCI Option are in all material respects the same as the terms of such TCI Option, except that references therein to TCI generally refer to the Company with respect to Adjusted TCI Options and Add-on Company Options (and related stock appreciation rights ("SARs") held by Company Employees (as defined below). Similar adjustments were made to the outstanding TCI SARs, resulting in the holders thereof holding Adjusted TCI SARs and Add-on Company SARs instead of TCI SARs, and to outstanding restricted share awards, resulting in the holders thereof holding restricted shares of Series A Common Stock in addition to restricted shares of Series A TCI Group Common Stock, effective immediately prior to the Distribution. The foregoing adjustments were made pursuant to the anti-dilution provisions of the TCI Plans pursuant to which the respective TCI Options and TCI SARs were granted.

  As a result of the foregoing, certain persons who remained TCI employees or non-employee directors after the Distribution and certain persons who were TCI employees prior to the Distribution but became Company employees after the Distribution hold both Adjusted TCI Options and separate Add-on Company Options and/or hold both Adjusted TCI SARs and separate Add-on Company SARs. The obligations with respect to the Adjusted TCI Options, Add-on Company Options, Adjusted TCI SARs and Add-on Company SARs held by TCI employees and non-employee directors are obligations solely of TCI. The obligations with respect to the Adjusted TCI Options, Add-on Company Options, Adjusted TCI SARs and Add-on Company SARs held by persons who were Company employees at the time of the Distribution and following the Distribution are no longer TCI employees ("Company Employees") are obligations solely of the Company. Prior to the

Distribution, TCI and the Company entered into an agreement to sell to each other from time to time at the then current market price shares of Series A TCI Group Common Stock and Series A Common Stock, respectively, as necessary to satisfy their respective obligations under such securities. See "Certain Relationships and Related Transactions."

  TCI, in addition to the TCI Group Common Stock, has two other series of common stock outstanding--the Tele-Communications, Inc. Series A Liberty Media Group Common Stock, $1.00 par value per share ("Series A Liberty Media Group Common Stock"), and the Tele-Communications, Inc. Series B Liberty Media Group Common Stock, $1.00 par value per share ("Series B Liberty Media Group Common Stock"), which are intended to reflect the separate performance of TCI's programming and electronic retailing businesses (the "Liberty Media Group"). Prior to the Distribution, the Company was a member of the group of TCI businesses not attributed to the Liberty Media Group (the "TCI Group") and all of the assets and businesses transferred to the Company were included in the TCI Group. Accordingly, the Distribution was made to the TCI Group Stockholders and the holders of Liberty Media Group Common Stock did not participate in the Distribution.

  The following table is a summary of all forms of compensation paid by the Company (or by TCI or any other subsidiary of TCI) to the officers named therein for services rendered in all capacities to the Company (and, prior to the Distribution, TCI) for the fiscal years ended December 31, 1996 and 1995 (total of five persons).

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                -------------------------------- ---------------------------------
                                                          OTHER                              ALL
                                                         ANNUAL  RESTRICTED                 OTHER
                                                         COMPEN-   STOCK     SECURITIES    COMPEN-
   NAME AND PRINCIPAL                                    SATION    AWARD     UNDERLYING    SATION
POSITION WITH THE COMPANY  YEAR SALARY($)    BONUS ($)   ($)(1)    ($)(2)   OPTIONS/SARS   ($)(5)
-------------------------  ---- ---------    ---------   ------- ---------- ------------   -------
Gary S. Howard..........   1996 $275,000      $23,210(6) $4,230                664,076(3)  $15,000
(President and Chief       1995 $262,500      $23,210(6) $3,415   $309,375     165,000(4)  $15,000
 Executive Officer)
Lloyd S. Riddle III.....   1996 $140,000      $41,212    $3,263   $    --          --      $15,000
(Senior Vice President     1995 $123,078      $34,478    $1,557   $    --       19,250(4)  $13,439
 and Chief Operating Of-
 ficer)
Kenneth G. Carroll......   1996 $119,423      $33,150    $  --    $    --          --      $ 9,500
(Senior Vice President     1995 $ 98,845      $27,199    $  861   $    --       19,250(4)  $ 3,668
 and Chief Financial
 Officer)
William D. Myers........   1996 $115,010      $ 5,000    $2,683   $    --          --      $ 8,639
(Vice President and        1995 $108,130      $   --     $2,425   $    --       11,000(4)  $ 8,839
 Treasurer)
Christopher Sophinos....   1996 $ 96,865(7)   $10,750(7) $  --    $    --          --      $   --
(Senior Vice President)

--------
(1) Consists of amounts reimbursed during the year for the payment of taxes.
(2) Pursuant to the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "TCI 1994 Plan"), on December 13, 1995, Mr. Howard was granted 15,000 restricted shares of Series A TCI Group Common Stock, and in connection with the Distribution, received 1,500 restricted shares of Series A Common Stock. Such restricted shares vest as to 50% of such shares on December
    13, 1999 and as to the remaining 50% on December 13, 2000. The value of such restricted shares at the end of 1996 was $210,750. TCI and the Company have not paid cash dividends on the Series A TCI Group Common
    Stock and Series A Common Stock, respectively, and do not anticipate declaring and paying cash dividends on the Series A TCI Group Common Stock and Series A Common Stock, respectively, at any time in the foreseeable future.
(3) For additional information regarding this award, see "--Option and SAR Grants in Last Fiscal Year," below.
(4) On December 13, 1995, pursuant to the Tele-Communications, Inc. 1995 Stock Incentive Plan, certain key employees of TCI were granted an aggregate of 2,757,500 options in tandem with stock appreciation rights to acquire shares of Series A TCI Group Common Stock. Messrs. Howard, Riddle, Carroll and Myers were granted 150,000, 17,500, 17,500 and 10,000 options, respectively. In connection with the Distribution, Messrs. Howard, Riddle, Carroll and Myers received 15,000, 1,750, 1,750 and 1,000 Add-on Company Options, respectively. Each such grant of options with tandem stock appreciation rights vests evenly over five years with such vesting period beginning August 4, 1995, first became exercisable on August 4, 1996 and expires on August 4, 2005. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if the grantee's employment with the Company (a) shall terminate by reason of (i) termination by the Company without cause (ii) termination by the grantee for good reason (as defined in the agreement) or (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time), or (c) if the grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined with reference to TCI), unless in the case of an Approved Transaction, the Compensation Committee of TCI under the circumstances specified determines otherwise.
(5) The accounts in the TCI Employee Stock Purchase Plan ("TCI ESPP") of all employees of the Company became vested in full as of the effective time of the Distribution. Directors who are not employees of TCI are ineligible to participate in the TCI ESPP. The TCI ESPP, a defined contribution plan, enables participating employees to acquire a proprietary interest in TCI and benefits upon retirement. Under the terms of the TCI ESPP, employees are eligible for participation after one year of service. The TCI ESPP's normal retirement age is 65 years. Participants may contribute up to 10% of their compensation and TCI (by annual resolution of the TCI Board) may contribute up to a matching 100% of the participants' contributions. The TCI ESPP includes a salary deferral feature in respect of employee contributions. Forfeitures (due to participants' withdrawal prior to full vesting) are used to reduce TCI's otherwise determined contributions. Although TCI has not expressed an intent to terminate the TCI ESPP, it may do so at any time. Effective January 1, 1997, TSAT adopted an Employee Stock Purchase Plan, and, effective as of the Distribution Date, employees of the Company discontinued making contributions to the TCI ESPP.
(6) This amount reflects the amortization of obligations under an employment contract between Mr. Howard and a prior employer, which obligations were assumed by TCI in connection with the acquisition of such prior employer, and were assumed by the Company in connection with the Distribution.
(7) Mr. Sophinos commenced employment on February 27, 1996, and accordingly, the 1996 compensation information included in the table reflects ten months of employment.

  Option and SARs Grants in Last Fiscal Year. On the Distribution Date, the Company Board adopted, and TCI, as the sole stockholder of the Company prior to the Distribution, approved, the TCI Satellite Entertainment, Inc. 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for awards to be made in respect of a maximum of 3,200,000 shares of Series A Common Stock (subject to certain anti-dilution adjustments). Awards may be made as grants of stock options, SARs, restricted shares, stock units, performance awards or any combination thereof (collectively, "Awards"). Awards may be made to employees and to consultants and advisors to the Company who are not employees. Shares of Series A Common Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or deemed exercised, by virtue of the exercise of a related SAR), or are forfeited prior to becoming vested, will return to the pool of such shares available for grant under the 1996 Plan.

  The following table discloses information regarding stock options granted in tandem with stock appreciation rights during the year ended December 31, 1996 to each of the named executive officers of the Company in respect of shares of Series A Common Stock under the 1996 Plan.

                           NO. OF    % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO  EXERCISE OR MARKET PRICE
                          OPTIONS   EMPLOYEES IN BASE PRICE    ON GRANT                       GRANT DATE
NAME                      GRANTED       1995       ($/SH)    DATE ($/SH)   EXPIRATION DATE  PRESENT VALUE $
----                     ---------- ------------ ----------- ------------  ---------------- ---------------
Gary S. Howard..........  664,076      28.6%(1)     $8.86      $12.625(2)  February 1, 2006   $5,806,083(3)

--------

(1) On the Distribution Date, Mr. Howard was granted an option to purchase shares of Series A Common Stock representing 1.0% of the number of shares of Company Common Stock issued and outstanding on the Distribution Date, determined immediately after giving effect to the Distribution, but before giving effect to the exercise of such option or certain other options. For additional information concerning such grant, see "Certain Relationships and Related Transactions--Other Arrangements."

(2) Represents the closing market price per share of Series A Common Stock on December 5, 1996, the first day of trading following the date of grant.

(3) The value shown is based on the Black-Scholes model and is stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
    (a) a 6.22% discount rate; (b) a 35% volatility factor; (c) the 10-year option term; (d) the closing price of Series A Common Stock on December 5, 1996; and (e) a per share exercise price of $8.86. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.

  Effective February 3, 1997, certain key employees of TSAT were granted, pursuant to the 1996 Plan, an aggregate of 820,000 options in tandem with stock appreciation rights to acquire shares of Series A Common Stock at a per share exercise price of $8.00 per share and an aggregate of 325,000 restricted shares of Series A Common Stock (the "1997 Grant"). Mr. Howard was granted 125,000 restricted shares, and each of Messrs. Riddle, Carroll, Myers and Sophinos were granted 100,000 options in tandem with stock appreciation rights and 50,000 restricted shares. Each such grant of options with tandem stock appreciation rights vests evenly over five years with such vesting period beginning January 1, 1997, first becomes exercisable on January 1, 1998 and expires on December 31, 2006. Each such grant of restricted shares vests as to 50% on January 1, 2001 and as to the remaining 50% on January 1, 2002. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if the grantee's employment with the Company (a) shall terminate by reason of (i) termination by the Company without cause (ii) termination by the grantee for good reason (as defined in the agreement) or (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time), or (c) if the grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined), unless in the case of an Approved Transaction, the Compensation Committee of the Company under the circumstances specified determines otherwise.

  Aggregated TCI Option/SAR Exercises and Fiscal Year-End TCI Option/SAR Values. The following table provides, for the executives named in the Summary Compensation Table, information on the exercise during the year ended December 31, 1996, of Add-on Company Options, Adjusted TCI Options and options to purchase Series A Liberty Media Group Common Stock, the number of shares of Series A Common Stock, Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock represented by unexercised options owned by them at December 31, 1996, and the value of those options as of the same date. The number of options granted to purchase shares of Series A Liberty Group Common Stock and the price to purchase such options has been adjusted to give effect to the distribution on January 14, 1997 by TCI of one share of Series A Liberty Media Group Common Stock for each two shares of Series A Liberty Media Group Common Stock held of record and one share of Series A Liberty Media Group Common Stock for each two shares of Series B Liberty Media Group Common Stock held of record.

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED            IN-THE-MONEY
                            SHARES     VALUE         OPTIONS/SARS AT                OPTIONS/SARS
                         ACQUIRED ON  REALIZED    DECEMBER 31, 1996 (#)       AT DECEMBER 31, 1996 ($)
          NAME           EXERCISE (#)   ($)    EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE(1)
          ----           ------------ -------- ---------------------------- ----------------------------
Gary S. Howard
  Exercisable
    Series A............     --         --                12,750                      $    --
    Series A TCI Group..     --         --               127,500                      $179,219
    Series A Liberty
     Media..............     --         --                36,563                      $261,865
  Unexercisable
    Series A............     --         --               681,326                      $674,037
    Series A TCI Group..     --         --               172,500                      $ 52,031
    Series A Liberty
     Media..............     --         --                19,687                      $115,685
Lloyd S. Riddle III
  Exercisable
    Series A............     --         --                   510                      $    --
    Series A TCI Group..     --         --                 5,100                      $    --
    Series A Liberty
     Media..............     --         --                   600                      $  2,623
  Unexercisable
    Series A............     --         --                 1,640                      $    --
    Series A TCI Group..     --         --                16,400                      $    --
    Series A Liberty
     Media..............     --         --                   900                      $  3,935
Kenneth G. Carroll
  Exercisable
    Series A............     --         --                   510                      $    --
    Series A TCI Group..     --         --                 5,100                      $    --
    Series A Liberty
     Media..............     --         --                   600                      $  2,623
  Unexercisable
    Series A............     --         --                 1,640                      $    --
    Series A TCI Group..     --         --                16,400                      $    --
    Series A Liberty
     Media..............     --         --                   900                      $  3,935
William D. Myers
  Exercisable
    Series A............     --         --                   560                      $    --
    Series A TCI Group..     --         --                 5,600                      $    --
    Series A Liberty
     Media..............     --         --                 1,350                      $  5,902
  Unexercisable
    Series A............     --         --                 1,340                      $    --
    Series A TCI Group..     --         --                13,400                      $    --
    Series A Liberty
     Media..............     --         --                 2,025                      $  8,853

--------
(1) Share numbers and values do not include any amounts with respect to the 1997 Grant. See "--Option and SARs Grants in Last Fiscal Year" above.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

  The following table lists stockholders believed by the Company to be the beneficial owners of more than five percent of the outstanding Company Common Stock as of December 31, 1996. Shares issuable upon exercise of options and upon vesting of restricted shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors. The number of shares in the table of Dr. Malone includes interests in shares held by the trustee of the TCI ESPP. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as believed to be owned by them except as otherwise stated in the notes to the table, and except for the shares held by the trustee of the TCI ESPP for the benefit of Dr. Malone, which shares are voted at the discretion of the trustee.

                                              NUMBER OF        PERCENT
                                                SHARES           OF    VOTING
         NAME AND ADDRESS            TITLE   BENEFICIALLY       CLASS   POWER
       OF BENEFICIAL OWNER          OF CLASS    OWNED            (1)     (1)
       -------------------          -------- ------------      ------- ------
Donne F. Fisher (individually and   Series A    411,069(2)(3)     *     22.0%
 as Co-Personal
 Representative of the Estate of    Series B  3,103,493(2)      36.7%
  Bob Magness)
  5619 DTC Parkway
  Englewood, Colorado
Daniel L. Ritchie (as Co-Personal   Series A    352,432(2)        *     21.8%
 Representative
 of the Estate of Bob Magness)      Series B  3,078,586(2)      36.4%
  5619 DTC Parkway
  Englewood, Colorado
John C. Malone, Chairman of the     Series A    217,271(4)(5)     *     17.9%
 Board
  5619 DTC Parkway                  Series B  2,533,208(6)      29.9%
  Englewood, Colorado
Kearns-Tribune Corporation          Series A    879,251(7)       1.5%    7.0%
  400 Tribune Building              Series B    911,250(7)      10.8%
  Salt Lake City, Utah
The Associated Group, Inc.          Series A  1,247,997(7)       2.2%    5.8%
  200 Gateway Towers                Series B    707,185(8)       8.4%
  Pittsburgh, Pennsylvania
Kim Magness (individually and as    Series A    231,533(9)        *      5.0%
 Personal
 Representative of the Estate of    Series B    686,421(9)       8.1%
  Betsy Magness)
  4000 E. Belleview
  Greenwood Village, Colorado
J. P. Morgan & Co., Incorporated    Series A  6,804,348(10)     11.7%    4.8%
  60 Wall Street                    Series B        --           --
  New York, New York
Wellington Management Company, LLP  Series A  3,075,820(11)      5.3%    2.2%
  75 State Street                   Series B        --           --
  Boston, Massachusetts
The Capital Group Companies, Inc.   Series A  2,996,060(12)      5.2%    2.1%
  333 South Hope Street             Series B        --           --
  Los Angeles, California

--------
*Less than one percent.
 (1) Based on 57,946,044 shares of Series A Common Stock and 8,466,564 shares of Series B Common Stock outstanding as of December 31, 1996.
 (2) Includes 352,432 shares of Series A Common Stock and 3,078,586 shares of Series B Common Stock held by the Estate of Bob Magness. Messrs. Fisher and Ritchie are each deemed to have beneficial ownership over such shares as Co-Personal Representatives of the Estate of Bob Magness. Assumes the exercise in full of all Add-On Company Options and Add-On Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Series A Common Stock; and (ii) stock options granted in tandem with stock appreciation rights in December of 1995 to acquire 100,000 shares of Series A Common Stock. All options became fully vested upon the death of Bob Magness and, pursuant to the applicable TCI Plans, must be exercised within one year.
 (3) Assumes the exercise in full of all Add-On Company Options and Add-on Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 20,000 shares of Series A Common Stock, of which options to acquire 8,000 shares are currently exercisable; and (ii) stock options granted in January of 1996 to acquire 5,000 shares of Series A Common Stock, of which options to acquire 1,000 shares are currently exercisable. Also includes 20,000 shares of Series A Common Stock held by Mr. Fisher's children, of which Mr. Fisher disclaims any beneficial ownership.
 (4) Assumes the exercise in full of all Add-On Company Options and Add-On Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Series A Common Stock, of which options to acquire 80,000 shares are currently exercisable; and (ii) stock options granted in tandem with stock appreciation rights in December of 1995 to acquire 100,000 shares of Series A Common Stock, of which options to purchase 20,000 shares are currently exercisable.
 (5) On February 27 and 28, 1997, Dr. Malone purchased in open market transactions 1,450,000 shares of Series A Common Stock for an aggregate purchase price of $11,587,500. If such purchases had been included in the foregoing table, Dr. Malone's percentage ownership of the outstanding Series A Common Stock would have increased to 2.9% and Dr. Malone's voting interests with respect to the outstanding Company Common Stock would have increased to 18.9%.
 (6) Includes 117,300 shares of Series B Common Stock held by Dr. Malone's wife, Mrs. Leslie Malone, but Dr. Malone disclaims any beneficial ownership of such shares.
 (7) The number of shares in the table is based on information provided by the respective stockholder.
 (8) The number of shares in the table is based upon a Schedule 13D, dated December 12, 1996, filed by The Associated Group, which Schedule 13D reflects that said corporation has shared voting power and dispositive power over 707,185 shares of Series B Common Stock.
 (9) Includes 210,533 shares of Series A Common Stock and 634,621 shares of Series B Common Stock held by the Estate of Betsy Magness. Mr. Magness is deemed to have beneficial ownership over such shares as Personal Representative of the Estate of Betsy Magness. Also assumes the exercise in full of all Add-on Company Options and Add-on Company SARs, whether or not then exercisable or in-the-money of stock options granted in November of 1994 to acquire 5,000 shares of Series A Common Stock, of which options to acquire 2,000 shares are currently exercisable.
(10) The number of shares in the table is based upon a Schedule 13G, dated December 31, 1996, filed by J.P. Morgan & Co. Incorporated, which
     Schedule 13G reflects that said corporation has sole voting power over 4,386,198 shares, shared voting power over 53,773 shares, sole dispositive power over 6,717,998 shares and shared dispositive power over 82,560 shares of Series A Common Stock.
(11) The number of shares in the table is based upon a Schedule 13G, dated January 24, 1997, filed by Wellington Management Company, LLP which
     Schedule 13G reflects that said corporation has shared voting power over 2,629,137 shares and shared dispositive power over 3,075,820 shares of Series A Common Stock.
(12) The number of shares in the table is based upon a Schedule 13G, dated February 12, 1997, filed by The Capital Group Companies, Inc. which
     Schedule 13G reflects that said corporation has sole voting power over 286,920 shares and sole dispositive power over 2,996,060 shares of Series A Common Stock.

  Security Ownership of Management. The following table lists the number of shares of Company Common Stock believed to be owned beneficially by each director, each of the executive officers named in the above Summary Compensation Table, and all directors and executive officers as a group as of December 31, 1996, according to data furnished by the persons named. Shares issuable upon exercise of options and upon vesting of restricted shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors. The number of shares in the table is based on amounts which include interests of the named directors or executive officers or members of the group of directors and executive officers in shares held by the trustee of the TCI ESPP and shares held by the trustee of the United Artist Entertainment Employee Stock Ownership Plan for their respective accounts. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as believed to be owned by them except for the shares held by the trustee of the TCI ESPP for the benefit of such person, which shares are voted at the discretion of the trustee.

                            NUMBER OF SHARES
                           BENEFICIALLY OWNED              PERCENT OF CLASS(1)
                          --------------------------       --------------------   VOTING
          NAME            SERIES A(2)      SERIES B        SERIES A(2) SERIES B POWER(1)2)
          ----            -----------      ---------       ----------- -------- ----------
Directors:
  John C. Malone........     217,271(3)(4) 2,533,208(5)          *       29.9%     17.9%
  Gary S. Howard........     699,986(6)          --            1.2%       --          *
  David P. Beddow.......     364,526(7)          --              *        --          *
  William E. Johnson....       1,900              10             *          *         *
  John W. Goddard.......       1,408(8)        1,425(8)          *          *         *
Other Named Executive
 Officers:
  Kenneth G. Carroll....       2,340(9)          --              *        --          *
  Lloyd S. Riddle III...       2,736(9)          --              *        --          *
  William D. Myers......       2,386(10)         --              *        --          *
  Christopher Sophinos..         --              --            --         --        --
All directors and
 executive officers as a
 group (nine persons)...   1,292,553(11)   2,534,643(5)(6)     2.2%      29.9%     18.5%

--------

*Less than one percent.

(1) Based on 57,946,044 shares of Series A Common Stock and 8,466,564 shares of Series B Common Stock outstanding as of December 31, 1996.
(2) Amounts and percentages do not give effect to the 1997 Grant. If the shares underlying the options in tandem with SARs, and the restricted stock awards granted to all directors and executive officers as a group had been included in the foregoing table, (i) the aggregate number of shares of Series A Common Stock beneficially owned by such persons would have increased to 2,017,553; (ii) the aggregate percentage of Series A Common Stock beneficially owned by such persons would have increased to 3.4%; and the aggregate voting interests of such persons with respect to the Company Common Stock would have increased to 19.1%. See "--Options and SARs Grants in Last Fiscal Year."
(3) Assumes the exercise in full of all Add-On Company Options and Add-On Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Series A Common Stock, of which options to acquire 80,000 shares are currently exercisable; and (ii) stock options granted in tandem with stock appreciation rights in December of 1995 to acquire 100,000 shares of Series A Common Stock, of which options to purchase 20,000 shares are currently exercisable.
(4) On February 27 and 28, 1997, Dr. Malone purchased in open market transactions 1,450,000 shares of Series A Common Stock for an aggregate purchase price of $11,587,500. If such purchases had been included in the foregoing table, Dr. Malone's percentage ownership of Series A Common
    Stock would have increased
     to 2.9% and Dr. Malone's voting interests with respect to Company Common Stock would have increased to 18.9%.
(5) Includes 117,300 shares of Series B Common Stock held by Dr. Malone's wife, Mrs. Leslie Malone, but Dr. Malone disclaims any beneficial ownership of such shares.
(6) Assumes the exercise in full of all Add-On Company Options and Add-On Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 5,000 shares of Series A Common Stock, of which options to acquire 4,000 shares are currently exercisable; (ii) stock options in tandem with stock appreciation rights granted in October of 1993 to acquire 5,000 shares of Series A Common Stock, of which options to acquire 3,750 shares are currently exercisable;
     (iii) stock options in tandem with stock appreciation rights granted in November of 1994 to acquire 5,000 shares of Series A Common Stock, of which options to acquire 2,000 shares are currently exercisable; (iv) stock options granted in tandem with stock appreciation rights in December of 1995 to purchase 15,000 shares of Series A Common Stock, of which options to acquire 3,000 shares are currently exercisable; and (v) stock options granted in December of 1996 to purchase 664,076 shares of Series A Common Stock, of which options to acquire 132,815 shares are currently exercisable. Additionally assumes the vesting in full of 1,500 restricted shares of Series A Common Stock, none of which are currently vested. Also includes 1,022 shares of Series A Common Stock held by trusts in which Mr. Howard is beneficial owner as trustee for his children.
(7) Assumes the exercise in full of all Add-On Company Options and Add-On Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in October of 1993 to acquire 750 shares of Series A Common Stock, of which options to acquire 562 shares are currently exercisable; (ii) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 5,000 shares of Series A Common Stock, of which options to purchase 2,000 shares are currently exercisable; (iii) stock options granted in tandem with stock appreciation rights in December of 1995 to purchase 25,000 shares of Series A Common Stock, of which options to purchase 5,000 shares are currently exercisable; and (iv) stock options granted in December of 1996 to purchase 332,038 shares of Series A Common Stock, of which options to acquire 66,407 shares are currently exercisable. Additionally assumes the vesting in full of 1,500 restricted shares of Series A Common Stock, none of which are currently vested.
(8) Includes 478 shares of Series A Common Stock held by Mr. Goddard's wife, of which Mr. Goddard is beneficial owner, and 129 shares of Series B Common Stock held by a trust in which Mr. Goddard is beneficial owner as trustee.
(9) Assumes the exercise in full of all Add-On Company Options and Add-On Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 400 shares of Series A Common Stock, of which options to acquire 160 shares of Series A Common Stock are currently exercisable; and (ii) stock options granted in tandem with stock appreciation rights in December of 1995 to purchase 1,750 shares of Series A Common Stock, of which options to purchase 350 shares of Series A Common Stock are currently exercisable.
(10) Assumes the exercise in full of all Add-On Company Options and Add-On Company SARs, whether or not then exercisable or in-the-money, in respect of the following: (i) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 900 shares of Series A Common Stock, of which options to acquire 360 shares of Series A Common Stock are currently exercisable; and (ii) stock options granted in tandem with stock appreciation rights in December of 1995 to purchase 1,000 shares of Series A Common Stock, of which options to purchase 200 shares are currently exercisable.
(11) See notes (2), (3), (4), (5), (6), (7), (8), (9) and (10) above.


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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  John Malone is currently the Chairman of the Board and a director of TCI and is also the Chairman of the Board and a director of the Company. Dr. Malone is also a principal stockholder of both TCI and the Company. See "Management--- Directors and Executive Officers," "Security Ownership of Certain Beneficial Owners and Management" and "Risk Factors---Potential Conflicts of Interest." In addition, as an officer of TCIC prior to the Distribution, Gary Howard, the President and a director of the Company, had the benefit of certain undertakings of indemnification from TCI and TCIC, which have survived the Distribution. See "--Other Arrangements."

  The Company was formed to own and operate TCI SATCO in connection with the Distribution. On the Distribution Date, TCI distributed all the shares of Company Common Stock held by TCI to the holders of record of TCI Group Common Stock (other than certain subsidiaries of TCI that waived their right to participate in such distribution) at the close of business on the Record Date, without any consideration being paid by such holders, on the basis of one share of Series A Common Stock for each ten shares of Series A TCI Group Common Stock, and one share of Series B Common Stock for each ten shares of Series B TCI Group Common Stock held by such holders on the Record Date.

  TCI, through various subsidiaries, was engaged in the business of distributing PRIMESTAR(R) from December 1990 until the consummation of the Distribution. TCI Digital Satellite Entertainment, Inc., a Colorado corporation ("Digital"), was incorporated in February 1995 in order to consolidate the PRIMESTAR By TCI distribution business into one subsidiary. In connection with the Distribution, Digital was merged with and into the Company, as a means of reincorporating Digital in Delaware.

  Since the consummation of the Distribution, the Company and TCI have operated independently, and neither has any stock ownership, beneficial or otherwise, in the other. However, for the purposes of governing certain of the ongoing relationships between the Company and TCI after the Distribution, and to provide mechanisms for an orderly transition, the Company and TCI have entered into various agreements, including the "Reorganization Agreement," the "Transition Services Agreement," an amendment to TCI's existing "Tax Sharing Agreement," the "Indemnification Agreements," the "Trade Name and Service Mark Agreement" and the "Share Purchase Agreement," all of which are described below. In addition, TCIC continues to provide installation, maintenance, retrieval and other customer fulfillment services for certain customers of the Company, pursuant to the "Fulfillment Agreement," and entered into the "TCIC Credit Facility" with the Company, both of which are described below.

  Reorganization Agreement. On the Distribution Date, TCI, TCIC and a number of other TCI subsidiaries, including the Company, entered into the Reorganization Agreement, which provided for, among other things, the principal corporate transactions required to effect the Distribution, the conditions thereto and certain provisions governing the relationship between the Company and TCI with respect to and resulting from the Distribution.

  Certain of the Company's assets relating to the Digital Satellite Business were historically owned by subsidiaries of TCI other than the Company and its predecessors. These assets include the capital stock of Tempo and the 20.86% partnership interests in PRIMESTAR Partners. The Reorganization Agreement provided for, among other things, the transfer of these assets to the Company and for the assumption by the Company of related liabilities. No consideration was payable by the Company for these transfers, except that two subsidiaries of the Company purchased TCI's partnership interests in PRIMESTAR Partners for consideration payable by delivery of promissory notes issued by such subsidiaries (the "K-1 Notes"), which promissory notes were assumed by TCI on the Distribution Date in the form of a capital contribution to the Company. The Reorganization Agreement also provides for certain cross-indemnities designed to make the Company financially responsible for all liabilities relating to the Digital Satellite Business prior to the Distribution, as well as for all liabilities incurred by the Company after the Distribution, and makes TCI financially responsible for all potential liabilities of the Company which are not related to the Digital Satellite Business, including, for example, liabilities arising as a result of the Company's having been a subsidiary of TCI. The Reorganization Agreement further provided for each of the Company and TCI to preserve the confidentiality of all confidential or proprietary information of the other party, for five years following the Distribution, subject to customary exceptions, including disclosures required by law, court order or government regulation.

  Pursuant to the Reorganization Agreement, on the Distribution Date, the Company issued to TCIC the Company Note, in the principal amount of $250,000,000, representing a portion of the Company's intercompany balance owed to TCIC on such date. See "--TCIC Credit Facility" below. Pursuant to the Reorganization Agreement, the remainder of the Company's intercompany balance owed to TCIC on the Distribution Date (other than certain advances to the Company made by TCIC in 1996 to fund certain construction and related costs associated with the Company Satellites, as described below under "-- Reimbursement of Certain Satellite Expenses"), and the indebtedness represented by the K-1 Notes, were assumed by TCI as (i) a $100 million capital contribution to the Company, (ii) consideration for the Company's assumption of TCI's obligations under options granted to Brendan R. Clouston, Larry E. Romrell and David P. Beddow to purchase shares of Series A Common Stock representing 1.0%, 1.0% and 0.5%, respectively, of the shares of Company Common Stock issued and outstanding on the Distribution Date, determined immediately after giving effect to the Distribution but before giving effect to the issuance of the shares of Series A Common Stock issuable upon exercise of such options, and (iii) consideration for the Company's grant of an option to TCI to purchase up to 4,765,000 shares of Series A Common Stock (as such number may be adjusted to reflect stock dividends, stock splits and the like), for a purchase price equal to the par value of such shares, as necessary to satisfy TCI's obligations to deliver shares of Series A Common Stock upon conversion of certain convertible securities of TCI as a result of the Distribution. See "--Other Arrangements" and the Condensed Pro Forma Combined Statement of Operations of the Company, included elsewhere in this Prospectus.

  Transition Services Agreement. Pursuant to the Transition Services Agreement between TCI and the Company, TCI is obligated to provide to the Company certain services and other benefits, including certain administrative and other services that were provided by TCI prior to the Distribution. Such services include (i) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, fleet management, package delivery, management information systems, billing, lock box, remittance processing and risk management services, (ii) other services typically performed by TCI's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing, fleet management and advanced information technology department personnel, (iii) use of telecommunications and data facilities and of systems and software developed, acquired or licensed by TCI from time to time for financial forecasting, budgeting and similar purposes, including without limitation any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract, (iv) technology support and consulting services, and (v) such other management, supervisory, strategic planning or other services as the Company and TCI may from time to time mutually determine to be necessary or desirable.

  Pursuant to the Transition Services Agreement, TCI has also agreed to provide the Company with certain most-favored-customer rights to programming services that TCI or a wholly owned subsidiary of TCI may own in the future and access to any volume discounts that may be available to TCI for purchase of HSDs, satellite receivers and other equipment.

  As compensation for services rendered to the Company and for the benefits made available to the Company pursuant to the Transition Services Agreement, the Company is required to pay TCI a fee of $1.50 per qualified subscribing household or other residential or commercial unit (counted as one subscriber regardless of the number of satellite receivers) per month, commencing with the Distribution Date, up to a maximum of $3 million per month, and to reimburse TCI quarterly for direct, out-of-pocket expenses incurred by TCI to third parties in providing the services.

  The Transition Services Agreement continues in effect until the close of business on December 31, 1999 and will be renewed automatically for successive one-year periods thereafter, unless earlier terminated by (i) either party at the end of the initial term or the then current renewal term, as applicable, on not less than 180 days' prior written notice to the other party, (ii) TCI upon written notice to the Company following certain changes in control of the Company, and (iii) either party if the other party is the subject of certain bankruptcy or insolvency-related events. During the period commencing with the Distribution Date and ending on December 31, 1996, the Company paid $763,000 to TCIC pursuant to the Transition Services Agreement.

  Tax Sharing Agreement. Through the Distribution Date, the Company's results of operations were included in TCI's consolidated U.S. federal income tax returns, in accordance with the existing tax sharing arrangements among TCI and its consolidated subsidiaries. Effective July 1, 1995, TCI, TCIC and certain other subsidiaries of TCI entered into the Tax Sharing Agreement, which formalized such pre-existing tax sharing arrangements and implemented additional procedures for the allocation of certain consolidated income tax attributes and the settlement of certain intercompany tax allocations. The Tax Sharing Agreement encompasses U.S. Federal, state, local and foreign tax consequences and relies upon the Code and any applicable state, local and foreign tax law and related regulations. Prior to the Distribution Date, the Tax Sharing Agreement was amended to provide that the Company be treated as if it had been a party to the Tax Sharing Agreement, effective July 1, 1995.

  Indemnification Agreements. On the Distribution Date, the Company entered into the Indemnification Agreements with TCIC and TCI UA 1. The Indemnification Agreement with TCIC provides for the Company to reimburse TCIC for any amounts drawn under an irrevocable transferable letter of credit issued by The Bank of New York for the account of TCIC to support the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement, with respect to PRIMESTAR Partners' use of transponders on GE-2. At December 31, 1996, the drawable amount of such letter of credit was $25,000,000. See "Risk Factors---Risks of Satellite Failure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--- PRIMESTAR By TSAT--The PRIMESTAR(R) Service."

  The Indemnification Agreement with TCI UA 1 provides for the Company to reimburse TCI UA 1 for any amounts drawn under the TCI UA 1 Letter of Credit, which supports the PRIMESTAR Credit Facility that was obtained by PRIMESTAR Partners to finance advances to Tempo for payments due in respect of the construction of the Company Satellites and that is supported by letters of credit arranged for by affiliates of the partners of the Partnership (other than GEAS). The amount of the TCI UA 1 Letter of Credit was $141,250,000 at December 31, 1996.

  The Indemnification Agreements further provide for the Company to indemnify and hold harmless TCIC and TCI UA 1 and certain related persons from and against any losses, claims, and liabilities arising out of the respective letters of credit or any drawings thereunder. The payment obligations of the Company to TCIC and TCI UA 1, under such Indemnification Agreements are subordinated in right of payment with respect to certain future obligations of the Company to financial institutions. During the year ended December 31, 1996, the aggregate amount paid by the Company to TCI under the Indemnification Agreements was $124,000. Such amount represents the aggregate fees incurred by TCI with respect to the TCI UA 1 Letter of Credit from the Distribution Date through December 31, 1996.

  Trade Name and Service Mark License Agreement. Pursuant to the Trade Name and Service Mark License Agreement (the "License Agreement"), TCI granted to the Company, for an initial term of three years following the Distribution, a non-exclusive non-assignable license to use certain trade names and service marks specifically identified in the License Agreement, including the mark "TCI" in the context of the Digital Satellite Business. The License Agreement provides, among other things, that all advertising, promotion and use of certain of TCI's trade names and service marks by the Company shall be consistent with TCI guidelines and standards, as well as subject to TCI approval in certain circumstances.

  Fulfillment Agreement. TCIC has historically provided the Company with certain customer fulfillment services for PRIMESTAR customers enrolled by the Company's direct sales force or the National Call Center. Charges for such services have been allocated to the Company by TCIC based on scheduled rates.

  Pursuant to the Fulfillment Agreement entered into by TCIC and the Company, TCIC continues to provide fulfillment services to the Company following the Distribution with respect to customers of the PRIMESTAR(R) medium power service. Such services include installation, maintenance, retrieval, inventory management and other customer fulfillment services. The Fulfillment Agreement became effective on January 1, 1997. Among other matters, the Fulfillment Agreement (i) sets forth the responsibilities of TCIC with respect to fulfillment services, including performance standards and penalties for nonperformance, (ii) provides for TCIC's fulfillment sites to be connected to the billing and information systems used by the Company, allowing for on-line scheduling and dispatch of installation and other service calls, and (iii) provides scheduled rates to be charged to the Company for the various customer fulfillment services to be provided by TCIC. The Company retains sole control under the Fulfillment Agreement to establish the retail prices and other terms and conditions on which installation and other services are provided to the Company's customers. The Fulfillment Agreement also provides that, during the term of the Fulfillment Agreement, TCIC will not provide fulfillment services to any other Ku-band, Ka-band, DBS, BSS, FSS, C-band, wireless or other similar or competitive provider or distributor of television programming services (other than traditional cable). The Fulfillment Agreement has an initial term of two years and is terminable, on 180 days notice to TCIC, by the Company at any time during the first six months following the Distribution Date. The scheduled rates for the services to be provided by TCIC under the Fulfillment Agreement exceed the scheduled rates upon which charges historically have been allocated to the Company for such services, reflecting in part the value to the Company, as determined by Company management, of the performance standards, exclusivity, termination right and certain other provisions included in the Fulfillment Agreement. The Company and TCIC are currently discussing certain proposed changes to the Fulfillment Agreement, but there can be no assurance that any such changes will be agreed to or that the Company will not exercise its rights to terminate the Fulfillment Agreement if an acceptable amendment is not agreed to prior to the end of the Company's six-month termination window. There can be no assurance that the terms of the Fulfillment Agreement are not more or less favorable than those which could be obtained from unaffiliated third parties, or that comparable services could be obtained by the Company from third parties on any terms if the Fulfillment Agreement is terminated. See "Risk Factors---Relationship with TCI," "Risk Factors---Potential Conflicts of Interest," and the Condensed Pro Forma Combined Statement of Operations of the Company, included elsewhere in this Prospectus. During the year ended December 31, 1996, the aggregate amount paid or allocated by the Company to TCIC for fulfillment services was $74,049,000 (including $6,432,000 paid subsequent to the Distribution Date).

  TCIC Credit Facility. In connection with the Distribution, the Company and TCIC entered into the TCIC Credit Facility to provide for the terms of the Company Note and the TCIC Revolving Loans. The TCIC Credit Facility required the Company to use its best efforts to obtain external debt or equity financing after the Distribution Date and provided for mandatory prepayment of the TCIC Revolving Loans and the Company Note from the proceeds thereof. The initial borrowings under the Bank Credit Facility were used to repay the Company Note in full. In connection with the February 1997 issuance of the Notes and the March 1997 determination that GE-2 was commercially operational, borrowing availability pursuant to the TCIC Credit Facility was terminated.

  Borrowings under the TCIC Revolving Loans bore interest at 10% per annum, compounded semi-annually. Commitment fees equal to 3/8% of the average unborrowed availability under the TCIC Credit Facility were payable to TCIC annually. Commitment fees paid to TCIC during the year ended December 31, 1996 aggregated $141,000. From the Distribution Date through December 31, 1996, the aggregate amount of interest paid by the Company to TCIC pursuant to the TCIC Credit Facility was $1,946,000.

  Reimbursement of Certain Satellite Expenses. During 1996, TCIC made intercompany advances to the Company to fund the majority of the construction and related costs associated with the Company Satellites. Prior to 1996, PRIMESTAR Partners had funded substantially all of the construction and related costs associated with the Company Satellites. In connection with the Distribution, a determination was made to provide that such 1996 advances from TCIC would be repaid by the Company to TCIC (notwithstanding the Reorganization Agreement), to the extent (and only to the extent) that Tempo received corresponding advances from PRIMESTAR Partners.

  As a result of negotiations between the Company and PRIMESTAR Partners, PRIMESTAR Partners advanced $73,786,000 to Tempo in December 1996 to reimburse Tempo for all the 1996 costs which previously had been funded by TCIC. Upon receipt, such advance was paid to TCIC by Tempo in repayment of such 1996 advance by TCIC. See "Business--High Power Satellites."

  Call Center LLC. In March 1997, the Company and TCI agreed to form a limited liability company (the "Call Center LLC") through which the Company and TCI are expected to conduct various customer call service operations. The initial ownership interests of the Company and TCI in the Call Center LLC are expected to be 28% and 72%, respectively, subject to adjustment based on various categories of operating data for the last three quarters of 1997, including call center volume attributable to their customers. The Call Center LLC is expected to be managed by a four-member board of directors, two members of which are to be appointed by TCI and two members of which are to be appointed by the Company. Any decision by the board of directors is expected to require approval by all four directors. Initially, the Call Center LLC is expected to provide customer call services only for TCI cable subscribers and the Company DBS subscribers, but it is expected that those services in the future will be made available to third parties, including, for example, unaffiliated cable companies. The hourly rates for services to be provided by the Call Center LLC to the Company and TCI through December 31, 1997, are expected to be fixed based on their respective expense budgets for those services. Thereafter, the Company and TCI expect that the rates charged to them will be fair market rates, as established by agreement between the Company and TCI.

  TCI has agreed to contribute assets comprising certain currently operating call center facilities, as well as a facility under construction. The assets to be contributed by TCI include two operating call centers and the facility under construction. The Company has agreed to contribute assets comprising two currently operating call center facilities. At December 31, 1996, the historical cost of the assets to be contributed by the Company to the Call Center LLC was approximately $7,200,000. Transfers of various of the call center assets to the Call Center LLC will be subject to receipt of consents of third parties, including governmental authorities. Pending receipt of any required third-party consents and regulatory approvals the Company and TCI have agreed to provide to the Call Center LLC the use of the call center assets to be contributed under services agreements or similar arrangements to the extent feasible. Operating obligations relating to the contributed assets, including leases of real and personal property (but not including any indebtedness for borrowed money), are expected to be assumed by the Call Center LLC.

  No definitive agreement has yet been reached regarding the above described transaction, and there can be no assurance that any such transaction will be consummated. In the event such transaction is not consummated, the Company intends to operate its National Call Center consistent with its past operation, and the Company does not believe that the failure to consummate such transaction would have a material adverse effect on the Company.

  Other Arrangements. On the Distribution Date, TCI and the Company entered into the Share Purchase Agreement, which obligates TCI and the Company to sell to each other from time to time, at the then current market price, shares of Series A TCI Group Common Stock and Series A Common Stock, respectively, as necessary to satisfy their respective obligations under Adjusted TCI Options and Add-on Company Options held after the Distribution Date by their respective employees and non-employee directors.

  Certain officers of the Company who were officers or directors of TCI and/or TCIC prior to the Distribution received undertakings of indemnification from TCI and/or TCIC. Such undertakings survived the Distribution.

  In June 1996, the TCI Board authorized TCI to permit certain of its executive officers to acquire equity interests in certain of TCI's subsidiaries. In connection therewith, the TCI Board approved the acquisition by each of Brendan R. Clouston and Larry E. Romrell, executive officers of TCI, of 1.0% of the net equity of the Company. The TCI Board also approved the acquisition by Gary S. Howard, an executive officer of TCIC prior to the Distribution Date and chief executive officer and a director of the Company, of 1.0% of the net equity of the Company and the acquisition by David P. Beddow, an executive officer of certain TCI subsidiaries and a director of the Company, of 0.5% of the net equity of the Company. The TCI Board determined to structure such transactions as grants to such persons of options to purchase shares of Series A Common Stock representing 1.0% (in the case of each of Messrs. Clouston, Romrell and Howard) and 0.5% (in the case of Mr. Beddow) of the shares of Series A Common Stock and Series B Common Stock issued and outstanding on the Distribution

Date, determined immediately after giving effect to the Distribution, but before giving effect to any exercise of such options ("Distribution Date Options"). The aggregate exercise price for each such option is equal to 1.0% (in the case of each of Messrs. Clouston, Romrell and Howard) and 0.5% (in the case of Mr. Beddow) of TCI's Net Investment as of the Distribution Date, but excluding any portion of TCI's Net Investment that as of such date was represented by a promissory note or other evidence of indebtedness from the Company to TCI. Distribution Date Options to purchase 2,324,266 shares of Series A Common Stock at a per share price of $8.86 were granted on the Distribution Date, will vest in 20% cumulative increments on each of the first five anniversaries of February 1, 1996, and will be exercisable for up to ten years following February 1, 1996. Pursuant to the Reorganization Agreement, and (in the case of the options granted to Messrs. Clouston, Romrell and Beddow) in partial consideration for the capital contribution made by TCI to the Company in connection with the Distribution, the Company agreed, effective as of the Distribution Date, to bear all obligations under such options and to enter into stock option agreements with respect to such options with each of Messrs. Clouston, Romrell, Howard and Beddow.

  NDTC, an indirect subsidiary of TCI, has obtained a nontransferable, nonexclusive license to use the Imedia Technology of Imedia Corporation currently under development. Although there can be no assurance that the Imedia Technology will be successfully implemented, if successful, such technology would increase the number of digital program signals that could be transmitted simultaneously over a single satellite transponder, thus effectively increasing the digital compression ratio. See "The Digital Satellite Television Industry---Industry Overview." NDTC has agreed that if, prior to September 1, 1997, the Company engages NDTC to provide digitization, compression and uplinking services for any high power DBS system operated by the Company, and NDTC is authorized to use Imedia Technology or other proprietary technologies to provide multiplexing of digitally compressed video signals for the Company, NDTC shall provide such multiplexing services to the Company for an agreed fee, based on NDTC's incremental costs and other factors. The Company's rights to receive multiplexing services under its agreement with NDTC are assignable by the Company to any affiliate of the Company, including for this purpose PRIMESTAR Partners.


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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK CREDIT FACILITY

  On December 31, 1996, the Company entered into the Bank Credit Facility with The Bank of Nova Scotia, as administrative agent, NationsBank of Texas, N.A., as syndication agent, Credit Lyonnais New York Branch, as documentation agent, and the lenders named therein, with respect to a senior secured reducing revolving credit facility. The Bank Credit Facility, which is guaranteed by all direct and indirect subsidiaries of the Company except Tempo, provides for aggregate commitments of up to $750 million, subject to the Company's compliance with operating and financial covenants and other customary conditions. Commencing March 31, 2001, aggregate commitments will be reduced quarterly in accordance with a schedule, until final maturity at June 30, 2005. The Company's initial borrowings under the Bank Credit Facility were used to repay in full the principal amount of and accrued interest on the Company Note and to fund financing costs associated with arrangement of the facility. Additional amounts available will be used to provide working capital and to fund the future growth of the Company's Digital Satellite Business. As of March 31, 1997, there were no borrowings outstanding under the Bank Credit Facility.

  At the option of the Company, borrowings under the Bank Credit Facility bear interest at a rate per annum equal to (i) the London interbank offered rate (LIBOR), (ii) the CD Rate, which is the rate per annum equal to the average of the bid rates for certificates of deposit of the administrative agent (and two reference banks) plus statutory reserves and FDIC assessments, or (iii) the Base Rate, which is the higher of (a) the administrative agent's established base rate and (b) the Federal Funds effective rate plus 1/2%, plus in each case an Applicable Margin (as defined in the Bank Credit Facility). In addition, the Company must pay a commitment fee equal to 0.250% on unavailable commitments and 0.375% on the average daily unused portion of the available commitments, payable quarterly in arrears and at maturity.

  Borrowings under the Bank Credit Facility are guaranteed by all restricted subsidiaries of the Company (defined under the Bank Credit Facility to mean each domestic subsidiary of the Company (other than Tempo, unless Tempo becomes a restricted subsidiary under any subordinated or senior subordinated indebtedness of the Company) of which the Company owns directly or indirectly at least 80% of the outstanding capital stock), and secured by collateral assignments or other security interests in (i) all material contracts to which the Company and the restricted subsidiaries are parties, (ii) all equipment and other tangible assets of the Company (including, without limitation, satellite dishes and related reception and decoding equipment), (iii) all receivables of the Company and (iv) all intellectual property and other general intangible assets of the Company. In addition, borrowings under the Bank Credit Facility will be secured by security interests in all capital stock of each of the Company's restricted subsidiaries, upon PRIMESTAR Partners' consent with respect thereto. Further, if a restricted subsidiary increases its assets by $5 million or all restricted subsidiaries increase their assets in the aggregate by $10 million, such Restricted Subsidiaries are required to pledge all their assets to the banks.

  The Bank Credit Facility contains affirmative covenants regarding minimum subscribers, revenue per subscriber and debt service coverage, as well as negative covenants that restrict the Company and its Restricted Subsidiaries from, among other things, (i) incurring indebtedness, (ii) creating liens and other encumbrances, (iii) entering into merger or consolidation transactions,
(iv) entering into transactions with affiliates, (v) making investments, (vi) making capital expenditures, (vii) paying dividends and other distributions,
(viii) redeeming stock, (ix) redeeming or purchasing subordinated debt, (x) paying interest on or principal of subordinated debt (including the Notes and the Exchange Notes) during the continuation of (A) an event of default under the Bank Credit Facility or (B) a default under the Bank Credit Facility of which management of the Company has actual or constructive notice, (xi) entering into sale and leaseback transactions and (xii) engaging in non-designated activities.

  The Bank Credit Facility contains customary events of default, including but not limited to, (i) nonpayment of principal or interest, (ii) violation of covenants, (iii) material breach of representations and warranties, (iv) failure of security, (v) cross-default to any debt in excess of $15 million under any other agreement governing indebtedness of the Company, any of its subsidiaries or PRIMESTAR Partners,
(vi) material judgments, (vii) certain defaults under the Employee Retirement Income Security Act of 1974 ("ERISA"), (viii) bankruptcy, insolvency or a material adverse change of the Company, any of its subsidiaries or PRIMESTAR Partners, and (ix) a Change of Control (as defined therein). In addition, it is an event of default under the Bank Credit Facility if the agents thereunder, in their sole discretion have not agreed in writing to a plan of continued operation of the PRIMESTAR(R) business by June 30, 1997. The Bank Credit Facility also contains provisions for mandatory prepayments and commitment reductions in the event of certain asset sales. The Bank Credit Facility defines "Change in Control" as (i) the acquisition by any person, or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 25% or more of the outstanding shares of voting stock of the Company, provided, however, that the acquisition of 25% or more of the outstanding shares of voting stock of the Company by John Malone, the legal heirs of Bob Magness, PRIMESTAR Partners so long as the partners thereof were partners as of the closing date thereunder, and/or one or more of the partners on the closing date of PRIMESTAR Partners shall not constitute a Change in Control, (ii) the event of both Gary Howard and John Malone ceasing to be directors or ceasing to hold the same or similar offices with the Company as they did on the closing date, or (iii) the event that, during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

  The Bank Credit Facility is anticipated to be syndicated in the bank market in early 1997.

                       DESCRIPTION OF THE EXCHANGE NOTES

  Each tranche of the Exchange Notes will be issued as a separate series of notes pursuant to the same Indenture governing the corresponding tranche of Notes for which each such tranche of Exchange Notes was exchanged. The form and the terms of the Exchange Notes and the Notes will be substantially identical to each other (including with respect to principal amount, interest rate, maturity and redemption rights), except that (i) the offering and sale of the Exchange Notes have been registered under the Securities Act and, therefore, shall not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes will not be entitled to further registration rights under the Registration Rights Agreements, which rights will be satisfied when the Exchange Offer is consummated, except for transferability. Under the terms of the Indentures, the covenants and events of default will apply equally to the Exchange Notes and the Notes, and the Exchange Notes and the Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indentures, including, without limitation, amendments, waivers and redemptions. For purposes of this Description of Exchange Notes all references herein to "Notes" shall be deemed to refer collectively to Notes and Exchange Notes, all references to "Senior Subordinated Notes" shall be deemed to refer collectively to Senior Subordinated Notes and Senior Subordinated Discount Notes, and all references herein to "Senior Subordinated Discount Notes" shall be deemed to refer collectively to Senior Subordinated Discount Notes and Senior Subordinated Discount Exchange Notes, unless in any such case the context otherwise requires. The terms of the Notes include those set forth in the Indentures and those made a part of the Indentures by reference to the Trust Indenture Act of 1939, as amended and as in effect on the date of the Indentures (the "TIA").

  The following summary of certain provisions of the Indentures and the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of the Indentures and the Registration Rights Agreements, including the definitions of certain terms therein and those terms made a part of the Indentures by reference to the TIA, as in effect on the date of the Indentures. The Notes are subject to all such terms, and holders of the Notes are referred to the Indentures, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available in the manner described under "Available Information." Certain defined terms used primarily in this section are set forth below under "-- Certain Definitions." Unless otherwise indicated, references under this caption to sections, "(S)" or articles are references to sections and articles of the Indentures. References in this "Description of the Exchange Notes" section to "the Company" mean only TCI Satellite Entertainment, Inc. and not any of its Subsidiaries.

  Upon any exchange of Notes for Exchange Notes pursuant to the Exchange Offer, the Notes so exchanged shall be canceled and shall no longer be deemed outstanding for any purpose. In no event shall the aggregate principal amount of all Senior Subordinated Notes and Senior Subordinated Exchange Notes outstanding exceed $200,000,000, and in no event shall the aggregate principal amount at maturity of all Senior Subordinated Discount Notes and Senior Subordinated Discount Exchange Notes outstanding exceed $275,000,000.

  If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the Notes within the time periods set forth herein, special interest will accrue and be payable on the Notes either temporarily or permanently. See "--Registration Rights; Exchange Offer."

  Transfers of Notes may be made only by presentation of the Notes, duly endorsed, to the Trustee for registration of transfer on the Security Register maintained by the Trustee for such purposes. Unless and until a Note is duly presented to the Trustee for registration of transfer, the Company and the Trustee may treat the Person in whose name such Note is registered on the Security Register as the sole owner thereof for all purposes under the applicable Indenture, notwithstanding any notice to the contrary.

GENERAL

  The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company will appoint The Bank of New York to serve as registrar and paying agent under the Indentures at its offices at 101 Barclay Street, New York, New York 10281. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

  The Notes will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. As of March 31, 1997, the Company had approximately $32,614,000 of Senior Indebtedness outstanding. As of March 31, 1997, there were no borrowings outstanding under the Bank Credit Facility. The Bank Credit Facility is guaranteed by all the direct and indirect Subsidiaries of the Company, other than Tempo, and, therefore, the Notes are structurally subordinated to all obligations under the Bank Credit Facility. The Company will not be permitted to incur any debt that is subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes.

  The Notes will not be entitled to any security and will not be entitled to the benefit of any guarantees, except under the circumstances described under "--Certain Covenants--Limitation on Indebtedness."

MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR SUBORDINATED NOTES

  The Senior Subordinated Notes will be limited to $200,000,000 aggregate principal amount (the "Senior Subordinated Aggregate Principal Amount") and will mature on February 15, 2007. Cash interest on the Senior Subordinated Notes will accrue at a rate of 10 7/8% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 1997, to the holders of record at the close of business on February 1 and August 1, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from February 20, 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR SUBORDINATED DISCOUNT NOTES

  The Senior Subordinated Discount Notes will be limited to $275,000,000 aggregate principal amount at maturity (the "Senior Subordinated Discount Aggregate Principal Amount") and will mature on February 15, 2007. The Senior Subordinated Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $152,061,250. Based on the issue price thereof, the yield to maturity of the Senior Subordinated Discount Notes and all Senior Subordinated Discount Exchange Notes issued in exchange therefor is 12 1/4% (computed on a semi-annual bond equivalent basis), calculated from February 20, 1997. See "Certain Federal Income Tax Considerations."

  Cash interest will not accrue or be payable on the Senior Subordinated Discount Notes prior to February 15, 2002. Thereafter, cash interest will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2002, to the holders of record at the close of business on the February 1 and August 1, respectively, immediately preceding such interest payment date; provided, however, that at any time prior to February 15, 2002, the Company may elect (the "Cash Interest Election") on any interest payment date (the date of such Cash Interest Election, the "Cash Interest Election Date") to commence the accrual of cash interest from and after the Cash Interest Election Date, in which case the principal amount at maturity of each Senior Subordinated Discount Note will on such interest payment date be reduced to the Accreted Value of such note as of such interest payment date, and cash interest (accruing at a rate of 12 1/4% per annum from the Cash Interest Election Date) shall be payable with respect to such Senior Subordinated Discount Note on each interest payment date thereafter. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from February 15, 2002 or the Cash Interest Election Date, if earlier. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

  Optional Redemption of Senior Subordinated Notes. The Senior Subordinated Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       2002..........................................................  105.438%
       2003..........................................................  103.625%
       2004..........................................................  101.813%
       2005 and thereafter...........................................  100.000%

  In addition, prior to February 15, 2000, the Company may, other than in any circumstance resulting in a Change of Control, redeem up to 35% of the Senior Subordinated Aggregate Principal Amount at a redemption price equal to 110.875% of the principal amount of the Senior Subordinated Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date with the net cash proceeds of (a) one or more Public Equity Offerings of common equity of the Company or (b) a sale or series of related sales of Qualified Equity Interests of the Company to Strategic Equity Investors, in any such case resulting in gross cash proceeds to the Company of at least $100.0 million in the aggregate; provided, however, that Senior Subordinated Notes in an aggregate principal amount not less than the 65% of the Senior Subordinated Aggregate Principal Amount would remain outstanding immediately after giving effect to any such redemption (excluding any Senior Subordinated Notes owned by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the last Public Equity Offering or sale of Qualified Equity Interests of the Company to Strategic Equity Investors resulting in gross cash proceeds to the Company, when aggregated with all prior Public Equity Offerings and sales of Qualified Equity Interests of the Company to Strategic Equity Investors, of at least $100.0 million.

  Optional Redemption of Senior Subordinated Discount Notes. The Senior Subordinated Discount Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002, at the redemption prices (expressed as a percentage of principal amount at maturity) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       2002..........................................................  106.125%
       2003..........................................................  104.083%
       2004..........................................................  102.042%
       2005 and thereafter...........................................  100.000%

  In addition, prior to February 15, 2000, the Company may, other than in any circumstance resulting in a Change of Control, redeem up to 35% of the originally issued principal amount at maturity of the Senior Subordinated Discount Notes at a redemption price equal to 112.250% of the Accreted Value of the Senior Subordinated Discount Notes so redeemed at the redemption date or, if a Cash Interest Election has been made, 112.250% of the principal amount at maturity of the Senior Subordinated Discount Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of (a) one or more Public Equity Offerings of common equity of the Company or (b) a sale or series of related sales of Qualified Equity Interests of the Company to Strategic Equity Investors, in any such case resulting in gross cash proceeds to the Company of at least $100.0 million in the aggregate; provided, however, that at least 65% of the originally issued principal amount at maturity of the Senior Subordinated Discount Notes would remain outstanding immediately after giving effect to any such redemption (excluding any Senior Subordinated Discount Notes owned by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the last Public Equity Offering or sale of Qualified Equity Interests of the Company to Strategic Equity Investors resulting in gross cash proceeds to the Company, when aggregated with all prior Public Equity Offerings and sales of Qualified Equity Interests of the Company to Strategic Equity Investors, of at least $100.0 million.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of either tranche of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount or principal amount at maturity, as the case may be, of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the proceeds of a Public Equity Offering or sale or series of related sales of Qualified Equity Interests of the Company to Strategic Equity Investors, selection of the Notes of either tranche or portions thereof for redemption shall be made by the applicable Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes of the tranche to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount or principal amount at maturity, as the case may be, thereof to be redeemed. A new Note of the applicable tranche in a principal amount or principal amount at maturity, as the case may be, equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the applicable paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the applicable Indenture.

SUBORDINATION OF THE NOTES

  The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in each Indenture, to the prior payment in full in cash of all Senior Indebtedness.

  Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the holders of the Notes or the applicable Trustee on behalf of such holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), to which the holders of the Notes or the applicable Trustee on their behalf would be entitled, but for the subordination provisions of the applicable Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

  No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities) by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration or otherwise, will be made if, at the time of such payment, there exists an event of default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such event of default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the applicable Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, except from those funds held in trust for the benefit of holders of any Notes pursuant to the procedures set forth under "-- Satisfaction and Discharge of Indentures; Defeasance" below, to such holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the applicable Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indentures or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

  The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indentures described under this "Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of either tranche of the Notes. See "--Events of Default" below.

  By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to fully meet its obligations with respect to the Notes.

  As of March 31, 1997, the Company had approximately $32,614,000 of Senior Indebtedness outstanding. As of March 31, 1997, there were no outstanding borrowings under the Bank Credit Facility. Subject to the restrictions set forth in the Indentures, in the future, the Company may issue additional Senior Indebtedness to refinance existing Indebtedness or for other corporate purposes.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Following the occurrence of a Change of Control as defined in the Indentures (the date of such occurrence being the "Change of Control Date"), the Company shall notify the holders of the Notes of such occurrence in the manner prescribed by the Indentures and shall, within 20 days after the Change of Control Date, make an Offer to Purchase all Notes of each tranche then outstanding at a purchase price in cash equal to (x) with respect to the Senior Subordinated Notes, 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date and (y) with respect to the Senior Subordinated Discount Notes, 101% of the Accreted Value on the Purchase Date, unless the Purchase Date is on or after the earlier to occur of

February 15, 2002 and the Cash Interest Election Date, in which case such purchase price shall be equal to 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date. The Company's obligations may be satisfied if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of the Indentures applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

  If a Change of Control occurs which also constitutes an event of default under the Bank Credit Facility, the lenders under the Bank Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Bank Credit Facility. Accordingly, any claims of such lenders with respect to the assets of the Company will be prior to any claim of the holders of the Notes with respect to such assets.

  If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by holders of Notes seeking to accept the Offer to Purchase. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default under the applicable Indenture. See "--Events of Default" below.

  If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

  Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

  Limitation on Restricted Payments. Under the terms of the Indentures, the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

    (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

    (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

    (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by any Restricted Subsidiary); or

    (iv) make any Investment (other than Permitted Investments) in any Person (other than in the Company, any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Restricted Subsidiary (provided the Company or a Restricted Subsidiary is the survivor) as a result of or in connection with such Investment)

(such payments or any other actions (other than the exceptions thereto) described in (i), (ii), (iii) and (iv) collectively, "Restricted Payments"), unless

    (a) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

    (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" below; and

    (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the difference between (x) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment and (y) 150% of cumulative Consolidated Interest Expense of the Company determined for the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available, plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accrued or accreted amount, if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Operating Cash Flow) equal to the lesser of: (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus (5) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" below, the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation), plus (6) (to the extent not included in the computation of Cumulative Operating Cash Flow) the amount of cash dividends or cash distributions (other than to pay taxes) received from any Unrestricted Subsidiary since the Issue Date, minus (7) the greater of (i) $0 and (ii) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "-- Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" below.

  The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indentures; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time); (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity

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

Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the Notes; (iv) Investments in PRIMESTAR Partners required pursuant to a vote of the partners of PRIMESTAR Partners, not to exceed $60.0 million in the aggregate since the Issue Date; (v) Investments made within three years of the Issue Date in Persons engaged in the provision of C-band direct-to-home television programming services (any such Person, a "C-Band Entity"); provided, however, that (x) immediately after giving effect to such Investment the Company or a Restricted Subsidiary owns not less than 50.0% of the voting power of the outstanding Voting Equity Interests in such C- Band Entity and not less than 50.0% of the outstanding economic Equity Interests in such C-Band Entity and (y) the aggregate amount of such Investments made since the Issue Date shall not exceed $90.0 million (any such Investment made pursuant to this clause (v) a "C-Band Investment"); (vi) Investments in ResNet so long as ResNet is engaged in whole or in substantial part in the business of providing entertainment, data, information and/or telecommunications services to MDUs and other commercial markets, not to exceed $45.0 million in the aggregate since the Issue Date; (vii) any Investment to the extent that the consideration therefor consists of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time); (viii) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of the Company or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment, not to exceed $3.0 million in any calendar year and $15.0 million in the aggregate since the Issue Date; (ix) the acquisition of any general or limited partnership interest in PRIMESTAR Partners with the net proceeds of any Indebtedness Incurred pursuant to clause
(i) of the second paragraph of "--Limitation on Indebtedness" below; (x) Investments in any Unrestricted Subsidiary that holds any high power satellite or the governmental authorizations relating thereto to be used solely to pay the operating and financing expenses of such Unrestricted Subsidiary in an amount not to exceed the product of (x) the Company's percentage equity interest in such Unrestricted Subsidiary, times (y) such Unrestricted Subsidiary's share of satellite construction and financing costs; provided, however, that the funds used for such Investments shall be derived solely from Consolidated Operating Cash Flow since the Issue Date of the High Power Satellite Transmission Subsidiary (so long as such Consolidated Operating Cash Flow of the High Power Satellite Transmission Subsidiary shall not have been otherwise expended); provided, however, that no such Investment pursuant to this clause (x) shall be permitted to the extent that the Consolidated Operating Cash Flow of the High Power Satellite Transmission Subsidiary to be utilized to effect such Investment was included in the calculation of the Cumulative Operating Cash Flow at any time prior to the making of such Investment; (xi) Investments in any other Person engaged in the satellite, telecommunications, entertainment, electronics or any related industry, not to exceed $50.0 million in the aggregate outstanding at any time; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, such amount shall be increased to a maximum of (I) $75.0 million in the aggregate outstanding at any time if, as of the end of the most recently completed fiscal quarter of the Company after the Issue Date, the Company shall have provided an Officers' Certificate to the Trustees that the Company and the Restricted Subsidiaries had as of such date in excess of 1.2 million subscribers or (II) $90.0 million in the aggregate outstanding at any time if, as of the end of the most recently completed fiscal quarter of the Company after the Issue Date, the Company shall have provided an Officers' Certificate to the Trustees that the Company and the Restricted Subsidiaries had as of such date in excess of 1.6 million subscribers; (xii) the payment of dividends in any period (I) on preferred stock of the Company issued in connection with any C-Band Investment in a C-Band Entity, but only up to the amount of cash dividends ("C-Band Dividends") received by the Company from such C-Band Entity in the same period (to the extent that such cash dividends have not otherwise been expended by the Company) or (II) issued in connection with any C-Band Investment which results in any C-Band Entity becoming a Restricted Subsidiary (such Restricted Subsidiary, a "Restricted C-Band Subsidiary"), but only up to the amount of Consolidated Operating Cash Flow received as cash dividends by the Company from the Restricted C-Band Subsidiaries in the same period (to the extent that such cash dividends have not otherwise been expended by the Company);

provided, however, that no such dividends pursuant to this clause (xii) shall be permitted to the extent that C-Band Dividends or the Consolidated Operating Cash Flow of any Restricted C-Band Subsidiary to be utilized to effect any such dividends was included in the calculation of Cumulative Operating Cash Flow at any time prior to the payment of such dividends; or (xiii) the repurchase of Equity Interests of the Company in an amount not to exceed $10.0 million in the aggregate since the Issue Date; provided, however, that in the case of each of clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xi), (xii), and (xiii) no Default or Event of Default shall have occurred and be continuing or would arise therefrom. For purposes of this paragraph, any Investment made in any Person that subsequently becomes a Restricted Subsidiary shall be deemed not to be outstanding so long as such Person is a Restricted Subsidiary.

  For purposes of clause (x) of the preceding paragraph, in determining Consolidated Operating Cash Flow of the High Power Satellite Transmission Subsidiary, the definition of "Consolidated Operating Cash Flow" shall be used, but references in such definition to the Company and the Restricted Subsidiaries shall be deemed to refer to the High Power Satellite Transmission Subsidiary and its Subsidiaries. The Company shall not calculate such Consolidated Operating Cash Flow of the High Power Satellite Transmission Subsidiary in any manner, or take any other action, that would result in such Consolidated Operating Cash Flow being greater than what it would have been if the High Power Satellite Transmission Subsidiary were an Affiliate of the Company that was not a Restricted Subsidiary. For purposes of clause (xii) of the preceding paragraph, in determining Consolidated Operating Cash Flow of any Restricted C-Band Subsidiary, the definition of "Consolidated Operating Cash Flow" shall be used, but references in such definition to the Company and the Restricted Subsidiaries shall be deemed to refer to the Restricted C-Band Subsidiary and its Subsidiaries. The Company shall not calculate such Consolidated Operating Cash Flow of any Restricted C-Band Subsidiary in any manner, or take any other action, that would result in such Consolidated Operating Cash Flow being greater than what it would have been if such Restricted C-Band Subsidiary were an Affiliate of the Company that was not a Restricted Subsidiary.

  In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (viii), (x), and (xiii) of the second preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (ii), (iii), (iv), (v), (vi), (vii),
(ix), (xi), and (xii) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment. If after the date of making any Investment made in compliance with this covenant which is a guarantee, letter of credit or other credit support any payments are made in respect of such Investment, such payment shall not be deemed an additional Restricted Payment to the extent the amount thereof, when added together with all other payments made in respect of such Investment since the date such Investment was made, is not in excess of the amount of the Investment.

  Limitation on Indebtedness. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that the Company may Incur Indebtedness and the Company may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 7.25 to 1.0 if the date of such Incurrence is on or before December 31, 1999, (ii) 6.50 to 1.0 if the date of such Incurrence is after December 31, 1999 and on or prior to December 31, 2001 and (iii) 5.75 to 1.0 if the date of such Incurrence is after December 31, 2001.

  The foregoing limitations will not apply to the Incurrence by the Company (or any Restricted Subsidiary with respect to clauses (b), (d), (e), (g), (i),
(j), (l) and (m) below of this paragraph) of any of the following
(collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

    (a) Indebtedness under the Senior Subordinated Notes and the Senior Subordinated Discount Notes and the Indentures;

    (b) Existing Indebtedness;


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

    (c) Indebtedness under the Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $750.0 million, which amount shall be reduced by (x) any permanent reduction of commitments thereunder and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than in connection with any refinancing thereof where the aggregate principal amount outstanding and commitments thereunder immediately prior thereto are not greater than such amounts immediately thereafter) and increased by any increase in the aggregate commitments under the Bank Credit Facility agreed to in connection with the occurrence of a Replacement Satellite Event (as defined in the Bank Credit Facility as in effect on the Issue Date) thereunder (provided that such increase shall not be effective for purposes of this paragraph (a) until (x) the successful launch and commencement of operations of a permanent substitute satellite to GE-2 pursuant to a procedure of acceptance substantially similar to the procedure regarding acceptance of GE-2 or (y) the successful implementation, as certified by the Company to the Trustees, of a plan of continued operation of the PRIMESTAR(R) business agreed to in writing by the Company and the arranging agents under the Bank Credit Facility, plus (B) any amounts outstanding under the Bank Credit Facility that utilize subparagraph (o) of this paragraph of this covenant;

    (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and (y) Indebtedness of the Company owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under any Senior Indebtedness, the Indentures and the Notes (or pledged to secure any Senior Indebtedness); provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (d) to a Person (other than the Company or any Restricted Subsidiary); (ii) any sale or other disposition of Equity Interests of any Restricted Subsidiary which holds Indebtedness of the Company or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (iii) the designation of a Restricted Subsidiary which holds Indebtedness of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

    (e) guarantees by any Restricted Subsidiary of Senior Indebtedness of the Company; provided, however, that if any such guarantee shall be Incurred in respect of any Senior Indebtedness of the Company which has registration rights (including the requirement to effect an exchange offer registered under the Securities Act) or which is registered under the Securities Act, such Restricted Subsidiary shall guarantee the Notes on a senior subordinated basis as provided in the Indentures;

    (f) Interest Rate Protection Obligations of the Company relating to Indebtedness of the Company (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

    (g) Purchase Money Indebtedness and Capitalized Lease Obligations which do not exceed $35.0 million in the aggregate at any one time outstanding;

    (h) Indebtedness or Disqualified Equity Interests to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a), (b), (i),
  (j), (k), (l) or (m) of this paragraph of this covenant; provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebtedness or Disqualified Equity Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced, plus the amount of accrued interest or dividends thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the

  Indebtedness being refinanced, (iii) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness or Disqualified Equity Interests may only be refinanced with Subordinated Indebtedness or Disqualified Equity Interests; (iv) no Restricted Subsidiary may Incur Indebtedness to refinance Indebtedness of the Company; and (v) with respect to any refinancing of Indebtedness Incurred pursuant to clauses (i), (j), (k) or (l) of this paragraph, such refinancing pursuant to this clause (h) shall also be deemed to be Incurred pursuant to clause (i), (j), (k) or (l), as the case may be, of this paragraph (for the avoidance of doubt, the result of which is that a refinancing does not create new debt Incurrence capacity under such clauses);

    (i) Indebtedness (including Acquired Indebtedness) not to exceed $180.0 million in aggregate principal amount at any time outstanding, Incurred in connection with the acquisition by the Company or any Restricted Subsidiary of partnership interests in PRIMESTAR Partners not owned by the Company or any Restricted Subsidiary (including, without limitation, the acquisition of a Person (other than the Company or any Restricted Subsidiary) that owns partnership interests in PRIMESTAR Partners); provided, however, that (i) after giving effect to such purchase the Company or a Restricted Subsidiary owns such partnership interests and all right and title with respect thereto (including the income and profits therefrom); and (ii) any such Indebtedness Incurred by any Restricted Subsidiary shall only be permitted to be Incurred if it is Acquired Indebtedness and shall not be Incurred if such Acquired Indebtedness was Incurred in connection with, in contemplation of or with a view to such transaction;

    (j) Indebtedness (including Acquired Indebtedness) Incurred in connection with the acquisition of any Person distributing PRIMESTAR(R) television programming or the acquisition of any subscribers of any distributor of PRIMESTAR(R) television programming and the right to distribute PRIMESTAR(R) television programming to such subscribers (and related assets and rights); provided, however, that (i) the aggregate amount of any such Indebtedness Incurred in connection with any such acquisition shall not exceed $750.00 per subscriber acquired in such acquisition; (ii) such acquisition is effected through the Company or any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary; and (iii) any such Indebtedness Incurred by any Restricted Subsidiary shall only be permitted to be Incurred if it is Acquired Indebtedness and shall not be Incurred if such Acquired Indebtedness was Incurred in connection with, in contemplation of or with a view to such transaction;

    (k) Indebtedness to fund purchases of inventory of integrated receiver decoders and other related subscriber equipment to be used in the business of the Company and the Restricted Subsidiaries not to exceed in the aggregate at any time outstanding the lesser of (x) 50% of the aggregate cost of such decoders and equipment and (y) $50.0 million;

    (l) Indebtedness (including Acquired Indebtedness) Incurred to effect the acquisition of other satellite communications businesses (or Persons engaged in such business) (a "Related Acquisition") or to make C-Band Investments (so long as such C-Band Investment results in the ownership by the Company or any Restricted Subsidiary of not less than 50% of the economic and Voting Equity Interests in the subject Person or is made to fund the acquisition of other satellite communications businesses by such Person in whom the C-Band Investment is being made (so long as such acquisition is effected by such Person or one of its subsidiaries)); provided, however, that (i) the aggregate amount of any such Indebtedness Incurred to effect any such Related Acquisition shall not exceed (x) $750.00 per subscriber acquired in such acquisition if such Related Acquisition is in the medium or high power segment of the satellite communications industry or (y) $500.00 per subscriber acquired in such Related Acquisition if such Related Acquisition is in the C-band segment of the satellite communications industry; (ii) such Related Acquisition is effected through the Company or any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary; (iii) the aggregate amount of any such indebtedness Incurred to effect any C-Band Investments shall not exceed (x) if such C-Band Investment is the initial Investment in the Person in whom the C-Band Investment is being made, $250.00 per subscriber existing at the time thereof of such Person in whom such C-Band Investment is being made and (y) $250.00 per subscriber acquired if such C-Band Investment is made to fund the acquisition by the Person in whom such C-Band Investment is being made of other satellite communications businesses; and (iv) any such Indebtedness Incurred by any Restricted Subsidiary shall only be permitted to be Incurred if it is Acquired Indebtedness and shall not be Incurred if such Acquired Indebtedness was Incurred in connection with, in contemplation of or with a view to such transaction;

    (m) Indebtedness under any guarantee, letter of credit or other credit support with respect to (x) any obligations of PRIMESTAR Partners under the Partnership Credit Agreement (or any refinancing thereof) to the extent such obligation was Incurred by PRIMESTAR Partners to finance any Company Satellite or (y) any obligations of PRIMESTAR Partners under the GE-2 Agreement, in each case, to the extent the provision thereof is a Permitted Investment under clause (n) of the definition of "Permitted Investments"; and

    (n) in addition to the items referred to in clauses (a) through (m) above, Indebtedness of the Company (including any Indebtedness under the Bank Credit Facility that utilizes this subparagraph (n)) having an aggregate principal amount not to exceed $50.0 million at any time outstanding; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, such amount shall be increased to a maximum of $100.0 million if, as of the end of the most recently completed fiscal quarter of the Company after the Issue Date, the Company shall have provided an Officers' Certificate to the Trustees that the Company and the Restricted Subsidiaries had as of such date in excess of 1.2 million subscribers.

  Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary; provided, however, that any Indebtedness of any Unrestricted Subsidiary existing at the time of its designation as a Restricted Subsidiary pursuant to the Required Designation shall not be deemed Incurred at such time for purposes of the covenant.

  If the Company Incurs any Indebtedness pursuant to the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant and included in the calculation thereof the Consolidated Operating Cash Flow of the High Power Satellite Transmission Subsidiary, C-Band Dividends or the Consolidated Operating Cash Flow of any Restricted C-Band Subsidiary, then such Indebtedness will be deemed to not have been Incurred in compliance with this covenant (unless otherwise incurrable at such time under any of subparagraphs
(a)-(o) of the second paragraph of this covenant) if the Company or any Restricted Subsidiary thereafter makes any Restricted Payment pursuant to clause (x) or (xii) of the second paragraph of "--Limitation on Restricted Payments" above and such Indebtedness could not have been Incurred at the time of its Incurrence if any such Investment were made immediately prior to such Incurrence.

  Limitation on Senior Subordinated Indebtedness. The Company shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinated in right of payment to any Senior Indebtedness.

  Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Bank Credit Facility, any Basic Document or any other agreement of the Company or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or

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

refinancing is no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the Bank Credit Facility on the Issue Date; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Acquired Person; (iv) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "--Disposition of Proceeds of Asset Sales" below to the extent applicable thereto; (vii) refinancing Indebtedness permitted under clause (h) of the second paragraph of "--Limitation on Indebtedness" above; provided, however, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;
(viii) the Notes Indentures; or (ix) any such customary encumbrance or restriction existing under any other security agreement, instrument or document hereafter in effect; provided, however, that the terms and conditions of any such encumbrance or restriction are not more restrictive than those contained in the Bank Credit Facility as in effect on the Issue Date. Anything contained herein to the contrary notwithstanding, the Company and its Subsidiaries shall in no event be prohibited or restrained from granting, and causing to be effective, any lien or security interest securing the obligations of the Company and the Restricted Subsidiaries under the Bank Credit Facility.

  Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary. (a) Tempo and its Subsidiaries are initially designated by the Company as Unrestricted Subsidiaries as of the Issue Date. The Company may designate after the Issue Date any other Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indentures (a "Designation") only if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

    (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

  Notwithstanding the above, no Subsidiary of the Company shall be designated an Unrestricted Subsidiary which (i) holds the partnership interest in (or any debt or equity interest in) PRIMESTAR Partners or distributes, directly or indirectly, PRIMESTAR(R) television programming service or has any right, title or interest in the revenue or profits in, or holds any Lien in respect of, such partnership interests or such distribution or (ii) conducts, directly or indirectly, the High Power Satellite Transmission Business or the business of distributing high power DBS services to subscribers (or, if the proposed Cable Plus strategy is implemented, the business of distributing the Cable Plus service to cable system operators), or has any interest in any such business or the right to receive the income or profits therefrom.

  Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of,

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or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (other than Tempo pursuant to the Bank Credit Facility), except, in the case of clause (x) or (y), to the extent otherwise permitted under the terms of the Indentures, including, without limitation, pursuant to "--Limitation on Restricted Payments" above and "--Disposition of Proceeds of Asset Sales" below, and except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Equity Interests of any Unrestricted Subsidiary.

  (b) The Company shall designate (the "Required Designation") Tempo (or any other Unrestricted Subsidiary which owns any Company Satellite or any right or interest therein or holds a Lien in respect thereof or the right to receive income or profits therefrom (Tempo or any such Unrestricted Subsidiary, the "Satellite Subsidiary")) as a Restricted Subsidiary and revoke its designation as an Unrestricted Subsidiary if as of the end of any complete fiscal quarter of such Satellite Subsidiary after the Issue Date, the remainder of (x) Consolidated Operating Cash Flow of such Satellite Subsidiary for the immediately preceding complete fiscal quarter, minus (y) Consolidated Interest Expense of such Satellite Subsidiary for such immediately preceding complete fiscal quarter, minus (z) any scheduled principal payments in respect of Indebtedness of such Satellite Subsidiary made during such immediately preceding complete fiscal quarter is greater than $1.0 million. For purposes of determining Consolidated Operating Cash Flow and Consolidated Interest Expense of any Satellite Subsidiary pursuant to the immediately preceding sentence, the definitions "Consolidated Operating Cash Flow" and "Consolidated Interest Expense" shall be used, but references to the Company and the Restricted Subsidiaries in such definitions shall be deemed to refer to the relevant Satellite Subsidiary and its Subsidiaries.

  (c) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indentures; provided, however, that the foregoing shall not apply to the Required Designation.

  All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustees certifying compliance with the foregoing provisions.

  Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness with a Lien on the same properties and assets securing Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing any Senior Indebtedness or any guarantee of Senior Indebtedness by any Restricted Subsidiary and (ii) Permitted Liens.

  Disposition of Proceeds of Asset Sales. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and
(ii) at least 85% of such consideration consists of (A) cash or Cash Equivalents, (B) properties and capital assets to be used in the same lines of business being conducted by the Company or any Restricted Subsidiary at such time or (C) Equity Interests in one or more Persons which thereby become Restricted Subsidiaries whose assets consist primarily of properties and capital assets used in the same line of business being conducted by the Company or any Restricted Subsidiary at such

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

time. The amount of any (i) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and (ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

  The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 375 days of receipt thereof to repay Senior Indebtedness and permanently reduce any related commitment, (ii) commit in writing to acquire, construct or improve properties and capital assets to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time and so apply such Net Cash Proceeds within 375 days after the receipt thereof, or (iii) apply the Net Cash proceeds of any Asset Sale within 375 days after receipt thereof to the making of any Investment which is permitted to be made under "--Limitation on Restricted Payments" above.

  To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 375 days of such Asset Sale as described in clause (i), (ii) or
(iii) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 375th day, make an Offer to Purchase all outstanding Notes of each tranche up to a maximum principal amount (in the case of the Senior Subordinated Notes) or Accreted Value (in the case of the Senior Subordinated Discount Notes) (expressed as a multiple of $1,000) of Notes equal to the Securities Portion of Unutilized Net Cash Proceeds, at a purchase price in cash equal to (x) with respect to the Senior Subordinated Notes, 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date, and (y) with respect to the Senior Subordinated Discount Notes, 100% of the Accreted Value on the Purchase Date, unless the Purchase Date is on or after the earlier to occur of February 15, 2002 and the Cash Interest Election Date, in which case such purchase price shall be equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $15.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph.

  In the event that any other Indebtedness of the Company which ranks pari passu with either tranche of the Notes (including the other tranche of the Notes) (the "Other Indebtedness") requires that an offer to repurchase such Indebtedness be made upon the consummation of any Asset Sale, the Company may apply the Unutilized Net Cash Proceeds otherwise required to be applied to an Offer to Purchase to offer to purchase such Other Indebtedness and to an Offer to Purchase so long as the amount of such Unutilized Net Cash Proceeds applied to repurchase the Notes of such tranche is not less than the Securities Portion of Unutilized Net Cash Proceeds. With respect to any Unutilized Net Cash Proceeds, the Company shall make the Offer to Purchase in respect thereof at the same time under each Indenture and at the same time as the analogous offer to purchase is made under any Other Indebtedness and the Purchase Date in respect thereof shall be the same under each Indenture and the same as the purchase date in respect thereof pursuant to any Other Indebtedness.

  For purposes of this covenant, "Securities Portion of Unutilized Net Cash Proceeds" means, with respect to either tranche of the Notes, the amount of the Unutilized Net Cash Proceeds equal to the product of (x) the Unutilized Net Cash Proceeds and (y) a fraction the numerator of which is the principal amount or Accreted Value of all Notes of such tranche tendered pursuant to the Offer to Purchase related to such Unutilized Net Cash Proceeds (the "Securities Amount") and the denominator of which is the sum of the Securities Amount and the lesser of the aggregate principal face amount or accreted value as of the relevant purchase date of all Other Indebtedness tendered pursuant to a concurrent offer to purchase such Other Indebtedness made at the time of such Offer to Purchase.

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

  With respect to any Offer to Purchase effected pursuant to this covenant, among the Senior Subordinated Notes, to the extent the aggregate principal face amount of Senior Subordinated Notes tendered pursuant to such Offer to Purchase exceeds the Securities Portion of Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal face amount of such Senior Subordinated Notes tendered by each holder, and, as among the Senior Subordinated Discount Notes, to the extent that the Accreted Value as of the Purchase Date (or principal amount at maturity after February 15, 2002 or, if a Cash Interest Election shall have been made, the Cash Interest Election Date) of the Senior Subordinated Discount Notes tendered pursuant to such Offer to Purchase exceeds the Securities Portion of Unutilized Net Cash Proceeds with respect thereto, such Notes shall be purchased pro rata based on the Accreted Value as of the Purchase Date (or principal amount at maturity after February 15, 2002 or, if a Cash Interest Election shall have been made, the Cash Interest Election Date) of such Senior Subordinated Discount Notes tendered by each holder.

  In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

  (b) Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering holders as described above.

  (c) So long as there are any amounts owed or due by the Company or any Subsidiary to PRIMESTAR Partners under the Tempo Letter Agreements, or the Company or any Restricted Subsidiary is directly or indirectly obligated, contingently or otherwise, for any obligations under the Partnership Credit Agreement (pursuant to any letter of credit, guarantee or other credit support or otherwise), for purposes of the foregoing covenant, the sale or lease of either or both of the Company Satellites (whether or not the Subsidiary owning such Company Satellite is a Restricted Subsidiary), or any transponder thereon or capacity thereof, to PRIMESTAR Partners or any other Person shall be considered an Asset Sale unless (i) if such sale or lease is to PRIMESTAR Partners of both Company Satellites, any balance due by the Company or any Subsidiary to PRIMESTAR Partners under the Tempo Letter Agreements shall be permanently extinguished and if such sale or lease is to PRIMESTAR Partners of only one Company Satellite, then 100% of the net proceeds thereof are applied to the balance due by the Company or any Subsidiary to PRIMESTAR Partners under the Tempo Letter Agreements and (ii) if such sale or lease is to any other Person, 100% of the net proceeds thereof are applied to the balance due under the Partnership Credit Agreement to the extent that the Company or any Restricted Subsidiary has any letter of credit, guarantee or other credit support outstanding in respect thereof and thereafter to the balance due by the Company or any Subsidiary to PRIMESTAR Partners under the Tempo Letter Agreements. The Company shall not and shall not cause or permit any Subsidiary to enter into or suffer to exist any agreement, instrument, encumbrance or restriction which would, directly or indirectly, limit, prohibit or restrict the compliance by the Company and its Subsidiaries with the foregoing sentence.

  (d) If the Company or any Restricted Subsidiary is engaged in the High Power Satellite Transmission Business, the Company shall not and shall not cause or permit any such High Power Satellite Transmission Subsidiary to sell, convey, transfer, lease, assign, or otherwise encumber (i) any Company Satellite (or any contract rights related to the construction, launch or insurance thereof),
(ii) any orbital slot owned by the Company or any Subsidiary, (iii) the Equity Interests of any Subsidiary which owns any Company Satellite or any orbital slot or any right, license, authorization or permit with respect to any such orbital slot owned by such Subsidiary, or any other interest in an orbital slot which may be sold or otherwise disposed of in compliance with all applicable law (including the Communications Act and the rules and regulations promulgated thereunder) or (iv) the income or profits of any of the foregoing, unless in any such case, immediately after such a transaction the Company or such High Power Satellite Transmission Subsidiary has in place a binding

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

agreement providing for dedicated satellite capacity sufficient to serve its High Power Satellite Transmission Business at least until the stated maturity of the Notes and files such agreement with the Trustee together with an Officers' Certificate certifying that such agreement meets the foregoing criteria.

  Amendments to Certain Agreements. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, amend, modify or waive, or refrain from enforcing, any provision of the Basic Documents in any manner adverse to the Company or any of its Subsidiaries or the holders of the Notes in any material respect as determined by the Board of Directors of the Company. This covenant shall not be construed to prohibit the Company or any Restricted Subsidiary from terminating any of the Basic Documents, if a majority of the disinterested members of the Board of Directors of the Company shall determine that it is in the best interests of the Company to do so.

  Company Satellites; Maintenance of Insurance. (a) Prior to 180 days following the successful launch of any Company Satellite (which, in the case of Tempo DBS-1, occurred on March 8, 1997), the Company shall not terminate the Satellite Construction Agreement or amend, modify or refrain from enforcing any provision thereof in any manner adverse to the Company or any of its Subsidiaries or the holders of the Notes in any material respect, as determined by the Board of Directors of the Company, and shall not amend, modify or refrain from enforcing any provision thereof regarding the rights of the Company under the Satellite Construction Agreement (if any) with respect to any failure of any Company Satellite that may occur during the 180 day period immediately thereafter.

  (b) If the Company or any Subsidiary is engaged in the High Power Satellite Transmission Business, so long as a ground spare satellite of comparable quality and capacity has not been completely constructed and available to be launched and to provide (pursuant to a binding agreement, a copy of which has been filed with the Trustees) sufficient capacity to the Company or the Subsidiary conducting the High Power Satellite Transmission Business to conduct such business on a competitive basis and service its subscribers, then within 30 days after the acceptance of any Company Satellite by the Company or any Subsidiary after completion of in-orbit testing by the builder thereof the Company shall, or shall cause a Restricted Subsidiary to, obtain (to the extent commercially available upon reasonable terms), and thereafter maintain, In-Orbit Insurance with respect to the Company Satellite (or any permanent replacement thereof) providing the servicing capacity with respect to such High Power Satellite Transmission Business. The Company or such Restricted Subsidiary shall be named as the insured under such In-Orbit Insurance (provided that only a senior secured creditor of the Company or a Restricted Subsidiary may also be designated as a named insured under such In-Orbit Insurance).

  (c) In the event that the Company or any of its Subsidiaries receives any damages or other amounts due under the Satellite Construction Agreement (including, without limitation, the refund of the full purchase price of any Company Satellite which has not been delivered pursuant to the terms thereof) all such amounts shall be deemed to be Net Cash Proceeds from an Asset Sale and the Company shall apply such proceeds as required by the second and third full paragraphs under subparagraph (a) of "--Disposition of Proceeds of Asset Sales" above, except as provided by subparagraph (c) thereof.

  Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indentures and the Registration Rights Agreements to be performed or observed on the part of the Company; (ii) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to any such transaction involving

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

the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; provided, however, that the condition set forth in this clause (iii) need not be satisfied in connection with the merger or consolidation with or into the Company or any Restricted Subsidiary of any Person holding partnership interests in PRIMESTAR Partners if (x) such merger or consolidation is effected for the purpose of acquiring the partnership interests in PRIMESTAR Partners held by such Person (provided that the amount of partnership interests in PRIMESTAR Partners held by such Person on the date of such merger or consolidation is not less than the amount held by such Person on the Issue Date otherwise than pursuant to the transfer of partnership interests in PRIMESTAR Partners to another Person who has been or simultaneously therewith will be merged or consolidated with or into the Company or any Restricted Subsidiary or the dilution of such Person's partnership interests in PRIMESTAR Partners solely due to its failure to pay capital contributions required by the Partnership Agreement) and (y) in connection with such acquisition of such partnership interests the Company or a Restricted Subsidiary acquires all rights of such Person (and its Affiliates) to distribute PRIMESTAR(R) programming services.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interest of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the second immediately preceding paragraph in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Notes Indentures and the Registration Rights Agreements pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its Obligations under the Notes Indentures and the Notes.

  Transactions with Affiliates. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Equity Interests of the Company or any officer, director or employee of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), unless such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party. If such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $15.0 million, the Company shall not, and shall not cause or permit any Restricted Subsidiary to, enter into such Affiliate Transaction, unless a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions; provided, however, that if such Affiliate Transaction is in the ordinary course of business consistent with the past practice of any business of the Company or a Restricted Subsidiary, including the High Power Satellite Transmission Business, then there shall be no need to comply with this sentence. In the event that the Company obtains a written opinion from an Independent Financial Advisor (and files the same with the Trustees) stating that the terms of an Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be, such opinion will conclusively meet the requirements of the first sentence of this paragraph and there shall be no need to comply with the second sentence of this paragraph.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law; (iii) the Basic Documents, each as in effect on the Issue Date, including any amendment or extension thereof that does not otherwise violate any other covenant set forth in the Indentures, and any transactions undertaken pursuant to any other contractual obligations in existence on the Issue Date (as in effect on the Issue Date); (iv) the issue and sale by the Company to its stockholders of Qualified Equity Interests; (v) any Restricted Payments made in compliance with "--Limitation on Restricted Payments" above; (vi) loans and advances to officers, directors and employees of the Company and the Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; (vii) the Incurrence of intercompany Indebtedness permitted pursuant to clause (d) of the second paragraph of "--Limitation on Indebtedness" above; and (viii) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof.

  Provision of Financial Information. Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all holders, as their names and addresses appear in the Note Register, without cost to such holders, and (ii) file with the Trustees, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any holder. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

  Payments for Consent. Neither the Company nor any of its Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT

  The occurrence of any of the following will be defined as an "Events of Default" under each Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indentures described under "--Subordination of the Notes" above); (b) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indentures described under "--Subordination of the Notes" above); (c) default in the payment of principal of or interest on Notes required to be purchased pursuant to any Offer to Purchase required by the Indentures when due and payable or failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the Indentures described under

"--Subordination of the Notes" above); (d) failure to perform or comply with any of the provisions described under "--Certain Covenants--Merger, Sale of Assets, etc." above; (e) failure to perform any other covenant, warranty or agreement of the Company or the Guarantors under the Indentures, or in the Notes continued for 30 days or more after written notice to the Company by the applicable Trustee or holders of at least 25% in aggregate principal face amount of the outstanding Senior Subordinated Notes or holders of at least 25% of the aggregate principal amount at maturity of the Senior Subordinated Discount Notes, as the case may be, under the applicable Indenture; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Significant Restricted Subsidiaries or, so long as the Company or any Significant Restricted Subsidiary is a general partner thereof or is (directly or indirectly) obligated in any way (contingently or otherwise) with respect to its Indebtedness, PRIMESTAR Partners having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Significant Restricted Subsidiaries or, so long as the Company or any Significant Restricted Subsidiary is a general partner thereof or is (directly or indirectly) obligated in any way (contingently or otherwise) with respect to its Indebtedness, PRIMESTAR Partners to pay principal when due at the stated maturity of any such Indebtedness; provided, however, that it shall not be an Event of Default if such Indebtedness shall have been repaid in full or such acceleration shall have been rescinded within 20 days; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Significant Restricted Subsidiaries in an amount of $15.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or
(h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries or, so long as the Company or any Significant Restricted Subsidiary is a general partner thereof or is (directly or indirectly) obligated in any way (contingently or otherwise) with respect to its Indebtedness, PRIMESTAR Partners. Subject to the provisions of the Indentures relating to the duties of the Trustees, in case an Event of Default shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the Indenture to which it is a party at the request or direction of any of the holders of Notes issued thereunder, unless such holders shall have offered to such Trustee reasonable indemnity. Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in aggregate principal face amount of the outstanding Senior Subordinated Notes or the holders of a majority in aggregate principal amount at maturity of the Senior Subordinated Discount Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, as the case may be, or exercising any trust or power conferred on such Trustee.

  If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) occurs and is continuing, the applicable Trustee or the holders of at least 25% in aggregate principal face amount of the outstanding Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount at maturity of the outstanding Senior Subordinated Discount Notes, as the case may be, by notice in writing to the Company may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Senior Subordinated Notes and Senior Subordinated Discount Notes, as the case may be, to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the applicable Indenture or the Senior Subordinated Notes and Senior Subordinated Discount Notes, as the case may be, to the contrary, but subject to the provisions limiting payment described above under "--Subordination of the Notes," will become immediately due and payable; provided, however, that so long as the Bank Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph), the Notes shall not become due and payable until the earlier to occur of (x) five Business Days following delivery of written notice of such acceleration of the Notes to the agent under the Bank Credit Facility and (y) the acceleration (ipso facto or otherwise) of any Indebtedness under the Bank Credit Facility. If an Event or Default specified in clause (h) of the preceding paragraph with respect to the Company occurs under an Indenture, the Notes outstanding thereunder will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee thereunder or any holder of such Notes.

  Any such declaration with respect to the Notes may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default in payment of principal of (and premium, if any) or interest on the Notes) may be waived by the holders of a majority of the principal amount of the outstanding Senior Subordinated Notes or a majority of the principal amount of maturity of the outstanding Senior Subordinated Discount Notes, as the case may be, upon the conditions provided in the applicable Indenture. For information as to waiver of defaults, see "-- Modification and Waiver" above.

  Each Indenture provides that the Trustee thereunder shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding thereunder, give the holders of such Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to such Notes or a Default or Event of Default in complying with "-- Certain Covenants--Merger, Sale of Assets, etc." above, the applicable Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders of the applicable Notes.

  No holder of any Note will have any right to institute any proceeding with respect to the relevant Indenture or for any remedy thereunder, unless such holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default thereunder and unless the holders of at least 25% of the aggregate principal face amount of the outstanding Senior Subordinated Notes or the holders of at least 25% of the aggregate principal amount of maturity of the outstanding Senior Subordinated Discount Notes, as the case may be, under such Indenture shall have made written request, and offered reasonable indemnity, to the relevant Trustee to institute such proceeding as Trustee, and such Trustee shall have not have received from the holders of a majority in aggregate principal face amount of such outstanding Senior Subordinated Notes or the holders of a majority in aggregate principal amount at maturity of such outstanding Senior Subordinated Discount Notes, as the case may be, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  The Company will be required to furnish to each Trustee annually a statement as to the performance by it of certain of its obligations under the applicable Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Notes Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF NOTES INDENTURES; DEFEASANCE

  The Company may terminate its substantive obligations in respect of either tranche of the Notes by delivering all outstanding Notes of such tranche to the applicable Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all Notes of such tranche or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (i) of "--Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the applicable Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate its substantive obligations in respect of the Notes issued under such Indenture (except for its obligations to pay the principal of (and premium, if any, on) and the interest on such Notes) by (i) depositing with the relevant Trustee, under the terms of an irrevocable trust agreement, money or United States Government

Obligations sufficient (without reinvestment) to pay all remaining indebtedness on such Notes; (ii) delivering to the relevant Trustee either an Opinion of Counsel or a ruling directed to such Trustee from the Internal Revenue Service to the effect that the holders of the relevant Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; (iii) delivering to the relevant Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the relevant Trustee or the relevant trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment Company" under the Investment Company Act of 1940, as amended (the "Investment Act"); and (iv) complying with certain other requirements set forth in such Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (i) of "--Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the applicable Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate all of its substantive obligations in respect of the Notes issued under such Notes Indenture (including its obligations to pay the principal of (and premium, if any, on) and interest on such Notes) by (i) depositing with the relevant Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes; (ii) delivering to the relevant Trustee either a ruling directed to such Trustee from the Internal Revenue Service to the effect that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the relevant Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of such Indenture, to such effect;
(iii) delivering to the relevant Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, such Trustee or the relevant trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment Company" under the Investment Act; and (iv) complying with certain other requirements set forth in such Indenture.

  The Company may make an irrevocable deposit pursuant to this provision pursuant to either Indenture only if at such time it is not prohibited from doing so under the subordination provisions of such Indenture or certain covenants in the Senior Indebtedness and the Company has delivered to the applicable Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

  The Indentures and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

  Modifications and amendments of either Indenture may be made by the Company and the Trustee thereunder with the consent of the holders of a majority in aggregate principal face amount of the Senior Subordinated Notes outstanding thereunder or of the holders of a majority in aggregate principal amount at maturity of the Senior Subordinated Discount Notes outstanding thereunder, as the case may be (including consents obtained in connection with a tender offer or exchange offer for such Notes); provided, however, that no such modification or amendment to the applicable Indenture may, without the consent of the holder of each Note affected thereby, (a) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or such Indenture in a manner adverse to the holders of such Notes; (b) reduce the principal amount of (or the premium) of any such Note (except pursuant to the Cash Election); (c) reduce the rate of or extend the time for payment of interest on any such Note or make any change to the definition of Accreted Value; (d) change the place or currency of payment of principal of (or premium) or interest on any such Note; (e) modify any provisions of such Indenture relating to the waiver of past defaults (other than to add sections of such Indenture or such Notes subject thereto) or the right of the holders of Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to any such Note in respect thereof or the modification and amendment provisions of such Indenture and such Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each holder herein affected); (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the applicable Indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;
(g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Note (except a rescission of acceleration of the relevant Notes by the holders thereof as provided in such Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Note or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the applicable Indenture in any manner adverse to the holders of the applicable Notes; or (i) modify the provisions of any covenant (or the related definitions) in the applicable Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the holders of Notes thereunder affected thereby.

  The holders of a majority in aggregate principal face amount of the outstanding Senior Subordinated Notes and the holders of a majority in aggregate principal amount at maturity of the outstanding Senior Subordinated Discount Notes, on behalf of all holders of Notes of such tranche, may waive compliance by the Company with certain restrictive provisions of the applicable Indenture. Subject to certain rights of the relevant Trustee, as provided in the applicable Indenture, the holders of a majority in aggregate principal amount of the Senior Subordinated Notes and the holders of a majority in aggregate principal amount at maturity of the Senior Subordinated Discount Notes, on behalf of all holders of Notes of such tranche outstanding thereunder, may waive any past default under such Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for such Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes of such tranche tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under such Indenture cannot be modified or amended without the consent of the holder of each Note outstanding thereunder that is affected.

THE TRUSTEES

  Except during the continuance of a Default, each Trustee will perform only such duties as are specifically set forth in the Indenture to which it is a party. During the existence of a Default under an Indenture, the applicable Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indentures and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustees, should they become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as Note or otherwise. Each Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in each Indenture or in the TIA), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means (a) as of any date prior to the Cash Interest Election Date, if any (the "Specified Date") with respect to each $1,000 principal face amount at maturity of Senior Subordinated Discount Notes:

    (i) if the Specified Date is one of the following dates (each a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

       SEMI-ANNUAL                                                     ACCRETED
       ACCRUAL DATE                                                      VALUE
       ------------                                                    ---------
       Issue Date..................................................... $  552.95
       August 15, 1997................................................    585.66
       February 15, 1998..............................................    621.52
       August 15, 1998................................................    659.59
       February 15, 1999..............................................    700.00
       August 15, 1999................................................    742.87
       February 15, 2000..............................................    788.37
       August 15, 2000................................................    836.66
       February 15, 2001..............................................    887.90
       August 15, 2001................................................    942.29
       February 15, 2002.............................................. $1,000.00

    (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the Semi-Annual Accrual Date immediately following the Specified Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; and

    (iii) if the Specified Date is after February 15, 2002, $1,000; and

(b) on and after the Cash Interest Election Date, with respect to each $1,000 principal face amount of Securities, the Accreted Value determined in accordance with the foregoing as of such Cash Interest Election Date (without any further accretion).

  "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary.

  "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

  "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

  "Additional Interest" has the meaning provided in Section 4(a) of each Registration Rights Agreement.

  "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that (i) beneficial ownership of 10.0% or more of the voting power of the then outstanding voting securities of a person shall be deemed to be control; (ii) so long as the Company or any Subsidiary of the Company owns a partnership interest in PRIMESTAR Partners, PRIMESTAR Partners shall be deemed an Affiliate of the Company; (iii) so long as any of the Permitted holders is an Affiliate of TCI and the Company, TCI shall be deemed an Affiliate of the Company and its Subsidiaries; and (iv) no individual, other than a director of the Company or an officer of the Company with a policy making function, shall be deemed an Affiliate of the Company or any of its Subsidiaries, solely by reason of such individual's employment, position or responsibilities by or with respect to the Company or any of its Subsidiaries.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary; (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary; (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). The term "Asset Sale" shall also include the receipt of any damages or other amounts due under the Satellite Construction Agreement to the Company or any Subsidiary (including, without limitation, the refund of the full purchase price of any Company Satellite which has not been delivered pursuant to the terms thereof) from a Person other than the Company or its Subsidiaries. The term "Asset Sale" shall not include (a) any transaction consummated in compliance with "--Certain Covenants--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "--Certain Covenants--Limitation on Liens" above; provided, however, that any transaction consummated in compliance with "--Certain Covenants--Merger, Sale of Assets, etc.", above involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company and the Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; (c) any transaction consummated in compliance with "--Certain Covenants--Limitation on Restricted Payments" above; and (d) sales of accounts receivable for cash at fair market value. In addition, solely for purposes of "--Certain Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $10.0 million in any fiscal year shall be deemed not to be an Asset Sale.

  "Bank Credit Facility" means the Credit Agreement, dated as of December 31, 1996, between the Company, the lenders named therein, and The Bank of Nova Scotia, as Agent, including any deferrals, renewals, waivers, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantees, security agreements, pledge agreements, mortgages, other collateral documents (including all Loan Documents (as defined in the Credit Agreement)) and note agreements and other instruments and agreements executed in connection therewith.

  "Basic Documents" means the Reorganization Agreement, the Transition Services Agreement, the Tax Sharing Agreement, the Indemnification Agreements, the Trade Name and Service Mark License Agreement, the Fulfillment Agreement, the TCIC Credit Facility, the Share Purchase Agreement, the Partnership Agreement, the Partnership Credit Agreement, the Tempo Option, the Tag-Along Agreement and the Tempo Letter Agreements.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; and (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition.

  "Cash Interest Election" has the meaning set forth under "--Maturity, Interest and Principal of the Senior Subordinated Discount Notes" above.

  "Cash Interest Election Date" has the meaning set forth under "--Maturity, Interest and Principal of the Senior Subordinated Discount Notes" above.

  "C-Band Dividend" has the meaning set forth under "--Certain Covenants-- Limitation on Restricted Payments" above.

  "C-Band Entity" has the meaning set forth under "--Certain Covenants-- Limitation on Restricted Payments" above.

  "C-Band Investment" has the meaning set forth under "--Certain Covenants-- Limitation on Restricted Payments" above.

  "Change of Control" shall mean the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), excluding Permitted holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Equity Interests of the Company; (b) the Company consolidates with, or merges with or into, another Person or the Company or one of the Restricted Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than a Wholly Owned Restricted Subsidiary), or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Equity Interests of the Company is converted into or exchanged for cash, Notes or other property, other than any such transaction where (i) the outstanding Voting Equity Interests of the Company is converted into or exchanged for (1) Qualified Equity Interests of the surviving or transferee corporation or (2) cash, notes or other property in an amount which could be paid by the Company as a Restricted Payment under the Indentures and (ii) immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the Company "beneficially own" (as so determined) a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Permitted holders) to constitute a majority of the Board of Directors of the Company then in office; (d) the liquidation or dissolution of the Company. Anything contained herein to the contrary notwithstanding, the issuance of voting Equity Interests of the Company to Permitted holders in connection with the acquisition of all the partnership interests in PRIMESTAR Partners held by such Permitted holder (provided that the amount of partnership interests held by such Permitted holder on the date of such acquisition is not less than the amount held by such Permitted holder on the Issue Date otherwise than pursuant to the transfer of partnership interests in PRIMESTAR Partners to another Permitted holder whose partnership interests have been or simultaneously therewith will be acquired by the Company or any Restricted Subsidiary or the dilution of such Permitted holder's partnership interests in PRIMESTAR Partners solely due to its failure to pay capital contributions required by the Partnership Agreement), so long as in connection with such acquisition of such partnership interests the Company or a Restricted Subsidiary acquires all rights of such Permitted holder (and its Affiliates) to distribute the PRIMESTAR(R) programming services, shall not constitute a Change of Control for purposes of the Indentures or the Notes.

  "Change of Control Date" has the meaning set forth under "--Offer to Purchase upon Change of Control" above.

  "Company Satellite" means either of the two high power direct broadcast satellites which Tempo has agreed to purchase from Loral pursuant to the Satellite Construction Agreement.

  "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount; (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts); (c) the interest portion of any deferred payment obligation; (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and (e) all capitalized interest and all accrued interest; (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by the Company during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all extraordinary gains or losses and all gains and losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (b) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (e) of this definition); (c) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Restricted Subsidiary) for such period, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (e) of this definition);
(d) net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (e) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its Equity Interest holders.

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

  "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication) by the sum of (a) Consolidated Income Tax Expense for such period to the extent deducted in determining Consolidated Net Income for such period; (b) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; (c) all dividends on Preferred Equity Interests to the extent not taken into account for computing Consolidated Net Income for that period; and (d) depreciation, amortization and any other non cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period. Consolidated Operating Cash Flow for the Company for any period shall be calculated by subtracting therefrom (1) the Consolidated Operating Cash Flow for such period of the High Power Satellite Transmission Subsidiary to the extent that Investments have been made pursuant to clause
(x) of the second paragraph of "--Certain Covenants--Limitation on Restricted Payments" above with such Consolidated Operating Cash Flow and (2) any dividends received for any C-Band Entity in such period and the Consolidated Operating Cash Flow for such period of each Restricted C-Band Subsidiary in each case to the extent that Restricted Payments have been made pursuant to clause (xii) of the second paragraph of "--Certain Covenants--Limitation on Restricted Payments" above with such dividends or such Consolidated Operating Cash Flow.

  "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

  "DBS" means direct broadcast satellite.

  "Debt to Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner
(x) acquired (including through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall not give effect to the Operating Cash Flow of any Acquired Person to the extent that such Person's net income would be excluded pursuant to clause (e) of the definition of Consolidated Net Income. For purposes of determining Total Consolidated Indebtedness as of any

Determination Date, the sum of all Indebtedness outstanding under the Bank Credit Facility on such Determination Date and all amounts that the Company or any Restricted Subsidiary could borrow under the Bank Credit Facility on such Determination Date (assuming the satisfaction of all conditions precedent under the Bank Credit Facility other than conditions relating solely to incremental amounts being available under the Bank Credit Facility) shall be deemed to be outstanding and added to Total Consolidated Indebtedness on such Determination Date (but without duplication).

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the Bank Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indentures and a Board Resolution setting forth such designation by the Company has been filed with the Trustees.

  "Designation" has the meaning set forth in "--Certain Covenants--Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" above.

  "Designation Amount" has the meaning set forth in "--Certain Covenants-- Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" above.

  "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

  "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

  "Distribution" means the distribution by TCI on December 4, 1996, in the form of a dividend, to the holders of record of Tele-Communications, Inc. Series A TCI Group Common Stock and Tele-Communications, Inc. Series B TCI Group Common Stock on November 12, 1996 (other than certain subsidiaries of TCI that waived such dividend) of all the issued and outstanding shares of Company common stock.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

  "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

  "Existing Indebtedness" means any Indebtedness of the Company and its Subsidiaries in existence on the Issue Date until such amounts are repaid (including, without limitation, obligations pursuant to the Indemnification Agreements and the Reorganization Agreement).

  "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

  "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the applicable Trustee.

  "FCC Permit" means the construction permit held by Tempo and issued by the FCC to build, launch and operate a DBS system.

  "Fulfillment Agreement" means the agreement dated as of August 30, 1996 between TCIC and the Company, pursuant to which TCIC provides fulfillment services to the Company with respect to certain customers of the PRIMESTAR(R) medium power service, as amended and in effect from time to time.

  "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

  "GE Americom" means GE American Communications, Inc., a Delaware corporation, and its successors.

  "GEAS" means GE Americom Services, Inc., a Delaware corporation and a partner of PRIMESTAR Partners, and its successors.

  "GE-2 Agreement" means the Amended and Restated Memorandum of Agreement, effective as of October 18, 1996, between PRIMESTAR Partners and GE Americom and, upon the execution of the Service Agreement (as defined in the GE-2 Agreement) between PRIMESTAR Partners and GE Americom contemplated therein, shall include such Service Agreement, as amended and in effect from time to time.

  "GE-2" means the GE Americom medium power satellite currently being used by PRIMESTAR Partners.

  "GE-3 Satellite" means the GE Americom medium power satellite that is expected to serve as an in-orbit spare for the GE-2 Satellite. The GE-3 Satellite is still under construction and is expected to be available for launch in the fourth quarter of 1997.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other person's financial condition or to cause any other Person to achieve certain levels of operating results.

  "High Power Satellite Transmission Business" means the business of the acquisition, transmission and sale of programming in the high power direct broadcast satellite business utilizing broadcast satellite service operating in the Ku-band (including any provision of such services to cable operators or other media providers) which may utilize all or part of satellites owned or leased by PRIMESTAR Partners or a Subsidiary and all other activities relating thereto or arising therefrom other than the construction, sale or financing of broadcast satellites.

  "High Power Satellite Transmission Subsidiary" means a direct, wholly-owned Restricted Subsidiary of the Company which engages in, or acts as a distributor for, the High Power Satellite Transmission Business.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing).

  "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness (a) shall never be calculated taking into account any cash and cash equivalents held by such Person; (b) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary; and
(e) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business (other than obligations under or in respect of any direct or indirect credit support for obligations of PRIMESTAR Partners or any Unrestricted Subsidiary). For avoidance of doubt, Indebtedness of the Company or any Restricted Subsidiary shall not include Indebtedness of PRIMESTAR Partners (so long as PRIMESTAR Partners is not insolvent) solely by virtue of the Company or such Restricted Subsidiary being a general partner of PRIMESTAR Partners to the extent that there does not exist any judgment or other adjudication of liability against the Company or any Restricted Subsidiary that is a general partner of PRIMESTAR Partners or any of its properties.

  "Indemnification Agreements" means the indemnification agreements between
(i) the Company and TCI UA 1, dated as of December 4, 1996, which supports the PRIMESTAR Credit Facility and (ii) the Company and TCIC, dated as of December 4, 1996, relating to a letter of credit issued for the account of two subsidiaries of

TCI to support the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement, with respect to PRIMESTAR Partners' use of transponders on GE-2, as amended and in effect from time to time.

  "Independent Financial Advisor" means a nationally recognized, accounting, appraisal, investment banking firm or consultant engaged in the satellite business that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "In-Orbit Insurance" means, with respect to a Company Satellite (or any replacement thereof), In-Orbit insurance providing coverage beginning not earlier than 180 days after the launch of such Company Satellite (or any replacement thereof) in an amount which is equal to or greater than the cost of construction, launch and insurance of such Company Satellite (or any replacement thereof), which insurance shall provide pro rata benefits to the insured upon a loss of more than 20% of the capacity of such Company Satellite (or any replacement thereof) and shall compensate the insured for a total loss upon a loss of more than 50% of the capacity of such Company Satellite (or any replacement thereof).

  "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

  "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

  "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the board of directors (or comparable body) of the Person making such transfer.

  "Investment Grade" means with respect to a security, that such security is rated, by at least two nationally recognized statistical rating organizations, in one of each such organization's four highest generic rating categories.

  "Issue Date" means the original issue date of the Notes.

  "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

  "Marketable Securities" means Government Securities maturing not later than 30 days after the date of acquisition.

  "Maturity Date" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

  "MDUs" means hotels, motels, bars, restaurants, businesses, schools and other multiple dwelling units.

  "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

  "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

  "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the applicable Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the document required to be filed with the trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

    (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

    (2) the Expiration Date and the Purchase Date;

    (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

    (4) (a) in the case of the Senior Subordinated Notes, the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Senior Subordinated Notes Indenture) (the "Purchase Price" with respect to the Senior Subordinated Notes) and (b) in the case of the Senior Subordinated Discount Notes, the purchase price to be paid by the Company for each $1,000 of Accreted Value (if the Purchase Date is prior to the earlier of February 15, 2002 and the Cash Interest Election Date) or $1,000 aggregate principal amount at maturity (if the Purchase Date is on or after such earlier date) of Notes accepted for payment (as specified pursuant to the Senior Subordinated Discount Notes Indenture) (the "Purchase Price" with respect to the Senior Subordinated Discount Notes);

    (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal face amount;

    (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

    (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

    (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

    (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

    (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

    (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount at maturity or integral multiples thereof shall be purchased); and

    (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

  An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer. References above to principal amount shall mean and refer to principal amount at maturity with respect to the Senior Subordinated Discount Notes, unless the context otherwise requires.

  "Partnership Agreement" means the Limited Partnership Agreement of PRIMESTAR Partners (then known as K Prime Partners, L.P.), dated as of February 8, 1990, as amended and in effect from time to time.

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

  "Partnership Credit Agreement" means the bank credit facility obtained by PRIMESTAR Partners to finance advances to Tempo for payments due in respect of the Company Satellites under the Satellite Construction Agreement, and supported by letters of credit arranged for by affiliates of the partners of the Partnership (other than GEAS).

  "Permitted Holder" means any of (i) the estate or the heirs of Bob Magness (a shareholder of the Company), (ii) John C. Malone (a shareholder of the Company, the Chairman of the Board of TCI, and a director of TCI and of the Company), (iii) the Kearns-Tribune Corporation (a Utah corporation and a shareholder of the Company), (iv) PRIMESTAR Partners (so long as all the then other partners in PRIMESTAR Partners were partners in PRIMESTAR Partners on the Issue Date), (v) Persons who were partners of PRIMESTAR Partners on the Issue Date, (vi) TCI, (vii) any of the Permitted Transferees of the persons referred to in clauses (i) through (vi), and (viii) any person or group controlled by each or any of the Persons referred to in clauses (i) through
(vii).

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; (d) Interest Rate Protection Obligations; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "--Certain Covenants-- Disposition of Proceeds of Asset Sales" above not to exceed 15% of the total consideration for such Asset Sales; (f) transactions with officers, directors and employees of the Company, or any Restricted Subsidiary entered into in ordinary course of business (including compensation or employee benefit arrangements with any such director or employee) and consistent with past business practices; (g) Investments existing as of the Issue Date and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; (h) any Investment to the extent that the consideration therefor consists of Qualified Equity Interests of the Company; (i) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee permitted under clause (e) of the second paragraph of "--Limitation on Indebtedness" above; (j) shares of Equity Interests of TCI purchased pursuant to the Share Purchase Agreement; (k) shares of the common stock of ResNet acquired pursuant to the conversion of the ResNet Subordinated Loan; (l) warrants of ResNet acquired pursuant to the conversion of the ResNet Subordinated Loan or the exercise of the ResNet Option; (m) shares of the common stock of ResNet acquired pursuant to any exercise of warrants at a de minimis exercise price; and (n) so long as the Company or any Restricted Subsidiary holds partnership interests in PRIMESTAR Partners, the provision of any guarantee, letter of credit or other credit support with respect to (x) an obligation of PRIMESTAR Partners incurred under the Partnership Credit Agreement (or any refinancing thereof) to the extent such obligation was incurred by PRIMESTAR Partners to finance any Company Satellite or (y) any obligation of PRIMESTAR Partners under the GE-2 Agreement, in each case in an amount not to exceed the product of (I) a fraction, the numerator of which is the Company's equity interest in PRIMESTAR Partners, and the denominator of which is all partners' equity interest in PRIMESTAR Partners except GE Americom Services, Inc., and (II) such obligation of PRIMESTAR Partners incurred to finance such Company Satellite or such obligation of PRIMESTAR Partners under the GE-2 Agreement, as the case may be; provided, however that in no event shall the amount of such Permitted Investment exceed $75.0 million in the case of the GE-2 Agreement and $146.0 million in the case of such obligation under the Partnership Credit Agreement (or any refinancing thereof).

  "Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in this Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indentures, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of this

Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

  "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes; (e) Liens in favor of the Company or any Restricted Subsidiary so long as held by the Company or any Restricted Subsidiary; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or Notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Limitation on Indebtedness" above, and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (j) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (k) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;
(l) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; and (m) any calls or rights of first refusal with respect to any partnership interests, and any right of the Partnership to remove a partner's representative from the partners committee of the Partnership, under the Partnership Agreement as in effect on the Issue Date.

  "Permitted Transferee" means, with respect to any Person: (a) in the case of any Person who is a natural person, such individual's spouse or children, any trust for such individual's benefit or the benefit of such individual's spouse or children, or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such Person or such individual's spouse or children or any trust for the benefit of such persons;
(b) in the case of any Person who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such individual's assets; and (c) in the case of any Person who is not a natural person, any Affiliate of such Person.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock Company, limited liability Company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Post-Petition Interest" means, with respect to any Senior Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

  "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

  "PRIMESTAR Partners" means PRIMESTAR Partners L.P., a Delaware partnership.

  "principal" of a debt security means the principal of the security, which in the case of the Senior Subordinated Discount Notes as of any given date, is the Accreted Value of the Senior Subordinated Discount Notes as of such date, plus, when appropriate, the premium, if any, on the security.

  "principal amount at maturity" means, with respect to the Senior Subordinated Discount Notes, $1,000 per $1,000 face amount of Senior Subordinated Discount Notes; provided, however, that if the Company shall have made a Cash Interest Election, the principal amount at maturity with respect to each Senior Subordinated Discount Note shall be the Accreted Value of such Senior Subordinated Discount Note as of the Cash Interest Election Date.

  "Public Equity Offering" means an underwritten public offering of Qualified Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

  "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property (other than integrated receiver/decoders or related equipment); provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

  "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

  "Reorganization Agreement" means the agreement entered into on December 4, 1996 by TCI, TCIC and a number of other TCI subsidiaries, including the Company and its subsidiaries, which provided for, among other things, the principal corporate transactions to effect the Distribution, the conditions thereto and certain provisions governing the relationship between the Company and TCI with respect to and resulting from the Distribution, as amended and in effect from time to time.

  "Required Designation" has the meaning set forth in "--Certain Covenants-- Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" above.

  "ResNet" means ResNet Communications, Inc., a Delaware corporation, and its successors.

  "ResNet Option" means the Option Agreement between the Company and ResNet dated October 21, 1996, as amended and in effect from time to time.

  "ResNet Subordinated Loan" means the subordinated loan in the principal amount of $36,604,000 made by the Company to ResNet, as amended and in effect from time to time.

  "Restricted C-Band Subsidiary" has the meaning set forth under "--Certain Covenants--Limitation on Restricted Payments" above.

  "Restricted Investment" means any Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "--Certain Covenants--Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" above; provided, however, that Tempo is designated as an Unrestricted Subsidiary as of the Issue Date. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustees, subject to the provisions of such covenant.

  "Satellite Construction Agreement" means the fixed price satellite construction agreement between Loral and Tempo dated as of February 22, 1990, as amended and in effect from time to time.

  "Satellite No. 2" means the Company Satellite outfitted with an antenna designed for the 82 W.L. orbital location.

  "Satellite Subsidiary" has the meaning set forth in "--Certain Covenants-- Designation of Restricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" above.

  "SEC" means the Securities and Exchange Commission.

  "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under the Bank Credit Facility; (b) all Interest Rate Protection Obligations of the Company; (c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) any obligation of the Company under the TCIC Credit Facility; (b) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes; (c) any Indebtedness among or between the Company and any Subsidiary of the Company; (d) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (e) that portion of any Indebtedness that is Incurred in violation of the Indentures; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indentures for purposes of this clause (e) if (I) the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustees an opinion of independent legal counsel, unqualified in all material respects, addressed to the Trustees (which legal counsel may, as to matters of fact, rely upon an Officers' Certificate of the Company) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indentures or (II) in the case of any Obligations under the Bank Credit Facility, the holder(s) of such Obligations or their agent or representative shall have received a representation from the Company to the effect that the Incurrence of such Indebtedness does not violate the provisions of the

Indentures; (f) Indebtedness evidenced by the Notes; (g) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (h) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; and (i) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company.

  "Share Purchase Agreement" means the share purchase agreement entered into by TCI and the Company on December 4, 1996, as amended and in effect from time to time.

  "Significant Restricted Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 5.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 5.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (f), (g) or (h) of "--Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

  "Stated Maturity", when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

  "Strategic Equity Investor" means a corporation or entity with an equity market capitalization, a net asset value or annual revenues of at least $1.5 billion that primarily owns and operates businesses in the telecommunications, information systems, entertainment, cable television, programming, electronics or similar or related industries.

  "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

  "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

  "Tag-Along Agreement" means the agreement dated as of February 8, 1990, originally entered into by and among Cox Enterprises, Inc., Comcast, Continental, Newhouse, Tempo, TCIC and TCI Development Corporation, a subsidiary of TCI, as amended and in effect from time to time.

  "Tax Sharing Agreement" means the tax sharing agreement effective as of July 1, 1995 among TCI, TCIC and certain other consolidated subsidiaries of TCI, as amended. In connection with the Distribution, the Tax Sharing Agreement was amended on December 3, 1996 to provide that the Company be treated as if it had been a party to the Tax Sharing Agreement effective July 1, 1995, as amended and in effect from time to time.

  "TCI" means Tele-Communications, Inc., a Delaware corporation, and its successors.

  "TCIC Credit Facility" means the credit facility, dated as of December 4, 1996, that provided for the TCIC Revolving Loans and the Company's obligations with respect to the TCIC Revolving Loans and the Company Note. As a result of GE-2 Acceptance, availability under the TCIC Credit Facility has been terminated.

  "Tempo" means Tempo Satellite, Inc., an Oklahoma corporation, and its successors.

  "Tempo DBS-1" means the Company Satellite outfitted with an antenna designed for the 119 W.L. orbital location.

  "Tempo Letter Agreements" means the two letter agreements dated as of July 30, 1993 entered into by Tempo and PRIMESTAR Partners in connection with the Tempo Option and certain related matters and any refinancings thereof, as amended and in effect from time to time.

  "Tempo Option" means PRIMESTAR Partners' right and option, granted by Tempo under the option agreement entered into by Tempo and PRIMESTAR Partners in February 1991, to purchase or lease 100% of the capacity of a DBS system to be built, launched, and operated by Tempo pursuant to the FCC Permit, as amended and in effect from time to time.

  "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding as of such date of determination.

  "Trade Name and Service Mark License Agreement" means the trade name and service mark license agreement between the Company and TCI dated December 4, 1996, as amended and in effect from time to time.

  "Transition Services Agreement" means the agreement dated as of December 4, 1996 between TCI and the Company, pursuant to which TCI provides to the Company certain services and other benefits, including certain administrative and other services that were provided to the Company by TCI prior to the Distribution, as amended and in effect from time to time.

  "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "--Certain Covenants--Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of "--Certain Covenants--Designation of Unrestricted Subsidiaries; Designation of Tempo as a Restricted Subsidiary" above.

  "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Senior Subordinated Exchange Notes and the Senior Subordinated Discount Exchange Notes to be issued pursuant to the Exchange Offer initially will be issued in the form of one or more senior subordinated global exchange notes and senior subordinated discount global exchange notes, as the case may be (the "Global Notes"). The Global Notes will be deposited on the Expiration Date of the Exchange Offer with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein the "Global Notes Holder").

  Notes that are issued as described below under "--Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Such Certificated Notes may, unless the applicable Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the applicable Global Note representing the principal amount of Senior Subordinated Exchange Notes or Senior Subordinated Discount Exchange Notes, as the case may be, being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in the accounts of such Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that, pursuant to procedures established by the Depositary, ownership of the Senior Subordinated Notes or Senior Subordinated Discount Notes, as the case may be, evidenced by the Global Notes, will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Subordinated Notes or Senior Subordinated Discount Notes, as the case may be, evidenced by the Global Notes, will be limited to such extent.

  So long as the Global Notes Holder is the registered owner of any Notes, the Global Notes Holder will be considered the sole holder under the applicable Indenture of any Senior Subordinated Notes or Senior Subordinated Discount Notes, as the case may be, evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the applicable agent or trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by any Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest. Neither the Company nor the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of the Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Notes Holder on the applicable record date will be payable by the applicable Trustee to or at the direction of the Global Notes Holder in its capacity as the registered holder of such Notes. Under the terms of the Notes Indentures, the Company and the Trustees may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustees have or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holders of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated Notes

  Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the applicable Trustee, exchange such beneficial interest for Senior Subordinated Notes or Senior Subordinated Discount Notes, as the case may be, in the form of Certificated Notes. Upon any such issuance, the applicable Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If: (i) the Company notifies the applicable Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days; or (ii) an Event of Default has occurred and is continuing and the Depositary requests that Certificated Notes be issued under the applicable Indenture, then, upon surrender by the Global Notes Holder of the applicable Global Notes, Senior Subordinated Notes and Senior Subordinated Discount Notes, as the case may be, in such form will be issued to each person that the Global Notes Holder and the Depositary identify as being the beneficial owner of the related Senior Subordinated Notes or Senior Subordinated Discount Notes, as the case may be.

  Neither the Company nor the applicable Trustee will be liable for any delay by the Global Notes Holder or the Depositary in identifying the beneficial owners of the Senior Subordinated Notes or Senior Subordinated Discount Notes, as the case may be, and the Company and the applicable Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Notes Holder or the Depositary for all purposes.

REGISTRATION RIGHTS

 Exchange Offer

  (a) Pursuant to the Registration Rights Agreements executed in connection with the Notes Offering, the Company has agreed to file with the SEC on or before the Filing Date, an offer to exchange any and all of the Notes that constitute Registrable Securities (as defined below) for a like aggregate principal amount of senior subordinated debt securities of the Company which are identical to the Notes, and which are entitled to the benefits of a trust indenture which is identical to the applicable Indenture (other than such changes as are necessary to comply with any requirements of the SEC to effect or maintain the qualification of such trust indenture under the TIA) and which has been qualified under the TIA) (the "Exchange Securities"), except that the Exchange Securities shall have been registered pursuant to an effective registration statement under the Securities Act and shall contain no restrictive legend thereon. The Exchange Notes are intended to constitute Exchange Securities under the Registration Rights Agreement. The Company has agreed to use its commercially reasonable best efforts to (i) cause such registration statement to become effective and commence such exchange offer on or prior to the Effectiveness Date, (ii) keep such exchange offer open for 20 business days (or longer if required by applicable law) (the last day of such period, the "Expiration Date") and (iii) exchange Exchange Notes for all Notes validly tendered and not withdrawn pursuant to such exchange offer on or prior to the fifth day following the Expiration Date.

  The Company has agreed to use its commercially reasonable best efforts to keep such registration statement effective and to amend and supplement the prospectus forming a part thereof in order to permit such prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for at least 180 days (or such shorter time as such persons must comply with such requirements in order to resell the Exchange Securities) (the "Applicable Period").

  The Exchange Offer and the Registration Statement (of which this Prospectus constitutes a part) filed in connection with the Exchange Offer are intended to satisfy the Company's obligations under the Registration Rights Agreements. If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the Notes within the time periods set forth herein, special interest will accrue and be payable on the Notes either temporarily or permanently.

  (b) Although the Company has filed the Registration Statement in satisfaction of its obligations under the Registration Rights Agreements, as previously described, there can be no assurance that the Registration

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

Statement will become effective. If, (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, the Company reasonably determines in good faith, after consultation with counsel, that it is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the Effectiveness Date, (iii) the Exchange Offer is not, for any reason, consummated on or prior to the 165th day after the Issue Date, (iv) any holder of Private Exchange Securities (as defined in the Registration Rights Agreement) so requests, or (v) in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Securities on the date of the exchange that may be sold without restriction under state and federal securities laws (the occurrence of any such event, a "Shelf Registration Event"), then, in the case of each of clauses (i) to and including (v) of this sentence, the Company shall promptly deliver to the holders and the Trustee notice thereof (the "Shelf Notice") and shall thereafter file an Initial Shelf Registration Statement pursuant to the terms of the Registration Rights Agreements.

 Shelf Registration

  If a Shelf Registration Event has occurred (and whether or not this Registration Statement has become effective, or the Exchange Offer has been consummated), then:

    (a) Initial Shelf Registration Statement. The Company shall promptly prepare and file with the SEC a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Securities (the "Initial Shelf Registration Statement"). The Company shall file with the SEC the Initial Shelf Registration Statement on or prior to the Filing Date. The Initial Shelf Registration Statement shall be on Form S-1 or another appropriate form if available, permitting registration of such Registrable Securities for resale by such holders in the manner designated by them (including, without limitation, in one or more underwritten offerings). The Company shall not permit any securities other than the Registrable Securities to be included in the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement. The Company shall use its commercially reasonable best efforts to cause the Initial Shelf Registration Statement to be declared effective under the Securities Act on or prior to the Effectiveness Date, and to keep the Initial Shelf Registration Statement continuously effective under the Securities Act until the date which is 36 months from the Issue Date, or such shorter period ending when (i) all Registrable Securities covered by the Initial Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Initial Shelf Registration Statement or
  (ii) a Subsequent Shelf Registration Statement covering all of the Registrable Securities has been declared effective under the Securities Act (such 36 month or shorter period, the "Effectiveness Period").

    (b) Subsequent Shelf Registration Statements. If the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event the Company shall within 45 days of such cessation of effectiveness amend the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" Registration Statement pursuant to Rule 415 covering all of the Registrable Securities (a "Subsequent Shelf Registration Statement"). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable best efforts to cause the Subsequent Shelf Registration Statement to be declared effective as soon as reasonably practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period. As used herein the term "Shelf Registration Statement" means the Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement.

    (c) Supplements and Amendments. The Company shall promptly supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or if reasonably requested by the holders of a majority in aggregate principal amount of the Registrable Securities covered by such Registration Statement or by any underwriter of such Registrable Securities.

 Additional Interest

  The Company has agreed to pay, as liquidated damages, additional interest on the Notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which shall be given independent effect):

    (i) if either the Registration Statement or the Initial Shelf Registration Statement has not been filed on or prior to the Filing Date (unless, with respect to the Registration Statement, a Shelf Event described in clause (i) of paragraph (b) of "--Exchange Offer" above shall have occurred prior to the Filing Date), Additional Interest shall accrue on the Notes over and above the stated interest in an amount equal to $0.05 per week (or any part thereof), per $1,000 principal amount of the Senior Subordinated Notes or $1,000 of Accreted Value (as of the first day of each such week) with respect to the Senior Subordinated Discount Notes for the first 90 days immediately following such date, such Additional Interest increasing by an additional $0.05 per week (or any part thereof) per $1,000 principal amount of the Senior Subordinated Notes or $1,000 of Accreted Value (as of the first day of each such week) with respect to the Senior Subordinated Discount Notes for each subsequent 90-day period;

    (ii) if either the Registration Statement or the Initial Shelf Registration Statement is not declared effective by the SEC on or prior to the Effectiveness Date (unless, with respect to the Registration Statement, a Shelf Event described in clause (i) of paragraph (b) of "--Exchange Offer" above shall have occurred), Additional Interest shall accrue on the Notes included or which should have been included in such Registration Statement over and above the stated interest in an amount equal to $0.05 per week (or any part thereof) per $1,000 principal amount of Senior Subordinated Notes or $1,000 of Accreted Value (as of the first day of each such week) with respect to the Senior Subordinated Discount Notes for the first 90 days immediately following the day after such date, such Additional Interest increasing by an additional $0.05 per week (or any part thereof) per $1,000 principal amount of the Senior Subordinated Notes or $1,000 of Accreted Value (as of the first day of each such week) with respect to the Senior Subordinated Discount Notes for each subsequent 90-day period; and

    (iii) if (A) the Company has not exchanged Exchange Securities for all Notes validly tendered and not withdrawn in accordance with the terms of the Exchange Offer on or prior to the fifth day after the Expiration Date, or (B) the Registration Statement ceases to be effective at any time prior to the Expiration Date, or (C) if applicable, any Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time during the Effectiveness Period, then Additional Interest shall accrue on the Notes (over and above any interest otherwise payable on the Notes) in an amount equal to $0.05 per week (or any part thereof) per $1,000 principal amount of the Senior Subordinated Notes or $1,000 of Accreted Value (as of the first day of each such week) with respect to the Senior Subordinated Discount Notes for the first 90 days commencing on the (x) sixth day after the Expiration Date, in the case of (A) above, or (y) the day the Registration Statement ceases to be effective in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest increasing by an additional $0.05 per week (or any part thereof) per $1,000 principal amount of the Senior Subordinated Notes or $1,000 of Accreted Value (as of the first day of each such week) with respect to the Senior Subordinated Discount Notes at the beginning of each such subsequent 90-day period;

provided, however, that the Additional Interest rate on the Notes may not exceed at any one time in the aggregate $0.50 per week per $1,000 principal amount of the Senior Subordinated Notes or $1,000 of Accreted Value (as of the first day of each such week) with respect to the Senior Subordinated Discount Notes; provided, further, that (1) upon the filing of the Registration Statement or a Shelf Registration Statement as required hereunder (in the case of clause (i) of this paragraph), (2) upon the effectiveness of the Registration Statement or the Shelf Registration Statement as required hereunder (in the case of clause (ii) of this paragraph) or (3) upon the exchange of Exchange Securities for all Notes validly tendered and not withdrawn (in the case of clause (iii)(A) of this paragraph), or upon the effectiveness of the Registration Statement which had ceased to remain effective (in the case of (iii)(B) of this paragraph), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of (iii)(C) of paragraph), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue (but any accrued amount shall be payable).

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

 Definitions

  As used in this section, the following terms shall have the following meanings:

  Effectiveness Date: The 135th day after the Closing Date; provided, however, that, with respect to the Initial Shelf Registration Statement, (i) if the Filing Date in respect thereof is fewer than 60 days prior to the 135th day after the Closing Date, then the Effectiveness Date in respect thereof shall be the 60th day after such Filing Date and (ii) if the Filing Date is after the filing of the Registration Statement with the SEC, then the Effectiveness Date in respect thereof shall be the 60th day after such Filing Date.

  Closing Date: the closing date of the Notes Offering.

  Filing Date: The 45th day after the Closing Date; provided, however, that, with respect to the Initial Shelf Registration Statement, (i) if a Shelf Registration Event shall have occurred fewer than 30 days prior to the 45th day after the Closing Date, then the Filing Date in respect thereof shall be the 30th day after such Shelf Registration Event and (ii) if a Shelf Registration Event shall have occurred after the filing of the Registration Statement with the SEC, then the Filing Date in respect thereof shall be the 45th day after such Shelf Registration Event.

  Registrable Securities: The Notes upon original issuance thereof and at all times subsequent thereto, each Exchange Security as to which clause (v) of paragraph (b) of "--Exchange Offer" above is applicable upon original issuance and at all times subsequent thereto and, if issued, the Private Exchange Securities, until in the case of any such Notes, Exchange Securities or Private Exchange Securities, as the case may be, (i) a Registration Statement (other than, with respect to any Exchange Security as to which clause (v) of paragraph (b) of "--Exchange Offer" above is applicable, the Registration Statement) covering such Notes, Exchange Securities or Private Exchange Securities has been declared effective by the SEC and such Notes, Exchange Securities or Private Exchange Securities, as the case may be, have been disposed of in accordance with such effective Registration Statement, (ii) such Notes, Exchange Securities or Private Exchange Securities, as the case may be, are sold in compliance with Rule 144 under the Securities Act, (iii) such Note has been exchanged for an Exchange Note pursuant to the Exchange Offer and clause (v) of paragraph (b) of "--Exchange Offer" above is not applicable thereto, or (iv) such Notes, Exchange Securities or Private Exchange Securities, as the case may be, cease to be outstanding.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes the principal United States federal income tax consequences of the ownership and disposition of the Notes and the Exchange Notes. This summary is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date hereof may affect the tax consequences described below. This summary addresses only initial holders of the Notes who acquired such Notes at their "issue price," as defined below, and initial holders of Notes who, upon tendering their Notes in connection with the Exchange Offer, are issued Exchange Notes in exchange for such Notes, and discusses only Notes and Exchange Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or persons holding the Notes as part of a straddle or a hedging arrangement.

  THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATED FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS WITH REGARD TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

SENIOR SUBORDINATED DISCOUNT NOTES

  Original Issue Discount. The Senior Subordinated Discount Notes were issued with OID equal to the difference between their "stated redemption price at maturity" and their "issue price," as such terms are defined in the Code and Treasury Regulations. The "issue price" of a Senior Subordinated Discount Note, or a Senior Subordinated Exchange Note issued in exchange therefor pursuant to the Exchange Offer, is the first price at which a substantial amount of the Senior Subordinated Discount Notes was sold to the public. For this purpose, the public does not include bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

  The "stated redemption price at maturity" of a Senior Subordinated Discount Note, or of a Senior Subordinated Discount Exchange Note issued in exchange therefor, is equal to the sum of all payments required under the Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note, as the case may be, other than payments of "qualified stated interest" within the meaning of the Treasury Regulations. To have "qualified stated interest," an instrument must, among other requirements, pay interest at least annually during the entire term of such instrument. Because neither the Senior Subordinated Discount Notes nor the Senior Subordinated Discount Exchange Notes will pay interest until September 1, 2002, none of the interest on the Senior Subordinated Discount Notes or the Senior Subordinated Discount Exchange Notes will be qualified stated interest. As a result, all payments made under the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes will be treated as part of the stated redemption price at maturity, and interest paid on the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes will not be taxable upon receipt, but the OID rules described below will apply. The total OID on a Senior Subordinated Discount Note or a Senior Subordinated Discount Exchange Note, as the case may be, will be equal to the difference between the sum of all payments required under such Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note and the issue price of the Senior Subordinated Discount Note owned by the holder (or, in the case of a Senior Subordinated Discount Exchange Note, the issue price of the Senior Subordinated Discount Note that was exchanged by such holder for a Senior Subordinated Discount Exchange Note pursuant to the Exchange Offer).

  A holder of Senior Subordinated Discount Notes and a holder of Senior Subordinated Discount Exchange Notes each will be required to include OID in income for U.S. federal income tax purposes as it accrues, whether or not such holder uses the accrual method of accounting. OID will accrue in accordance with a constant yield method based on a compounding of interest. Under this method, holders of Senior Subordinated Discount Notes and holders of Senior Subordinated Discount Exchange Notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. OID allocable to any accrual period will equal the product of the "adjusted issue price" of the Senior Subordinated Discount Notes or the Senior Subordinated Discount Exchange Notes, as the case may be, as of the beginning of such period, multiplied by the Senior Subordinated Discount Notes' or the Senior Subordinated Discount Exchange Notes' respective yield to maturity. The "adjusted issue price" of the Senior Subordinated Discount Notes, or the Senior Subordinated Discount Exchange Notes issued in exchange for Senior Subordinated Discount Notes, as of the beginning of any accrual period, will, with respect to Senior Subordinated Discount Notes, equal the issue price of the Senior Subordinated Discount Notes or, with respect to the Senior Subordinated Discount Exchange Notes, equal the issue price of the Senior Subordinated Discount Note that was exchanged pursuant to the Exchange Offer, increased, in each case, by OID previously includible in income and decreased by any payments under such Notes or Exchange Notes, as the case may be. Because OID will accrue and be includible in income at least annually and no payments will be made under the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes until August 15, 2002, the adjusted issue price of the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes will increase until February 15, 2002. OID includible in income will therefore increase during each accrual period until February 15, 2002. Thereafter, OID includible in income for each six-month accrual period will approximate the amount of cash interest due at the end of such period.

  The Company may make a Cash Interest Election at any time prior to February 15, 2002, in which case cash interest is payable on each interest payment date thereafter. Under the OID rules, solely for purposes of determining the amount of OID that is includible in income by a holder of a note, it is presumed that the issuer will exercise an option to pay cash interest early if such exercise will lower the yield-to-maturity of the note. The Company has determined that the exercise of its option to pay interest early would not lower the yield-to-maturity of the Senior Subordinated Discount Notes or the yield-to-maturity of the Senior Subordinated Discount Exchange Notes. On these facts, the Company would not be presumed to exercise its option to pay interest early. However, if, contrary to such presumption, the Company exercises such option, then solely for purposes of the accrual of OID, the yield to maturity of the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes will be redetermined by treating each of the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes as reissued on such date for an amount equal to the adjusted issue price on such date.

  Effect of Mandatory and Optional Redemption on OID. The Company may redeem the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes, in whole or in part, at any time on or after February 15, 2002, at redemption prices specified elsewhere herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID rules, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company has determined that the exercise of its right to redeem the Senior Subordinated Discount Notes and Senior Subordinated Discount Exchange Notes prior to their stated maturity under these rules would not lower the yield-to-maturity of the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes. On these facts, the Company would not be presumed to exercise its right to redeem the Senior Subordinated Discount Notes and Senior Subordinated Discount Exchange Notes prior to their stated maturity under these rules.

  In addition, prior to February 15, 2000, the Company, other than in any circumstance resulting in a Change of Control, may redeem an aggregate principal amount of Senior Subordinated Discount Notes and Senior Subordinated Discount Exchange Notes equal to up to 35% of the originally issued principal amount at maturity of Senior Subordinated Discount Notes at a redemption price equal to 112.25 % of the Accreted Value thereof at the redemption date (or, if a Cash Interest Election has been made, 112.25 % of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the redemption date) with the net cash proceeds of (i) one or more Public Equity Offerings of common equity of the Company or (ii) a sale or series of related sales of Qualified Equity Interests of the Company to Strategic Equity Investors, in any such case resulting in gross cash proceeds to the Company of at least $100.0 million in the aggregate, provided, however, that at an aggregate principal amount of Senior Subordinated Discount Notes and Senior Subordinated Discount Exchange Notes equal to at least 65% of the originally issued principal amount at maturity of Senior Subordinated Discount Notes would remain outstanding immediately after giving effect to any such redemption (excluding any Senior Subordinated Discount Notes and Senior Subordinated Discount Exchange Notes owned by the Company or any of it Affiliates). Such redemption rights and obligations will be treated by the Company as not affecting the determination of the yield or maturity of the Senior Subordinated Discount Notes or the Senior Subordinated Discount Exchange Notes. The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date upon the occurrence of one or more contingencies. Under such Treasury Regulations, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the "maturity date" and stated redemption price at maturity of such an instrument are determined by assuming that payments will be made according to the instrument's stated payment schedule, unless, based upon all the facts and circumstances as of the issue date, it is more likely than not that the instrument's stated payment schedule will not occur. The Company has determined that the stated maturity date and stated payment schedule of the Senior Subordinated Discount Notes is more likely than not to occur based on the facts and circumstances known as of the issue date. On these facts, under these regulations, the "maturity date" and stated redemption price at maturity of the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes would be determined on the basis of the stated maturity and stated payment schedule.

  If, notwithstanding the foregoing, it is presumed that the Company will exercise its option to redeem, then the maturity date of the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes for the purpose of calculating yield to maturity would be the exercise date of such call option and the stated redemption price at maturity for each Senior Subordinated Discount Note and each Senior Subordinated Discount Exchange Note would equal the amount payable upon such exercise. If subsequently the call option is not exercised, then for purposes of the OID rules, the issuer would be treated as having issued on the presumed exercise date of the call option a new debt instrument in exchange for the existing instrument. The new debt instrument deemed issued would have an issue price equal to the call price. As a result, another OID computation would have to be made with respect to the constructively issued new debt instrument.

  Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Senior Subordinated Discount Note or of a Senior Subordinated Discount Exchange Note, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note, as the case may be. A holder's adjusted tax basis in a Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note will equal the initial tax basis of the Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note, respectively, increased by the amounts of any OID previously included in income by the holder with respect to such Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note, and reduced by the amounts of any payments on such Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note, respectively, received by such holder.

  Gain or loss realized on the sale, exchange or retirement of a Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note will be capital gain or loss if such Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note, as the case may be, is held as a capital asset, and will be long-term capital gain or loss if the Senior Subordinated Discount Note or Senior Subordinated Discount Exchange Note has been held by the holder for more than one year as of the date of the sale, exchange or retirement. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain noncorporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, any limitation on the deductibility of capital losses.

SENIOR SUBORDINATED NOTES

  The Senior Subordinated Notes were not issued with (and thus do not bear) OID, and consequently, any Senior Subordinated Exchange Notes issued in exchange for Senior Subordinated Notes pursuant to the Exchange Offer will not bear OID. For purposes of this discussion, it is assumed that all the initial holders of Senior Subordinated Notes purchased their Senior Subordinated Notes at a price equal to the stated principal amount.

  Holders of Senior Subordinated Notes or Senior Subordinated Exchange Notes will be required to include stated interest on the Senior Subordinated Notes or Senior Subordinated Exchange Notes in gross income for federal income tax purposes in accordance with the holder's method of accounting for tax purposes.

  Sale, Exchange or Retirement Upon the sale, exchange or retirement of a Senior Subordinated Note or a Senior Subordinated Exchange Note, a holder will recognize taxable gain or loss equal to the difference between the amount received in the sale, exchange or retirement (except to the extent the consideration received is attributable to stated interest not previously taken into account, which consideration is treated as interest income) and such holder's adjusted tax basis in the Senior Subordinated Note or Senior Subordinated Exchange Note, as the case may be. Any gain or loss recognized on the sale, exchange or retirement of a Senior Subordinated Note or Senior Subordinated Exchange Note would be capital gain or loss if such Note or Exchange Note is held as a capital asset and will be long-term capital gain or loss if the Senior Subordinated Note or Senior Subordinated Exchange Note were held by the holder for more than one year. For purposes of the foregoing calculation of capital gain or loss, the applicable holding period for Senior Subordinated Exchange Notes would begin on the date that such holder was issued the Senior Subordinated Notes that were subsequently exchanged for such Senior Subordinated Exchange Notes pursuant to the Exchange Offer.

  In certain circumstances, notes issued in connection with the same transaction or related transactions may be treated as a single note for purposes of the OID rules. The Company has determined that a substantial portion of each of the Senior Subordinated Notes and the Subordinated Senior Discount Notes were issued to purchasers not related to the Company or to other purchasers and who did not purchase both Senior Subordinated Notes and Senior Subordinated Discount Notes in connection with the same transaction or related transactions. Assuming this is the case, the aggregation rules would not apply with respect to the Notes or the Exchange Notes.

EXCHANGE OF NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER

  An exchange of the Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable exchange for federal income tax purposes because, other than the fact that the Exchange Notes will be registered under the Securities Act, upon consummation of the Exchange Offer, the terms of the Exchange Notes will be identical to the terms of the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Certain noncorporate holders may be subject to backup withholding at a rate of 31% on payments of principal and interest (including OID) and premium on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the holder: (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number; (ii) furnishes an incorrect TIN; (iii) is notified by the Internal Revenue Service (the "IRS") that it has failed properly to report payments of interest and dividends; or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders of the Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

  The amount of any backup withholding from a payment to a holder of a Note will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

  In addition to the federal income tax considerations described above, holders of Notes should consider potential state, local, income, franchise, personal property and other taxation in any state, locality or foreign jurisdiction and the tax effect of ownership, sale, exchange, or retirement of Notes or Exchange Notes, or their exchange of Notes for Exchange Notes pursuant to the Exchange Offer, in any state, locality or foreign jurisdiction. Prospective purchasers of Notes are advised to consult their own tax advisors with respect to any state, local or foreign income, franchise, personal property or other tax consequences arising out of their ownership of Notes or Exchange Notes.

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                              PLAN OF DISTRIBUTION

  The Exchange Notes are being offered in exchange for Notes pursuant to the Exchange Offer.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

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

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company have agreed to pay certain expenses incident to the Exchange Offer, other than commission or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company have amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer.

                          VALIDITY OF EXCHANGE NOTES

  The validity of the Exchange Notes will be passed upon for the Company by Baker & Botts, L.L.P., New York, N.Y.

                                    EXPERTS


  The balance sheets of TCI Satellite Entertainment, Inc. (as defined in note 1 of the financial statements) as of December 31, 1996 and 1995, and the related statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report, dated March 25, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of PRIMESTAR Partners as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


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

                               GLOSSARY OF TERMS

  For definitions of certain additional capitalized terms relating to the Exchange Notes, see "Description of the Exchange Notes--Certain Definitions."

  1996 Plan. TCI Satellite Entertainment, Inc. 1996 Stock Incentive Plan.

  1996 Telecom Act. Telecommunications Act of 1996.

  ACC. Advanced Communications Corporation.

  Add-on Company Option. Option to purchase Series A Common Stock, issued in connection with the Distribution to holders of TCI Options. Immediately prior to the Distribution, each TCI Option was divided into two separately exercisable options, an Add-on Company Option and an Adjusted TCI Option. An Add-on Company Option is an option to purchase Series A Common Stock, exercisable for the number of shares of Series A Common Stock that would have been issued in the Distribution in respect of the shares of Series A TCI Group Common Stock subject to the applicable TCI Option, if such TCI Option had been exercised in full immediately prior to the Record Date, and containing substantially equivalent terms as the TCI Option.

  Adjusted TCI Option. Option to purchase Series A TCI Group Common Stock, issued in connection with the Distribution. Immediately prior to the Distribution, each TCI Option was divided into two separately exercisable options, an Add-on Company Option and an Adjusted TCI Option. An Adjusted TCI Option is an option to purchase Series A TCI Group Common Stock, exercisable for the same number of shares of Series A TCI Group Common Stock as the corresponding TCI Option had been.

  AHYDOs. Applicable high yield discount obligations under the rules of
Section 163(e) and 163(i) of the Code.

  Alphastar. Alphastar, Inc., a subsidiary of Tee-Com Electronics, Inc., a Canadian company.

  AT&T. AT&T Corp.

  Authorized Units. Number of active authorized satellite receivers, more than one of which may be installed in a subscribing household.

  Awards. Grants of Options, SARs, Restricted Shares, Stock Units, Performance Awards or any combination thereof, made pursuant to the 1996 Plan.

  Bank Credit Facility. Credit Agreement dated as of December 31, 1996, among the Company, the Bank of Nova Scotia, NationsBank of Texas, N.A., Credit Lyonnais New York Branch and the lenders named therein, with respect to a senior secured reduced revolving credit facility.

  Bankruptcy Code. United States Bankruptcy Code.

  basic cable channels. Advertiser-supported networks.

  Board. Board of Directors of the Company.

  Bose. The Bose Corporation, a Massachusetts corporation.

  BSS. Broadcast Satellite Service, which operates at high power in the Ku-band.

  Cable Plus Strategy. The Company's strategy to operate Tempo DBS-1, either directly or through PRIMESTAR Partners, as a complementary service to basic cable and other channel-constrained analog services, providing DBS services on a wholesale basis to those system operators wishing to avoid the high cost of digital plant upgrades.

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

  Cash Interest Election. Election by the Company, at any time prior to February 15, 2002, on any interest payment date, to commence the accrual of cash interest on the Senior Subordinated Discount Notes, from and after the Cash Interest Election Date.

  Cash Interest Election Date. Interest payment date on which the Company makes a Cash Interest Election.

  churn. Subscriber termination of satellite television service.

  Code. Internal Revenue Code of 1986, as amended to the date of this Prospectus.

  Comcast. Comcast Corporation.

  Commercial Market. Commercial customers and potential customers of digital satellite television service, such as restaurants, bars, hotels and motels, multiple dwelling units, businesses and schools.

  Committee. Compensation Committee of the Board, or such other committee as the Board may in the future appoint to administer the 1996 Plan.

  Communications Act. Communications Act of 1934, as amended.

  Company. TCI Satellite Entertainment, Inc., a Delaware corporation. Unless the context otherwise requires, also refers to (i) TCI's collective interests in the Digital Satellite Business before the Distribution Date, and (ii) TCI Satellite Entertainment, Inc. and its consolidated subsidiaries on and after the Distribution Date.

  Company Common Stock. Series A Common Stock and Series B Common Stock.

  Company Employee. Person who was an Company employee at the time of the Distribution and following the Distribution was no longer a TCI employee.

  Company Note. A promissory note in the principal amount of $250 million (i) issued by the Company to TCIC on the Distribution Date pursuant to the Reorganization Agreement and the TCIC Credit Facility, evidencing a portion of the Company's intercompany balance owed to TCIC on the Distribution Date, and
(ii) repaid in full (including accrued interest) by the Company with its initial borrowings under the Bank Credit Facility.

  Company Satellite Reimbursement Determination. Determination made in connection with the Distribution to provide that intercompany advances from TCIC to the Company during 1996, to fund the majority of the construction and related costs associated with the Company Satellites, would be repaid by the Company to TCIC to the extent (and only to the extent) that Tempo received corresponding advances from PRIMESTAR Partners.

  Company Satellites. Two high power direct broadcast satellites, build by Loral pursuant to the Satellite Construction Agreement.

  Continental. Continental Cablevision, Inc.

  Cox. Cox Communications, Inc.

  DBS. Direct Broadcast Satellite.

  Decrees. The State Decree and the Federal Decree.

  Delivery. Delivery of a satellite by Loral to Tempo, in accordance with the Satellite Construction Agreement.

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

  Digital. TCI Digital Satellite Entertainment, Inc., a Colorado corporation, which was merged with and into the Company, in connection with the Distribution.

  digital compression. Conversion of the standard analog video signal into a digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single transponder.

  Digital Satellite Business. Business of distributing multichannel programming services directly to consumers in the U.S. via digital medium power or high power satellite, including the rental and sale of customer premises equipment relating thereto.

  DirectSat. DirectSat Corporation.

  DirecTv. DirecTv, Inc., a subsidiary of Hughes Electronics Corporation, a Delaware corporation.

  dish. See "HSD."

  Distribution. Distribution by TCI on the Distribution Date, in the form of a dividend, to the holders of record of TCI Group Common Stock on the Record Date (other than certain subsidiaries of TCI that waived such dividend) of all of the issued and outstanding Company Common Stock.

  Distribution Date. December 4, 1996, the date the Distribution was made.

  Distribution Date Options. Options granted by TCI prior to the Distribution Date to certain TCI executive officers to acquire equity interests in the Company.

  Distributors. Affiliates of each of the partners of PRIMESTAR Partners other than GEAS, including the Company, who are authorized distributors of PRIMESTAR(R).

  Dividend Equivalents. Cash or property corresponding to all dividends and distributions (or the economic equivalent thereof) in respect of Restricted Shares issued at the end of the Restriction Period that would have been paid, made or declared on such Restricted Shares had such shares been issued at the beginning of the Restriction Period.

  EchoStar. EchoStar Communications Corp., a Nevada corporation, together with its consolidated subsidiaries.

  Eligible Institution. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities and Exchange Act of 1934, as amended.

  Employee Plan. Qualified Employee Stock Purchase Plan established by the Company.

  End-of-Life Option. PRIMESTAR Partners' option, exercisable in accordance with the GE-2 Agreement, to extend the GE-2 Agreement with respect to the use of up to 24 transponders on GE-2.

  ERISA. Employee Retirement Income Security Act of 1974.

  Exchange Act. Securities Exchange Act of 1934, as amended.

  Exchange Notes. The Senior Subordinated Exchange Notes and Senior Subordinated Discount Exchange Notes offered pursuant to the Exchange Offer.

  Exchange Offer. Offering of the Exchange Notes in exchange for Notes pursuant to this Prospectus.

  Exercise Fee. $1 million, which PRIMESTAR Partners paid Tempo in connection with the exercise of the Tempo Option.

  FCC. Federal Communications Commission.

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

  FCC Auction. FCC auction held in January 1996 of 28 frequencies at the 110 W.L. orbital location and 24 frequencies at the 148(degrees) W.L. orbital location.

  FCC Permit. Construction permit held by Tempo and issued by the FCC to build, launch and operate a DBS system.

  Federal Decree. Consent decree entered in United States v. PRIMESTAR Partners, L.P., et al., 93 Civ. 3913 (SDNY, 1993).

  Free Standing SAR. SAR granted under the 1996 Plan to an eligible employee who is not the holder of an Option.

  FSS. Fixed Satellite Service, which includes medium power services transmitting in the Ku-band, as well as low power services transmitting in the C-band.

  Fulfillment Agreement. Agreement between TCIC and the Company, pursuant to which TCIC provides fulfillment services to the Company with respect to certain customers of the PRIMESTAR(R) medium power service.

  G.E. General Electric Company.

  GE-2. GE Americom medium power satellite that was launched on January 30, 1997, and which was declared commercially operational on March 6, 1997.

  GE-2 Agreement. Amended and Restated Memorandum of Agreement, effective as of October 18, 1996, between PRIMESTAR Partners and GE Americom and, upon its execution, the User Agreement between PRIMESTAR Partners and GE Americom contemplated therein.

  GE-3. GE Americom medium power satellite that is expected to serve as an in-orbit spare for GE-2. GE-3 is still under construction and is expected to be available for launch in the fall of 1997.

  GE Americom. GE American Communications, Inc., a Delaware corporation, a subsidiary of G.E. and the parent company of GEAS.

  GEAS. G.E. Americom Services, Inc., a Delaware corporation and a partner of PRIMESTAR Partners.

  GI. General Instruments Corporation, a Delaware corporation.

  HSD. Home satellite dish.

  HSR Act. Hart-Scott-Rodino Antitrust Improvement Act of 1974, as amended.

  Imedia Technology. Proprietary technology of Imedia Corporation currently under development to provide statistical multiplexing of digitally compressed video signals.

  Incentive Options. Options granted pursuant to the 1996 Plan which are incentive stock options within the meaning of Section 422 of the Code.

  Indemnification Agreements. Indemnification Agreements between (i) the Company and TCI UA 1, relating to the TCI UA 1 Letter of Credit, which supports the PRIMESTAR Credit Facility and (ii) the Company and TCIC, relating to the TCIC Letter of Credit, which supports the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement, with respect to PRIMESTAR Partners' use of transponders on GE-2.

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

  Initial Purchasers. Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Capital Markets, Inc. and Scotia Capital Markets (USA) Inc.

  International Bureau. International Bureau of the FCC.

  IRD. Integrated receiver/decoder; a set-top satellite television receiver.

  IRS. Internal Revenue Service.

  K-1 Notes. Promissory notes issued in connection with the Distribution by two subsidiaries of the Company for the purchase of TCIC's partnership interests in PRIMESTAR Partners, which promissory notes were assumed by TCI on the Distribution Date in the form of a capital contribution to the Company.

  K-2. Satcom K-2, a GE Americom medium power satellite located at 85(degrees) W.L., from which PRIMESTAR Partners formerly broadcasted.

  Letter of Credit Event. Inability of the Company to refinance the Company Satellites without a letter of credit and the inability of the Company to post (or arrange for the posting of) such a letter of credit.

  Liberty Media Group. TCI's programming and electronic retailing businesses.

  License Agreement. Trade Name and Service Mark License Agreement by and between TCI and the Company.

  LMDS. Local multi-point distribution service.

  LNB. Low noise block converter; a component of HSDs.

  LodgeNet. LodgeNet Entertainment Corporation, a Delaware corporation.

  Loral. Space Systems/Loral, Inc., a New York corporation.

  Master Agents. Four master sales agents engaged by the Company to distribute PRIMESTAR(R), including Metron Digital Services, Inc., CVS Systems, Inc., Resource Electronics, Inc. and Recreation Sports and Imports, Inc.

  MCI. MCI Communications Corp., a Delaware corporation.

  MDU. Multiple dwelling unit.

  MMDS. Multi-channel multi-point distribution service; a one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

  Nasdaq National Market. Nasdaq National Market tier of the Nasdaq Stock
Market.

  National Call Center. National call center maintained by the Company for orders, information and customer service.

  NDTC. National Digital Television Center, Inc., a subsidiary of TCI, and formerly Western Tele-Communications, Inc.

  Newhouse. Newhouse Broadcasting Corporation.

  News Corp. The News Corporation Limited, an Australian corporation.

  Nonqualified Options. Options granted pursuant to the 1996 Plan, which are nonqualified stock options under Section 422 of the Code.

  Notes. The Senior Subordinated Notes and the Senior Subordinated Discount Notes sold by the Company pursuant to the Notes Offering.


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

  Notes Offering. Issuance and Sale by the Company of the Notes on February 20, 1997, in transactions not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act.

  OID. Original issue discount of the Senior Subordinated Discount Notes and the Senior Subordinated Discount Exchange Notes, equal to the difference between their "stated redemption price at maturity" and their "issue price," as such terms are defined in the Code and Treasury Regulations.

  Operating Assets and Liabilities. Receivables, prepaids, accruals and payables and subscriber advance payments.

  Operating Cash Flow. Operating income before depreciation and amortization. Operating Cash Flow is a commonly used measure of value and borrowing capacity within the Company's industry and is not intended to be a measure of performance in accordance with generally accepted accounting principles and should not be relied upon as such.

  Options. Stock options granted pursuant to the 1996 Plan.

  Participant Contributions. Pre-tax contributions, after-tax contributions or both made by a participant to the Employee Plan.

  Partners Committee. Committee of the Partnership, composed of representatives of the partners of the Partnership and two independent members, that manages and controls the business and affairs of PRIMESTAR Partners pursuant to the PRIMESTAR Partnership Agreement.

  Partnership. PRIMESTAR Partners, L.P., a Delaware limited partnership.

  passed by cable. Connected to a cable distribution system without further extension of the cable distribution network.

  Performance Awards. Performance awards granted pursuant to the 1996 Plan.

  PORTAL. Private Offerings, Resales and Trading through Automated Linkages; the National Association of Securities Dealers screen-based automated market for trading of securities eligible for resale under Rule 144-A under the Securities Act.

  PRIMESTAR(R). The PRIMESTAR programming service.

  PRIMESTAR Credit Facility. Bank credit facility obtained by PRIMESTAR Partners to finance advances to Tempo for payments due in respect of the Company Satellites under the Satellite Construction Agreement, and supported by letters of credit arranged for by affiliates of the partners of the Partnership (other than GEAS).

  PRIMESTAR Partners. PRIMESTAR Partners L.P., a Delaware limited partnership.

  PRIMESTAR Partnership Agreement. Limited Partnership Agreement of PRIMESTAR Partners (then known as K Prime Partners, L.P.), dated as of February 8, 1990, as amended.

  PRIMESTAR Satellite Signal. Satellite signal used by PRIMESTAR Partners to transmit its programming services.

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

  private cable system. Satellite master antenna television system that provides television programming services to residential MDUs through cable plant or other equipment that is located entirely on private property and does not constitute a direct-to home distribution system or a franchised cable system.

  Record Date. November 12, 1996.

  Reorganization Agreement. Agreement entered into on the Distribution Date by TCI, TCIC and a number of other TCI subsidiaries, including the Company and its subsidiaries, which provided for, among other things, the principal corporate transactions required to effect the Distribution, the conditions thereto and certain provisions governing the relationship between the Company and TCI with respect to and resulting from the Distribution.

  ResNet. ResNet Communications, Inc., a Delaware corporation and subsidiary of LodgeNet.

  ResNet Business. ResNet's business of operating as a "private cable operator" under applicable federal law, providing video on-demand, basic and premium cable television programming, and other interactive, multi-media entertainment and information services to subscribers in multiple dwelling units with facilities that do not use any public right-of-way.

  Restricted Shares. Restricted shares granted pursuant to the 1996 Plan.

  Restriction Period. Period of time designated by the Committee at the time of any Award of Restricted Shares, which period of time must elapse before the Restricted Shares will become vested.

  Retained Distributions. Dividends and distributions made or declared with respect to Restricted Shares before the end of the Restriction Period, other than such dividends and other distributions designated by the Committee.

  SARs. Stock appreciation rights granted pursuant to the 1996 Plan.

  Satellite Construction Agreement. Fixed-price satellite construction agreement between Loral and Tempo dated as of February 22, 1990, pursuant to which the Company has agreed to purchase the Company Satellites and has an option to purchase up to three additional satellites.

  Satellite No. 2. The Company Satellite which currently serves as ground spare for Tempo DBS-1.

  satellite receiver. See "IRD."

  SBCA. Satellite Broadcasting and Communications Association.

  SEC. Securities and Exchange Commission.

  Securities Act. Securities Act of 1933, as amended.

  Senior Subordinated Discount Notes. The 12 1/4% Senior Subordinated Discount Notes due 2007.

  Senior Subordinated Discount Exchange Notes. The 12 1/4% Senior Subordinated Discount Exchange Notes due 2007 issuable pursuant to the Exchange Offer in exchange for the Senior Subordinated Discount Notes.

  Senior Subordinated Notes. The 10 7/8% Senior Subordinated Notes due 2007.

  Senior Subordinated Exchange Notes. The 10 7/8% Senior Subordinated Exchange Notes due 2007 issuable pursuant to the Exchange Offer in exchange for the Senior Subordinated Notes.


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  Series A Common Stock. TCI Satellite Entertainment, Inc. Series A Common
Stock, $1.00 par value per share.

  Series A Liberty Media Group Common Stock. Tele-Communications, Inc. Series A Liberty Media Group Common Stock, $1.00 par value per share.

  Series A TCI Group Common Stock. Tele-Communications, Inc. Series A TCI Group Common Stock, $1.00 par value per share.

  Series B Common Stock. TCI Satellite Entertainment, Inc. Series B Common Stock, $1.00 par value per share.

  Series B Liberty Media Group Common Stock. Tele-Communications, Inc. Series B Liberty Media Group Common Stock, $1.00 par value per share.

  Series B TCI Group Common Stock. Tele-Communications, Inc. Series B TCI Group Common Stock, $1.00 par value per share.

  set-top box. See "IRD."

  Share Purchase Agreement. Agreement entered into by TCI and the Company on the Distribution Date, to sell to each other from time to time, at the then current market price, shares of Series A TCI Group Common Stock and Series A Common Stock, respectively, as necessary to satisfy their respective obligations under Adjusted TCI Options and Add-on Company Options held after the Distribution Date by their respective employees and nonemployee directors.

  SHVA. Satellite Home Viewer Act.

  State Decree. Consent decree entered in The States of New York, et al. v. PRIMESTAR Partners, L.P., et al., 93 Civ. 3068-3907 (SDNY, 1994).

  Stock Option Agreements. Stock option agreements between the Company and each of (i) Brendan R. Clouston, (ii) Larry E. Romrell, (iii) Gary S. Howard and (iv) David P. Beddow, with respect to options granted by TCI to such persons to purchase shares of Series A Common Stock representing 1.0% (in the case of each of Messrs. Clouston, Romrell and Howard) and 0.5% (in the case of Mr. Beddow) of the shares of Company Common Stock issued and outstanding on the Distribution Date, determined immediately after giving effect to the Distribution, but before giving effect to any exercise of such options.

  Stock Units. Awards of Series A Common Stock and other awards granted by the Committee under the 1996 Plan that are valued in whole or in part by reference to, or are otherwise based on, the value of the Series A Common Stock.

  Tag-Along Agreement. Agreement dated as of February 8, 1990, originally entered into by and among Cox Enterprises, Inc., Comcast, Continental, Newhouse, Tempo, TCIC and TCI Development Corporation, a subsidiary of TCI.

  Tandem SAR. SAR granted under the 1996 Plan to the holder of an Option with respect to all or a portion of the shares of Series A Common Stock subject to the related Option.

  Tax Sharing Agreement. Tax Sharing Agreement among TCI, TCIC and certain other consolidated subsidiaries of TCI, as amended. In connection with the Distribution, the Tax Sharing Agreement was amended to provide that the Company be treated as if it had been a party to the Tax Sharing Agreement effective July 1, 1995.


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  TCI. Tele-Communications, Inc., a Delaware corporation.

  TCI Board. Board of Directors of TCI.

  TCIC. TCI Communications, Inc., a Delaware corporation and the subsidiary of TCI that owns and operates cable systems in the U.S., and its consolidated subsidiaries.

  TCIC Credit Facility. A credit facility, dated as of the Distribution Date, that provided for TCIC's commitment to make the TCIC Revolving Loans and the Company's obligations with respect to the TCIC Revolving Loans and the Company Note. As a result of GE-2 Acceptance, availability under the TCIC Credit Facility was terminated as of the date of GE-2 Acceptance.

  TCIC Letter of Credit. Irrevocable transferable letter of credit issued by The Bank of New York for the account of TCIC to support the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement.

  TCIC Revolving Loans. Loans that were made by TCIC from time to time pursuant to the TCIC Credit Facility, originally up to an aggregate outstanding principal amount of $500 million. Availability under the TCIC Revolving Loans was eliminated in connection with the February 1997 issuance of the Notes and the March 1997 determination that GE-2 was commercially operational.

  TCI ESPP. TCI Employee Stock Purchase Plan.

  TCI Group. TCI's businesses that are not attributed to the Liberty Media
Group.

  TCI Group Common Stock. Series A TCI Group Common Stock and Series B TCI Group Common Stock.

  TCI Intercompany Agreements. The Reorganization Agreement, the Fulfillment Agreement, the Transition Services Agreement and the Stock Option Agreements.

  TCI Options. Options to purchase shares of Series A TCI Group Common Stock.

  TCI Plan Committee. Committee of the TCI Board of Directors that administers the TCI Plans.

  TCI Plans. Various stock plans of TCI, other than the TCI 1992 Plan.

  TCI SARs. Stock appreciation rights with respect to shares of Series A TCI Group Common Stock.

  TCI SATCO. TCI's collective interests in the Digital Satellite Business before the Distribution Date.

  TCI's Net Investment. Cumulative amount invested by TCI and its predecessor in the Company and its predecessors prior to and including the applicable date of determination, less the aggregate amount of all dividends and distributions made by the Company and its predecessors to TCI and its predecessor prior to and including such date.

  TCITV. TCI Technology Ventures, Inc., a Delaware corporation and a subsidiary of TCI.

  TCI UA 1. TCI UA 1, Inc., a Colorado corporation and a subsidiary of TCI.

  TCI UA 1 Letter of Credit. Irrevocable transferable letter of credit issued by Chemical Bank for the account of TCI UA 1, which supports the PRIMESTAR Credit Facility.

  Tempo. Tempo Satellite, Inc., an Oklahoma corporation and a direct, wholly owned subsidiary of the Company.

  Tempo Option Agreement. Agreement entered into by Tempo and PRIMESTAR Partners in February 1991, granting PRIMESTAR Partners the Tempo Option.

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  Tempo DBS-1. The Company Satellite that was launched on March 8, 1997 into the 119(degrees) W.L. orbital location.

  Tempo Letter Agreements. Two letter agreements entered into by Tempo and PRIMESTAR Partners in connection with the Tempo Option and certain related matters.

  Tempo Option. PRIMESTAR Partners' right and option, granted by Tempo under the Tempo Option Agreement, upon exercise, to purchase or lease 100% of the capacity of a DBS system to be built, launched and operated by Tempo pursuant to the FCC Permit.

  TIA. Trust Indenture Act of 1939.

  Time Warner. Time Warner, Inc.

  Transition Services Agreement. Agreement between TCI and the Company, pursuant to which TCI provides to the Company certain services and other benefits, including certain administrative and other services that were provided to the Company by TCI prior to the Distribution.

  transponder. The device on a communications satellite, composed of one or more traveling wave tube amplifiers and related equipment, that receives and transmits radio signals. For an analog signal, there is one transmitting channel per transponder. Using currently available digital compression, one transponder can be converted on average into five or more analog programming channels.

  USSB. United States Satellite Broadcasting Corporation, a Minnesota corporation.

  wireless cable. Any of a number of methods of distributing multichannel video programming by land-based radio frequency transmissions, including MMDS and LMDS.

  W.L. West Longitude. Satellite orbital positions are identified by their position over the equator in degrees of longitude East or West of the zero meridian.

                         INDEX TO FINANCIAL STATEMENTS

PRO FORMA STATEMENT OF OPERATIONS
TCI Satellite Entertainment, Inc.
  Condensed Pro Forma Combined Statement of Operations (unaudited)........  F-2
  Condensed Pro Forma Combined Statement of Operations, Year ended
   December 31, 1996 (unaudited)..........................................  F-3
  Notes to Condensed Pro Forma Combined Statement of Operations, Year
   ended December 31, 1996 (unaudited) ...................................  F-4
HISTORICAL FINANCIAL STATEMENTS
TCI Satellite Entertainment, Inc.
  Independent Auditors' Report............................................  F-8
  Balance Sheets, December 31, 1996 and 1995..............................  F-9
  Combined Statements of Operations, Years ended December 31, 1996, 1995 and 1994............................................................... F-10
  Combined Statements of Equity, Years ended December 31, 1996, 1995 and
   1994................................................................... F-11
  Combined Statements of Cash Flows, Years ended December 31, 1996, 1995 and 1994............................................................... F-12
  Notes to Financial Statements, December 31, 1996, 1995 and 1994......... F-13
PRIMESTAR Partners, L.P.
  Report of Independent Accountants....................................... F-33
  Balance Sheet, December 31, 1996 and 1995............................... F-34
  Statement of Operations, December 31, 1996, 1995 and 1994............... F-35
  Statement of Changes in Partners' Capital, Years ended December 31,
   1996, 1995 and 1994.................................................... F-36
  Statements of Cash Flows, Years ended December 31, 1996, 1995 and 1994.. F-37
  Notes to Financial Statements, December 31, 1996, 1995 and 1994......... F-38

                       TCI SATELLITE ENTERTAINMENT, INC.

             CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                               DECEMBER 31, 1996
                                  (UNAUDITED)

  The accompanying condensed pro forma combined statement of operations of TCI Satellite Entertainment, Inc. ("TSAT") includes the historical financial information of (i) certain satellite television assets (collectively, "TCI SATCO") of TCI Communications Inc. ("TCIC"), a subsidiary of Tele-Communications, Inc. ("TCI") for periods prior to the December 4, 1996 consummation of the distribution transaction (the "Distribution") described in note 1, and (ii) TSAT and its consolidated subsidiaries for the period following such date. Upon consummation of the Distribution, TSAT became the owner of the assets that comprise TCI SATCO, which assets include (i) a 100% ownership interest in the TCIC business that distributed the PRIMESTAR(R) programming service to subscribers within specified areas of the continental United States, (ii) a 100% ownership interest in Tempo Satellite, Inc., and
(iii) a 20.86% aggregate ownership interest in PRIMESTAR Partners L.P. ("PRIMESTAR Partners").

  In the following text, the "Company" may, as the context requires, refer to "TCI SATCO" (prior to the completion of the Distribution), TSAT (subsequent to the completion of the Distribution) or both. Additionally, unless the context indicates otherwise, references to "TCI" and "TCIC" herein are to TCI and TCIC, together with their respective consolidated subsidiaries (other than the Company).

  The following unaudited condensed pro forma combined statement of operations of the Company for the year ended December 31, 1996 assume that the (i) Distribution, and (ii) the "Fulfillment Agreement" (see note 2), the "Transition Services Agreement" (see note 3) and the "Stock Option Agreements" (see note 4) (collectively, the "TCI Intercompany Agreements") were effective, as of January 1, 1996.

  The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the Distribution and the TCI Intercompany Agreements were effective as of January 1, 1996. This condensed pro forma combined statement of operations of the Company should be read in conjunction with the historical financial statements and the related notes thereto of the Company.

                       TCI SATELLITE ENTERTAINMENT, INC.

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                          YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------
                                         COMPANY     PRO FORMA     COMPANY
                                        HISTORICAL  ADJUSTMENTS   PRO FORMA
                                        ----------  -----------   ---------
                                              AMOUNTS IN THOUSANDS
Revenue...............................  $ 417,461         --       417,461
Operating, selling, general and admin-
 istrative expenses...................   (410,390)     10,031 (5) (406,481)
                                                       (5,074)(6)
                                                       (1,048)(7)
Depreciation..........................   (191,355)    (20,800)(8) (212,155)
                                        ---------     -------     --------
  Operating loss......................   (184,284)    (16,891)    (201,175)
Interest expense......................     (2,023)        --        (2,023)
Interest income.......................      2,648         --         2,648
Share of losses of PRIMESTAR Part-
 ners.................................     (3,275)        --        (3,275)
Other, net............................        993         --           993
                                        ---------     -------     --------
  Loss before income taxes............   (185,941)    (16,891)    (202,832)
Income tax benefit....................     45,937         --  (9)   45,937
                                        ---------     -------     --------
  Net loss............................  $(140,004)    (16,891)    (156,895)
                                        =========     =======     ========
Pro forma net loss per common share...                            $  (2.36)(10)
                                                                  ========

  See accompanying notes to unaudited condensed pro forma combined statement of operations.

                       TCI SATELLITE ENTERTAINMENT, INC.

         NOTES TO CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

 (1) On June 17, 1996, the Board of Directors of TCI (the "TCI Board") announced its intention to distribute all the capital stock of the Company to the holders of Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock") and Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock" and, together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"). On December 4, 1996, the Distribution was effected as a distribution by TCI to holders of record of its TCI Group Common Stock as of the close of business on November 12, 1996 (the "Record Date") of shares of the Series A Common Stock of the Company (the "Series A Common Stock") and Series B Common Stock of the Company (the "Series B Common Stock"). The Distribution did not involve the payment of any consideration by the holders of TCI Group Common Stock and is intended to qualify as a tax-free spinoff.

     Stockholders of record of TCI Group Common Stock on the Record Date received one share of Series A Common Stock for each ten shares of Series A TCI Group Common Stock owned of record at the close of business on the Record Date and one share of Series B Common Stock for each ten shares of Series B TCI Group Common Stock owned of record as of the close of business on the Record Date. Fractional shares were not be issued. Fractions of one-half or greater of a share were rounded up and fractions of less than one-half of a share were rounded down to the nearest whole number of shares of Series A Common Stock and Series B Common Stock. Immediately following the Distribution, 57,941,044 shares of Series A Common Stock and 8,466,564 shares of Series B Common Stock were issued and outstanding.

 (2) TCIC historically has provided the Company with certain customer fulfillment services. Charges for such services have been allocated to the Company by TCIC based on scheduled rates. Effective January 1, 1997, charges for customer fulfillment services provided by TCI will be made pursuant to the Fulfillment Agreement entered into by the Company and TCIC in connection with the Distribution. Pursuant to the Fulfillment Agreement, TCIC has continued to provide fulfillment services on an exclusive basis to the Company following the Distribution with respect to customers of the PRIMESTAR(R) medium power service. Such services, which include installation, maintenance, retrieval, inventory management and other customer fulfillment services, are to be performed in accordance with specified performance standards. The Fulfillment Agreement has an initial term of two years and is terminable, on 180 days notice to TCIC, by the Company at any time during the first six months following the Distribution Date. The cost to the Company of the services provided by TCIC under the Fulfillment Agreement will exceed the standard charges allocated to the Company for such services through December 31, 1996. The Company and TCIC are currently discussing certain proposed changes to the Fulfillment Agreement, but there can be no assurance that any such changes will be agreed to or that the Company will not exercise its right to terminate the Fulfillment Agreement if an acceptable amendment is not agreed prior to the end of the Company's six-month termination window. There can be no assurance that the terms of the Fulfillment Agreement are not more or less favorable than those which could be obtained by the Company from third parties, or that comparable services could be obtained by the Company from third parties on any terms if the Fulfillment Agreement is terminated.

     Installation charges from TCIC include direct and indirect costs of performing installations. The Company has capitalized a portion of such charges based upon amounts charged by unaffiliated third parties to perform similar services. Following the Distribution, the Company has capitalized the full amount of installation fees paid to TCIC pursuant to the Fulfillment Agreement. In this regard, the installation charges allocated to the Company by TCIC aggregated $62,461,000 during the year ended December 31, 1996. If the Fulfillment Agreement had been in effect on January 1, 1996, the estimated installation fees payable by the Company to TCIC would have been $86,186,000 during the year ended December 31, 1996. The

                       TCI SATELLITE ENTERTAINMENT, INC.

                                  (UNAUDITED)

     amount payable in future periods by the Company to TCIC under the Fulfillment Agreement will be dependent upon the level of fulfillment services provided by TCIC to the Company.

 (3) Pursuant to the Transition Services Agreement between TCI and the Company, TCI is obligated to provide to the Company certain services and other benefits, including administrative and other services that were provided to the Company prior to the Distribution. Pursuant to the Transition Services Agreement, TCI has also agreed to provide the Company with certain most-favored-customer rights to programming services that TCI or a wholly owned subsidiary of TCI may own in the future and access to any volume discounts that may be available to TCI for purchase of home satellite dishes, satellite receivers and other equipment. As compensation for the services rendered and for the benefits made available to the Company pursuant to the Transition Services Agreement, the Company is required to pay TCI a monthly fee of $1.50 per qualified subscribing household or other residential or commercial unit (counted as one subscriber regardless of the number of satellite receivers), commencing with the Distribution Date, up to a maximum of $3 million per month, and reimburse TCI quarterly for direct, out-of-pocket expenses to third parties. The Transition Services Agreement continues in effect until the close of business on December 31, 1999, and will be renewed automatically for successive one-year periods thereafter, unless earlier terminated by (i) either party at the end of the initial term or the then current renewal term, as applicable, on not less than 180 days' prior written notice to the other party, (ii) TCI upon written notice to the Company following certain changes in control of the Company, and (iii) either party if the other party is the subject of certain bankruptcy or insolvency-related events.

 (4) In June 1996, the TCI Board authorized TCI to permit certain of its executive officers to acquire equity interests in certain of TCI's subsidiaries. In connection therewith, the TCI Board approved the acquisition by each of two executive officers of TCI who are not employees of the Company (the "TCI Officers"), of 1.0% of the net equity of the Company. The TCI Board also approved the acquisition by a former executive officer of TCIC who is also the chief executive officer and a director of the Company (the "Company Officer"), of 1.0% of the net equity of the Company and the acquisition by an executive officer of certain TCI subsidiaries who is also a director, but not an employee, of the Company (the "TCI Subsidiary Officer"), of 0.5% of the net equity of the Company. The TCI Board determined to structure such transactions as grants by the Company to such persons of options to purchase shares of Series A Common Stock representing 1.0% (in the case of each of the TCI Officers and the Company Officer) and 0.5% (in the case of the TCI Subsidiary Officer) of the shares of Series A Common Stock and Series B Common Stock issued and outstanding on the Distribution Date, determined immediately after giving effect to the Distribution, but before giving effect to any exercise of such options (the "Distribution Date Options"). The aggregate exercise price for each such option is equal to 1.0% (in the case of each of the TCI Officers and the Company Officer) and 0.5% (in the case of the TCI Subsidiary Officer) of TCI's Net Investment (as defined below) as of the first to occur of the Distribution Date and the date on which such option first becomes exercisable, but excluding any portion of TCI's Net Investment that as of such date is represented by a promissory note or other evidence of indebtedness from the Company to TCI. TCI's Net Investment is defined for this purpose as the cumulative amount invested by TCI and its predecessor in the Company and its predecessors prior to and including the applicable date of determination, less the aggregate amount of all dividends and distributions made by the Company and its predecessors to TCI and its predecessor prior to and including such date. Distribution Date Options to purchase 2,324,266 shares of Series A Common Stock at a per share exercise price of $8.86 were granted on the Distribution Date, will vest in 20% cumulative increments on each of the first five anniversaries of February 1, 1996, and will be exercisable for up to ten years following February 1, 1996. Pursuant to the Reorganization Agreement, and (in the case of the TCI Officers and the TCI Subsidiary Officer) in partial consideration for the capital contribution made by TCI to the Company in connection with the Distribution, the Company has agreed,

                       TCI SATELLITE ENTERTAINMENT, INC.

                                  (UNAUDITED)

     effective as of the Distribution Date, to bear all obligations under such options and to enter into stock option agreements with respect to such stock options (collectively, the "Stock Option Agreements") with each of the TCI Officers, the Company Officer and the TCI Subsidiary Officer.

 (5) Eliminates the portion of the installation fees allocated to the Company by TCIC that was not capitalized in the Company's historical combined financial statements. See note 2.

 (6) Represents the estimated additional charges that would have been incurred by the Company assuming the Transition Services Agreement had been effective on January 1, 1996. See note 3.

 (7) Represents estimated compensation expense resulting from the vesting of the stock options that were assumed to be granted to the Company Officer on January 1, 1996 pursuant to the Stock Option Agreements. The calculation of the estimated compensation expense is based upon the $12 5/8 per share closing price of the Series A Common Stock on December 5, 1996, the first day of trading following the Distribution. See note 4.

 (8) Represents the estimated additional depreciation expense that would have been incurred by the Company assuming (i) the Fulfillment Agreement had been effective on January 1, 1996 and (ii) the Company had capitalized all installation fees paid to TCIC under the Fulfillment Agreement. See note 2.

 (9) As a result of the Distribution, the Company is no longer a part of the TCI consolidated tax group, and accordingly, it is only able to recognize income tax benefits for financial reporting purposes to the extent that such benefits offset income tax liabilities or the Company generates taxable income. For financial reporting purposes, all of the Company's income tax liabilities had been fully offset by income tax benefits as of December 31, 1996. Additionally, during the first several years following the Distribution, the Company believes that it will incur losses for income tax purposes. In light of the foregoing factors, the income tax benefit associated with the pro forma adjustments has not been recognized in the accompanying condensed pro forma combined statement of operations.

(10) As described in note 1, the Company issued 66,407,608 shares of common stock pursuant to the Distribution. The pro forma net loss per share amounts assume that the shares issued pursuant to the Distribution were issued and outstanding since January 1, 1996. Accordingly, the calculation of the pro forma net loss per common share assumes weighted average shares outstanding of 66,408,025 for the year ended December 31, 1996.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TCI Satellite Entertainment, Inc.:

  We have audited the accompanying balance sheets of TCI Satellite Entertainment, Inc., (as defined in note 1) as of December 31, 1996 and 1995 and the related statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TCI Satellite
Entertainment, Inc., as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Denver, Colorado
March 25, 1997

                       TCI SATELLITE ENTERTAINMENT, INC.
                                  (SEE NOTE 1)

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                            1996        1995
                                                         -----------  ----------
                                                         AMOUNTS IN THOUSANDS
                        ASSETS
Cash and cash equivalents..............................  $     6,560     1,801
Accounts receivable....................................       24,731    29,192
Less allowance for doubtful accounts...................        4,666     4,819
                                                         -----------  --------
                                                              20,065    24,373
                                                         -----------  --------
Prepaid expenses.......................................          927        86
Investment in, and related advances to, PRIMESTAR
 Partners L.P., ("PRIMESTAR Partners") (note 6)........       32,240    17,963
Property and equipment, at cost:
  Satellite reception equipment........................      595,249   422,070
  Subscriber installation costs........................      175,553   128,870
  Support equipment....................................       28,332    12,395
  Cost of satellites under construction (note 7).......      457,685   382,900
                                                         -----------  --------
                                                           1,256,819   946,235
  Less accumulated depreciation........................      149,165    57,015
                                                         -----------  --------
                                                           1,107,654   889,220
                                                         -----------  --------
Other assets (note 8)..................................       12,827       --
                                                         -----------  --------
                                                         $ 1,180,273   933,443
                                                         ===========  ========
                LIABILITIES AND EQUITY
Accounts payable.......................................  $    18,860    11,378
Accrued charges from PRIMESTAR Partners (note 6).......       37,943    26,420
Accrued charges from TCI Communications, Inc. ("TCIC")
 (note 12).............................................        8,381       --
Other accrued expenses.................................       15,567    11,483
Subscriber advance payments............................       22,249    13,244
Due to PRIMESTAR Partners (note 7).....................      457,685   382,900
Debt (note 9)..........................................      247,230       --
Deferred income taxes (note 11)........................          --      4,434
                                                         -----------  --------
    Total liabilities..................................      807,915   449,859
                                                         -----------  --------
Equity:
  Preferred stock, $.01 par value; authorized
   5,000,000; none issued..............................          --        --
  Series A common stock, $1 par value; authorized
   185,000,000;
   issued 57,946,044 in 1996...........................       57,946       --
  Series B common stock, $1 par value; authorized
   10,000,000 shares;
   issued 8,466,564 in 1996............................        8,467       --
  Additional paid-in capital...........................      521,724       --
  Accumulated deficit..................................     (215,779)  (75,775)
  Due to TCIC (notes 2 and 12).........................          --    559,359
                                                         -----------  --------
    Total equity.......................................      372,358   483,584
                                                         -----------  --------
Commitments and contingencies (notes 2, 6, 7, 8, 9, 10,
 12 and 13)
                                                         $ 1,180,273   933,443
                                                         ===========  ========

                See accompanying notes to financial statements.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                  (SEE NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                     1996      1995     1994
                                                   ---------  -------  -------
                                                     AMOUNTS IN THOUSANDS
Revenue:
  Programming and equipment rental................ $ 351,548  133,688   18,641
  Installation....................................    65,913   75,215   11,638
                                                   ---------  -------  -------
                                                     417,461  208,903   30,279
                                                   ---------  -------  -------
Operating costs and expenses:
  Programming and other charges from PRIMESTAR
   Partners
   (note 6).......................................   188,724   78,250   11,632
  Other operating:
    TCIC (note 12)................................    20,365   15,916    4,367
    Other.........................................     8,181    1,884      --
  Selling, general and administrative:
    TCIC (note 12)................................    18,120    7,817    1,080
    Other.........................................   175,000  110,250    8,027
  Depreciation (note 3)...........................   191,355   55,488   14,317
                                                   ---------  -------  -------
                                                     601,745  269,605   39,423
                                                   ---------  -------  -------
  Operating loss..................................  (184,284) (60,702)  (9,144)
                                                   ---------  -------  -------
Other income (expense):
  Interest expense:
    TCIC (note 9).................................    (1,946)     --       --
    Other.........................................       (77)     --       --
  Interest income.................................     2,648      306      306
  Share of losses of PRIMESTAR Partners (note 6)..    (3,275)  (8,969) (11,722)
  Other, net......................................       993      --       --
                                                   ---------  -------  -------
                                                      (1,657)  (8,663) (11,416)
                                                   ---------  -------  -------
  Loss before income taxes........................  (185,941) (69,365) (20,560)
Income tax benefit (note 11)......................    45,937   21,858    6,872
                                                   ---------  -------  -------
  Net loss........................................ $(140,004) (47,507) (13,688)
                                                   =========  =======  =======
Pro forma net loss per common share (note 4)...... $   (2.11)    (.72)
                                                   =========  =======

                See accompanying notes to financial statements.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                  (SEE NOTE 1)

                         COMBINED STATEMENTS OF EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                           COMMON STOCK    ADDITIONAL
                         -----------------  PAID-IN   ACCUMULATED              TOTAL
                         SERIES A SERIES B  CAPITAL     DEFICIT   DUE TO TCIC  EQUITY
                         -------- -------- ---------- ----------- ----------- --------
                                            (AMOUNTS IN THOUSANDS)
Balance at January 1,
 1994................... $   --      --         --       (14,580)    57,929     43,349
  Net loss..............     --      --         --       (13,688)       --     (13,688)
  Allocation of TCIC
   expenses.............     --      --         --           --       5,447      5,447
  Allocation of TCIC
   installation costs...     --      --         --           --      15,369     15,369
  Intercompany income
   tax allocation.......     --      --         --           --      (9,611)    (9,611)
  Net cash transfers
   from TCIC............     --      --         --           --      79,660     79,660
                         -------   -----    -------    ---------   --------   --------
Balance at December 31,
 1994...................     --      --         --       (28,268)   148,794    120,526
  Net loss..............     --      --         --       (47,507)       --     (47,507)
  Allocation of TCIC
   expenses.............     --      --         --           --      23,733     23,733
  Allocation of TCIC
   installation costs...     --      --         --           --      57,058     57,058
  Intercompany income
   tax allocation.......     --      --         --           --     (36,530)   (36,530)
  Recognition of
   deferred tax assets
   in connection with
   Intercompany transfer
   of certain property
   and equipment........     --      --         --           --      12,136     12,136
  Net cash transfers
   from TCIC............     --      --         --           --     354,168    354,168
                         -------   -----    -------    ---------   --------   --------
Balance at December 31,
 1995...................     --      --         --       (75,775)   559,359    483,584
  Net loss..............     --      --         --      (140,004)       --    (140,004)
  Allocation of TCIC
   expenses.............     --      --         --           --      38,485     38,485
  Allocation of TCIC
   installation costs...     --      --         --           --      53,169     53,169
  Intercompany income
   tax allocation.......     --      --         --           --     (70,645)   (70,645)
  Net cash transfers
   from TCIC............     --      --         --           --     228,622    228,622
  Recognition of
   deferred tax assets
   upon transfer of
   PRIMESTAR Partners
   investment in
   connection with
   Distribution (note
   11)..................     --      --         --           --      29,142     29,142
  Adjustment to reflect
   consummation of
   Distribution (note
   2)...................  57,941   8,467    521,724          --    (838,132)  (250,000)
  Issuance of Series A
   Common Stock upon
   conversion of
   convertible notes of
   a TCIC subsidiary....       5     --         --           --         --           5
                         -------   -----    -------    ---------   --------   --------
Balance at December 31,
 1996................... $57,946   8,467    521,724    $(215,779)       --     372,358
                         =======   =====    =======    =========   ========   ========

                See accompanying notes to financial statements.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                  (SEE NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                   1996       1995      1994
                                                 ---------  --------  --------
                                                    AMOUNTS IN THOUSANDS
                                                        (SEE NOTE 5)
Cash flows from operating activities:
  Net loss...................................... $(140,004)  (47,507)  (13,688)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation................................   191,355    55,488    14,317
    Share of losses of PRIMESTAR Partners.......     3,275     8,969    11,722
    Deferred income tax expense.................    24,708    14,672     2,739
    Other non-cash charges (credits)............      (311)      901       (87)
     Changes in operating assets and
      liabilities:
      Change in receivables.....................     4,364   (21,859)   (1,809)
      Change in prepaids........................      (841)      (86)      --
      Change in accruals and payables...........    23,650    42,135     5,624
      Change in subscriber advance payments.....     9,005    11,480     1,304
                                                 ---------  --------  --------
       Net cash provided by operating
        activities..............................   115,201    64,193    20,122
                                                 ---------  --------  --------
Cash flows from investing activities:
  Capital expended for construction of
   satellites...................................   (74,785) (104,128) (207,608)
  Capital expended for property and equipment...  (326,621) (442,782) (109,184)
  Additional investments, in and related
   advances to, PRIMESTAR Partners..............   (17,552)  (17,139)  (32,082)
  Investment in ResNet Communications, Inc......    (5,458)      --        --
  Repayment of advances to PRIMESTAR Partners...                 --     30,192
                                                 ---------  --------  --------
       Net cash used in investing activities....  (424,416) (564,049) (318,682)
                                                 ---------  --------  --------
Cash flows from financing activities:
  Increase in due to PRIMESTAR Partners.........    74,785   104,128   207,608
  Increase in due to TCIC.......................   250,189   397,529    90,952
  Borrowings of debt............................   259,000       --        --
  Repayments of debt............................  (263,000)      --        --
  Payment of deferred financing costs...........    (7,000)      --        --
                                                 ---------  --------  --------
       Net cash provided by financing
        activities..............................   313,974   501,657   298,560
                                                 ---------  --------  --------
       Net increase in cash and cash
        equivalents.............................     4,759     1,801       --
       Cash and cash equivalents:
        Beginning of period.....................     1,801       --        --
                                                 ---------  --------  --------
        End of period........................... $   6,560     1,801       --
                                                 =========  ========  ========

                See accompanying notes to financial statements.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

(1) BASIS OF PRESENTATION

  The accompanying financial statements of TCI Satellite Entertainment, Inc. ("TSAT") include the historical financial information of (i) certain satellite television assets (collectively, "TCI SATCO") of TCIC, a subsidiary of Tele-Communications, Inc. ("TCI") for periods prior to the December 4, 1996 consummation of the distribution transaction (the "Distribution") described in note 2, and (ii) TSAT and its consolidated subsidiaries for the period following such date. Upon consummation of the Distribution, TSAT became the owner of the assets that comprise TCI SATCO, which assets include (i) a 100% ownership interest in the TCIC business that distributed the PRIMESTAR(R) programming service to subscribers within specified areas of the continental United States, (ii) a 100% ownership interest in Tempo Satellite, Inc. ("Tempo"), and (iii) a 20.86% aggregate ownership interest in PRIMESTAR Partners.

  Tempo holds a permit (the "FCC Permit") issued by the Federal Communications Commission ("FCC") authorizing the construction, launch and operation of a direct broadcast satellite ("DBS") system. Tempo is also a party to a construction agreement (the "Satellite Construction Agreement") with Space Systems/Loral, Inc. ("Loral"), pursuant to which Tempo arranged for the construction of two high power communications satellites (the "Company Satellites") and has an option to purchase up to three additional satellites. PRIMESTAR Partners, which was formed as a limited partnership in 1990 by subsidiaries of TCIC, several other cable operators, and General Electric Company, broadcasts satellite entertainment services that are delivered to the home through TSAT and certain other authorized distributors.

  In the following text, the "Company" may, as the context requires, refer to "TCI SATCO" (prior to the December 4, 1996 completion of the Distribution), TSAT and its consolidated subsidiaries (subsequent to the December 4, 1996 completion of the Distribution) or both. See note 2. Additionally, unless the context indicates otherwise, references to "TCI" and "TCIC" herein are to TCI and TCIC and their respective consolidated subsidiaries (other than the Company).

  All significant inter-entity and intercompany transactions have been eliminated.

  As further discussed in note 12, the accompanying combined statements of operations include allocations of certain costs and expenses of TCI. Although such allocations are not necessarily indicative of the costs that would have been incurred by the Company on a stand-alone basis, management believes the resulting allocated amounts are reasonable.

(2) DISTRIBUTION TRANSACTION

 General

  On June 17, 1996, the Board of Directors of TCI (the "TCI Board") announced its intention to distribute all the capital stock of the Company to the holders of Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock") and Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock" and, together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"). On December 4, 1996, the Distribution was effected as a distribution by TCI to holders of record of its TCI Group Common Stock as of the close of business on November 12, 1996 (the "Record Date") of shares of the Series A Common Stock of the Company (the "Series A Common Stock") and Series B Common Stock of the Company (the "Series B Common Stock"). The Distribution did not involve the payment of any consideration by the holders of TCI Group Common Stock (such holders, the "TCI Group Stockholders"), and is intended to qualify as a tax-free spinoff.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Stockholders of record of TCI Group Common Stock on the Record Date received one share of Series A Common Stock for each ten shares of Series A TCI Group Common Stock owned of record at the close of business on the Record Date and one share of Series B Common Stock for each ten shares of Series B TCI Group Common Stock owned of record as of the close of business on the Record Date. Fractional shares were not issued. Fractions of one-half or greater of a share were rounded up and fractions of less than one-half of a share were rounded down to the nearest whole number of shares of Series A Common Stock and Series B Common Stock. Immediately following the Distribution, 57,941,044 shares of Series A Common Stock and 8,466,564 shares of Series B Common Stock were issued and outstanding.

  Subsequent to the Distribution, the Company and TCI have operated independently, and neither has any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between the Company and TCI after the Distribution, and to provide mechanisms for an orderly transition, the Company and TCI have entered into various agreements, including the "Reorganization Agreement (see below)," the "Fulfillment Agreement (see note 12)," the "Indemnification Agreements (see note 13)," the "TCIC Credit Facility (see note 9)," the "Transition Services Agreement (see note 12)," and an amendment to TCI's existing "Tax Sharing Agreement (see note 11)."

 Reorganization Agreement

  The Reorganization Agreement provided for, among other things, the transfer to the Company of the assets of TCI SATCO, and for the assumption by the Company of related liabilities. No consideration was payable by the Company for these transfers, except that two subsidiaries of the Company purchased TCIC's partnership interests in PRIMESTAR Partners for consideration payable by delivery of promissory notes issued by such subsidiaries, which notes were assumed by TCI on or before the Distribution Date, in the form of a capital contribution to the Company. The Reorganization Agreement also provides for certain cross-indemnities designed to make the Company financially responsible for all liabilities relating to the digital satellite business conducted by TCI prior to the Distribution, as well as for all liabilities incurred by the Company after the Distribution, and makes TCI financially responsible for all potential liabilities of the Company which are not related to the digital satellite business, including, for example, liabilities arising as a result of the Company having been a subsidiary of TCI.

  Pursuant to the Reorganization Agreement, on the Distribution Date, the Company issued to TCIC a promissory note (the "Company Note"), in the principal amount of $250,000,000, representing a portion of the Company's intercompany balance owed to TCIC on such date. On December 31, 1996, the Company entered into a bank credit agreement with respect to a senior secured reducing revolving credit facility (the "Bank Credit Facility") and used a portion of the borrowing availability thereunder to repay in full all principal and interest due to TCIC pursuant to the Company Note. See note 9 and related discussion below.

  Pursuant to the Reorganization Agreement, the remainder of the Company's intercompany balance owed to TCIC on the Distribution Date (other than certain advances made to the Company by TCIC in 1996 to fund certain construction and related costs associated with the Company Satellites, as described in note 7) was assumed by TCI in the form of a capital contribution to the Company. In addition, the Company (i) assumed TCI's obligations under options to be granted on the Distribution Date to certain key employees of TCI (who are not employees of the Company) representing, in aggregate, 2.5% of the shares of Company Common Stock issued and outstanding on the Distribution Date, after giving effect to the Distribution, and (ii) granted to TCI an option to purchase up to 4,765,000 shares of Series A Common Stock, at an exercise price of $1.00 per share, as required by TCI from time to time to meet its obligations under the conversion features of certain convertible securities of TCI as such conversion features were adjusted as a result of the Distribution. See note 10 for related discussion.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(3) CHANGES IN ACCOUNTING

  During the fourth quarter of 1996, the Company re-evaluated certain of its depreciation policies. After considering relevant accounting literature, current accounting practices in similar industries, and other factors, the Company concluded that the most appropriate depreciation policy for its subscriber installation costs was to depreciate subscriber installation costs on a straight line basis over the estimated average life of a subscriber, and charge to depreciation expense the unamortized balance of installation costs associated with customers who have terminated service with the Company. The Company believes the new policy is more appropriate than the prior method since, under the new policy, subscriber installation costs associated with subscribers whose service has been terminated are no longer carried on the Company's balance sheet after the date of termination. This change was adopted effective October 1, 1996 and was treated as a change in accounting policy that was inseparable from a change in estimate. Accordingly, the cumulative effect of such change for periods prior to October 1, 1996, together with the fourth quarter 1996 effect of such change, was included in the Company's depreciation expense for the fourth quarter of 1996. Consequently, this change in policy resulted in increases to the Company's depreciation expense, net loss and pro forma net loss per share for the year ended December 31, 1996 of $55,304,000 ($8,754,000 of which relates to periods prior to January 1, 1996) $41,478,000 ($6,566,000 of which relates to periods prior to January 1, 1996) and $.62 ($.10 of which relates to periods prior to January 1, 1996), respectively.

  In connection with the aforementioned discussion of the Company's accounting policies with respect to subscriber installation costs, the Company also determined that a reduction in the estimated useful life of certain satellite reception equipment was appropriate in light of certain changes in the Company's expectations with respect to technological and other factors. This change in estimate was given effect on a prospective basis as of October 1, 1996. This change in estimate resulted in increases to the Company's depreciation expense, net loss and pro forma net loss per share for the year ended December 31, 1996 of $7,796,000, $5,847,000 and $.09, respectively.

(4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and cash equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

 Investment in PRIMESTAR Partners

  The Company uses the equity method to account for its investment in PRIMESTAR Partners. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of PRIMESTAR Partners as they occur, rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, and advances and commitments to, PRIMESTAR Partners. The Company's share of net earnings or losses of PRIMESTAR Partners includes the amortization of the difference between the Company's investment and its share of the net assets of PRIMESTAR Partners.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed on a straight-line basis using estimated useful lives of 4 to 6 years (4 to 8 years through September 30, 1996) for satellite reception equipment and 3 to 10 years for support equipment. Subscriber installation costs are depreciated over the estimated average life of a subscriber (4 years). Any subscriber installation costs that have not been fully depreciated at the time service to a subscriber is terminated are charged to depreciation expense during the period in which such termination occurs. See note 3.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Installation charges from TCIC include direct and indirect costs of performing installations. Through the Distribution Date, the Company capitalized a portion of such charges as subscriber installation costs based upon amounts charged by unaffiliated third parties to perform similar services. Subsequent to the Distribution Date, the company has capitalized the full amount of installation fees paid to TCIC.

  Repairs and maintenance are charged to operations, and betterments and additions are capitalized. At the time of ordinary retirements of satellite reception equipment, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto.

  The cost of the Company Satellites under construction is comprised of amounts paid by the Company pursuant to the Satellite Construction Agreement. See note 7.

  Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement No. 121") requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company adopted Statement No. 121 effective January 1, 1996. Such adoption did not have a significant effect on the financial position or results of operations of the Company. In accordance with Statement No. 121, the Company periodically reviews the carrying amount of its long-lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. The Company considers historical and expected future net operating losses to be its primary indicators of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets ("Assets"). The Company deems Assets to be impaired if the Company is unable to recover the carrying value of its Assets over their expected remaining useful life through a forecast of undiscounted future operating cash flows directly related to the Assets. If Assets are deemed to be impaired, the loss is measured as the amount by which the carrying amount of the Assets exceeds their fair values. TSAT generally measures fair value by considering sales prices for similar assets or by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

 Revenue Recognition

  Monthly programming and equipment rental revenue is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. To date, direct selling costs have exceeded installation revenue.

 Marketing and Direct Selling Costs

  Marketing and direct selling costs are expensed as incurred.

 Residual Sales Commissions

  Residual sales commissions, which become payable upon the collection of programming revenue from certain subscribers, are expensed during the period in which such commissions become payable. See note 13.

 Stock Based Compensation

  Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement No. 123") was issued by the Financial Accounting Standards Board in October 1995. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by Statement No. 123, the Company continued to account for stock-based employee

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

compensation pursuant to Accounting Principles Board Opinion No. 25. For the year ended December 31, 1996, the Company estimates that stock compensation expense would not be materially different under Statement No. 123.

 Pro Forma Net Loss Per Common Share

  As described in note 2, TSAT issued 66,407,608 shares of Company Common Stock pursuant to the Distribution. The pro forma net loss per share amounts set forth in the accompanying combined statements of operations assume that the shares issued pursuant to the Distribution were issued and outstanding since January 1, 1995. Accordingly, the calculation of the pro forma net loss per share assumes weighted average shares outstanding of 66,408,025 and 66,407,608 for the years ended December 31, 1996 and 1995, respectively.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(5) SUPPLEMENTAL DISCLOSURES TO COMBINED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $1,946,000 during the year ended December 31, 1996, and was not significant during the years ended December 31, 1995 and 1994. Cash paid for income taxes was not material during the years ended December 31, 1996, 1995 and 1994.

  With the exception of certain non-cash transactions described in notes 11 and 12, transactions effected through the intercompany account with TCIC for periods prior to the Distribution have been considered to be constructive cash receipts and payments for purposes of the accompanying combined statements of cash flows.

  The non-cash effects of the Distribution are set forth in the accompanying combined statements of equity.

  Accrued capital expenditures of $7,713,000 at December 31, 1996 have been excluded from the accompanying combined statements of cash flows.

(6) INVESTMENT IN PRIMESTAR PARTNERS

  Summarized unaudited financial information for PRIMESTAR Partners is as follows (amounts in thousands):

                                                                  DECEMBER 31,
                                                                ----------------
                                                                  1996    1995
                                                                -------- -------
   Financial Position
   ------------------
   Current assets.............................................. $137,048  72,638
   Property and equipment, net.................................   18,131   9,990
   Cost of satellites under construction.......................  525,746 419,256
   Other assets, net...........................................    7,348  14,078
                                                                -------- -------
     Total assets.............................................. $688,273 515,962
                                                                ======== =======
   PRIMESTAR Credit Facility expected to be refinanced......... $521,000 419,000
   Other current liabilities...................................   63,907  37,911
   Other liabilities...........................................    4,227   7,210
   Partners' capital...........................................   99,139  51,841
                                                                -------- -------
     Total liabilities and partners' capital................... $688,273 515,962
                                                                ======== =======

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1996      1995     1994
                                                   --------  --------  -------
   Results of Operations
   ---------------------
   Revenue.......................................  $412,999   180,595   27,841
   Operating, selling, general and administrative
    expenses.....................................  (426,561) (216,100) (78,175)
   Depreciation and amortization.................    (3,261)   (2,890)  (2,700)
                                                   --------  --------  -------
     Operating loss..............................   (16,823)  (38,395) (53,034)
   Other, net....................................     1,121    (3,642)  (2,682)
                                                   --------  --------  -------
     Net loss....................................  $(15,702)  (42,037) (55,716)
                                                   ========  ========  =======

  The bank credit facility of PRIMESTAR Partners (the "PRIMESTAR Credit Facility") was obtained by PRIMESTAR Partners to finance advances to Tempo for payments due in respect of the construction of the Company Satellites, and is supported by letters of credit arranged for by affiliates of all but one of the partners of PRIMESTAR Partners. The PRIMESTAR Credit Facility matures on June 30, 1997. PRIMESTAR is currently seeking to extend the maturity date of, or otherwise refinance the PRIMESTAR Credit Facility. See notes 7 and 13.

  Since March 10, 1997, PRIMESTAR Partners has broadcast from a medium power satellite ("GE-2") that was launched on January 30, 1997 by GE American Communications, Inc. ("GE Americom"). Pursuant to an Amended and Restated Memorandum of Agreement, effective as of October 18, 1996, between PRIMESTAR Partners and GE Americom, with respect to PRIMESTAR Partners' use of transponders on GE-2 (the "GE-2 Agreement"), it is anticipated that PRIMESTAR Partners will be required to make minimum lease payments for an initial term of six years from the date of commercial operation, extendible, at the option of PRIMESTAR Partners for the remainder of the operational life of GE-2 (the "End-Of-Life Option"). The End-Of-Life Option expires if not exercised by December 31, 1997.

  PRIMESTAR Partners provides programming services to the Company and other authorized distributors in exchange for a fee based upon the number of subscribers receiving programming services. In addition, PRIMESTAR Partners arranges for satellite capacity and uplink services, and provides national marketing and administrative support services in exchange for a separate authorization fee. In April 1994, PRIMESTAR Partners began to separately identify charges which relate to programming services from those which relate to other items. During the year ended December 31, 1996 and 1995, the charges from PRIMESTAR Partners included approximately $124,074,000 and $53,006,000, respectively, for programming services, and $64,650,000 and $25,244,000, respectively, for other items.

  Under the PRIMESTAR Partners limited partnership agreement, the Company has agreed to fund its share of any capital contributions and/or loans to PRIMESTAR Partners that might be agreed upon from time to time by the partners of PRIMESTAR Partners. Additionally, as a general partner of PRIMESTAR Partners, the Company is liable as a matter of partnership law for all debts of PRIMESTAR Partners in the event the liabilities of PRIMESTAR Partners were to exceed its assets. PRIMESTAR Partners has contingent liabilities related to legal and other matters arising in the ordinary course of business. Management of PRIMESTAR Partners is unable at this time to assess the impact, if any, of such matters on PRIMESTAR Partners' results of operations, financial position, or cash flows.

(7) SATELLITES UNDER CONSTRUCTION

 Tempo DBS System

  The Company, through Tempo, holds the FCC Permit authorizing construction of a high power DBS system consisting of two or more satellites delivering DBS service in 11 frequencies at the 119(degrees) West Longitude

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

("W.L.") orbital position and 11 frequencies at the 166(degrees) W.L. orbital position. The 119(degrees) W.L. orbital position is generally visible to home satellite dishes throughout the entire continental U.S.; the 166(degrees) W.L. orbital position is visible only in the western half of the continental U.S. as well as Alaska and Hawaii.

  Tempo is also a party to the Satellite Construction Agreement with Loral, pursuant to which Tempo has arranged for the construction of the Company Satellites at a fixed contract price of $487,159,500, and has an option to purchase up to three additional satellites. The cost of constructing the Company Satellites is reflected in "Cost of satellites under construction" in the accompanying balance sheets.

  As constructed, each Company Satellite can operate in either "single transponder" mode (with 32 transponders broadcasting at 113 watts per channel) or in "paired transponder" mode (with 16 transponders broadcasting at 220 watts per channel). Either such configuration can be selected at any time, either before or after launch.

  One of the Company Satellites ("Tempo DBS-1") was outfitted with an antenna designed for operation at the 119(degrees) W.L. orbital location, and was launched into geosynchronous orbit on March 8, 1997. The satellite is currently undergoing in-orbit testing pursuant to the Satellite Construction Agreement. Assuming the successful in-orbit testing of Tempo DBS-1, the Company intends to operate such satellite in "paired transponder" mode, broadcasting on 11 of the 16 available transponder pairs, in accordance with the FCC Permit. The remaining five transponder pairs would be available as in-orbit spares. Operating in paired transponder mode, at current levels of digital compression, Tempo DBS-1 would be able to deliver 70 to 85 channels of digital video and music programming, depending on the mix of programming content, to home satellite dishes of less than 14 inches in diameter. If advances in compression technology currently being tested become commercially available, Tempo DBS-1 would be able to deliver up to 150 channels of programming. The Company intends, directly or through PRIMESTAR Partners, to operate Tempo DBS-1 as a complementary service to basic cable and other channel-constrained analog services, providing DBS services to those system operators wishing to avoid the high cost of digital plant upgrades, or, subject to future advances in high compression digital statistical multiplexing technology, as a stand-alone DBS service.

  The Company has had discussions regarding the possible sale of the other Company Satellite ("Satellite No. 2"), but has not reached agreement regarding any such transaction. Any such transaction would be subject to the successful commercial operation of Tempo DBS-1 (for which Satellite No. 2 serves as ground spare), the prior approval of PRIMESTAR Partners, prior regulatory approvals, definitive documentation, and other conditions. Pursuant to an option agreement between Tempo and PRIMESTAR Partners (the "Tempo Option Agreement"), any proceeds received by the Company from the sale of Satellite No. 2 would be paid to PRIMESTAR Partners to satisfy certain advances by PRIMESTAR Partners to the Company to fund construction of the Company Satellites. There can be no assurance that the Company will be able to sell Satellite No. 2 on terms acceptable to the Company.

 Satellite Launches

  Pursuant to the Satellite Construction Agreement, Loral must conduct in-orbit testing. As noted above, Tempo DBS-1 was launched on March 8, 1997 and is currently in the process of in-orbit testing. Delivery of a satellite takes place upon Tempo's acceptance of such satellite after completion of in-orbit testing ("Delivery"). Subject to certain limits, Loral must reimburse Tempo for Tempo's actual and reasonable expenses directly incurred as a result of any delays in the Delivery of satellites. The in-orbit useful life of each satellite is designed to be a minimum of 12 years. If in-orbit testing confirms that the satellite conforms fully to specifications and the service life of the satellite will be at least 12 years, Tempo is required to accept the satellite. If in-orbit testing

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

determines that the satellite does not fully conform to specifications but at least 50% of its transponders are functional and the service life of the satellite will be at least six years, Tempo is required to accept the satellite but is entitled to receive a proportionate decrease in the purchase price. If Loral fails to deliver a satellite, it has 29 months to deliver, at its own expense, a replacement satellite. Loral may make four attempts to launch the two Company Satellites; however, if the two Company Satellites are not delivered in such four attempts, Tempo may terminate the Satellite Construction Agreement. Tempo also may terminate the contract in the event of two successive satellite failures.

  Loral has warranted that, until the satellites are launched, the satellites will be free from defects in materials or workmanship and will meet the applicable performance specifications. In addition, Loral has warranted that all items other than the satellites delivered under the Satellite Construction Agreement will be free from defects in materials or workmanship for one year from the date of their acceptance and will perform in accordance with the applicable performance specifications. Loral bears the risk of loss of the Company Satellites until Delivery. Upon Delivery, title and risk of loss pass to Tempo. However, Loral is obligated to carry risk insurance on each satellite covering the period from the launch of the satellite through an operating period of 180 days. Such risk insurance will cover (i) the cost of any damages due under the Satellite Construction Agreement; (ii) the cost of delivery of a replacement satellite in the event of a satellite failure; and
(iii) the refund of the full purchase price for each undelivered Company Satellite if Loral fails to deliver both Company Satellites after four attempts. Loral is also required to obtain insurance indemnifying Tempo from any third party claims arising out of the launch of a satellite.

 Tempo Option

  In February 1990, Tempo entered into the Tempo Option Agreement with PRIMESTAR Partners granting PRIMESTAR Partners the right and option (the "Tempo Option"), upon exercise, to purchase or lease 100% of the capacity of the DBS system to be built, launched and operated by Tempo pursuant to the FCC Permit. Under the Tempo Option Agreement, upon the exercise of the Tempo Option, PRIMESTAR Partners is obligated to pay Tempo $1,000,000 (the "Exercise Fee") and to lease or purchase the entire capacity of the DBS system with the purchase price (or aggregate lease payments) being sufficient to cover the costs of constructing, launching and operating such DBS system. In connection with the Tempo Option and certain related matters, Tempo and PRIMESTAR Partners subsequently entered into two letter agreements (the "Tempo Letter Agreements"), which provided for, among other things, the funding by PRIMESTAR Partners of milestone and other payments due under the Satellite Construction Agreement, and certain related costs, through advances by PRIMESTAR Partners to Tempo. PRIMESTAR Partners financed such advances to Tempo through borrowings under the PRIMESTAR Credit Facility, which is supported by letters of credit arranged for by affiliates of all but one of the partners of PRIMESTAR Partners. The aggregate funding provided to Tempo by PRIMESTAR Partners ($457,685,000 at December 31, 1996) is reflected in "Due to PRIMESTAR Partners" in the accompanying balance sheets. At December 31, 1996, the amount borrowed by PRIMESTAR Partners under the PRIMESTAR Credit Facility was $521,000,000, including amounts borrowed to pay interest charges. See note 6.

  During 1996, TCIC made intercompany advances to the Company to fund the majority of the construction and related costs associated with the Company Satellites. Prior to 1996, PRIMESTAR Partners had funded substantially all of the construction and related costs associated with the Company Satellites. In connection with the Distribution, a determination was made that such 1996 advances from TCIC would be repaid by the Company to TCIC, to the extent (and only to the extent) that Tempo received corresponding advances from PRIMESTAR Partners. As a result of negotiations between the Company and PRIMESTAR Partners to resolve a disagreement concerning the Company Satellites, PRIMESTAR Partners advanced $73,786,000 to Tempo in December 1996 to reimburse Tempo for all of the 1996 costs which previously had been funded by TCIC. Upon receipt, such advance was paid to TCIC by Tempo in repayment of such 1996 advances by TCIC.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The Tempo Letter Agreements permit PRIMESTAR Partners to apply its advances to Tempo against any payments (other than the Exercise Fee) due under the Tempo Option (which the Company believes has been exercised) and would not require Tempo to repay such advances. In the event that it is determined that the Tempo Option has not been exercised in accordance with its terms, Tempo, in lieu of repaying such advances, could elect to assign all of its rights relating to the Company Satellites to PRIMESTAR Partners.

  On February 7, 1997, the Partners Committee of PRIMESTAR Partners adopted a resolution (i) affirming that PRIMESTAR Partners had unconditionally exercised the Tempo Option, (ii) approving the proposed launch of Tempo DBS-1 into the 119(degrees) W.L. orbital position and the use of Satellite No. 2 as a spare or back-up for Tempo DBS-1, pending other deployment or disposition as determined by PRIMESTAR Partners, and (iii) authorizing the payment by PRIMESTAR Partners to Tempo of the Exercise Fee and other amounts in connection with the Tempo Option and the Tempo Letter Agreements, including funding of substantially all construction and related costs relating to the Company Satellites not previously funded by PRIMESTAR Partners.

  The Company currently intends to pursue its high power strategy through PRIMESTAR Partners, consistent with such resolution. Although the Company and PRIMESTAR Partners have not entered into an agreement with respect to the lease or purchase of 100% of the capacity of Tempo DBS-1 pursuant to the Tempo Option, and there can be no assurances that potential disagreements will not arise as such agreements are negotiated, the Company does not currently believe that any such potential disagreement is reasonably likely to have a material adverse effect on the Company.

(8) OTHER ASSETS

  The components of other assets are as follows (amounts in thousands):

                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
   Deferred financing costs (a)..................................   $ 7,000
   Investment in, and advances to, ResNet Communications, Inc.
    ("ResNet") (b)...............................................     5,827
                                                                    -------
                                                                    $12,827
                                                                    =======

  (a) Represents deferred financing costs incurred in connection with the Bank Credit Facility. Such costs are amortized over the term of the Bank Credit Facility. See note 9.

  (b) Effective as of October 21, 1996, the Company acquired 4.99% of the issued and outstanding capital stock of ResNet for a purchase price of $5,396,000. ResNet was formed by LodgeNet Entertainment Corporation ("LodgeNet"), a Delaware corporation, in February 1996 to engage in the business of providing video services to subscribers in multiple dwelling units (the "ResNet Business"). ResNet agreed to purchase from the Company, at a price that approximates the Company's cost, up to $40 million in satellite reception equipment to be used in connection with the ResNet Business exclusively, over a five year period (subject to a one-year extension at the option of ResNet if ResNet has not purchased the full $40 million in equipment during the five-year initial term).

    The Company also agreed to make a subordinated convertible term loan to ResNet, in the principal amount of $34,604,000, the proceeds of which can be used only to purchase such equipment from the Company. The term of the loan is five years with an option by ResNet to extend the term for one additional year. The total principal and accrued and unpaid interest under the loan is convertible over a four-year period into shares of common stock of ResNet representing an additional 32% of the issued and outstanding common stock of ResNet. The Company's only recourse with respect to repayment of the loan is conversion into ResNet stock or warrants as described below. Under current

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

    interpretations of the FCC rules and regulations related to restrictions on the provision of cable and satellite master antenna television services in certain areas, the Company could be prohibited from holding 5% or more of the stock of ResNet and consequently could not exercise the conversion rights under the convertible loan agreement. The Company is required to convert the convertible loan at such time as conversion would not violate such currently applicable regulatory restrictions.

    In addition, ResNet granted the Company an option to acquire an additional 13.01% of the issued and outstanding common stock of ResNet at appraised fair market value at the time of exercise of the option. The option is exercisable between December 21, 1999 and the maturity of the convertible loan.

    The Company also entered into a long-term signal availability agreement with ResNet, pursuant to which the Company is committed to transport for a fee to certain defined private cable systems owned and operated by ResNet, the satellite signal used by PRIMESTAR Partners to transmit the PRIMESTAR(R) programming service (the "PRIMESTAR Satellite Signal") or the signal of a substantially comparable service. The Company is acting solely to make the PRIMESTAR Satellite Signal available to ResNet and is not acting as a distributor of any PRIMESTAR(R) programming services to ResNet. ResNet must obtain its own rights from the applicable programming networks to receive the programming services and to distribute them to ResNet's subscribers.

    The National Digital Television Center of TCI ("NDTC") has the right from PRIMESTAR Partners to use the PRIMESTAR Satellite Signal for delivery of programming for the benefit of third parties, including private cable systems (the "Simultaneous Use Rights"). NDTC has agreed with the Company that private cable systems designated by the Company, including the ResNet private cable systems, will receive the transport of the PRIMESTAR Satellite Signal by NDTC in exchange for the payment by the Company of a per subscriber per video program signal. The agreement between the Company and NDTC is coextensive with the agreement between NDTC and PRIMESTAR Partners, expiring on March 31, 2001, and there is no assurance that the Company will continue to have the ability to make the PRIMESTAR Satellite Signal available after that date.

    In its agreement with ResNet, the Company has committed to make the PRIMESTAR Satellite Signal or the signal of a substantially comparable service available for a term that extends substantially beyond March 31, 2001. If the Company loses its contractual ability to make the PRIMESTAR Satellite Signal available and is not able to make the signal of a substantially comparable service available, the Company is obligated to reimburse ResNet for its costs in obtaining a digital signal from another source, including the cost of replacement equipment if the new digital signal is not compatible with ResNet's equipment. While it is not possible at this time to quantify the amount that the Company would be obligated to pay to ResNet under the circumstances described above, the Company believes that the costs could be significant, particularly if it were to lose its ability to make a signal available towards the end of its agreement with ResNet.

    Counsel to PRIMESTAR Partners has advised the Company of the Partnership's position that there are certain preconditions to NDTC's Simultaneous Use Rights which have not yet been satisfied and that such rights are not assignable by NDTC to the Company. The Company believes that its transaction with ResNet and similar transactions are permitted under the agreements between NDTC and PRIMESTAR Partners. The Company does not believe that any potential dispute with the Partnership regarding this issue is likely to have a material adverse effect on the Company.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(9) DEBT

  The components of debt are as follows (amounts in thousands):

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Bank Credit Facility (a)........................................   $246,000
   TCIC Credit Facility (b)........................................        --
   Other...........................................................      1,230
                                                                      --------
                                                                      $247,230
                                                                      ========

  (a)Bank Credit Facility

    On December 31, 1996, the Company entered into the Bank Credit Facility. As a result of the February 1997 issuance of the Notes and the March 1997 determination that GE-2 was commercially operational, the available commitments under the Bank Credit Facility were increased from $350,000,000 to $750,000,000, subject to the Company's compliance with operating and financial covenants and other customary conditions. Commencing March 31, 2001, aggregate commitments will be reduced quarterly in accordance with a schedule, until final maturity at June 30, 2005. The Company's initial borrowings under the Bank Credit Facility were used to repay in full the principal amount of and accrued interest on the Company Note and to fund financing costs associated with the arrangement of the facility.

    Borrowings under the Bank Credit Facility bear interest at variable rates (9.75% at December 31, 1996). In addition, the Company is required to pay a commitment fee equal to 0.250% on unavailable commitments and 0.375% on the average daily unused portion of the available commitments, payable quarterly in arrears and at maturity. Aggregate commitment fees during the year ended December 31, 1996 were not significant.

    Borrowings under the Bank Credit Facility are guaranteed by TSAT's restricted subsidiaries (currently all of the Company's subsidiaries except Tempo) (the "Restricted Subsidiaries"), and secured by collateral assignments or other security interests in (i) all capital stock of each of the Company's Restricted Subsidiaries and (ii) substantially all of the Company's assets (other than the Company Satellites). The Bank Credit Facility contains affirmative covenants regarding minimum subscribers, revenue per subscriber and debt service coverage, as well as negative covenants that restrict the Company and its Restricted Subsidiaries from, among other things, (i) incurring indebtedness, (ii) creating liens and other encumbrances, (iii) entering into merger or consolidation transactions, (iv) entering into transactions with affiliates, (v) making investments, (vi) making capital expenditures, (vii) paying dividends and other distributions,
    (viii) redeeming stock, (ix) redeeming or purchasing of subordinated debt (except under certain limited circumstances) (x) paying interest on or principal of subordinated debt during the continuation of (A) an event of default under the Bank Credit Facility or (B) a default under the Bank Credit Facility of which management of the Company has actual or constructive notice, (xi) entering into sale and leaseback transactions and (xii) engaging in non-designated activities. The Bank Credit Facility also contains customary events of default and provisions for mandatory prepayments and commitment reductions in the event of certain asset sales.

    Subsequent to December 31, 1996, two letters of credit with an aggregate drawable amount of $30,000,000 were issued for the account of TSAT pursuant to the Bank Credit Facility. See note 13.

  (b)TCIC Credit Facility

    In connection with the Distribution, the Company and TCIC entered into the TCIC Credit Facility to provide for the terms of the Company Note and to provide for a revolving credit facility (the "TCIC Revolving Loans"). The TCIC Credit Facility required the Company to use its best efforts to obtain

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

    external debt or equity financing after the Distribution Date and provided for mandatory prepayment of the TCIC Revolving Loans and the Company Note from the proceeds thereof. As described in (a) above, the initial borrowings under the Bank Credit Facility were used to repay the Company Note in full. In connection with the February 1997 issuance of the Notes (see note 15) and the March 1997 determination that GE-2 was commercially operational, borrowing availability pursuant to the TCIC Credit Facility was terminated.

  As of December 31, 1996, annual maturities of the Company's debt for each of the next five years were as follows (amounts in thousands):

      1997................................................................. $321
      1998.................................................................  324
      1999.................................................................  578
      2000.................................................................  --
      2001.................................................................  --

  The Company believes that the fair value and the carrying value of the Company's debt were approximately equal at December 31, 1996.

  On February 20, 1997, the Company issued 10 7/8% Senior Subordinated Notes due 2007 having an aggregate principal amount of $200,000,000 the ("Senior Subordinated Notes") and 12 1/4% Senior Subordinated Discount Notes due 2007 having an aggregate principal amount at maturity of $275,000,000 (the "Senior Subordinated Discount Notes" at maturity, and together with the Senior Subordinated Notes, the "Notes"). The net proceeds from the issuance of the Notes (approximately $340,500,000 after deducting offering expenses) were initially held in escrow and were subsequently released to the Company on March 17, 1997. The Company initially used $244,404,000 of such net proceeds to repay amounts outstanding under the Bank Credit Facility and expects to use the remaining net proceeds to fund capital expenditures and operations and to provide for working capital and for other general corporate purposes.

  Cash interest on the Senior Subordinated Notes will be payable semi-annually in arrears on February 15 and August 15, commencing August 15, 1997. Cash interest will not accrue or be payable on the Senior Subordinated Discount Notes prior to February 15, 2002. Thereafter cash interest will accrue at a rate of 12 1/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing August 15, 2002, provided however, that at any time prior to February 15, 2002, the Company may make a Cash Interest Election (as defined) on any interest payment date to commence the accrual of cash interest from and after the Cash Election Date (as defined). The Notes will be redeemable at the option of the Company, in whole or in part, at any time after February 15, 2002 at specified redemption prices. In addition, prior to February 15, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the Senior Subordinated Discount Notes at specified redemption prices. The Notes were not originally registered under the Securities Act of 1933, as amended (the "Securities Act") and the Company may incur interest penalties in the event that the Notes are not exchanged by July 5, 1997, for similar securities that are registered under the Securities Act, and under certain other circumstances relating to such exchange.

(10) STOCKHOLDERS' EQUITY

 Common Stock

  The Series A Common Stock has one vote per share and the Series B Common Stock has ten votes per share. Each share of Series B Common Stock is convertible, at the option of the holder, into one share of Series A Common Stock.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Preferred Stock

  TSAT is authorized to issue 5,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time as determined by the Board of Directors, without stockholder approval. Such Preferred Stock may be issued in such series and with such designations, preferences, conversion or other rights, voting powers, qualifications, limitations, or restrictions as shall be stated or expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors has not authorized the issuance of any shares of Preferred Stock and has no current plans for the issuance of any shares of Preferred Stock.

 Employee Benefit Plans

  TSAT's Employee Stock Purchase Plan (the "TSAT ESPP"), which became effective on January 1, 1997, provides eligible employees with an opportunity to invest in TSAT and to create a retirement fund. Terms of the TSAT ESPP provide for eligible employees to contribute up to 10% of their compensation to a trust for investment in TSAT common stock. TSAT, by annual resolution of the TSAT Board of Directors, may elect to contribute up to 100% of the amount contributed by employees.

 Stock Options

  On the Distribution Date, the Company Board adopted, and TCI as the sole stockholder of the Company prior to the Distribution, approved, the TCI Satellite Entertainment, Inc. 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for awards to be made in respect of a maximum of 3,200,000 shares of Series A Common Stock (subject to certain anti-dilution adjustments). Awards may be made as grants of stock options, stock appreciation rights ("SARs"), restricted shares, stock units, performance awards or any combination thereof (collectively, "Awards"). Awards may be made to employees and to consultants and advisors to the Company who are not employees. Shares of Series A Common Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or deemed exercised, by virtue of the exercise of a related SAR), or are forfeited prior to becoming vested, will return to the pool of such shares available for grant under the 1996 Plan.

  In June 1996, the TCI Board authorized TCI to permit certain of its executive officers to acquire equity interests in certain of TCI's subsidiaries. In connection therewith, the TCI Board approved the acquisition by each of two executive officers of TCI who are not employees of the Company (the "TCI Officers"), of 1.0% of the net equity of the Company. The TCI Board also approved the acquisition by a former executive officer of TCIC who is also the chief executive officer and a director of the Company (the "Company Officer"), of 1.0% of the net equity of the Company and the acquisition by an executive officer of certain TCI subsidiaries who is also a director, but not an employee, of the Company (the "TCI Subsidiary Officer"), of 0.5% of the net equity of the Company. The TCI Board determined to structure such transactions as grants by the Company to such persons of options to purchase shares of Series A Common Stock representing 1.0% (in the case of each of the TCI Officers and the Company Officer) and 0.5% (in the case of the TCI Subsidiary Officer) of the shares of Series A Common Stock and Series B Common Stock issued and outstanding on the Distribution Date, determined immediately after giving effect to the Distribution, but before giving effect to any exercise of such options (the "Distribution Date Options"). The aggregate exercise price for each such option is equal to 1.0% (in the case of each of the TCI Officers and the Company Officer) and 0.5% (in the case of the TCI Subsidiary Officer) of TCI's Net Investment (as defined below) as of the first to occur of the Distribution Date and the date on which such option first becomes exercisable, but excluding any portion of TCI's Net Investment that as of such date is represented by a promissory note or other evidence of indebtedness from the Company to TCI. TCI's Net Investment is defined for this purpose as the cumulative amount invested by TCI and its predecessor in the Company and its predecessors prior to and including the applicable date of determination, less the aggregate amount of all dividends and distributions made by the Company and its predecessors to TCI and its predecessor prior to and including such date. Distribution Date Options to purchase 2,324,266 shares of Series A Common Stock at a per share price of $8.86 were granted on the Distribution Date, will vest in 20% cumulative increments

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

in each of the first five anniversaries of February 1, 1996, and will be exercisable for up to ten years following February 1, 1996.

  The Company Officer received 664,076 of the Distribution Date Options and such options were granted pursuant to the 1996 Plan. As of the grant date, the Distribution Date Options received by the Company Officer had an estimated aggregate fair value of $5,806,000. Such estimated fair value is based on the Black-Scholes model and is stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following: (a) a 6.22% discount rate; (b) a 35% volatility factor, (c) the 10-year option term; (d) the closing price of Series A Common Stock on December 5, 1996; and (e) a per share exercise price of $8.86. The actual value that the Company Officer may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value realized by the Company Officer will not necessarily be the value determined by the model. Compensation expense with respect to the Distribution Date Options held by the Company Officer aggregated $95,000 during the year ended December 31, 1996.

  Pursuant to the Reorganization Agreement, and (in the case of the TCI Officers and the TCI Subsidiary Officer) in partial consideration for the capital contribution made by TCI to the Company in connection with the Distribution, the Company agreed, effective as of the Distribution Date, to bear all obligations under such options and to enter into stock option agreements with respect to such options with each of the TCI Officers, the Company Officer and the TCI Subsidiary Officer

  Subsequent to December 31, 1996, certain key employees of TSAT were granted, pursuant to the 1996 Plan, an aggregate of 820,000 options in tandem with stock appreciation rights to acquire shares of Series A Common Stock at a per share exercise price of $8.00, and an aggregate of 325,000 restricted shares of Series A Common Stock. Each such grant of options with tandem appreciation rights vests evenly over five years with such vesting period beginning January 1, 1997, first become exercisable on January 1, 1998 and expires on December 31, 2006. Each such grant of restricted shares vests as to 50% on January 1, 2001, and as to the remaining 50% on January 1, 2002.

 Other

  In connection with the Distribution, TCI and the Company also entered into a "Share Purchase Agreement" to sell to each other from time to time, at the then current market price, shares of Series A TCI Group Common Stock and Series A Common Stock, respectively, as necessary to satisfy their respective obligations after the Distribution Date under certain stock options and SARS held by their respective employees and non-employee directors.

  At December 31, 1996, there were 2,324,266, 1,938,173 and 4,765,000 shares of Series A Common Stock reserved for issuance pursuant to the Distribution Date Options, the Share Purchase Agreements and the Reorganization Agreement, respectively, (see note 2). In addition, as a result of the above-described convertibility feature of the Series B Common Stock, one share of Series A Common Stock is reserved for each share of outstanding Series B Common Stock.

(11) INCOME TAXES

  Prior to the Distribution, the Company was included in the consolidated Federal and state income tax returns of TCI. Income tax benefit for the Company was based on those items in TCI's consolidated calculation applicable to the Company. Intercompany tax allocation represented an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation was recorded as an increase or decrease in "Due to TCIC," as reflected in the accompanying balance sheets. Effective as of the Distribution Date, the Company became a separate tax paying entity, and accordingly, is no longer a part of the TCI consolidated tax group.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  A tax sharing agreement (the "Tax Sharing Agreement") among TCI, TCIC and certain other subsidiaries of TCI was implemented effective July 1, 1995. The Tax Sharing Agreement formalizes certain of the elements of a pre-existing tax sharing arrangement and contains additional provisions regarding the allocation of certain consolidated income tax attributes and the settlement procedures with respect to the intercompany allocation of current tax attributes. The Tax Sharing Agreement encompasses U.S. Federal, state, local and foreign tax consequences and relies upon the U.S. Internal Revenue Code of 1986 as amended, and any applicable state, local and foreign tax law and related regulations. Beginning on the July 1, 1995 effective date, TCIC is responsible to TCI for its share of current consolidated income tax liabilities. TCI is responsible to TCIC to the extent that TCIC's income tax attributes generated after the effective date are utilized by TCI to reduce its consolidated income tax liabilities. Accordingly, all tax attributes generated by TCIC's operations after the effective date including, but not limited to, net operating losses, tax credits, deferred intercompany gains, and the tax basis of assets are inventoried and tracked for the entities comprising TCIC. The Company's intercompany income tax allocation has been calculated in accordance with the Tax Sharing Agreement. In connection with the Distribution, the Tax Sharing Agreement was amended to provide that the Company will be treated as if it had been a party to the Tax Sharing Agreement, effective July 1, 1995.

  Income tax benefit (expense) for the years ended December 31, 1996, 1995 and 1994 consists of (amounts in thousands):

                                                      CURRENT DEFERRED   TOTAL
                                                      ------- --------  -------
   Year ended December 31, 1996:
     Intercompany allocation......................... $70,645     --     70,645
     Federal.........................................     --  (17,699)  (17,699)
     State and local.................................     --   (7,009)   (7,009)
                                                      ------- -------   -------
                                                      $70,645 (24,708)   45,937
                                                      ======= =======   =======
   Year ended December 31, 1995:
     Intercompany allocation......................... $36,530     --     36,530
     Federal.........................................     --  (11,040)  (11,040)
     State and local.................................     --   (3,632)   (3,632)
                                                      ------- -------   -------
                                                      $36,530 (14,672)   21,858
                                                      ======= =======   =======
   Year ended December 31, 1994:
     Intercompany allocation......................... $ 9,611     --      9,611
     Federal.........................................     --   (2,254)   (2,254)
     State and local.................................     --     (485)     (485)
                                                      ------- -------   -------
                                                      $ 9,611  (2,739)    6,872
                                                      ======= =======   =======

  Income tax benefit (expense) differs from the amounts computed by applying the Federal income tax rate of 35% as a result of the following (amounts in thousands):

                                                   YEARS ENDED DECEMBER 31
                                                   ---------------------------
                                                     1996      1995     1994
                                                   ---------  -------  -------
   Computed "expected" tax benefit................ $  65,079   24,278   7,196
   State and local income taxes, net of Federal
    income tax benefit............................    (2,672)  (2,361)   (315)
   Change in valuation allowance..................   (16,371)     --      --
   Other..........................................       (99)     (59)     (9)
                                                   ---------  -------  ------
                                                   $  45,937   21,858   6,872
                                                   =========  =======  ======

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below (amounts in thousands):

                                                                 DECEMBER 31,
                                                                ----------------
                                                                  1996     1995
                                                                --------  ------
   Deferred tax assets:
     Net operating loss carry forwards........................  $ 21,628   6,668
     Investment in PRIMESTAR Partners:
       Due to an increase in tax basis upon transfer from TCIC
        to
        the Company...........................................    29,142     --
       Due principally to losses recognized for financial
        statement purposes in excess of losses recognized for
        tax purposes..........................................       957   1,049
     Future deductible amounts principally due to accruals
      deductible in
      later periods...........................................     1,631   1,906
                                                                --------  ------
     Total deferred tax assets................................    53,358   9,623
     Less-valuation allowance.................................   (16,371)    --
                                                                --------  ------
   Net deferred tax assets....................................    36,987   9,623
   Deferred tax liability-
     Property and equipment, principally due to differences in
      depreciation net of increase in tax basis resulting from
      intercompany transfer...................................    36,987  14,057
                                                                --------  ------
   Net deferred tax liability.................................  $    --    4,434
                                                                ========  ======

  On February 22, 1995, the assets (primarily property and equipment) and liabilities comprising the TCIC business that distributed the PRIMESTAR(R) programming service were transferred from certain subsidiaries of TCIC to the predecessor of TSAT. Such transfer, which resulted in an increased tax basis for such assets, was recorded at TCIC's carryover basis for financial reporting purposes. In connection with such transfers, the Company recorded an $12,136,000 non-cash increase to the intercompany amount owed to TCIC, and an $12,136,000 non-cash decrease to the Company's deferred tax liability.

  Immediately prior to the Distribution, the investment in PRIMESTAR Partners was transferred from TCIC to the Company. Such transfer, which resulted in an increased tax basis for the investment in PRIMESTAR Partners, was recorded at TCIC's carryover basis for financial reporting purposes. In connection with such transfer, the Company recorded a $29,142,000 non-cash increase to the intercompany account owed to TCIC and $29,142,000 non-cash decrease to the Company's deferred tax liability.

  The Company has analyzed the sources and expected reversal periods of its deferred tax assets. The Company believes that the tax benefits attributable to deductible temporary differences will be realized to the extent of future reversals of existing taxable temporary differences.

  At December 31, 1996, the Company had net operating loss carry forwards for income tax purposes aggregating approximately $59,790,000 of which, if not utilized to reduce taxable income in future periods, $13,967,000 expire in 2009, $39,278,000 expire in 2010 and $6,545,000 expire in 2011.

(12) TRANSACTIONS WITH RELATED PARTIES

  Through the Distribution Date, the effects of all transactions between the Company and TCI were reflected as adjustments to a non-interest bearing intercompany account. As described in note 2, all but $250,000,000 of this intercompany account was forgiven in connection with the Distribution. Subsequent to the Distribution Date,

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

the effects of all transactions (other than those related to the TCIC Credit Facility) will be reflected in a non- interest bearing account between the Company and TCIC to be settled periodically in cash.

  TCIC provides certain installation, maintenance, retrieval and other customer fulfillment services to the Company. The costs associated with such services have been allocated to the Company based upon a standard charge for each of the various customer fulfillment activities performed by TCIC. During the years ended December 31, 1996, 1995 and 1994, the Company's capitalized installation costs included amounts allocated from TCIC of $53,169,000, $57,058,000 and $15,369,000, respectively. Maintenance, retrieval and other operating expenses allocated from TCIC to the Company aggregated $20,365,000, $15,916,000 and $4,367,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

  Effective January 1, 1997, charges for customer fulfillment services provided by TCI will be made pursuant to the Fulfillment Agreement entered into by the Company and TCIC in connection with the Distribution. Pursuant to the Fulfillment Agreement, TCIC has continued to provide fulfillment services on an exclusive basis to the Company following the Distribution with respect to customers of the PRIMESTAR(R) medium power service. Such services, which include installation, maintenance, retrieval, inventory management and other customer fulfillment services, are to be performed in accordance with specified performance standards. The Fulfillment Agreement has an initial term of two years and is terminable, on 180 days notice to TCIC, by the Company at any time during the first six months following the Distribution Date. The cost to the Company of the services provided by TCIC under the Fulfillment Agreement will exceed the standard charges allocated to the Company for such services through December 31, 1996. The Company and TCIC are currently discussing certain proposed changes to the Fulfillment Agreement, but there can be no assurance that any such changes will be agreed to or that the Company will not exercise its right to terminate the Fulfillment Agreement if an acceptable amendment is not agreed prior to the end of the Company's six-month termination window. There can be no assurance that the terms of the Fulfillment Agreement are not more or less favorable than those which could be obtained by the Company from third parties, or that comparable services could be obtained by the Company from third parties on any terms if the Fulfillment Agreement is terminated.

  TCIC also provides corporate administrative services to the Company. Such administrative expenses, which were allocated from TCIC to the Company based primarily on the estimated cost of providing the service, aggregated $18,120,000, $7,817,000 and $1,080,000 during the years ended December 31,
1996, 1995 and 1994, respectively.

  Effective on the Distribution Date, charges for administrative services provided by TCIC are made pursuant to the Transition Services Agreement entered into by the Company and TCI in connection with the Distribution. Pursuant to the Transition Services Agreement between TCI and the Company, TCI is obligated to provide to the Company certain services and other benefits, including certain administrative and other services that were provided by TCI prior to the Distribution. Pursuant to the Transition Services Agreement, TCI has also agreed to provide the Company with certain most-favored-customer rights to programming services that TCI or a wholly-owned subsidiary of TCI may own in the future and access to any volume discounts that may be available to TCI for purchase of home satellite dishes, satellite receivers and other equipment. As compensation for the services rendered and for the benefits made available to the Company pursuant to the Transition Services Agreement, the Company is required to pay TCI a monthly fee of $1.50 per qualified subscribing household or other residential or commercial unit (counted as one subscriber regardless of the number of satellite receivers), up to a maximum of $3,000,000 per month, and to reimburse TCI quarterly for direct, out-of-pocket expenses incurred by TCI to third parties in providing the services. The Transition Services Agreement continues in effect until the close of business on December 31, 1999, and will be renewed automatically for successive one-year periods thereafter, unless earlier terminated by (i) either party at the end of the initial term or the then current

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

renewal term, as applicable, on not less than 180 days' prior written notice to the other party, (ii) TCI upon written notice to the Company following certain changes in control of the Company, and (iii) either party if the other party is the subject of certain bankruptcy or insolvency-related events.

  Certain key employees of the Company hold stock options in tandem with SARs with respect to certain common stock of TCI. In connection with the Distribution, the Company assumed the stock compensation liability with respect to such TCI options and SARs. Estimates of the compensation related to the options and/or SARs granted to employees of the Company have been recorded in the accompanying financial statements, but are subject to future adjustment based upon the market value of the underlying TCI common stock and, ultimately, on the final determination of market value when the rights are exercised. Non-cash increases (decreases) to such estimated stock compensation liability, which are included in the above-described TCIC administrative expense allocations, aggregated $(541,000), $901,000 and ($87,000) during the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company has entered into indemnification agreements with TCIC. See note
13.

(13) COMMITMENTS AND CONTINGENCIES

  At December 31, 1996, the Company's future minimum commitments to purchase satellite reception equipment aggregated approximately $10,600,000.

  In 1994, the Company began to engage master sales agents to recruit, train and maintain a network of sub-agents to sell services on behalf of the Company and to install, service and maintain equipment located at the premises of subscribers. As part of the compensation for such services, the Company pays certain residual sales commissions equal to a percentage of the programming revenue collected from a subscriber installed by a master sales agent during specified periods following the initiation of service (generally five years). Residual payments to Master Agents aggregated $11,848,000 and $2,178,000 during 1996 and 1995, respectively and were not significant in 1994.

  The Company leases business offices and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $2,095,000 and $1,257,000 in 1996 and 1995 and was not significant in 1994. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the rental expense incurred during 1995.

  On the Distribution Date, the Company entered into Indemnification Agreements (the "Indemnification Agreements") with TCIC and TCI UA 1, Inc., an indirect subsidiary of TCIC, ("TCI UA 1"). The Indemnification Agreement with TCIC provides for the Company to reimburse TCIC for any amounts drawn under an irrevocable transferable letter of credit issued for the account of TCIC to support the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement. The drawable amount of such letter of credit is $25,000,000.

  Subsequent to December 31, 1996, an additional irrevocable transferable letter of credit was issued pursuant to the Bank Credit Facility for the account of TSAT to support the Company's share of PRIMESTAR Partners' obligations under the GE-2 Agreement. The initial drawable amount of this letter of credit is $25,000,000, increasing to $50,000,000 if PRIMESTAR Partners exercises the End-Of-Life Option.

  The Indemnification Agreement with TCI UA 1 provides for the Company to reimburse TCI UA 1 for any amounts drawn under an irrevocable transferable letter of credit issued for the account of TCI UA 1 (the "TCI UA 1 Letter of Credit"), which supports the PRIMESTAR Credit Facility. The drawable amount of the TCI UA 1 Letter of Credit was $141,250,000 at December 31, 1996. See notes 6 and 7.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Subsequent to December 31, 1996, an additional irrevocable transferable letter of credit was issued pursuant to the Bank Credit Facility for the account of TSAT to support the PRIMESTAR Credit Facility. The drawable amount of this letter of credit is $5,000,000. See notes 6, 7 and 9.

  The Indemnification Agreements provide for the Company to indemnify and hold harmless TCIC and TCI UA 1 and certain related persons from and against any losses, claims, and liabilities arising out of the respective letters of credit or any drawings thereunder. The payment obligations of the Company to TCIC and TCI UA 1 under such Indemnification Agreements are subordinated in right of payment with respect to the obligations of the Company under the Bank Credit Facility. See note 9.

  Subsequent to December 31, 1996, TCI agreed to cause TCI UA 1 to renew the letter of credit arranged by them on the Company's behalf, through December 31, 1997. The Company believes (but cannot assure) that during such period the Company and/or PRIMESTAR Partners will be able to obtain permanent financing for the Company Satellites (to the extent not sold to a person other than PRIMESTAR Partners) on a basis that does not require the Company to post a letter of credit with respect thereto. If such permanent financing is not available, under certain maintenance covenants contained in the Bank Credit Facility, the Company would be unable to provide or arrange for such a letter of credit unless (i) the lenders under the Bank Credit Facility were to agree to amend or waive such covenants to permit the posting of such letter of credit by the Company, (ii) TCI were to agree to renew the TCI UA 1 Letter of Credit for an additional period, or (iii) the Company were to achieve a greater than anticipated increase in operating income before depreciation and amortization. If the Company and/or PRIMESTAR Partners are unable to refinance the Company Satellites (to the extent not sold to a person other than PRIMESTAR Partners) without a letter of credit and is unable to post (or arrange for the posting of) such a letter of credit, the Company could be adversely affected. See notes 6 and 7.

  The International Bureau (the "International Bureau") of the FCC has granted EchoStar Satellite Corporation, a subsidiary of EchoStar Communications, Corp. (together with its consolidated subsidiaries, "EchoStar"), a conditional authorization to construct, launch and operate a Ku-band domestic fixed satellite into the orbital position at 83(degrees) W.L., immediately adjacent to that occupied by GE-2, the satellite now used to provide the PRIMESTAR(R) service. Contrary to previous FCC policy, EchoStar was authorized to operate at a power level of 130 watts. If EchoStar were to launch its high power satellite authorized to 83(degrees) W.L. and commence operations at that location at a power level of 130 watts, it would likely cause harmful interference to the reception of the PRIMESTAR(R) signal by subscribers to such service.

  Subsequently, GE Americom and PRIMESTAR Partners separately requested reconsideration of the International Bureau's authorization for EchoStar to operate at 83(degrees) W.L. These requests were opposed by EchoStar and others. These requests currently are pending at the International Bureau. In addition, GE Americom and PRIMESTAR Partners have attempted to resolve potential coordination problems directly with EchoStar. It is uncertain whether any coordination between PRIMESTAR Partners and EchoStar will resolve such interference. There can be no assurance that the International Bureau will change slot assignments, or power levels, in a fashion that eliminates the potential for harmful interference. Although the ultimate outcome of this matter cannot presently be predicted, the Company believes that any such outcome would not have a material adverse effect on the Company's financial condition or results of operations.

  The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying financial statements.

                       TCI SATELLITE ENTERTAINMENT, INC.
                                 (SEE NOTE 1)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                             1ST       2ND      3RD      4TH
                                           QUARTER   QUARTER  QUARTER  QUARTER
                                           --------  -------  -------  --------
                                                (AMOUNTS IN THOUSANDS,
                                               EXCEPT PER SHARE AMOUNTS)
1996:
Revenue................................... $ 95,760   97,887  106,602   117,212
Operating loss............................ $(19,154) (27,352) (34,760) (103,018)
Income tax benefit........................ $  5,867    9,003   10,936    20,131
Net loss.................................. $(13,571) (19,317) (23,706)  (83,410)
Pro forma net loss per common share....... $   (.20)    (.29)    (.36)    (1.26)
1995:
Revenue................................... $ 24,098   37,513   58,808    88,484
Operating loss............................ $ (5,676)  (9,345)  (9,900)  (35,781)
Income tax benefit........................ $  2,563    4,267    3,603    11,425
Net loss.................................. $ (5,411)  (7,625)  (9,350)  (25,121)
Pro forma net loss per common share....... $   (.08)    (.12)    (.14)     (.38)

  The increased net loss during the fourth quarter of 1996 is primarily attributable to changes in the Company's depreciation policies. See note 3.

  The increased net loss during the fourth quarter of 1995 is primarily attributable to the overall increase in expenses that resulted from the Company's efforts to increase its subscriber base.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
PRIMESTAR Partners, L.P.

  In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of PRIMESTAR Partners, L.P. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As described in Note 2 to the financial statements, the Partnership has suffered recurring losses from operations and its 1997 operating budget reflects cash requirements in excess of the current aggregate capital commitment of its partners. In addition, the Partnership's credit facility becomes due in June 1997. These matters raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
February 14, 1997, except as to Note 13, which is as of March 9, 1997.

                            PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEET

                           DECEMBER 31, 1996 AND 1995

                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 12,145  $ 10,956
  Restricted cash..........................................      803       689
  Accounts receivable--related parties, net................   91,024    60,444
  Prepaid and other current assets.........................   33,076       549
                                                            --------  --------
    Total current assets...................................  137,048    72,638
Property and equipment, net................................   18,131     9,990
Costs of satellites under construction.....................  525,746   419,256
Other assets, net..........................................    7,348    14,078
                                                            --------  --------
                                                            $688,273  $515,962
                                                            ========  ========
             LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Borrowings under credit facility expected to be
   refinanced.............................................. $521,000
  Current portion of satellite obligation..................      255
  Accounts payable and other accrued expenses..............   47,623  $ 29,132
  Accounts payable--related party..........................    7,501     4,690
  Accrued payroll..........................................    3,990     2,373
  Accrued interest.........................................    4,538     1,716
                                                            --------  --------
    Total current liabilities..............................  584,907    37,911
Borrowings under long-term credit facility.................            419,000
Long-term obligation--satellite............................    4,227
Deferred rent--related party...............................              7,210
                                                            --------  --------
    Total liabilities......................................  589,134   464,121
                                                            --------  --------
Commitments and contingencies
Partners' capital:
  Contributed capital......................................  314,968   251,968
  Accumulated loss......................................... (215,829) (200,127)
                                                            --------  --------
Total partners' capital....................................   99,139    51,841
                                                            --------  --------
                                                            $688,273  $515,962
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                            PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                            STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                    1996      1995      1994
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Income:
  Subscriber revenues--related parties........... $412,999  $180,595  $ 27,841
  Interest.......................................    1,845     1,252       405
                                                  --------  --------  --------
                                                   414,844   181,847    28,246
                                                  --------  --------  --------
Expenses:
  Operating......................................  316,763   147,948    41,832
  Selling, general and administrative............  109,798    68,152    36,343
  Depreciation and amortization..................    3,261     2,890     2,700
  Interest expense...............................      737         8        61
  Loss on deferred option payments...............              4,886     1,767
  (Gain) loss on disposal of property and
   equipment.....................................      (13)              1,259
                                                  --------  --------  --------
                                                   430,546   223,884    83,962
                                                  --------  --------  --------
Net loss......................................... $(15,702) $(42,037) $(55,716)
                                                  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                            PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                CONTRIBUTED ACCUMULATED
                                                  CAPITAL      LOSS      TOTAL
                                                ----------- ----------- -------
                                                        (IN THOUSANDS)
Balance at December 31, 1993...................  $105,606    $(102,374) $ 3,232
Capital contributions..........................    78,300                78,300
Net loss.......................................                (55,716) (55,716)
                                                 --------    ---------  -------
Balance at December 31, 1994...................   183,906     (158,090)  25,816
Capital contributions..........................    68,062                68,062
Net loss.......................................                (42,037) (42,037)
                                                 --------    ---------  -------
Balance at December 31, 1995...................   251,968     (200,127)  51,841
Capital contributions..........................    63,000                63,000
Net loss.......................................                (15,702) (15,702)
                                                 --------    ---------  -------
Balance at December 31, 1996...................  $314,968    $(215,829) $99,139
                                                 ========    =========  =======

   The accompanying notes are an integral part of these financial statements.

                            PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                            STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                    1996      1995      1994
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Cash flows from operating activities:
 Net loss........................................ $(15,702) $(42,037) $(55,716)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................    4,178     2,890     2,700
  Loss on deferred option payments...............              4,886     1,767
  (Gain) loss on disposal of property and
   equipment.....................................      (13)              1,259
  Change in assets and liabilities:
   Accounts receivable, related parties..........  (30,580)  (48,245)  (10,379)
   Deposits......................................      (28)      757      (808)
   Prepaid and other assets......................  (23,637)  (13,024)   (1,220)
   Accounts payable, accrued expenses, and
    accrued interest.............................   22,930    18,984     7,767
   Accounts payable--related party...............    2,811     1,846     2,844
   Deferred rent.................................   (7,210)   (3,968)   (2,598)
                                                  --------  --------  --------
    Net cash used in operating activities........  (47,251)  (77,911)  (54,384)
                                                  --------  --------  --------
Cash flows from investing activities:
 Purchase of property and equipment and payments
  on satellite construction...................... (116,345) (133,867) (224,097)
                                                  --------  --------  --------
Cash flows from financing activities:
 Increase in deferred financing fees.............                       (1,573)
 Loans from partners.............................                       48,184
 Repayment of loans from partners................                     (119,348)
 Capital contributions...........................   63,000    68,062    78,300
 Borrowings under credit facility................  102,000   129,000   290,000
 Principal payments of long-term satellite
  obligation.....................................     (101)
 Increase in restricted cash.....................     (114)     (298)     (391)
                                                  --------  --------  --------
    Net cash provided by financing activities....  164,785   196,764   295,172
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................    1,189   (15,014)   16,691
Cash and cash equivalents at beginning of year...   10,956    25,970     9,279
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $ 12,145  $ 10,956  $ 25,970
                                                  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                            (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BUSINESS

  PRIMESTAR Partners, L.P. (the Partnership), was formed on February 8, 1990 as a Delaware limited partnership.

  The purpose of the Partnership is to engage in the business of acquiring, originating and/or providing television programming services delivered by satellite to subscribers through a network of distributors throughout the continental United States. Presently, there are approximately 700 such distributors, all of which are owned by the Partnership's partners. In addition, the Partnership purchases a portion of its programming services from affiliates of certain partners.

  The Partnership currently delivers programming services from leased transponders on a medium-powered satellite (K-2). This satellite will be replaced when another medium-power satellite (GE-2), which was launched January 30, 1997, becomes operational (see Notes 7 and 13). The Partnership also has two high-powered satellites under construction, one of which will be launched in the first quarter of 1997 (see Note 13). The other high-powered satellite will be used as a ground spare or backup satellite until the launched high-powered satellite is operational, or otherwise used, deployed or disposed of as determined by the Partnership (see Note 6).

  Satellites are subject to significant risks including manufacturing defects affecting the satellite or its components, launch failure resulting in damage to or destruction of the satellite, or incorrect orbital placement, and damage in orbit caused by asteroids, space debris or electrostatic storms. Such factors can prevent or limit commercial operation or reduce the satellite's useful life.

 Capital contributions:

  In accordance with the limited partnership agreement (the Agreement), capital contributions by the partners are required as follows:

  . Cash contributions: Nine of the Partnership's ten partners made initial contributions of an aggregate $38,000 in cash. Eight of those nine partners and one former partner have contributed an additional aggregate $270,300 in cash as of December 31, 1996 and have made additional aggregate cash contributions of $28,400 in 1997.

  . In-kind contribution: In return for an initial 15% ownership interest in the Partnership, a partner leased certain satellite transponders to the Partnership at below market rates. This in-kind contribution was recorded at its estimated fair market value of $6,700 as of the inception of the Partnership. (See Notes 7 and 10.)

 Distributions and allocations:

  Net profits and net losses are allocated to each partner in accordance with their stated percentage ownership interests, as defined by the Agreement. The amount of annual cash distributions, if any, is determined by the Partners Committee. Such distributions are made to the partners on a pro rata basis, in accordance with partners' respective stated percentage ownership interests as of the date of such distributions. Liquidation distributions and distributions of any net proceeds from capital transactions are made pro rata to partners with positive capital account balances (as defined), until such balances have been reduced to zero; the balance of such distributions, if any, is distributed pro rata in proportion to the partners' stated percentage ownership interests. For purposes of

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

all distributions and allocations, respective partners' percentage ownership interests are determined as outlined in the Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND LIQUIDITY

 Basis of Accounting and Liquidity:

  The Partnership prepares its financial statements on the accrual basis of accounting. The financial statements have been prepared assuming that the Partnership will continue as a going concern. The Partnership has suffered recurring losses from operations and its 1997 operating budget reflects cash requirements which are in excess of the current aggregate capital commitment of its partners. In addition, the Partnership's credit facility becomes due in June 1997 (see Note 8). These matters raise substantial doubt about the Partnership's ability to continue as a going concern.

  Management believes that the Partnership has adequate capital to continue normal operating activity through approximately April 1997. Presently, the partners determine the amount of additional capital commitments on a quarterly basis. The Partnership is currently negotiating to refinance its credit facility and management believes either such refinancing will occur prior to its expiration or that the due date of the current facility will be extended until refinancing occurs. There can be no assurance the Partnership will be able to refinance the credit facility.

 Revenue Recognition:

  Subscriber revenues are billed to distributors and recognized when related programming services are delivered. Included in accounts receivable at December 31, 1996 and 1995 are $39,489 and $27,244, respectively, of unbilled programming services.

 Cash and cash equivalents and restricted cash:

  Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of three months or less. Restricted cash represents unexpended borrowings under the credit facility which must be used for the satellite construction project and interest and fees associated with the credit facility.

 Property and Equipment:

  Depreciation is provided over the estimated useful lives of the assets (5 to 7 years) using the straight-line method. Maintenance and repairs are expensed as incurred and the cost of betterments are capitalized.

 Intangible assets:

  The intangible asset associated with the in-kind capital contribution is being amortized over the term of the related lease agreement and is fully amortized as of December 31, 1996 (see Note 7).

 Deferred financing fees:

  Deferred financing fees of $1,732 at December 31, 1996, 1995 and 1994, relate to securing of the credit facility associated with the satellite construction project (see Note 8). Fees are being amortized over the life of the credit facility. Amortization expense was $577 for the years ended December 31, 1996 and 1995 and $470 for the year ended December 31, 1994. See
Note 6 regarding capitalization of deferred financing fees.

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Income tax reporting:

  Federal and state income taxes are payable by the individual partners; therefore, no provision or liability for income taxes is reflected in the financial statements. Differences between bases of assets and liabilities for tax and financial reporting purposes result primarily from expensing of option payments, capitalization of startup costs and recognition of expense relating to operating leases for tax purposes.

 Fair value of financial instruments:

  Financial instruments that are subject to fair value disclosure requirements are carried in the financial statements at amounts that approximate fair value.

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Long-lived assets:

  The Partnership adopted Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. FAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. Under FAS 121, the Partnership will periodically review its long-lived assets to assess recoverability in the period such impairment becomes evident. There was no financial statement effect from the adoption of FAS 121.

3. ACCOUNTS RECEIVABLE--RELATED PARTIES

  Accounts receivable--related parties, represents amounts due from distributors, all of whom are owned by the partners, for programming services. The partners and distributors are engaged in the business of providing television programming through cable and satellite to subscribers. Sales to the 5 largest of these distributors represented approximately 14%, 9% and 11% of the Partnership's subscriber revenues for 1996, 1995 and 1994, respectively. The allowance for doubtful accounts was $1,576, $812 and $146 at December 31, 1996, 1995 and 1994, respectively.

4. NOTES RECEIVABLE

  On November 15, 1990, the Partnership assumed from a partner two revolving credit promissory notes (the "Notes") related to amounts due from a third party. In connection with the assumption, the Partnership agreed to reimburse the partner for the total of all advances made to date under the Notes plus accrued interest on such advances at a rate of 10% per annum. Such reimbursement totaled approximately $767 and was paid in January 1991. The Partnership also advanced approximately $151 to the third party. Because of uncertainty regarding the ultimate collectibility of aggregate advances, the Company had recorded a reserve for the full amount of the notes.

  Under the terms of the revolving credit promissory note with the third party, the principal balance and all unpaid accrued interest is due and payable in the event the third party enters into an agreement to transfer its

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Direct Broadcast Satellite (DBS) construction permit or license. During 1994, the third party entered into an agreement to transfer the permit and, as a result, in 1995, the Partnership recovered $450 representing principal of $375 and interest of $75 through the repayment date. The balance of the remaining Note and related reserve as of December 31, 1996 is approximately $543.

5. PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1996 and 1995 comprise the following:

                                                                 1996     1995
                                                                -------  ------
   Construction in progress--control center.................... $ 6,323  $
   Control center, compression/lab equipment...................   9,496   8,223
   Other furniture and equipment...............................   7,147   5,540
                                                                -------  ------
                                                                 22,966  13,763
   Accumulated depreciation....................................  (4,835) (3,773)
                                                                -------  ------
                                                                $18,131  $9,990
                                                                =======  ======

  Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $2,302, $1,932 and $1,271, respectively.

6. COSTS OF SATELLITES UNDER CONSTRUCTION

  In 1990, the Partnership entered into an Option Agreement with an affiliate of a Partner (the "Related Party"). The Related Party ultimately became a FCC authorized Broadcast Satellite Services (BSS) satellite licensee with a permit to construct, launch and operate BSS satellites within an 11 transponder authorization at the 119 degree BSS location. Under the Option Agreement, the Partnership obtained the exclusive rights to lease or purchase all of the Related Party's transponder capacity in satellite locations allocated to the Related Party under the FCC permit. In consideration of these rights, the Option Agreement required the Partnership to reimburse the Related Party for actual costs incurred by the Related Party related to maintaining the Option Agreement, not to exceed $2,000. Since the Option Agreement is considered an integral part of the Partnership's strategy to improve the distribution of its programming, cumulative payments under the Option Agreement were capitalized and are to be assigned to the cost of the leased or purchased channel capacity and amortized over the life of the leased or purchased asset.

  In 1993, through various arrangements entered into through the Related Party, the Partnership also obtained the rights to a fixed price contract with Space Systems/Loral, Inc. for the construction and launch of two satellites. In 1994, the Partnership commenced construction of two BSS satellites. Through December 31, 1996, 1995 and 1994, the Partnership reimbursed the Related Party $457,685, $382,840 and $278,772, respectively, for the construction of the satellites. Included in the cost of the satellites under construction as of December 31, 1996 is approximately $1,300, representing the amount due under the Option Agreement and other costs related to the maintenance of the 11 transponder authorization. These costs are included in accounts payable-- related party as of December 31, 1996.

  The total amount of interest cost (including amortization of deferred financing fees and commitment fees) capitalized in conjunction with the satellite construction project for the years ended December 31, 1996, 1995 and 1994 was $30,448, $25,521 and $10,432, respectively.

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The Partnership also incurred costs related to its pursuit of licenses for other orbital locations. Through December 31, 1995, such costs totaled approximately $6,700. Management determined that, for various reasons, such costs may not be recoverable and reserved approximately $4,900 and $1,800 in 1995 and 1994, respectively. At December 31, 1996, $4,600 of such costs remain in accounts payable--related party.

  On February 7, 1997, the Partnership approved a resolution effective December 31, 1996 reaffirming that the Partnership had unconditionally exercised its option pursuant to the Option Agreement, authorized the launch of one of the BSS satellites (Satellite No. 2) into the 119 degree orbital location (the only full conus location available to the Partnership) and ordered Satellite No. 1 to be used either as a spare or back-up for Satellite No. 2 or to be deployed or disposed of as determined by the Partnership (see
Note 13). In addition, the Related Party and its affiliates confirmed in writing that Satellite No. 1 would be used as a spare or backup for Satellite No. 2 or otherwise deployed or disposed of as determined by the Partnership. Consistent with the resolution, the Partnership paid $73,786 to the Related Party in December 1996 to reimburse the Related Party for 1996 satellite construction costs through December. In addition, the Partnership agreed to reimburse the Related Party $7,535 for the amounts due under the Option Agreement for the exercise of the option, for deployment of the DBS satellites and for other consulting, legal and engineering expenses. As of December 31, 1996, Satellite No. 2 was scheduled for launch in the February-March 1997 timeframe.

7. OTHER ASSETS

  Other assets at December 31, 1996 and 1995 comprise the following:

                                                                1996     1995
                                                              --------  -------
   Bargain element of transponder lease (see Note 10)........           $ 6,706
   Less: accumulated amortization............................            (5,747)
                                                              --------  -------
   Net.......................................................               959
                                                              --------  -------
   Prepaid transponder space (see Note 10)................... $ 28,560   12,362
   Less: current portion.....................................  (21,420)
                                                              --------  -------
                                                                 7,140   12,362
                                                              --------  -------
   Deposits..................................................      101       73
   Deferred financing fees, net..............................      107      684
                                                              --------  -------
                                                              $  7,348  $14,078
                                                              ========  =======

8. SATELLITE CONSTRUCTION CREDIT FACILITY

  On March 9, 1994, the Partnership entered into a $565,000 credit facility with a consortium of 25 banks to provide financing for the construction and launch of the satellites described in Note 6. The facility matures June 30, 1997 and borrowings are collateralized by letters of credit issued by each of the general partners (or an affiliate) (the Partners/Partner Affiliates). Borrowings bear interest, at the option of the Partnership, at a rate per annum equal to any of the following:

    1. The greater of the following (the "Alternate Base Rate")

      (i) The prime rate of Chase Manhattan Bank

      (ii) The weighted average of the rates for overnight funds plus 0.5%;
    or

      (iii) The secondary market rate for three-month certificates of deposit plus 1%;

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


    2. The sum of (a) 7/16% plus (b) LIBOR for interest periods of one, two, three, six or, if made available by each of the banks, twelve months; or

    3. The sum of (a) 9/16% plus (b) the CD rate for certificates of deposit having a term of 30, 60, 90 or 180 days.

  Interest is payable, to the extent bearing interest based on the Alternate Base Rate, quarterly, in arrears and to the extent bearing interest based on LIBOR or the CD rate, on the last day of the applicable interest period (and, in the case of a CD or LIBOR rate loan having an interest period longer than 90 days or three months, respectively, at intervals of 90 days and three months, respectively, after the first day of such interest period). Borrowings and prepayments shall be in the amount of $5 million in the case of LIBOR and CD rate loans and $1 million in the case of Alternate Base Rate loans, or in each case, any greater multiple of $1 million. The Partnership will pay quarterly, in arrears, a commitment fee of 3/16% per annum on the daily unused portion of the facility.

  At December 31, 1996, LIBOR borrowings outstanding bear interest at rates ranging from 5.94% to 6.06% and mature at varying dates through March 17, 1997. Also outstanding at December 31, 1996 is an Alternate Base Rate borrowing bearing interest at 8.25%, which matured on January 3, 1997. As borrowings mature, the Partnership refinances them under the same facility as provided by the agreements. The Partnership intends to refinance the credit facility, which matures on June 30, 1997, on a long-term basis.

  Interest incurred for the years ended December 31, 1996, 1995 and 1994 totaled $29,607, $24,511 and $8,435, respectively. Commitment fees for the years ended December 31, 1996, 1995 and 1994 totaled $245, $419 and $573, respectively. The interest incurred and commitment fees were capitalized into costs of satellites under construction.

9. LONG-TERM OBLIGATION--SATELLITE

  Effective November 1996, the Partnership entered into an agreement which provides for access to a medium-power satellite (K-2) through June 1997. The agreement requires the Partnership to make payments of $48 per month through July 2008. The present value of these payments was recorded as an intangible asset and a long-term obligation using an interest rate of 7.32%. The intangible asset will be amortized over the expected service life from mid-November 1996 through June 1997. Amortization expense for the year ended December 31, 1996 totaled $917. Future minimum payments under this agreement are as follows:

   YEAR
   ----
   1997................................................................ $   575
   1998................................................................     575
   1999................................................................     575
   2000................................................................     575
   2001................................................................     575
   Thereafter..........................................................   3,785
                                                                        -------
   Total minimum payments..............................................   6,660
   Less: amounts representing interest.................................  (2,178)
                                                                        -------
                                                                          4,482
   Less: current portion...............................................    (255)
                                                                        -------
   Long-term obligation................................................ $ 4,227
                                                                        =======

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The Partnership will also lease transponders on the satellite (see Note 10).

10. COMMITMENTS

  The Partnership has long-term lease commitments for office space, satellite services, equipment and transponders which are accounted for as operating leases.

  At December 31, 1996, future minimum lease payment commitments under these leases are as follows:

                                                           TRANSPONDERS
                                                         ----------------
   YEAR                                                    K-2     GE-2   OTHER
   ----                                                  ------- -------- ------
   1997................................................. $10,500 $ 14,500 $1,710
   1998.................................................           42,040  1,671
   1999.................................................           46,800  1,088
   2000.................................................           46,800    537
   2001.................................................           46,800    341
   Thereafter...........................................           54,600
                                                         ------- -------- ------
   Total minimum rentals................................ $10,500 $251,540 $5,347
                                                         ======= ======== ======

  The K-1 transponder lease arrangement, which terminated in November 1996 provided for fixed payments, as well as payments which escalated over the term of the lease; further, the agreement provided for a deferral of payments until later years. The Partnership recognized the expense related to this agreement by amortizing the total commitments on a straight-line basis. Deferred rent-related party in the accompanying balance sheet represents the difference between the straight-line amortization and cash payments.

  In 1995, the Partnership entered into a satellite transponder service agreement with an affiliate of a Partner for satellite service on 14 transponders on an FSS medium power satellite (GE-2) to be launched into the 85 degree orbital location. This medium power satellite will replace the satellite (K-2) currently used by the Partnership, which is nearing the end of its useful life. Service on GE-2 was scheduled to commence in March 1997 (see
Note 13). Under this agreement, the Partnership obtained unprotected service on 14 transponders for a period of one year with an option to extend the service for an additional one-year period. Payments of $16,198 and $12,362 were made to the affiliate in 1996 and 1995, respectively.

  In 1996, the Partnership amended this agreement to provide the Partnership with service on up to 24 transponders on the satellite. The agreement also extended the initial term to four years at an annual rate of $46,800 when the satellite is fully utilized. The term of this agreement was extendable at the option of the Partnership, for the remainder of the useful life of the satellite, along with protection afforded by another satellite (GE-3) to be launched in the fourth quarter of 1997 (see Note 13).

  At the beginning of 1996, the Partnership's business was being operated on 14 transponders on the K-1 medium power satellite operated at 85 degrees. The K-1 satellite was expected to reach its useful end of life in the fourth quarter of 1996. To assure continuity of service, the Partnership, in 1995, had entered into an agreement with an affiliate of a Partner to provide the Partnership with temporary satellite service through July 1997 (under certain conditions) on 14-15 transponders on another medium power satellite (K-2) to be located at the 85 degree location. In November 1996, all of the Partnership's operations were transferred from K-1 to K-2 successfully. Service on this satellite will continue until GE-2 is deemed commercially operational (see Notes 9 and 13).

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  A subsidiary of a partner provides satellite uplink services to the Partnership. Total payments for such services were approximately $10,721, $10,581 and $5,610 for 1996, 1995 and 1994, respectively.

  In addition to the fixed minimum rentals above, all of the transponder leases include variable charges, based upon the number of subscribers to the Partnership's programming service, of one dollar per subscriber per month for all subscribers up to and including 750,000 subscribers, fifty cents per subscriber per month for all subscribers over 750,000 up to a maximum of 2,000,000 subscribers, and no variable charge with respect to any subscribers over 2,000,000. Such variable charges for the years ended December 31, 1996, 1995 and 1994 were approximately $11,613, $5,550 and $1,035, respectively.

  Rent expense under operating leases for the years ended December 31, 1996, 1995 and 1994 was approximately $25,536, $23,500 and $22,208, respectively.

11. BENEFIT PLANS

  In 1991, the Partnership established a 401(k) Retirement Savings Plan covering substantially all employees who have completed one year of service. The Plan permits eligible employees to contribute up to 10% of their annual pre-tax compensation and the Partnership makes matching contributions of up to 50% of participants first 5% of annual pre-tax compensation. The Partnership may also make discretionary contributions to the Plan. The Partnership's contributions to the Plan for the years ended December 31, 1996, 1995 and 1994 totaled approximately $179, $80 and $61, respectively.

  The Partnership has a Long-Term Incentive Compensation Program for senior management. Under the program participants may be awarded units with a value of $1 based upon meeting certain performance objectives. Awarded units vest pro rata at the end of years three through five subsequent to the year of award. As of December 31, 1996 and 1995, 3,535 and 2,115 units have been awarded with values of $3,535 and $2,115, respectively. Compensation expense for the years ended December 31, 1996 and 1995 totaled $755 and $471, respectively. Through December 31, 1996, 323 units with a value of $323 have vested. Unit holders have the option to convert all or a part of their accumulated and unpaid awards to common stock at the initial offering price in the event of a public offering for the Partnership.

12. LITIGATION AND CONTINGENCIES

  The Antitrust Division of the Department of Justice and the antitrust bureaus of several states began a formal investigation into the affairs of the Partnership in 1990. The Partnership complied with the discovery demands and cooperated in the investigations. On June 9, 1993, complaints and consent judgments were filed by the Department of Justice and the attorneys general of forty states in the federal court for the Southern District of New York alleging violations of federal and state antitrust law by the Partnership and the partners in PRIMESTAR Partners. Five additional states and the District of Columbia filed similar complaints in the same court on August 18, 1993. The defendants agreed to settle the allegations in all of the complaints for, and the Partnership paid $4,750 without any admission of wrongdoing. Final consent judgments were entered by the District Court (over the objections of certain third parties and attempted intervenors) in all of the state actions on September 14, 1993. The time to appeal the judgments in the state actions has expired. The final consent judgment in the Department of Justice matter was entered by the District Court (over the objections of certain third parties) on April 5, 1994. The time to appeal the judgment expired on June 4, 1994. The consent judgment on the states expires as of October 1997.

  On March 16, 1994, the Partnership received a Civil Investigative Demand
(CID) from the Antitrust Division of the Department of Justice (DOJ) relative to the DOJ's investigation of restraint of trade. The CID

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

issued by the DOJ does not identify the Partnership as the subject of the investigation. Management does not believe that the Partnership has engaged in any unlawful conduct, but has cooperated with the DOJ in its investigation. The DOJ informed the Partnership on January 24, 1996 that it had concluded that it would not take any further action at that time nor did it presently intend to institute any legal proceedings against the Partnership. The DOJ further informed the Partnership that the investigation would remain open and that it would continue to monitor developments in this area; management, however, does not reasonably foresee any additional activity on this matter.

  In complying with the Satellite Home Viewer Act of 1994, the Partnership is required to discontinue network service to certain of its subscribers who are able to receive network services over the air. The Partnership has received challenges from certain network affiliates. In response to such challenges, the Partnership has disconnected the challenged broadcast network service from certain subscribers. None of the networks or affiliates has asserted any claim for damages under applicable law against the Partnership. Discussions are continuing between representatives of the Partnership and representatives of the networks and their affiliates concerning reporting and signal measurement issues under the Act, and both parties will be continuing negotiations toward a final written agreement. If a written agreement is reached, management believes that it is unlikely that the networks and their affiliates will initiate litigation against the Partnership. In the event a written agreement is not reached, management believes it is likely that the networks and their affiliates will initiate litigation against the Partnership. The Act provides for remedies which can include actual damages, injunctions, and statutory damages. Statutory damages per claim are limited to five dollars per subscriber, per month, or $250 in a six month period. At present the Partnership remains unable to determine upon what basis such damages would be calculated or what their amount might be. Therefore, management is unable at this time to assess the impact, if any, of the unasserted claim on the Partnership's results of operations, financial position or cash flows.

  On April 16, 1996, the Partnership was served with a complaint from a third party, now pending in the United States District Court. The Plaintiff claims that the Partnership has infringed a patent on an "audio storage and distribution system," supposedly involving the Partnership's digital satellite TV systems. No specific amount of damages is claimed, but the plaintiff requests compensatory damages (trebled), attorneys' fees and costs, and injunctive relief. This is one of at least 18 similar cases pending against different defendants. The Partnership has made a claim for indemnification against a subsidiary of the equipment provider, which sold the systems in question to the Partnership. Management is unable at this time to assess the impact, if any, of the aforesaid claim on the Partnership's results of operations, financial position or cash flows.

  On April 25, 1996, the Partnership received oral notification of a claim from a third party for alleged patent infringement in an unspecified amount or, in the alternative, a claim for past and future license fees in an amount to be negotiated, arising out of the Partnership's (and its distributors) utilization of DigiCipher Equipment for the provision of the Partnership's service to its distributors (and their customers). The Partnership has made a claim for indemnification against the supplier of the DigiCipher Equipment to the Partnership. Management is unable at this time to assess the impact, if any, of the aforesaid claim on the Partnership's results of operations, financial position or cash flows.

  The Partnership is currently involved in a contractual dispute with a multi-channel program provider, with respect to whether the Partnership has a contractual obligation to add four (4) additional programming channels upon the transition of its service to GE-2. The program provider has threatened litigation if the matter is not successfully addressed. The parties are currently in discussions to settle the matter. Notwithstanding a failure by the parties to successfully resolve this matter, management believes the matter will not have a material effect on the Partnership's results of operations, financial position or cash flows.

                           PRIMESTAR PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  On November 21, 1996, the International Bureau of the Federal Communications Commission ("FCC") granted EchoStar Satellite Corporation, a consolidated subsidiary of EchoStar Communications Corp. (together with its consolidated subsidiaries, "EchoStar") a conditional authorization to construct, launch and operate a Ku-band domestic fixed satellite into the orbital position at 83 degrees immediately adjacent to that occupied by GE-2. Contrary to previous FCC policy, EchoStar was authorized to operate at a power level of 130 watts. If EchoStar were to launch its high power satellite authorized to 83 degrees and commence operations at that location at a power level of 130 watts, it would likely cause harmful interferences to the reception of the Partnership's signal by its customers.

  On December 23, 1996, an affiliate of a Partner and the Partnership separately requested reconsideration of the International Bureau's authorization for EchoStar to operate at 83 degrees. These requests were opposed by EchoStar and others. These reconsideration requests currently are pending at the International Bureau. In addition, the affiliate and the Partnership have attempted to resolve potential coordination problems directly with EchoStar. It is uncertain whether any coordination between the Partnership and EchoStar will resolve such interference. There can be no assurance that the International Bureau will change slot assignments, or power levels, in a fashion that eliminates the potential for harmful interference. Management is unable at this time to assess the impact, if any, of the aforesaid matter on the Partnership's results of operations, financial position or cash flows.

13. SUBSEQUENT EVENTS

  On February 19, 1997, the Partnership amended its four year unprotected satellite service agreement with an affiliate of a Partner for service on GE-2 (see Note 10). This amendment revised the agreement to a six year protected arrangement with an option to extend to the end of life, if the option is exercised by December 31, 1997. Under the amendment, annual payments increase to $69,840 from $46,800. If, however, the Partnership exercises the End of Life option of the agreement on or before December 31, 1997, the annual rate will be $62,640. GE-2 became commercially operational on March 1, 1997.

  The affiliate is constructing a spare satellite (GE-3) for this medium power satellite, whereby effective upon the commercial operation date of GE-3, the satellite would be available to the Partnership for the purpose of providing orbital location protected service. Launch of GE-3 is scheduled for the fourth quarter of 1997.

  On March 8, 1997, Satellite No. 2 was successfully launched and is currently undergoing deployment to its orbital location but awaits final checkout on the number of transponders operating in accordance with the specifications (see
Note 6).

  Effective March 9, 1997, each of the Partners/Partner Affiliates issued letters of credit totaling $20,000, which increased the total credit facility to $585,000 (see Notes 2 and 8).

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--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLIC-ITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Forward Looking Statements...............................................   4
Available Information....................................................   5
Prospectus Summary.......................................................   6
Organization.............................................................  23
Risk Factors.............................................................  24
The Exchange Offer.......................................................  38
Use of Proceeds..........................................................  46
Capitalization...........................................................  47
Selected Financial Data..................................................  48
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  49
The Digital Satellite Television Industry................................  58
Business.................................................................  61
Regulatory Matters.......................................................  83
Management...............................................................  86
Security Ownership of Certain Beneficial Owners and Management...........  93
Certain Relationships and Related Transactions...........................  97
Description of Certain Indebtedness...................................... 103
Description of the Exchange Notes........................................ 105
Certain Federal Income Tax Considerations................................ 150
Plan of Distribution..................................................... 154
Validity of Exchange Notes............................................... 155
Experts.................................................................. 155
Glossary of Terms........................................................ 156
Index to Financial Statements............................................ F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO
                       ---------------------------------
                       TCI SATELLITE ENTERTAINMENT, INC.

                       10 7/8% SENIOR SUBORDINATED NOTES

                             DUE FEBRUARY 15, 2007

                                      AND

                          12 1/4% SENIOR SUBORDINATED
                                 DISCOUNT NOTES

                             DUE FEBRUARY 15, 2007

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

  Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The Company's Certificate of Incorporation and its By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

  In addition, pursuant to an Indemnification Agreement dated December 4, 1996, TCI has agreed to indemnify Gary S. Howard, President and Chief Executive Officer of the Company, in accordance with the terms and conditions set forth therein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                                   DESCRIPTION
-----------  ------------------------------------------------------------------------------
    2.1*     Reorganization Agreement, dated as of December 4, 1996, among Tele-
             Communications, Inc. ("TCI"), TCI Communications, Inc. ("TCIC"), Tempo
             Enterprises, Inc., TCI Digital Satellite Entertainment, Inc., TCI K-1, Inc.
             ("TCI K-1"), United Artists K-1 Investments, Inc.
             ("UA K-1"), TCISE Partner 1, Inc. ("TCISE 1"), TCISE Partner 2, Inc. ("TCISE
             2") and TCI Satellite Entertainment, Inc. (the "Company").
    3.1+     Amended and Restated Certificate of Incorporation of the Company.
    3.2+     Bylaws of the Company.
    4.1+     Specimen certificate representing shares of Series A Common Stock of the
             Company.
    4.2+     Specimen certificate representing shares of Series B Common Stock of the
             Company.
    4.3*     Indenture dated as of February 20, 1997 between the Company and Bank of New
             York, as Trustee, with respect to $200 million principal amount of 10 7/8%
             Senior Subordinated Notes due 2007.
    4.4*     Indenture dated as of February 20, 1997 between the Company and Bank of New
             York, as Trustee, with respect to $275 million principal amount of 12 1/4%
             Senior Subordinated Discount Notes due 2007.

 EXHIBIT
   NO.                                     DESCRIPTION
 -------  ------------------------------------------------------------------------------
  4.5*    Registration Rights Agreement--Senior Subordinated Notes, dated as of February
          20, 1997 among the Company and Donaldson, Lufkin and Jenrette Securities
          Corporation; Merrill Lynch, Pierce, Fenner and Smith Incorporated; Nationsbanc
          Capital Markets, Inc.; and Scotia Capital Markets (USA) Inc.
  4.6*    Registration Rights Agreement--Senior Subordinated Discount Notes, dated as of
          February 20, 1997 among the Company and Donaldson, Lufkin and Jenrette
          Securities Corporation; Merrill Lynch, Pierce, Fenner and Smith Incorporated;
          Nationsbanc Capital Markets, Inc.; and Scotia Capital Markets (USA) Inc.
  5.1     Opinion of Baker & Botts regarding legality of securities being offered.
 10.1*    Indemnification Agreement dated as of December 4, 1996, by and between the
          Company and TCI UA 1, Inc.
 10.2*    Indemnification Agreement dated as of December 4, 1996, by and between the
          Company and TCIC.
 10.3+    TCI Satellite Entertainment, Inc. 1996 Stock Incentive Plan.
 10.4*    Qualified Employee Stock Purchase Plan of the Company.
 10.5*    Indemnification Agreement dated December 4, 1996, by and between TCI and Gary
          S. Howard.
 10.6*    Option Agreement, dated as of December 4, 1996, by and between the Company and
          Gary S. Howard.
 10.7*    Option Agreement, dated as of December 4, 1996, by and between the Company and
          Larry E. Romrell.
 10.8*    Option Agreement, dated as of December 4, 1996, by and between the Company and
          Brendan R. Clouston.
 10.9*    Option Agreement, dated as of December 4, 1996, by and between the Company and
          David P. Beddow.
 10.10+   1996 Ancillary Agreement Among Partners dated as of October 18, 1996, among
          PRIMESTAR Partners, L.P., the Participating Partners named therein, GE
          American Services, Inc. and its affiliate GE American Communications, Inc.
 10.11+   Annex A to the 1996 Ancillary Agreement Among Partners.
 10.12+   Equipment Sale Agreement, dated as of October 21, 1996, between ResNet
          Communications, Inc. ("ResNet") and the Company.
 10.13+   Subordinated Convertible Term Loan Agreement, dated as of October 21, 1996, by and between ResNet, as Borrower, and the Company, as Lender.
 10.14+   Option Agreement, dated as of October 21, 1996, between ResNet and the
          Company.
 10.15+   Standstill Agreement, dated as of October 21, 1996, by and between LodgeNet
          Entertainment Corporation ("LodgeNet") and the Company.
 10.16+   Stockholders' Agreement, dated as of October 21, 1996, between LodgeNet and the Company.
 10.17+   Subscription Agreement, dated as of October 21, 1996, between ResNet and the
          Company.
 10.18+   Limited Partnership Agreement dated February 8, 1990, among ATC Satellite
          Inc., Comcast DBS, Inc., Continental Satellite Company, Inc., Cox Satellite,
          Inc., G.E. Americom Services, Inc., New Vision Satellite, TCI K-1, UA K-1,
          Viacom K-Band, Inc. and Warner Cable SSD, Inc.
 10.19+   Amendment to Limited Partnership Agreement dated September 1, 1993.

EXHIBIT NO.                                  DESCRIPTION
-----------  --------------------------------------------------------------------------
  10.20+     Amendment to Limited Partnership Agreement dated December 15, 1993.
  10.21+     Amendment to Limited Partnership Agreement dated October 18, 1996.
  10.22+     Tag Along Agreement dated as of February 8, 1990, among Cox Enterprises,
             Inc., Comcast Corporation, Continental Cablevision, Inc., Newhouse
             Broadcasting Corporation, Company Satellite, Inc. ("Tempo"), TCI
             Development Corporation and TCI.
  10.23+     Option Agreement dated February 8, 1990, between Tempo and K Prime
             Partners, L.P.
  10.24+     Letter Agreement dated July 30, 1993, between Tempo and PRIMESTAR
             Partners, L.P. relating to FSS.
  10.25+     Letter Agreement dated July 30, 1993, between Tempo and PRIMESTAR
             Partners, L.P. relating to BSS.
  10.26+     Amended and Restated Reimbursement Agreement dated March 1, 1995, between
             TCI UA 1, Inc., Chemical Bank and The Toronto Dominion Bank.
  10.27+     TPO-1-290 BSS Construction Agreement dated as of February 22, 1990, between Tempo and Space Systems/Loral, Inc.(c)
  10.28*     U.S. $750,000,000 Credit Agreement dated as of December 31, 1996 among the
             Company, The Bank of Nova Scotia, Nationsbank of Texas, N.A., Credit
             Lyonnais New York Branch, and various financial institutions.
  10.29*     First Amendment to Credit Agreement dated as of February 19, 1997 among the Company, certain financial institutions, and the Bank of Nova Scotia, as Administrative Agent for the Lenders.
  10.30*     Trade Name and Service Mark License Agreement dated as of December 4,
             1996, between TCI and the Company.
  10.31*     Transition Services Agreement dated as of December 4, 1996, between TCI and the Company.
  10.32+     Fulfillment Agreement dated as of August 30, 1996, between TCIC and the
             Company.
  10.33+     Tax Sharing Agreement effective July 1, 1995, among TCIC and certain other subsidiaries of TCI.
  10.34+     First Amendment to Tax Sharing Agreement dated as of October 1995, among
             TCIC and certain other subsidiaries of TCI.
  10.35*     Second Amendment to Tax Sharing Agreement dated as of December 3, 1996, among TCIC and certain other subsidiaries of TCI.
  10.36*     Amended and Restated Credit Agreement dated as of February 19, 1997 between TCIC and the Company.
  10.37*     Share Purchase Agreement dated as of December 4, 1996, between TCI and the
             Company.
  10.38*     Option Agreement dated as of December 4, 1996, between TCI and the
             Company.
  12.1       Statement Re: Computation of ratios.
  21.1*      Subsidiaries of the Registrant.
  23.1       Consent of KPMG Peat Marwick LLP.
  23.2       Consent of Price Waterhouse LLP.
  23.3       Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1).
  25.1       Statement re: eligibility of trustee.
  99.1       Form of Transmittal Letter to holders in Connection with Exchange Offer.
  99.2       Form of Notice of Guaranteed Delivery.

EXHIBIT NO.                                   DESCRIPTION
-----------  ------------------------------------------------------------------------------
     *       Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 28, 1997 (SEC
             File No. 0-21317).
     +       Incorporated by reference to the Company's Registration Statement on Form 10 filed with the SEC on November 15, 1996 (Registration No. 0-21317).
    (a)      This document has been redacted in part and the Company has been granted
             Confidential Treatment by the SEC with respect to redacted portions thereof.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 20 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON APRIL 9, 1997.

                                          TCI SATELLITE ENTERTAINMENT, INC.

                                                    /s/ Gary S. Howard
                                          By: _______________________________
                                             Name: Gary S. Howard
                                             Title: Chief Executive Officer

Dated April 9, 1997

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS GARY S. HOWARD, KENNETH G. CARROLL AND ELIZABETH M. MARKOWSKI, ESQ. AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS WITH FULL POWER OF SUBSTITUTION AND RE-SUBSTITUTION FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS AND EACH OF THEM FULL POWER AND AUTHORITY, TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, TO ALL INTENTS AND PURPOSES AND AS FULLY AS THEY MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1933, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURES                        TITLE                 DATE

         /s/ Gary S. Howard            President and Chief      April 9, 1997
-------------------------------------   Executive Officer
          (Gary S. Howard)              (Principal
                                        Executive Officer);
                                        Director,

         /s/ John C. Malone            Director                 April 9, 1997
-------------------------------------
          (John C. Malone)

         /s/ David P. Beddow           Director                 April 9, 1997
-------------------------------------
          (David P. Beddow)

       /s/ Kenneth G. Carroll          Senior Vice              April 9, 1997
-------------------------------------   President and Chief
        (Kenneth G. Carroll)            Financial Officer
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                                 EXHIBIT INDEX

 EXHIBIT NO.
 -----------                             DESCRIPTION
                                         -----------
    2.1*     Reorganization Agreement, dated as of December 4, 1996, among
             Tele-Communications, Inc. ("TCI"), TCI Communications, Inc.
             ("TCIC"), Tempo Enterprises, Inc., TCI Digital Satellite
             Entertainment, Inc., TCI K-1, Inc. ("TCI K-1"), United Artists K-1
             Investments, Inc. ("UA K-1"), TCISE Partner 1, Inc. ("TCISE 1"),
             TCISE Partner 2, Inc. ("TCISE 2") and TCI Satellite Entertainment,
             Inc. (the "Company").
    3.1+     Amended and Restated Certificate of Incorporation of the Company.
    3.2+     Bylaws of the Company.
    4.1+     Specimen certificate representing shares of Series A Common Stock of the Company.
    4.2+     Specimen certificate representing shares of Series B Common Stock of the Company.
    4.3*     Indenture dated as of February 20, 1997 between the Company and
             Bank of New York, as Trustee, with respect to $200 million principal amount of 10 7/8% Senior Subordinated Notes due 2007.
    4.4*     Indenture dated as of February 20, 1997 between the Company and
             Bank of New York, as Trustee, with respect to $275 million principal amount of 12 1/4% Senior Subordinated Discount Notes due
             2007.
    4.5*     Registration Rights Agreement--Senior Subordinated Notes, dated as of February 20, 1997 among the Company and Donaldson, Lufkin and
             Jenrette Securities Corporation; Merrill Lynch, Pierce, Fenner and
             Smith Incorporated; Nationsbanc Capital Markets, Inc.; and Scotia
             Capital Markets (USA) Inc.
    4.6*     Registration Rights Agreement--Senior Subordinated Discount Notes,
             dated as of February 20, 1997 among the Company and Donaldson,
             Lufkin and Jenrette Securities Corporation; Merrill Lynch, Pierce,
             Fenner and Smith Incorporated; Nationsbanc Capital Markets, Inc.;
             and Scotia Capital Markets (USA) Inc.
    5.1      Opinion of Baker & Botts regarding legality of securities being offered.
   10.1*     Indemnification Agreement dated as of December 4, 1996, by and between the Company and TCI UA 1, Inc.
   10.2*     Indemnification Agreement dated as of December 4, 1996, by and between the Company and TCIC.
   10.3+     TCI Satellite Entertainment, Inc. 1996 Stock Incentive Plan.
   10.4*     Qualified Employee Stock Purchase Plan of the Company.
   10.5*     Indemnification Agreement dated December 4, 1996, by and between
             TCI and Gary S. Howard.
   10.6*     Option Agreement, dated as of December 4, 1996, by and between the
             Company and Gary S. Howard.
   10.7*     Option Agreement, dated as of December 4, 1996, by and between the
             Company and Larry E. Romrell.
   10.8*     Option Agreement, dated as of December 4, 1996, by and between the
             Company and Brendan R. Clouston.
   10.9*     Option Agreement, dated as of December 4, 1996, by and between the
             Company and David P. Beddow.
   10.10+    1996 Ancillary Agreement Among Partners dated as of October 18,
             1996, among PRIMESTAR Partners, L.P., the Participating Partners named therein, GE American Services, Inc. and its affiliate GE
             American Communications, Inc.

 EXHIBIT NO.
 -----------                             DESCRIPTION
                                         -----------
   10.11+    Annex A to the 1996 Ancillary Agreement Among Partners.
   10.12+    Equipment Sale Agreement, dated as of October 21, 1996, between
             ResNet Communications, Inc. ("ResNet") and the Company.
   10.13+    Subordinated Convertible Term Loan Agreement, dated as of October
             21, 1996, by and between ResNet, as Borrower, and the Company, as
             Lender.
   10.14+    Option Agreement, dated as of October 21, 1996, between ResNet and the Company.
   10.15+    Standstill Agreement, dated as of October 21, 1996, by and between
             LodgeNet Entertainment Corporation ("LodgeNet") and the Company.
   10.16+    Stockholders' Agreement, dated as of October 21, 1996, between
             LodgeNet and the Company.
   10.17+    Subscription Agreement, dated as of October 21, 1996, between
             ResNet and the Company.
   10.18+    Limited Partnership Agreement dated February 8, 1990, among ATC
             Satellite Inc., Comcast DBS, Inc., Continental Satellite Company,
             Inc., Cox Satellite, Inc., G.E. Americom Services, Inc., New
             Vision Satellite, TCI K-1, UA K-1, Viacom K-Band, Inc. and Warner
             Cable SSD, Inc.
   10.19+    Amendment to Limited Partnership Agreement dated September 1,
             1993.
   10.20+    Amendment to Limited Partnership Agreement dated December 15,
             1993.
   10.21+    Amendment to Limited Partnership Agreement dated October 18, 1996.
   10.22+    Tag Along Agreement dated as of February 8, 1990, among Cox
             Enterprises, Inc., Comcast Corporation, Continental Cablevision,
             Inc., Newhouse Broadcasting Corporation, Company Satellite, Inc.
             ("Tempo"), TCI Development Corporation and TCI.
   10.23+    Option Agreement dated February 8, 1990, between Tempo and K Prime
             Partners, L.P.
   10.24+    Letter Agreement dated July 30, 1993, between Tempo and PRIMESTAR
             Partners, L.P. relating to FSS.
   10.25+    Letter Agreement dated July 30, 1993, between Tempo and PRIMESTAR
             Partners, L.P. relating to BSS.
   10.26+    Amended and Restated Reimbursement Agreement dated March 1, 1995, between TCI UA 1, Inc., Chemical Bank and The Toronto Dominion
             Bank.
   10.27+    TPO-1-290 BSS Construction Agreement dated as of February 22,
             1990, between Tempo and Space Systems/Loral, Inc.(a)
   10.28*    U.S. $750,000,000 Credit Agreement dated as of December 31, 1996 among the Company, The Bank of Nova Scotia, Nationsbank of Texas,
             N.A., Credit Lyonnais New York Branch, and various financial institutions.
   10.29*    First Amendment to Credit Agreement dated as of February 19, 1997 among the Company, certain financial institutions, and the Bank of
             Nova Scotia, as Administrative Agent for the Lenders.
   10.30*    Trade Name and Service Mark License Agreement dated as of December
             4, 1996, between TCI and the Company.
   10.31*    Transition Services Agreement dated as of December 4, 1996, between TCI and the Company.
   10.32+    Fulfillment Agreement dated as of August 30, 1996, between TCIC and the Company.
   10.33+    Tax Sharing Agreement effective July 1, 1995, among TCIC and certain other subsidiaries of TCI.
   10.34+    First Amendment to Tax Sharing Agreement dated as of October 1995, among TCIC and certain other subsidiaries of TCI.
   10.35*    Second Amendment to Tax Sharing Agreement dated as of December 3,
             1996, among TCIC and certain other subsidiaries of TCI.

 EXHIBIT NO.
 -----------                             DESCRIPTION
   10.36*    Amended and Restated Credit Agreement dated as of February 19,
             1997 between TCIC and the Company.
   10.37*    Share Purchase Agreement dated as of December 4, 1996, between TCI and the Company.
   10.38*    Option Agreement dated as of December 4, 1996, between TCI and the
             Company.
   12.1      Statement Re: Computation of ratios.
   21.1*     Subsidiaries of the Registrant.
   23.1      Consent of KPMG Peat Marwick LLP.
   23.2      Consent of Price Waterhouse LLP.
   23.3      Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1).
   25.1      Statement re: eligibility of trustee.
   99.1      Form of Transmittal Letter to holders in Connection with Exchange
             Offer.
   99.2      Form of Notice of Guaranteed Delivery.
--------
      *      Incorporated by reference to the Company's Annual Report on Form
             10-K filed with the Securities and Exchange Commission ("SEC") on
             March 28, 1997 (SEC File No. 0-21317).
      +      Incorporated by reference to the Company's Registration Statement on Form 10 filed with the SEC on November 15, 1996 (Registration
             No. 0-21317).
     (a)     This document has been redacted in part and the Company has been granted Confidential Treatment by the SEC with respect to the redacted portions thereof.